EXHIBIT (c)(iii)

Budget Papers of the Co-Registrant for 2025-26

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of natural disasters, epidemics and geopolitical events, such as the Russian invasion of Ukraine and the conflicts in the Middle East;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in and increased volatility in currency exchange rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State or Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

(c)(iii)-1

APPROPRIATION BILL 2025–26

THE HONOURABLE DAVID JANETZKI MP

TREASURER

MINISTER FOR ENERGY AND MINISTER FOR HOME OWNERSHIP

Mr Speaker,

When the people of Queensland changed the government last October, they voted for a fresh start.

They voted for a fresh start in the way in which its government approaches the Budget.

They wanted a government that understood the daily challenges they faced and could deliver a plan to deal with them.

Respect for taxpayers’ money.

Respect for our public servants who work to heal the sick, teach and care for our young and protect our citizens.

Respect for the industries that underpin our prosperity.

And respect for hard working Queenslanders who deserve better than what a decade of Labor government gave them.

This Budget lays the foundation for a fresh start.

When the true state of the books was revealed in January, it seemed the task was impossible. But the work we have done since coming to government is reflected today in the Budget I deliver.

It delivers for the Queensland people and keeps faith with their election of a new government.

It honours our election commitments.

It delivers cost of living relief that is responsible and recurrent, targeted and timely.

It funds services that would have ceased and jobs that would have ended.

It saves infrastructure and projects that would have never been built.

It makes investments in a stronger, more productive economy, which will build a better lifestyle for all Queenslanders.

And it lays the foundation for long-term budget repair.

Labor’s Legacy

Labor’s last budget update revealed the depths of their debt, deficit and deception.

Debt was projected to reach $217.8 billion in 2027–28.

Debt per capita was forecast to reach almost $40,000 per person – the highest in the nation.

A 4-year capital program that was ungoverned and undeliverable.

Project overruns everywhere. Poorly scoped, badly managed and significantly underfunded.

CopperString. Pioneer-Burdekin. Borumba. Cross River Rail. The Health Capacity Expansion program. The list was long.

Labor’s announced but unfunded service delivery commitments were forecast to drive deficits across the forward estimates of more than $30 billion. A consistent worsening trend with a forecast operating deficit of $9.2 billion in 2027–28.

Queensland’s Budget papers cheapened into advertising hoarding.

And who can forget the election campaign. State-owned service stations. State-owned GP practices. Another state-owned energy retailer. And state-sliced school lunches.

All announced in a desperate attempt to secure political survival.

That was Labor’s legacy, and that is what we inherited.

Delivering Improved Fiscal Results

We promised that we would adopt a calm and methodical approach to the Budget.

We promised that we would target budget improvements, and in doing so, develop a plan to improve the lives of Queenslanders.

We promised we would do so carefully.

We promised that debt would be lower under a Crisafulli Government.

And today we are delivering on that promise.

Today I can advise the House that total state debt is now forecast to reach $205.7 billion at the end of the forward estimates in 2028–29.

Under Labor, debt was forecast to reach $217.8 billion in 2027–28 and was on a trajectory to balloon further to $252 billion in 2028–29.

Similarly, interest costs across the forwards are now forecast to be $2.3 billion lower than they would have been under Labor, which leaves more to be paid to our frontline workers rather than our lenders.

Our 4-year capital program is $116.8 billion. This demonstrates our determination to lay the foundation for the future and to deliver a better lifestyle for Queenslanders.

I have repeatedly warned it would be a serious challenge to return the Budget to surplus.

And it is.

The operating deficit forecast for 2025–26 is $8.6 billion.

Labor’s consistent worsening deficits, including the $9.2 billion deficit in 2027–28, are reversed across the forward estimates as we deliver consistent budget improvements, reducing the operating deficit to $1.1 billion in 2028–29.

This deficit is driven by a sharp drop in forecast GST revenue and the duty to deliver the jobs and services Queenslanders were promised.

Mr Speaker, we face significant revenue headwinds.

Firstly, declining coal royalties.

The former government collected more in coal royalties in 2 years than what will be collected in the next 4. They promised progressive coal royalties would fund all their unfunded promises, but Mr Speaker, the revenue those opposite claimed to have banked is gone.

Secondly, Queensland’s unprecedented GST reduction of $2.3 billion between last year and our first Budget has punched a hole in revenue forecasts.

This redistributive loss comprises more than 25 per cent of this year’s operating deficit and strips $5 billion from revenue over the next 3 years. It’s the biggest redistribution of GST revenue in Australian history.

Queensland is providing national leadership in developing our natural resources and improving productivity. We shouldn’t be penalised for doing the right thing and our efforts must be acknowledged with a coherent, consistent and fair GST deal. If not, where is the incentive to grow our state’s economy – and therefore the nation’s wealth.

Notwithstanding these challenges, the long-term debt trajectory is slowing, and the deficits will lessen over the forward estimates as revenues improve and expenses are carefully managed – as we promised.

That’s less debt and smaller operating deficits than our predecessors – but with more to show for it.

The former government promised 26 times there would be no new or increased taxes and they broke that promise.

They damaged confidence. They damaged our reputation. They damaged our state’s interests.

In contrast, we are delivering what we promised.

This is a Budget with no new or increased taxes because it is beyond time that we restored taxation and regulatory certainty and stability.

We are actually doing what matters for Queenslanders.

Our fiscal position is stabilising – but the serious challenges we face will not be overcome in a single Budget.

It will take time. This term of government and the next.

Today, we’re laying the foundation of a pathway to surplus.

Delivering Fiscal Action

To deliver on this, we are making changes to our state’s fiscal principles.

We will now seek to stabilise the Non-Financial Public Sector debt to revenue ratio and General Government Sector net debt to revenue ratio at sustainable levels in the medium term, and we are targeting reductions in the debt to revenue ratio in the long term.

The new approach concentrates on the debt that the state needs to service, and closely aligns with credit rating agency measures of debt burden.

In a Queensland first, we are adding a productivity focused fiscal principle which is targeting productivity improvements across the public and private sectors.

Our re-established Queensland Productivity Commission will lead forward-leaning debate, analysing what the state can do to support the Commonwealth’s efforts in driving productivity and deliver sustained improvement in living standards.

We will also cap the number of non-frontline senior executives at current levels until 2028. This will be managed by the Public Sector Commissioner in consultation with departments.

We’re realising stronger debt and portfolio management outcomes by using the Debt Retirement Fund for its established purpose. Annual repayments of debt from investment returns, including through the transferring of $3 billion of surplus defined benefit assets, will lower debt by $4.8 billion by 30 June 2029.

Economic Outlook

Queensland is not immune to challenges facing other states and countries.

Uncertainty in the global economy has grown in recent years, even weeks, exacerbated by trade volatility and wars in Europe and the Middle East that disrupt established trade balances.

Despite these challenges, Queensland’s economic growth is forecast to strengthen and remain robust in the forward estimates.

Treasury is forecasting gross state product growth of 2 3⁄4 per cent in 2025–26.

It’s an early signal that our open for business approach is being noted.

Labour market conditions are expected to remain strong.

And the unemployment rate is expected to stay lower for longer and remain beneath the long-run average across the forecast period.

Wages too are forecast to grow 3 1⁄2 per cent in 2025–26, representing real wage growth.

These figures paint a picture of an economy that is ready for improvement as we work to build a better lifestyle through a stronger economy.

Laying the foundation to overcome the budget challenges we inherited, means we can find a way to meet the big issues Queenslanders face and deliver the fresh start they voted for.

Cost of Living Relief

Household budgets continue to come under pressure.

We promised to deliver targeted, responsible and comprehensive relief to those who need it most, coupled with investments into long-term structural reform to put downward pressure on the cost of living.

Long-term structural reform is fundamental to improving living standards. Delivering safety where you live puts downward pressure on insurance premiums.

We’re increasing our Electricity Maintenance Guarantee to $1.6 billion - building on the $450 million already invested in 2024–25 - to properly maintain our generation assets and put downward pressure on power bills.

Since forming government, we’ve taken decisive and immediate action on cost of living relief, which this Budget consolidates.

We’re providing $37.5 million for free health checks for kids in kindy, and we’ve abolished the patients’ tax, which lowers the cost to see the doctor. Doctors are healers, not bookkeepers and we want doctors to be with patients, not lawyers and accountants.

We have abolished stamp duty for first home buyers purchasing a new home.

And we have extended the boosted First Home Owner Grant to $30,000 for 12 months, incentivising young people to get into the market in a new house, thereby encouraging supply through new-build construction.

This Budget also locks-in the Crisafulli Government’s permanent 50 cent fares.

We’re investing $26.3 million for our Supercharged Solar for Renters program that will reduce power bills for renters.

Building on a former Liberal National government vision to support families aspiring to see their kids play sport, we have provided long-term funding for the Play On! program that would have otherwise stopped next week under those opposite.

Nearly $8.5 billion in ongoing concessions are forecast to be provided to Queenslanders in 2025–26.

And today I announce that we are restoring indexation to the Electricity Rebate Scheme for vulnerable households – providing an uplift in support that more than 600,000 Queensland households will receive.

This is a 3.8 per cent increase that will reduce the average power bill for vulnerable households by $386 in 2025–26. This modest cost of living relief, frozen by the former government in 2022, will be indexed every year under the Crisafulli Government.

Making Queensland Safer

After a decade of weakened youth crime laws, Queenslanders are grappling with a long-term crime crisis that has threatened their safety and the sanctuary of their homes and businesses and exacerbated cost of living pressures.

The Crisafulli Government is delivering stronger laws and consequences for actions, more police and a clear focus on rehabilitation and early intervention.

This Budget invests $347.7 million to deliver our Making Queensland Safer Laws. These are investments in the frontline. In our people. In our facilities. In our system.

Investments that are making our community safer.

In our first 200 days of government, we delivered net 240 new police officers, considerably more than the net 174 our predecessors delivered in the past 4 years.

We’re fulfilling our commitment to bolster our frontline with 1,600 new recruits across the term.

And those officers are being properly resourced to make our community safer, with $147.9 million in this budget for new tasers, vests, body-worn cameras and safety equipment.

We’re delivering $290.3 million to build new and upgraded police stations, facilities and beats at Burleigh, Nambour, Logan Central, Mount Gravatt, Boondall, Ferny Grove, Redcliffe, Edmonton, Palm Island and Goodna, giving our officers the facilities and resources they need to tackle crime.

We’re setting aside funds to buy land for proposed new police stations at Yarrabilba, Rainbow Beach and Caboolture West.

And to reduce attrition and boost morale, a new $13.5 million mental health support framework will be implemented for current and former officers.

This Budget provides more than $38.8 million for intensive case management and $75 million to the youth co-response models - intervening early and responding fast, wherever needed.

We’re investing $24.4 million in bail programs, and we’re breaking the cycle of reoffending with our Staying on Track program, which provides intensive 12-month rehabilitation support.

We’re sending a clear message that victims will not be forgotten – or left alone.

This Budget is delivering an additional $275 million in financial assistance to provide payments to victims of crime, a bolstered $11.6 million Victim Liaison Service to help navigate the court process, and permanent funding of $10 million per year for a new Victims Advocate Service.

Our government has inherited a legal and prison system in disarray.

Backlogs of cases before the courts. Failing infrastructure. Unfunded community legal services.

We are laying the foundations for a safer Queensland by investing $2.4 billion to deliver new facilities for additional prisoner capacity across Townsville and Brisbane.

Over 5 years we will inject $76.3 million into developing new courthouse infrastructure, including improved facilities for victims of domestic and family violence.

We have provided certainty for our community legal sector, unlocking almost $1 billion in joint Commonwealth-State funding.

We’re investing an additional $73.5 million in repairing the serious issues plaguing our state’s forensics system, working through the backlog and conducting historical case reviews as an interim step while we await the findings of the independent review.

Delivering a Better Education

A strong start in life is key to a better future and we want no young Queenslander to miss out on the opportunities and experiences that can help them grow.

Alarmingly, NAPLAN results show the state’s outcomes for reading and spelling went backwards across every year level in 2024.

Only a world-class education system can unlock world-class skills and knowledge that can power world-class productivity.

That’s why the Crisafulli Government is delivering the single largest investment into Queensland’s public schools in our state’s history.

That includes new primary schools in Caloundra South and Ripley Valley, as well as six new special schools and campuses in Berrinba, Coomera, Springfield/Redbank, Beenleigh, Ipswich West and Moreton Bay South in an $814.8 million investment over 4 years.

Over the next 10 years the government will inject more than $9.4 billion into our state’s public school system, unlocking new funding as part of our historic deal with the Commonwealth.

On top of that, we will provide an additional $222 million to deliver on our commitment to slash red tape and provide 550 more teacher aides and support teachers.

We’re also targeting bullying in our state schools with a range of new anti-bullying initiatives and the innovative new Rapid Support Squads to provide on-the-ground expertise to respond to bullying incidents.

Mr Speaker, in recognition of the support our young and their families need, today I announce that we will couple these record-breaking investments with a $100 Back to School Boost, starting from 1 January, for every primary school student in Queensland.

This is a new initiative that will support families with the cost of excursions, schoolbooks, uniforms – whatever they need to give their kids the best start to the school year.

It applies across Queensland no matter where you go to school.

State, Catholic, independent, big or small, urban, country or remote. Wherever you may go.

Acland State School, Canossa Catholic Primary School in Trebonne, Caloundra State School – or even Guluguba State School.

We’re investing in this targeted program across the forwards to support Queensland families as part of a responsible and comprehensive cost of living package.

Delivering A Place to Call Home

Mr Speaker, Queensland needs more homes.

More homes in the regions. More homes in the South East. More homes for families. More homes for singles. More homes for renters. More homes for those living with a disability. More homes near public transport hubs.

We know the challenges.

Rising rents. Struggling mortgage holders. Generations of Queenslanders losing hope of ever buying.

A record 52,000 Queenslanders languishing on social housing waiting lists. A community housing sector held back for too long.

This Budget lays the foundation for our government’s plan to deliver 2,000 new social and community homes a year by 2028, 4 times the rate of the former government, as we strive to meet a target of 53,500 new social homes by 2044.

This Budget includes a record $5.6 billion investment in new social and community housing initiatives.

And to support our most vulnerable Queenslanders, we’re delivering a $366 million boost to crisis and temporary accommodation, complemented by a 20 per cent uplift for specialist homelessness service providers over the next 4 years.

Under the former government, new home approvals fell, investors were demonised, and productivity on construction sites stagnated.

We will deliver 1 million new homes across the state by 2044 by making it easier for the private sector to get to work and build the communities of the future.

Today I announce the first $1 billion of the cornerstone $2 billion Residential Activation Fund will be allocated by 30 June 2026.

This key pillar of the Crisafulli Government’s housing plan is breaking down the barriers for infill and greenfield developments.

The fund will support local councils and developers to fast-track critical infrastructure works like water, power and transport to get land ready to build more homes sooner.

Half of this fund will be invested in regional, rural and remote Queensland, ensuring the benefits are spread across our state.

Already we’ve seen $1.8 billion in applications received, with a potential 158,000 homes to be unlocked.

I know the Deputy Premier will be very busy naming successful applicants soon.

Delivering More Home Ownership

As Queensland’s first Home Ownership Minister, I have been tasked with taking Queensland from the bottom of the national home ownership ladder to the top in the next decade.

We have a generation despairing as their home ownership dream fades from view. Simply accumulating a deposit has put home ownership beyond the great majority who cannot turn to their parents for a contribution.

Today I announce that from 1 July people will be able to register their interest in our Boost to Buy program, a nation leading home ownership scheme that will reduce the deposit gap for First Home Buyers.

With up to 1,000 dreams realised over the next 2 years, this nation-leading program, supported by an investment of $165 million, will see the government take an equity stake in new and existing dwellings to help more people get into the housing market with a smaller mortgage and a lower deposit, as low as 2 per cent.

This program has the highest income thresholds of any related scheme in the country, with the government investing up to 30 per cent equity for new builds and 25 per cent of existing homes, up to a home value of $1 million.

This important step, together with our whole of government focus on delivering supply, the abolition of stamp duty for first home buyers purchasing a new home, and extending the boosted $30,000 First Home Owner Grant for 12 months, will all work together to unlock home ownership for more Queenslanders.

The government alone, cannot solve the housing crisis. We need collaboration and coordination across all levels of government, the community housing sector and the private sector.

To facilitate the free flow of capital, I announce today that the government is reviewing how applications for ex gratia relief from foreign surcharges are assessed, to support the timely, expedited flow of capital to deliver housing, industrial and agricultural investment.

The Property Consultative Committee which we recently re-established after a 6-year abeyance will work with the government to complete updated guidelines by MYFER in December.

Delivering Health Services where you need them

Mr Speaker, for too long, Queenslanders have endured an ailing health system with 45 per cent ambulance ramping, ballooning elective surgery waitlists and deteriorating infrastructure.

When Queenslanders voted for a fresh start, they voted for easier access to health services where and when they need them. That is what we are delivering.

In 2025–26, the Health Budget will reach a record $29.4 billion, a 10.2 per cent increase.

More than $6.5 billion over the next 4 years will ensure we can stabilise bed and system capacity across Queensland, add 30,000 additional elective surgeries in 2025–26 through the Surgery Connect program, and provide funding to open Stage 2 of the Mater Springfield project.

This also includes investment of $20.4 million over 4 years to establish Women’s and Girls’ Health Hubs.

We are also making a capital investment of $18.5 billion over the 5 years from 2024–25 into the Hospital Rescue Plan - the biggest investment in health infrastructure in Queensland’s history.

We are investing in a new Queensland Cancer Centre, and new CT scanners and MRI machines in satellite health centres and regional hospitals.

With new hospitals to be built at Toowoomba, Coomera and Bundaberg, and expansions for 10 existing hospitals, it will deliver more than 2,600 hospital beds across the state.

We’re boosting our frontline health workforce with more than 4,500 additional health workers in 2025–26, including doctors, nurses and paramedics.

And we’re investing $38.5 million over 3 years for our Step-Up, Step-Down program, delivering two 24/7 youth mental health facilities.

Delivering a Stronger Public Service

Mr Speaker, the long-term driver of our productivity is our people. Their skills, their hard work, their creativity.

Our public service should be empowered and respected.

Let’s not forget the baseless scare campaign of those opposite.

Today the misinformation and deception ends. Because this Budget confirms we’re doing what the Premier said we would do by delivering a stronger public service, which will grow in 2025–26 to 277,352.

We’re empowering the public service after the Coaldrake Report exposed the former government’s culture of fear and intimidation.

It warned that the capacity of the public service was being hollowed out by a cumulative loss of expertise because of the former government’s over-reliance on external consultants and contractors.

Labor oversaw exponential billion-dollar spending growth in consultants and contractors despite promising to trim billions from the existing spend.

We committed before the election to slow this exponential growth by building capacity in the public service, as recommended by Coaldrake.

From 1 July, the freshly established Queensland Government Consulting Services will continue our work of rebuilding the capability of the public service and equipping it with the tools to competently address a range of complex challenges.

It will be seeded with an initial $15 million investment over 2 years and will sit as a new business unit within Queensland Treasury Corporation.

Upon taking government, Treasury communicated clear expectations to departments demanding greater scrutiny when engaging contractors and consultants.

As reported by the Queensland Audit Office, spending on external consultants and contractors increased from approximately $2.1 billion in 2020–21 to $3.7 billion in 2023–24, a compound annual growth rate of over 20 per cent. On this trajectory, total spending on consultants and contractors could have reached $4.5 billion by 2024–25. Based on analysis of spending to March 2025, and pro-rated for the full year, the estimated consultant and contractor spend is $4 billion.

Together with budgeted savings from reduced QGCS start-up costs and additional savings from consultants and contractors associated with the Borumba pumped hydro energy storage project, the total forecast savings on contractors and consultants for 2024–25 totals $681.5 million.

But Mr Speaker, the work has just begun as we deliver on this necessary election commitment to restore the Queensland public service.

Delivering the Energy Roadmap

Mr Speaker, work continues on our Energy Roadmap that will be completed by the end of this year.

This year the Budget includes a $2.4 billion investment in CopperString. Real money to build the transmission line and real investment in the economic growth of our state, including our mineral and renewable-rich North West.

It means real on-the-ground work in the upcoming financial year as work progresses to connect the Hughenden Hub to future renewable energy and wind projects in Flinders Shire to the National Electricity Market, pending approvals.

In 2025–26, Stanwell will continue to work with Quinbrook on the proposed 114-megawatt Lockyer Energy Project near Gatton, while CleanCo will investigate a new gas turbine at Swanbank.

This Budget also invests $479.2 million in 2025–26 into the development of the 400-megawatt Brigalow Gas Peaker Project at Kogan Creek.

We promised to fund smaller, more manageable pumped hydro projects and we are delivering on that promise.

We’re investing $79 million to progress ongoing development of CleanCo’s Mt Rawdon and Stanwell’s Big T pumped hydro projects, and CS Energy continues investigative works on the Capricornia project - all being progressed in partnership with the private sector.

As QIC progresses a proper commercial assessment of delivery options, our Budget allocates $355 million towards early works on the Borumba pumped hydro project.

Delivering for Skills and Training to Drive Productivity

Queensland’s future workforce and productivity depends on the right investment in the right training and skills.

We’ve inherited a skills shortage that has been a handbrake on productivity and the economy and applied significant pressure to industries, small businesses and households.

This Budget lays the foundation for a new direction for training and workforce development to meet the demands of a modern Queensland and invest in productivity.

We are investing $201.1 million to establish 4 new TAFE Centres of Excellence in Rockhampton, Moreton Bay, Caloundra and the Southern Moreton Bay Islands.

To help secure a pipeline of skilled workers, these centres will deliver cutting-edge training in priority industries.

To support this, we will extend the 50 per cent Apprentice Payroll Tax Rebate for a further 12 months.

Through the Skilling Queenslanders for Work initiative, we are investing $80 million annually to support up to 15,000 people into jobs.

We’re also reforming key institutions, such as Manufacturing Skills Queensland, to better align with industry needs and improve access to practical, work-ready skills.

Quality investments driving the Queensland economy combined with the capabilities of the Queensland people, is what will deliver a better future for this state.

A future where Queensland will be ready to stand proud on the world stage.

Games Delivery Plan and Sport Investment

This Budget is delivering on our plan for the 2032 Olympic and Paralympic Games.

The Games will deliver the largest infrastructure investment in Queensland’s history.

It’s a once-in-a-generation opportunity for generational infrastructure, to drive tourism and support our grassroots sporting clubs throughout the state.

After the long runway had been squandered, the Crisafulli Government has a plan to deliver the 2032 Games.

Together with the Commonwealth we will invest $7.1 billion for Games venues, including a new 63,000 seat stadium at Victoria Park, new National Aquatic Centre in Spring Hill, mountain biking on the Sunshine Coast, archery facilities for Maryborough and the upgraded Toowoomba Equestrian Centre.

The first funding of the 2032 Delivery Plan includes $950 million over the next 4 years as an initial provision for the Athletes’ Villages and $832 million to begin procurement and delivery of Games venues.

Our investment in community sport spans not only our Play On! sports voucher program but also Games On!, our $250 million program to take sporting opportunities across the state.

From lighting ovals in Ferny Hills, to funding feasibility studies in Sarina, changeroom renovations for the Hervey Bay Hockey Association and Longreach Showgrounds, clubhouse upgrades for the Whitsunday Brahmans Rugby League Club, to upgrades at the Rosewood Showgrounds and the Cornubia Park Precinct, this Budget is delivering for every corner of Queensland.

Delivering Transport and Roads

Fundamental to the Crisafulli Government’s vision for the Games is the opportunity to leverage this global sporting event to deliver legacy transport infrastructure for our growing state.

It’s about delivering a plan to get Queenslanders home sooner, to enjoy the things that really matter.

There is no road in the state as integral to our economy and prosperity as the Bruce Highway.

Along with the Commonwealth, the Crisafulli Government is investing $9 billion in the Bruce Highway to deliver long overdue safety upgrades.

We’re delivering seamless public transport all the way from Brisbane to the Sunshine Coast Airport with The Wave.

Our $41.7 billion Queensland Transport and Roads Investment Program includes funding to deliver the Barron River Bridge, Caloundra Congestion Busting Plan, Logan and Gold Coast Faster Rail and Mooloolah River Interchange.

And there’s the $100 million Country Roads Connect program to boost the safety of regional roads.

Delivering for Women

Mr Speaker, this is a Budget that delivers for women. Delivers for their health and wellbeing. Delivers for their economic security. And most importantly, delivers action with real outcomes.

Breaking down barriers to women’s economic participation and investing in women’s economic security is not just about gender equality. It’s about a stronger, more productive economy that delivers for every Queenslander.

A new 4-year $20 million Returning to Work Package will offer practical assistance to women seeking to transition back into the workforce after having children, caring for family or illness.

We are enabling Queensland women to scale up their businesses, investing in a new program designed to break down barriers for female entrepreneurs under the $400,000 Female Founders Investment Readiness Program.

We want a fairer system for women taking time away from work to raise a family, which is why we are also providing superannuation payments for the 52-week period of parental leave for Queensland public sector employees.

By empowering women in the workplace, we’re building a stronger, fairer and more prosperous Queensland.

Supporting Family and Domestic Violence Prevention

Mr Speaker, domestic and family violence is a crisis that survives and thrives in darkness.

But we are putting a spotlight on it and taking action.

We’re committed to prevention, better protections, holding perpetrators to account and getting better outcomes for victims.

We are injecting $209.7 million into crisis accommodation across Queensland, $37 million to enhance the police response to domestic and family violence, $25 million over 5 years to pilot a new electronic monitoring program for high-risk DV offenders, $3.5 million for the expansion of Hope Hub recovery centres, $18.8 million to upgrade safe spaces in court houses, and $31.3 million to double the state’s 24/7 domestic and family violence crisis response capacity.

Our commitment to stamping out domestic and family violence will never waver. We will do whatever it takes, for as long as it takes.

Delivering Child Safety

At the heart of laying a foundation for a fresh start is the vision for a safer future for our youngest and most vulnerable Queenslanders.

Since coming to government, we have exposed a range of critical failures and pressures and have recently announced a Commission of Inquiry into Queensland’s child safety system.

The Budget includes more than $50 million for a Queensland-first SecureCare residential child safety facility to protect young people who are a danger to themselves and others.

We’re investing $11 million over 4 years in the establishment of a dual-carer supervision model in residential care to enhance safety and oversight.

$28.8 million has also been allocated to pilot a new professional foster care program for children with disabilities and complex needs.

A $1,500 boost will also be provided to carers and guardians for young people in care to support participation in extracurricular activities.

And we’ve provided $10 million to establish Daniel’s Law, with a new 3-tiered Public Child Sex Offender Register.

Delivering for Our Resources Sector

Building a stronger economy requires a government that is supportive of the resources sector and creates economic settings that signal the state is open for business. And there is no doubt, we are open for business!

We’re laying out an ambitious agenda for new and expanded mining opportunities across the State.

We have made available for tender 9 new areas across the Cooper, Eromanga, Bowen and Surat basins that are open to gas opportunities.

We’re investing in the future workforce through the expansion of the Queensland Minerals and Energy Academy to 50 more schools.

This Budget invests more than $13 million in new mineral exploration, including in our critical mineral zones and the operations of the Queensland Resources Common User Facility.

From Moranbah to Mount Isa, from the bush to the boardroom and classroom, we are delivering for our resources sector.

Delivering More Manufacturing

It goes on. We are investing $79.1 million over 3 years in our Transforming Queensland Manufacturing program, unlocking existing funds and unlocking new ones to ensure that Queensland is not just making things here - but making them better and smarter.

The Queensland Train Manufacturing Program, supported in this budget with $950 million, will drive a generation of jobs in Maryborough.

And we are delivering $10 million for 2 new manufacturing hubs in Toowoomba and the Sunshine Coast, fostering next-generation jobs and supply chain resilience in regional Queensland.

Closing the Gap for Indigenous Queenslanders

Mr Speaker, this Budget lays the foundations for a better future for Indigenous Queenslanders.

We are delivering the $108 million Closing the Gap Priorities Fund, to invest in projects in housing, education, and employment in communities across Queensland, including $19 million towards health and education infrastructure projects in Aurukun, Kowanyama, and Cherbourg.

Our plan for a better future with better living standards for Indigenous people is built on empowerment.

That’s why we’re supporting home ownership for Indigenous Queenslanders – introducing a historic rent-to-buy scheme on Palm Island with a 99-year lease agreement.

And we know that the mentorship of touchable heroes and real-life role models can help build aspiration for young Indigenous Queenslanders which is why we will extend the Former Origin Greats program, supporting attendance in up to 20 state primary schools.

Delivering a $30 billion Agriculture Industry by 2030

Queensland’s farmers are the lifeblood of our regions and our diversified economy.

That is why our government has promised to deliver a $30 billion primary industries sector by 2030.

Towards that ambition, this Budget invests $30 million in the Sowing the Seeds fund - supporting Queensland-first innovation and investment.

We’re investing $37.7 million to increase water storage and capacity to protect agriculture and deliver water security, with 5 new weirs along the Thomson River in Longreach, delivering the Barlil and Cooranga Weirs, improving water supply reliability along the Burnett’s Boyne River and Barambah Creek, and advancing the business case for the Water for Warrill Irrigation project.

This is in addition to a $346.2 million investment to ensure state-owned dams meet modern engineering standards and continue to operate safely during extreme weather events.

We’re protecting industry and our farmers with $51.9 million for key drought resilience initiatives and a new investment of $60.9 million to boost regional biosecurity and deliver new frontline biosecurity officers.

Fire ants pose a greater than $1 billion a year threat to our agricultural sector. It’s why our $24 million boost to Queensland’s Fire Ant Suppression Taskforce – taking total funding to $61 million – is vital.

In a year in which our regions have borne the brunt of record floods, this Budget will lay the foundations for future resilience from natural disasters with an investment of $450 million over the next 5 years - as part of the Queensland Resilience and Risk Reduction Program, jointly funded by the Commonwealth.

Delivering for the Environment

This Budget ensures Queensland’s environment is protected, restored and shared with the world. We are protecting more of what makes our state special – our priceless habitats and native wildlife.

We will deliver more protected areas in one term than the former government did in a decade and this Budget contains $39.6 million in 2025–26 to work towards that pledge.

Since coming to government, we’ve added nearly 9,000 hectares to our list of National Parks and nature refuges. This is equivalent to 9,000 Suncorp Stadiums providing more protected areas for the state’s endangered species, ecosystems, biodiversity and threatened flora.

This Budget will also add $117.8 million to support natural resource management groups for habitat restoration and conservation projects.

We are also investing in 150 additional rangers, including national park, indigenous and fire rangers.

Delivering Visitor Experiences

We want to share Queensland’s stunning natural landscapes with the world, along with our vibrant entertainment and restaurant scene, thrilling sporting fixtures and world-class tourism offerings.

As we prepare to showcase Queensland to the world, we are providing $446 million over 4 years towards delivering our Destination 2045 tourism plan, which will position the state’s tourism sector for long-term growth leading into the 2032 Games and beyond.

This takes our total investment into tourism to more than $1 billion over 4 years.

We are establishing new programs to create direct connections to target markets, attracting new aviation providers to improve connections to regional Queensland and the world.

Our Destination 2045 plan will facilitate 45 new ecotourism experiences by 2045, ensuring Queenslanders and visitors from interstate and overseas share in our beautiful natural landscape.

And we want all of Queensland to share in the benefits. We will deliver projects across our state – like in North West Queensland, where we will revitalise the Boodjamulla-Lawn Hill Gorge, the Whitsundays, where we will deliver a new Ngaro Track, or in the Far North, where we will deliver the Wangetti Trail.

Supporting the Arts

The arts stamp Queensland’s identity into Australian culture and society.

In the lead up to 2032, we will deliver a cultural program worthy of the national and international stage.

We’re investing $75.8 million in the arts in this Budget, including $9.4 million for local festivals and events in the regions.

Our investment includes $42 million in our state’s screen industry, with new funding for key incentives that will protect jobs and promote a sector crucial to our state’s economic story and ensure local stories are told.

And a further $10 million will fund improvements and upgrades across Queensland’s Cultural Centre.

Delivering New Industries

Mr Speaker, the Crisafulli Government is investing in new industries central to our economic security.

Our new $180.6 million Sovereign Industry Development fund will develop our national capability, leveraging industry strength, and growing our regions.

Across biomedicine, defence, biofuels and the tech sector – we will back new innovation and new jobs across Queensland.

Delivering for Multicultural Communities

Our vibrant multicultural communities are part of what makes this state so great to live in – and we will continue to promote their story to all.

We are injecting $5 million into the Multicultural Connect grants program to deliver upgrades for community group facilities.

We are providing a further $1.5 million to support the Ethnic Communities Council of Queensland.

And we’re working hard to establish and improve relationships abroad as the Trade Minister rebuilds bridges and confidence that will return investment to Queensland.

Backing Local Government and Water Infrastructure

Delivering the best for Queensland requires a strong relationship between state and local governments.

To enhance that relationship, we’ve signed a new Equal Partners in Government agreement that recognises the valuable role local councils play in local communities.

And we’ve made the Works for Queensland program permanent, as well as putting $130 million towards a Resource Recovery Boost Fund to support local government recycling initiatives.

Delivering for Small and Family Business and Open Data Investment

Mr Speaker, the Crisafulli Government is backing Queensland small and family businesses to boost efficiency and productivity.

We understand the unique role small and family businesses play in Queensland’s economy and communities.

We are reducing red tape and streamlining services for small business, with greater procurement opportunities as part of our $130 million Small and Family Business First Action Statement.

This includes $16.8 million over 3 years to empower small business through the Small Business Support Network with financial counselling and coaching.

We are committed to being an open and transparent government through more accessible public data and information. And we’re committed to ensuring that information and our systems are protected by the best cybersecurity measures.

In this Budget we are establishing a $1 billion Queensland Government Digital Fund which will help streamline access to government services and repair the IT systems that Labor failed to maintain.

$25.1 million will be invested to improve the online experience for Queenslanders accessing government services.

Our government is one that works for the Queensland people, that is easy to interact with and is forward-thinking. That is what this fund delivers.

Delivering Social Impact

Laying the foundation for a better society was behind our establishment of Queensland’s first Office of Social Impact.

Sitting within Treasury, the OSI is working to identify impact investment opportunities and manages the Social Entrepreneurs Fund, planted with $20 million a year across the forwards.

In a world of infinite need limited by scarce resources, the potential for collaboration between government, socially minded investors and the impacting business community to identify opportunities to access finance is vast. Already, with our clear “open for business” message we have seen the philanthropic sector commit match funding as the work on our roadmap continues.

Queenslanders are looking for new solutions that can move the dial on societal challenges and a fully realised social impact sector can help deliver change.

Conclusion

Mr Speaker, we promised a calm and methodical approach to the Budget. Serious and sober. Mature and responsible.

Respect for taxpayers’ money.

Delivering our election commitments.

Targeted and responsible cost of living measures to support pressured households.

Investing in services.

Finding a way to save, build and deliver infrastructure and projects.

And beginning the work of long-term budget repair.

We know this is the start of a long journey and it will take more than one Budget – and one term - to turn around.

This Budget marks an important first step.

This Budget is delivering for Queenslanders.

Mr Speaker, this Budget lays the foundation for a fresh start for Queensland.

DELIVERING

FOR QUEENSLAND

Queensland Budget 2025–26

BUDGET STRATEGY AND OUTLOOK

© The State of Queensland (Queensland Treasury) 2025

Copyright

This publication is protected by the Copyright Act 1968

Licence

This document is licensed by the State of Queensland (Queensland Treasury) under a Creative Commons Attribution (CC BY 4.0) International licence.

In essence, you are free to copy, communicate and adapt this publication, as long as you attribute the work to the State of Queensland (Queensland Treasury).

Attribution

Content from this publication should be attributed to:

© The State of Queensland (Queensland Treasury) - 2025–26 Queensland Budget

Translating and interpreting assistance

The Queensland Government is committed to providing accessible services to Queenslanders from all cultural and linguistic backgrounds. If you have difficulty in understanding this publication, you can contact us on telephone (07) 3035 3503 and we will arrange an interpreter to effectively communicate the report to you.

Budget Strategy and Outlook

Budget Paper No. 2

ISSN 1445-4890 (Print)

ISSN 1445-4904 (Online)

Budget Strategy and Outlook 2025–26

State Budget

2025–26

Budget Strategy and Outlook

Budget Paper No. 2

Budget Strategy and Outlook 2025-26

Contents

Overview		1

Economic conditions and outlook		3
Fiscal conditions and outlook		5
Building a stronger and more productive economy – laying the foundations for a fresh start		7

1	Economic performance and outlook	14

1.1	International conditions	15
1.2	National conditions	16
1.3	Queensland conditions and outlook	16
1.4	Risks to the outlook	31

2.	Fiscal strategy and outlook	33

2.1	Fiscal outlook	34
2.2	Key fiscal aggregates	35

3	Revenue	46

3.1	2024–25 Estimated actual	47
3.2	2025–26 Budget and outyears	47
3.3	Revenue initiatives	51
3.4	Revenue by operating statement category	53

4	Expenses	70

4.1	2024–25 Estimated actual	70
4.2	2025–26 Budget and outyears	71
4.3	Expenses by operating statement category	72

Budget Strategy and Outlook 2025-26

5	Balance sheet and cash flows	79

5.1	Overview	79
5.2	Balance sheet	80
5.3	Cash flows	84

6	Intergovernmental financial relations	86

6.1	Federal financial arrangements	87
6.2	Australian Government funding to Queensland	88
6.3	Payments to Queensland for specific purposes	91
6.4	State-local government financial relations	94

7	Public Non-financial Corporations Sector	96

7.1	Context	96
7.2	Finances and performance	100

8	Uniform Presentation Framework	106

8.1	Context	106
8.2	Uniform Presentation Framework financial information	106
8.3	General Government Sector time series	116
8.4	Other General Government Sector Uniform Presentation Framework data	117
8.5	Background and interpretation of Uniform Presentation Framework	120
8.6	Sector classification	121
8.7	Reporting entities	122

Appendix A: Concessions Statement		126

A.1 Concessions summary		130
A.2 Previously announced temporary cost-of -living concessions		131
A.3 Concessions by agency		132
A.4 Concessions by government-owned corporations		155

Budget Strategy and Outlook 2025-26

Appendix B: Tax expenditure statement	157

Context	157
Methodology	157
The tax expenditure statement	158

Appendix C: Revenue and expense assumptions and sensitivity analysis	166

Taxation revenue assumptions and risks	166
Royalty assumptions and revenue risks	166
Parameters influencing Australian Government GST payments to Queensland	168
Sensitivity of expenditure estimates and expenditure risks	168

Appendix D: Fiscal aggregates and indicators	169

Budget Strategy and Outlook 2025-26

Overview

The 2025–26 Queensland Budget lays the foundation for a fresh start for households, communities and businesses across all regions of the state.

The Budget delivers on the government’s election commitments and, consistent with the government’s objectives for the community, is focused on delivering safety for Queenslanders, a better lifestyle through a strong economy, health services when and where Queenslanders need them and a plan for Queensland’s future.

Delivering the foundation for a fresh start

Safety where you live

•	$347.7 million to support the roll-out of the Making Queensland Safer laws

•

Delivering more police on the beat with 1,600 new recruits by 2028, a $290.3 million investment for new and upgraded stations, facilities and police beats, and $147.9 million to provide frontline police with essential equipment

•	Supporting victims of crime with $275 million in 2025–26 for financial assistance, and $50 million for a new Victims Advocate Service

•

Protecting victims of domestic and family violence with a $37 million boost to support new laws, $18.8 million to upgrade safe spaces in courthouses, and funding to double the capacity of Womensline and Mensline

•	$560 million for world-class early intervention and rehabilitation programs

A better lifestyle through a stronger economy

•	Ongoing cost-of-living relief including permanent 50 cent public transport fares, Play On! vouchers and the Back to School Boost to reduce schooling costs

•	Continuing the Electricity Rebate Scheme for vulnerable households and helping renters through solar installation rebates

•

Making home ownership more attainable through new transfer duty concessions, kick-starting the $165 million Boost to Buy home ownership scheme – a nation leading home ownership scheme that will close the deposit gap for first home buyers, and getting land ready for new homes sooner through the $2 billion Residential Activation Fund

•	Delivering a funding boost for specialist homelessness services and crisis accommodation, and investing $5.604 billion to build new social and community homes

Health services when you need them

•	Boosting our health workforce with more than 4,500 additional health workers in 2025–26

•	$24.3 billion for Hospital and Health Service operations

Budget Strategy and Outlook 2025-26

•

A record capital investment in Queensland Health infrastructure of $18.526 billion across 5 years (including 2024–25), for the Hospital Rescue Plan, delivering more than 2,600 new beds for Queenslanders

•	Additional investments in mental health, maternity services and the Queensland Ambulance Service

A plan for Queensland’s future

•	$41.7 billion investment in road and transport infrastructure over 4 years, including the Bruce Highway Targeted Safety Program, The Wave, Barron River Bridge and the Mooloolah River Interchange

•	$831.9 million over the next 4 years to kick-start the 2032 Delivery Plan for procurement and delivery of the first 5 Games venues

•	Building new schools at Caloundra South and Ripley Valley and 6 new special schools or campuses

•

Delivering affordable, reliable and sustainable energy by bringing the total investment in CopperString to a record $2.4 billion by 2028–29, investing $1.6 billion in the Electricity Maintenance Guarantee, as well as ongoing investment in smaller pumped hydro and gas projects

•	Delivering Faster Rail between Logan and the Gold Coast with $5.75 billion, jointly funded with the Australian Government.

Respect for Queenslanders’ money is a foundational commitment of the government. The Budget has been developed in a calm and methodical manner to deliver a safe and secure pathway to a more sustainable budget position. The Budget also responds to the challenge of prioritising the public infrastructure required for a growing population and economy, noting increased construction costs, capacity constraints and the need to moderate growth in borrowing consistent with the government’s fiscal principles.

Despite the strong performance of the state’s economy in the face of global challenges, the state faces significant fiscal challenges. The Australian Government’s unprecedented redistribution of Queensland’s goods and services tax (GST) entitlement to other jurisdictions and other factors are impacting revenues. The Budget also begins the critical task of resetting expenses growth, providing funding security for service delivery and public sector employment, and a return to a fiscally sustainable position.

The government is focused on delivering long-term structural reforms that lift our state’s productivity performance, which will increase living standards for all Queenslanders.

Productivity growth is critical to provide a buffer against impacts of global market volatility, ease cost-of-living pressures, address housing affordability challenges, and enhance the competitiveness and profitability of Queensland businesses.

The government is also committed to reducing costs for business and ensuring an attractive and competitive investment environment to drive productivity, build capability, boost resilience and grow the regions, ensuring businesses have the confidence to invest, employ and grow.

Budget Strategy and Outlook 2025-26

By leveraging private sector investment; delivering productive infrastructure and essential services; reducing costs for business; unlocking skills, training and entrepreneurial opportunities; and investing in Queensland’s energy and water security, the government will deliver on its commitment to a better lifestyle for Queenslanders through a stronger economy.

Economic conditions and outlook

Queensland’s economic growth is forecast to strengthen in the near term and remain robust across the forward estimates. However, enhanced geopolitical tensions and changes in global trade policies present material risks to the global, national and state economic outlook.

Queensland’s Gross State Product (GSP) growth is forecast to strengthen to 2 1⁄2 per cent in 2024–25, driven by stronger public final demand reflecting increased service delivery and a large capital program delivering essential economic and social infrastructure for a growing population.

Consecutive natural disasters affecting several areas of the state in early 2025 have weighed on growth in 2024–25. Along with the initial effects of global trade policies, these factors are estimated to have reduced GSP growth by around 3⁄4 percentage point in 2024–25.

While public demand will remain robust beyond 2024–25, private sector consumption and investment are forecast to strengthen and be key drivers of overall activity, resulting in stronger GSP growth of 2 3⁄4 per cent in 2025–26. Queensland’s economic growth is then forecast to ease slightly but remain robust at 2 1⁄2 per cent in 2026–27.

Labour market conditions are also expected to remain strong. Ongoing jobs growth is expected to see employment growth average 3 per cent in 2024–25, before stabilising at 1 1⁄2 per cent from 2025–26, broadly in line with population growth. The unemployment rate is forecast to remain lower for longer, but edge higher from 4 per cent in 2024–25 to reach 4 3⁄4 per cent in 2028–29, still well below the long-run average.

Growth in the wage price index is forecast to be 3 3⁄4 per cent in 2024–25 and 3 1⁄2 per cent in 2025–26 before slowing to 3 per cent by 2028–29, in line with a gradual easing in labour market tightness, but delivering ongoing real wages growth for Queensland workers.

Population growth is projected to moderate across the forecast period, slowing from 2.5 per cent in 2023–24 to 1 3⁄4 per cent in 2024–25 and then 1 1⁄2 per cent in 2025–26 and 2026–27. A key driver of this moderation is the reduction in the Australian Government’s immigration program.

Budget Strategy and Outlook 2025-26

Overview Table 1	Queensland economic forecasts/projections[1]

	Actuals	Forecasts			Projections
	2023–24	2024–25	2025–26	2026–27	2027–28	2028–29
Gross state product[2]	2.1	2 1⁄2	2 3⁄4	2 1⁄2	2 1⁄2	2 1⁄2
Employment	3.0	3	1 1⁄2	1 1⁄2	1 1⁄2	1 1⁄2
Unemployment rate[3]	4.1	4	4 1⁄4	4 1⁄2	4 1⁄2	4 3⁄4
Inflation[4]	4.1	2	3 1⁄4	2 1⁄2	2 1⁄2	2 1⁄2
Wage Price Index	4.7	3 3⁄4	3 1⁄2	3 1⁄4	3 1⁄4	3
Population	2.5	1 3⁄4	1 1⁄2	1 1⁄2	1 1⁄4	1 1⁄4

Notes:

1.	Unless otherwise stated, all figures are annual percentage changes.
2.	Chain volume measure, 2022–23 reference year. The comparable nominal GSP growth rates are 1.1 per cent in 2023–24, 3 3⁄4 per cent in 2024–25, 4 per cent in 2025–26 and 5 per cent in 2026–27.
3.	Per cent, year-average.
4.	Brisbane, per cent, year-average.

Sources: Australian Bureau of Statistics Annual State Accounts, National, State and Territory Population, Labour Force, Wage Price Index, Consumer Price Index and Queensland Treasury.

Targeted cost-of-living relief to support Queensland families and households in need

Cost-of-living pressures have increased for many households in recent years. However, as inflation moderates, interest rates fall, and household incomes grow again due to a pick-up in real wages and tax cuts, these pressures will ease.

Headline inflation is expected to fall to 2 per cent in 2024–25 after the recent peak of 7.3 per cent in 2022–23.

Importantly, Queensland’s strong labour market is delivering solid wages growth. In 2024–25 Queensland is expected to see the second consecutive year of real wages growth with ongoing real wage growth expected across the remainder of the forecast period.

The flow on impacts of Australian Government tax cuts are expected to provide $1,654 per year in additional disposable income for a person on an average wage of around $79,000 per year. Further, the two 25 basis points cuts in the Reserve Bank of Australia’s cash rate announced in February and May this year are expected to save a household with a mortgage of $600,000 around $2,200 per year.

This Budget provides substantial ongoing concessions and a number of new and enhanced measures to support Queensland families and households across the state in most need of support.

As outlined in detail in Appendix A Concessions Statement, nearly $8.5 billion in ongoing concessions are forecast to be provided to Queenslanders in 2025–26, which includes $261.9 million in electricity rebates for vulnerable households and $223.6 million for 15 hours per week of free kindy for all 4-year-olds.

Budget Strategy and Outlook 2025-26

The Queensland Government is providing targeted cost-of-living support to hundreds of thousands of Queensland families through the $200 Play On! voucher program and $100 Back to School Boost for primary school students.

The government is ensuring every taxpayer dollar is invested to deliver the maximum benefit for Queenslanders.

That is why the government has made 50 cent fares on relevant public transport services permanent, and exempted payroll tax for General Practitioners (GPs) to support bulk billing rates and ease healthcare costs for Queenslanders.

Further, the government is delivering relief for first home buyers by providing an exemption from transfer duty when they buy or build a new home — helping them get into their first home faster while encouraging increased supply to enhance housing affordability in the longer term.

The government is focused on making long-term structural reform to ease cost-of-living pressures, through measures such as the $1.6 billion Electricity Maintenance Guarantee over the next 5 years and tackling crime to ease the pressure on insurance premiums.

Fiscal conditions and outlook

The 2025–26 Queensland Budget provides the foundations for improving Queensland’s budget position to restore fiscal sustainability.

Through a calm and methodical approach, the Budget has provided the opportunity to address legacy funding issues identified in the 2024–25 Mid-Year Fiscal and Economic Review (MYFER) relating to key service delivery areas of health, education, housing, child safety, support for victims of crime and to deliver the government’s election commitments.

After a period of rapid and unsustainable expenses growth over the 3 years from 2021–22 to 2023–24, this year’s Budget begins the task of resetting expenses growth onto a more sustainable path so that community outcomes are delivered, and legacy issues are addressed but with a clear focus on maximising value.

The net operating deficit, while similar in 2024–25 to the 2024–25 MYFER estimate, is expected to deteriorate in 2025–26 before progressively improving across the forward estimates as more robust revenue growth returns from 2026–27 and grows faster than expenses.

The operating position is estimated to improve by $6.1 billion over the period from 2024–25 to 2027–28 compared with the 2024–25 MYFER.

The 4-year capital program is $116.8 billion and is underpinned by an analysis of the government’s current and future infrastructure requirements to support a growing and decentralised state and manage cost pressures.

The opportunity to review capital funding has demonstrated that the former government’s Queensland Energy and Jobs Plan was unrealistic and not achievable.

For example, the Pioneer-Burdekin Pumped Hydro Energy Storage project was stopped by the government because of cost, viability and deliverability – noting in reality it would have taken

Budget Strategy and Outlook 2025-26

much longer and cost a lot more than the previous government expected. More generally, the Queensland Productivity Commission’s current inquiry into the construction sector will deliver its final report to government in October 2025, while the immediate pause of Best Practice Industry Conditions is expected to result in productivity benefits to the program.

Boosting productivity and realistic scheduling of the capital program are making an important contribution to lower borrowings.

Non-financial Public Sector (NFPS) borrowings are estimated to reach $190.4 billion in 2027–28, $27.5 billion below the comparable 2024–25 MYFER estimate of $217.8 billion.

NFPS borrowings are still estimated to increase over the period, rising from $124.1 billion in 2024–25 to $205.7 billion in 2028–29. This reflects the need to borrow to fund most of the capital program. However, the rate of increase in borrowing is moderating over time as available cash flows increasingly fund more of the capital program.

Overview Table 2	Key fiscal aggregates

	2023–24	2024–25	2024–25	2025–26	2026–27	2027–28	2028–29
	Outcome	MYFER	Est. Act.	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million	$ million
General Government Sector
Revenue	89,768	88,071	89,476	91,337	94,886	97,748	102,457
Expenses	88,087	92,983	94,852	99,918	100,751	102,033	103,543
Net operating balance	1,681	(4,911)	(5,376)	(8,581)	(5,864)	(4,285)	(1,086)
PNFA[2]	10,507	14,189	13,370	14,639	18,554	19,124	18,655
Fiscal balance	(4,001)	(14,394)	(13,794)	(17,632)	(17,472)	(15,948)	(11,720)
Net debt	5,684	25,539	22,092	41,803	61,605	79,239	93,217
Non-financial Public Sector
Revenue	100,258	99,141	100,978	102,638	107,256	111,693	117,106
PNFA[2]	16,887	25,760	21,583	23,837	26,749	26,221	25,326
Borrowing[3]	106,397	128,085	124,118	147,840	170,484	190,360	205,660

Notes:

1.	Numbers may not add due to rounding.
2.	PNFA: Purchases of non-financial assets.
3.	Comprised of borrowing with QTC, Leases and similar arrangements and Securities and derivatives.

Budget Strategy and Outlook 2025-26

Building a stronger and more productive economy – laying the foundations for a fresh start

A strong and productive economy is integral to lay the foundations for a fresh start and deliver on the government’s objectives for the community – safety where you live; a better lifestyle through a stronger economy; health services when you need them; and a plan for Queensland’s future.

To drive economic growth and improved living standards in the face of global challenges, the government is focused on improving productivity across the economy, including continuing to leverage and expand the state’s competitive and comparative advantages.

Productivity growth is critical to help cushion the adverse impacts of global market volatilities, ease cost-of-living pressures, address housing affordability challenges and enhance the competitiveness of Queensland businesses to create employment opportunities and support higher incomes, including for vulnerable cohorts.

Productivity – the key driver of growth and improved living standards

Productivity growth is the key to increasing living standards in a sustainable way.

The weak productivity growth seen in Queensland over most of the last decade is evident in the latest Australian Bureau of Statistics productivity growth estimates for 2023–24.

Queensland’s market sector labour productivity in 2023–24 declined by 1.0 per cent, while multifactor productivity growth was almost stagnant. Importantly, both these results trail almost all other states and territories.

The government’s commitment to lift Queensland’s productivity performance will require targeted improvements to policy and regulatory settings. Reflecting this, the government delivered on its commitment to re-establish the independent Queensland Productivity Commission (QPC), with the QPC commencing on 22 April 2025.

In line with a key election commitment, the QPC has already commenced its first task of conducting a comprehensive inquiry into opportunities to improve the productivity of the Queensland construction and building industry.

Reflecting the government’s commitment to increasing productivity, the government has introduced a new fiscal principle – Target productivity improvements across the private and public sectors to increase living standards for Queenslanders over the medium term.

The addition of this principle highlights the importance, in the context of responsible and sustainable fiscal management of the state, of improving productivity to help drive enhanced economic outcomes and improve living standards across the state.

A key focus of the government’s commitment to support productivity and sustainable economic growth is to reduce costs for business and ensure an attractive and competitive regulatory and investment environment in which the state’s businesses and industries have the confidence to invest, employ and grow.

Budget Strategy and Outlook 2025-26

This will deliver a better lifestyle for Queenslanders through a stronger economy, and a plan for Queensland’s future.

In particular, the government will drive productivity improvements and a stronger economy by:

•	leveraging private sector investment

•	delivering productive infrastructure and essential services

•	reducing regulatory burden and costs for business

•	unlocking skills, training and entrepreneurial opportunities

•	investing in Queensland’s energy and water security.

In line with the range of initial investments outlined in the 2025–26 Queensland Budget across these key areas, the government is committed to identifying and delivering whole-of-economy solutions and, where appropriate, targeted industry-specific responses to help improve productivity over the longer term.

Enhanced productivity and a stronger economy will improve the profitability of Queensland businesses and create higher incomes for Queensland households. A stronger economy will also generate additional capacity for government to deliver the essential services needed to make Queensland safer and healthier, improve living standards and create a better lifestyle for all Queenslanders.

In turn, this will ensure more Queenslanders can participate effectively and maximise their opportunities in the labour market and economy. This will enable the state to develop and attract private sector investment and the skills, innovation and entrepreneurship needed to deliver productive infrastructure and enhanced health and other essential services across the state.

Similarly, by reducing costs for business, including through investing in Queensland’s energy and water security, this will enable businesses to employ more Queenslanders and generate greater incomes for Queensland families and communities, enabling them to better access health and other services that will enhance their lifestyles.

Leveraging private sector investment

The private sector plays a critical role in our economy, accounting for around 70 per cent of the economy.

This highlights the importance of supporting and investing to sustain, enhance and attract industry to drive economic growth and productivity, including through effective place-based solutions that also enhances vibrancy and resilience of regional economies.

Further, the government’s approach to industry development and policies to build appropriate domestic capability in critical areas closely aligns with and leverages off Queensland’s natural and competitive advantages to ensure these programs attract additional private sector investments that deliver sustained net benefits to Queensland.

A new whole-of-state industry framework is being developed, to guide investments in priority sectors, including defence, biofuels, and advanced medical manufacturing. This new framework will be underpinned by a $180.6 million investment to establish a new Sovereign Industry Development Fund.

Budget Strategy and Outlook 2025-26

Investments from the Fund will focus on building domestic capability, leveraging Queensland’s industry strengths and growing our regions.

The government has also unveiled an ambitious 20-year tourism plan, Destination 2045: Delivering Queensland’s Tourism Future, which will leverage opportunities for the lead up to and legacy of the Brisbane 2032 Olympic and Paralympic Games.

Key focus areas of Destination 2045 include: kick-starting ecotourism, with a bold vision to deliver 45 new ecotourism experiences by 2045; a new dedicated events fund to support Queensland’s vision to be Australia’s home of events, including in the regions; and a new Connecting Queensland aviation fund, to attract direct flights to new markets, and boosting connections to regional Queensland.

Destination 2045 is an important initiative that supports Queensland’s tourism sector, with this Budget allocating an additional $446 million over 4 years to support delivery of Destination 2045. This brings the government’s total investment in tourism to over $1 billion over 4 years.

The Budget also commits to a range of initiatives in the agriculture, manufacturing and mining industries.

These include the Sowing the Seeds of Farming Innovation Fund, Boosting Biosecurity in the regions, support for the Mossman cane industry, the Queensland Drought Resilience Program, Enhancing Mineral Exploration, the Queensland Resources Common User Facility and Transforming Queensland Manufacturing programs to support growth, employment and investment.

Delivering productive infrastructure and essential services

Investment in public infrastructure is crucial for delivering essential services, as well as driving productivity growth through improved physical and digital connectivity for businesses to support labour mobility and trade.

However, the government recognises that in recent years, a large, uncoordinated capital program has been crowding out private sector investment and putting upward pressure on input prices.

The capital program has been developed through a Capital Pipeline Sustainability Assessment approach to ensure optimisation and prioritisation of projects and programs to inform the sequencing of the program to support on-time and on-budget delivery.

The $116.8 billion capital program accommodates election commitments, provides critical infrastructure, addresses cost pressures and provides for future commitments.

The $29.3 billion capital program in 2025–26 is estimated to directly support 73,000 jobs.

The government is making significant investments to deliver essential services that Queenslanders expect and deserve, which should also support productivity over the long run.

The 2025–26 Queensland Budget is also delivering the foundations of a plan for Queensland’s future and seizing the opportunity of the Brisbane 2032 Olympic and Paralympic Games to invest in the generational infrastructure and transport connections needed for our growing population.

Budget Strategy and Outlook 2025-26

The government is also prioritising delivering health services when you need them. The 2025–26 Queensland Budget is delivering on the government’s Easier Access to Health Services Plan.

While strong demand for health services persists, driven by population growth and aging, the state’s world-class health system is continuing to support healthy, active and productive Queenslanders.

This Budget provides Queensland Health with a record operating budget of $29.4 billion in 2025–26, a 10.2 per cent increase from 2024–25.

This uplift will support significant initiatives across the health system, including driving down ambulance ramping, hiring more frontline health workers across the state and addressing pressures on emergency departments and elective surgery wait times.

Following the independent review into the Capacity Expansion Program, which found that it was underfunded, delayed, did not deliver on critical service needs and was ultimately undeliverable, this Budget commits further funding to the State’s transformational investment in health system capacity under the new Hospital Rescue Plan.

The record health infrastructure investment under the Plan will deliver 3 new hospitals, a new Queensland Cancer Centre, a new cardiac hybrid theatre in Rockhampton and 10 major hospital expansions across the state: a collective increase of more than 2,600 hospital beds.

Consistent with the government’s commitment to Making Queensland Safer, the Budget supports strengthening frontline policing by increasing police numbers and police resources with a commitment to deliver 1,600 police recruits by 2028.

The Budget commits funding of $290.3 million over 5 years for new and upgraded police stations, facilities and beats, $147.9 million to provide frontline police with essential equipment, and more than $100 million in additional funding for airborne law enforcement in Cairns, Townsville, the Sunshine Coast and the Moreton Bay region.

The government is also supporting victims of crime, working to prevent crime before it happens through world-class early intervention, addressing the root causes of crime and giving young people the tools and support they require to break the cycle of youth offending.

Reducing regulatory burden and costs for business

Reducing red tape and unnecessary regulatory burden on businesses and households is a key driver of productivity and building a stronger economy.

Excessive regulation can hinder business growth and innovation, with the costs of unnecessary regulation being passed onto consumers or limiting consumer choice.

The government is committed to reviewing and streamlining regulations to ensure they are necessary, effective and efficient, while creating an environment where businesses are encouraged to innovate, and where new ideas and technologies can be easily adopted.

More specifically, this Budget commits to a range of initiatives to refocus the Queensland Small Business Commissioner on red tape reduction and dispute resolution, and to simplify small business procurement processes, standardise contracts and support smaller tenders.

Budget Strategy and Outlook 2025-26

The government has also unveiled a new Small and Family Business First Action Statement, underpinned by an investment of over $130 million.

The Action Statement has a clear focus on reducing costly red tape, streamlining government services and fostering innovation, making it easier for small and family businesses to do business.

This includes establishing a new dedicated $10.3 million Small Business Concierge service to streamline support and improve the ease of accessing government services, as well as $16.8 million for the Small Business Support Network that provides financial counselling and coaching.

Unlocking skills, training and entrepreneurial opportunities

Labour productivity is a critical element contributing to overall productivity gains in the economy.

Therefore, as part of its plan for Queensland’s future, the government is making significant investments to unlock skills and training opportunities, including developing effective pathways to upskill and reskill.

The government has also committed $50 million towards programs such as User Choice and Free Apprenticeships for Under 25s, as well as additional funding for initiatives under the National Skills Agreement to support Queensland’s critical skills needs.

In addition, 4 new TAFE Centres of Excellence are also being delivered, with $201.1 million in funding committed.

These measures, as well as significant ongoing investments in education and training, will support a more productive labour market and, importantly, enable Queensland workers to realise higher real wages over time.

Further, the 2025–26 Women’s Economic Security Statement outlines key new initiatives and ongoing commitments designed to empower women and girls. These initiatives focus on workforce participation, secure housing, safer communities and better health services for women and girls.

The government is also transforming social enterprise and social impact investment to tackle important social challenges across our communities and change the lives of Queenslanders who need it most.

Budget Strategy and Outlook 2025-26

Strengthening social impact in Queensland

The Queensland Government is making a significant commitment to social change with an investment of $20 million each year directed toward empowering social enterprises and purpose-driven organisations.

The aim of this investment is to positively impact the lives of Queenslanders who need it most through a Social Entrepreneurs Fund of $80 million over 4 years and $20 million per annum ongoing.

The government has established Queensland’s first Office of Social Impact (OSI) within Queensland Treasury to identify and amplify the state’s social enterprise and impact investment sectors.

The OSI’s mission is to improve outcomes for marginalised Queenslanders by leveraging the potential of social enterprise and impact investing, and by fostering the necessary conditions for these sectors to flourish in Queensland.

The OSI will oversee the Social Entrepreneurs Fund and lead the development and delivery of a strategic roadmap for social enterprise and impact investing. This will be done in consultation with a broad range of stakeholders, including investors, community and faith groups, philanthropists, corporates and social enterprises.

As part of this initiative, the government will make foundational investments from the Fund in the form of Impact Revenue Investments and continuing support for the peak body. An allocation of $1.6 million over 4 years from the Fund to the Queensland Social Enterprise Council will allow certainty for the sector and continuous peak body representation across the state.

With an indicative allocation of $8 million over 4 years from the Fund, Impact Revenue Investments aim to stimulate revenue growth and support eligible purpose-driven businesses to scale.

Further details about the first round of this initiative will be released in early 2025–26.

Investing in Queensland’s energy and water security

Energy is the lifeblood of the state’s economy, directly contributing to the costs of production for businesses and impacting export competitiveness.

The Queensland Government is developing a 5-year Energy Roadmap to deliver affordable, reliable and sustainable energy for Queenslanders.

The Roadmap to be released in the second half of 2025 will be a credible plan for the state’s energy system focused on the investment and market outlook to 2030, providing certainty for investors, communities and consumers.

Setting a foundation for the Roadmap, in 2025–26, Queensland’s state-owned energy businesses are investing over $5 billion across the energy supply chain.

The Electricity Maintenance Guarantee is supporting a $1.6 billion investment over the next 5 years to 2029–30, ensuring our state-owned generators align expenditure with delivery of affordable, reliable and sustainable energy to Queenslanders.

Budget Strategy and Outlook 2025-26

The government is also making significant investments in water infrastructure to ensure water security across the state and industry demand is met.

In this Budget, the government is investing $37.7 million from 2024–25 on initiatives to meet the state’s regional water security needs.

The government is also investing $96.9 million in 2025–26 to progress planning and enabling works for the rebuild of Paradise Dam.

Across government water entities, over $1.1 billion in infrastructure is being invested to deliver increased water security, fortify the flood resilience of water infrastructure and ensure the ongoing safety and reliability of dams.

Budget Strategy and Outlook 2025-26

1	Economic performance and outlook

Features

•

Queensland economic growth is forecast to strengthen in the near term and remain robust across the forward estimates. However, any escalation (or resolution) of global geopolitical tensions and trade policies present higher than usual uncertainty to the outlook.

•

Reflecting intensifying downside risks to the outlook, in its April 2025 World Economic Outlook the International Monetary Fund (IMF) downgraded global growth forecasts from those published in January 2025.

•

While cost-of-living pressures will remain a concern for Queensland households following a period of elevated growth in consumer prices, nationally, the Reserve Bank of Australia (RBA) forecasts underlying inflation to stabilise at the mid-point of their target band going forward. Lower interest rates, stronger consumer spending and business investment are forecast to support a gradual strengthening of national economic growth.

•	Queensland’s Gross State Product (GSP) growth is forecast to be 2 1⁄2 per cent in 2024–25, accelerating from 2.1 per cent in 2023–24 supported by stronger public sector activity.

•	Growth across major private investment components so far in 2024–25 has been constrained, while tight financial conditions have also subdued household consumption despite strong population growth.

•	At the same time, the contribution from the overseas trade sector has moderated as exports growth eases from elevated levels.

•

Consecutive natural disasters affecting several areas of the state in early 2025 have also weighed on growth. These events, along with potential effects of protectionist trade policies across the globe, are estimated to have reduced Queensland GSP growth by around 3⁄4 percentage point in 2024–25.

•

An expected rebalancing of economic drivers is forecast to deliver stronger GSP growth of 2 3⁄4 per cent in 2025–26. While public demand will remain robust, private sector spending, including private investment, is forecast to strengthen and be an important driver of activity.

•

Economic growth is forecast to be 2 1⁄2 per cent in 2026–27, with imports growing faster than exports. Goods imports are forecast to grow strongly in line with the recovery in domestic conditions, while strength in services imports continues.

•

With state final demand forecast to be stronger than previously anticipated, labour market conditions are also expected to remain strong. Ongoing jobs growth is expected to see employment growth average 3 per cent in 2024–25, before stabilising at 1 1⁄2 per cent from 2025–26, broadly in line with population growth.

•	The unemployment rate is forecast to remain lower for longer, but edge higher from 4 per cent in 2024–25 to reach 4 3⁄4 per cent in 2028–29, still below the long-run average.

Budget Strategy and Outlook 2025-26

1.1	International conditions

The international economy has entered another period of uncertainty, primarily driven by new and wide-ranging tariff measures announced by the United States (US) and retaliatory measures by some key trading partners.

The ongoing conflicts in Ukraine and the Middle East also continue to contribute to a heightened level of uncertainty around the global economic outlook.

Global economic growth was 3.3 per cent in 2024, below the 20-year pre-COVID-19 average of 3.8 per cent. The IMF’s April 2025 forecasts show global economic growth is expected to soften to 2.8 per cent in 2025 and 3.0 per cent in 2026, representing significant downgrades from the IMF’s January 2025 forecasts – by 0.5 and 0.3 percentage points in 2025 and 2026, respectively.

The global interest rate outlook has changed in recent months. While the central banks of many advanced economies began reducing rates in the second half of 2024, interest rates are expected to be cut further over the remainder of 2025, reflecting a softer global economic growth outlook.

The impact of recently announced tariffs on inflation is uncertain. While tariffs on imported goods are expected to lead to a one-off increase in the price of these goods, there is also the potential for price rises to impact consumers’ longer term inflation expectations.

The tariffs may also prove to be inflationary in the long-run due to the negative effect on productivity of countries onshoring historically less productive industries. Conversely, many analysts expect the tariffs could be disinflationary, driven by the expected moderation in growth.

The deterioration in the economic outlook extends to Queensland’s major trading partners (MTPs), with the IMF forecasting growth for Queensland’s MTPs of 2.9 per cent in 2025 and 3.0 per cent in 2026, representing downgrades since January 2025 of around 1⁄2 percentage point per year.

China’s economy was already facing numerous headwinds prior to the escalation of the US–China trade tensions, including ongoing challenges with the country’s property sector in recent years.

China’s economic growth slowed to 5 per cent in 2024, down from 5.4 per cent the prior year and below the 20-year average of around 8 per cent. The IMF’s latest forecasts show China’s economic growth is expected to slow further to 4.0 per cent in both 2025 and 2026. A more severe slowdown in China’s economy is likely to have flow-on impacts, including reducing demand for Queensland’s exports.

Economic growth in the US was 2.8 per cent in 2024, outperforming other advanced economies. The US labour market has remained tight, with the unemployment rate around 4 per cent, and inflation has fallen from recent peaks. Further progress towards the Federal Reserve’s 2 per cent target is likely to be affected by the imposition of tariffs on imported goods.

Since the announcement of tariffs, the IMF has forecast US economic growth to slow to 1.8 per cent in 2025 and 1.7 per cent in 2026. Risks remain skewed to the downside, with the IMF’s latest World Economic Outlook report indicating rising fears that the world’s largest economy could fall into recession.

Budget Strategy and Outlook 2025-26

1.2	National conditions

Growth in the national economy remains subdued, with annual growth at 1.3 per cent in March quarter 2025.

Despite sluggish growth, the labour market has remained strong. However, this is in part due to declining productivity, with Gross Domestic Product (GDP) per hour worked falling by 1.0 per cent over the year to March quarter 2025. In May 2025, national employment rose by 2.3 per cent over the year while the unemployment rate remained low at 4.1 per cent.

Subdued economic growth has supported a significant easing in inflationary pressures.

Annual underlying inflation has edged below the top of the RBA’s target range at 2.9 per cent. The underlying inflation rate is expected to remain on a downward trend with the May RBA Statement on Monetary Policy (SoMP) forecasting inflation to fall to 2.6 per cent by June quarter 2025 and remain at that rate for the remainder of the forecast period.

Recent income tax reductions and improved real wages have supported growth in household disposable incomes. Financial markets are currently pricing in further reductions in interest rates over the next year.

These factors are expected to support stronger growth in household consumption spending and dwelling investment. Together with moderate improvements in business investment and continued growth in public final demand, this is expected to support stronger GDP growth.

The May 2025 SoMP projected that national GDP growth will gradually strengthen from 1.4 per cent in 2024–25 to 2.1 per cent in 2025–26 and 2.2 per cent in 2026–27.

In the near term, the recent softer GDP growth rate is expected to see the national unemployment rate rise modestly before stabilising at a still historically low rate of 4.3 per cent by the end of 2025.

1.3	Queensland conditions and outlook

Queensland’s economic growth is forecast to strengthen in the near term and remain robust across the forward estimates. However, global geopolitical tensions and trade policies present higher than usual uncertainty to the outlook.

GSP growth is forecast to be 2 1⁄2 per cent in 2024–25, accelerating from 2.1 per cent in 2023–24 driven by stronger public sector activity. Strong public final demand growth is expected to extend across the forecast period as service delivery and the infrastructure program delivers essential economic and social infrastructure for a growing population.

Consecutive natural disasters affecting the state in early 2025 have also weighed on growth.

These events, along with the initial effects of protectionist trade policies across the globe, are estimated to have reduced Queensland GSP growth by around 3⁄4 percentage point in 2024–25.

Budget Strategy and Outlook 2025-26

An expected rebalancing of economic drivers is forecast to deliver stronger GSP growth of 2 3⁄4 per cent in 2025–26. While public demand will remain robust, private sector spending is forecast to strengthen and be a key driver of activity.

Slower underlying inflation, income tax cuts and further interest rate reductions are expected to underpin a strengthening in per capita real incomes. This will support a pick-up in consumer spending growth towards its historical average which will once again be an important driver of economic activity. Balancing this, elevated global uncertainties are likely to weigh on consumer and business sentiment.

Supply constraints have continued to restrict the ability of residential construction to meet demand. Supply constraints are expected to gradually ease over time, meaning dwelling investment is forecast to return to growth, albeit tempered by high construction costs.

Prevailing industry constraints are also impacting business investment, with momentum to be regained in 2025–26 as weather conditions are expected to normalise, borrowing costs fall and the sector progresses an elevated pipeline of non-dwelling construction work.

Noting the rebalancing in 2025–26, Queensland’s economic growth is forecast to ease to 2 1⁄2 per cent in 2026–27. Goods imports are forecast to grow strongly in line with the recovery in domestic conditions, while strength in services imports continues. Meanwhile, exports are expected to rise only marginally as increases in services and metallurgical coal exports are largely offset by lower metals and agricultural exports.

Domestically, major components of private demand are forecast to continue to strengthen in 2026–27 while growth in public demand is expected to ease slightly, though remaining in line with average growth across the past decade.

With ongoing momentum from rising real incomes, household consumption growth will strengthen, while a pipeline of projects is supportive of investment in new dwellings and renovation activity is also expected to improve.

Queensland’s economic growth is projected to settle at a solid 2 1⁄2 per cent from 2027–28, consistent with potential output growth.

With state final demand forecast to be higher than previously expected, labour market conditions are also forecast to remain strong and tight.

Ongoing jobs growth is expected to see employment growth average 3 per cent in 2024–25, before stabilising at 1 1⁄2 per cent from 2025–26, broadly in line with population growth.

The unemployment rate is forecast to remain lower for longer, but edge higher from 4 per cent in 2024–25 to reach 4 3⁄4 per cent in 2028–29 (Table 1.1) — a rate more consistent with stable inflation but still well below the state’s long-run average.

Growth in the wage price index (WPI) is forecast to be 3 3⁄4 per cent in 2024–25 and 3 1⁄2 per cent in 2025–26 before moderating to 3 per cent by 2028–29, consistent with an easing in labour market tightness. This profile is expected to deliver ongoing real wage growth for Queensland workers.

Queensland’s population growth is projected to moderate across the forecast period as overseas migration numbers normalise, slowing from 2.5 per cent in 2023–24 to 1 3⁄4 per cent in 2024–25 and 1 1⁄2 per cent in 2025–26 and 2026–27.

Budget Strategy and Outlook 2025-26

Table 1.1	Queensland economic forecasts/projections[1]

	Actuals	Forecasts			Projections
	2023–24	2024–25	2025–26	2026–27	2027–28	2028–29
Gross state product[2]	2.1	2 1⁄2	2 3⁄4	2 1⁄2	2 1⁄2	2 1⁄2
Employment	3.0	3	1 1⁄2	1 1⁄2	1 1⁄2	1 1⁄2
Unemployment rate[3]	4.1	4	4 1⁄4	4 1⁄2	4 1⁄2	4 3⁄4
Inflation[4]	4.1	2	3 1⁄4	2 1⁄2	2 1⁄2	2 1⁄2
Wage Price Index	4.7	3 3⁄4	3 1⁄2	3 1⁄4	3 1⁄4	3
Population	2.5	1 3⁄4	1 1⁄2	1 1⁄2	1 1⁄4	1 1⁄4

Notes:

1.	Unless otherwise stated, all figures are annual percentage changes.
2.	Chain volume measure (CVM), 2022–23 reference year. The comparable nominal GSP growth rates are 1.1 per cent in 2023–24, 3 3⁄4 per cent in 2024–25, 4 per cent in 2025–26 and 5 per cent in 2026–27.
3.	Per cent, year-average.
4.	Brisbane, per cent, year-average.

Sources: Australian Bureau of Statistics (ABS) Annual State Accounts, National, State and Territory Population, Labour Force, Wage Price Index, Consumer Price Index and Queensland Treasury.

Box 1.1	Economic impacts of natural disasters

Over March quarter 2025, vast areas of the state were impacted by severe weather events, which inflicted flooding and storm damage to homes, businesses and infrastructure and caused personal devastation and hardship to many Queenslanders.

In addition to the financial costs to households, businesses, government and insurers, the severe weather events also resulted in measurable losses in economic output.

North Queensland flooding

The North Queensland floods in late January and early February 2025 impacted a region that accounts for a significant proportion of the state’s overall economic activity. This event disrupted mining and port activities with February 2025 coal export volumes around 30 per cent below their levels in the same month in 2024.

While export volumes rebounded during March, overall exports for the quarter were weaker due to the flooding. It is estimated that lost exports across all impacted sectors could reduce the value of production by around $2 billion in 2024–25 or 1⁄3 percentage point of GSP.

Tropical Cyclone Alfred

Ex-Tropical Cyclone Alfred in March 2025 had a significant, albeit temporary, impact on economic activity in South East Queensland. This region accounts for over half of the state’s population and economic activity.

The impacts were primarily through the tourism industry and general business disruption, especially due to the widespread power outages that occurred.

Budget Strategy and Outlook 2025-26

It is also likely that construction activity was impacted with unseasonable weather experienced in March and across the prior 2 quarters.

Overall, it is estimated that the value of lost activity due to the initial impact of Alfred will have been in the order of $1 billion or around 1⁄4 percentage point of GSP.

Western Queensland floods

Shortly after ex-Tropical Cyclone Alfred, vast areas of western Queensland were impacted by significant flooding. The affected regions account for a substantial share of Queensland’s rural industries, especially grazing.

The major impact was on livestock losses. It is estimated the affected region accounts for around 14 per cent of Queensland’s cattle herd and around 46 per cent of the sheep flock.

Preliminary estimates suggest the value of lost production, principally in beef and wool, is likely to be around $300 million or less than 0.1 per cent of annual GSP. The loss of production is likely to be spread relatively evenly over the 3-year period from 2024–25 to 2026–27.

Overall impact

These 3 major natural disasters significantly impacted activity in March quarter 2025 and, to a lesser extent, 2024–25 as a whole. While the higher-than-average rainfall in key agricultural regions is positive for grazing and cropping, rain negatively impacted construction activity during late 2024. As a result, the combined impact of the various natural disasters affecting Queensland is expected to be around 3⁄4 percentage point of GSP.

1.3.1	Household consumption

Growth in consumer spending slowed across 2023–24 and 2024–25 as Queensland households adapted to restrictive financial conditions.

Recent Australian Bureau of Statistics (ABS) data show that the treatment of state and national cost-of-living subsidies by the ABS in the National Accounts has also reduced measured household consumption in 2024–25 (with this spending being reallocated from household to public consumption).

Growth in household consumption is expected to pick up in 2025–26, reflecting an expected strengthening in real per capita incomes as inflation slows, interest rates reduce further and income tax cuts support household incomes.

However, ongoing uncertainty in the global environment may prompt households to exercise caution and increase savings buffers, moderating spending growth to around 2 1⁄2 per cent in the forecast years, in line with the pre-COVID-19 decade average.

Budget Strategy and Outlook 2025-26

1.3.2	Dwelling investment

Despite significant and increasing demand for housing in recent years, Queensland residential construction activity has been stagnant.

Construction productivity was significantly impacted by many factors, including material and labour shortages, and Best Practice Industry Conditions which increased the cost and deliverability of projects across the sector, including residential construction. As a result, real dwelling investment has weakened over the past 2 years.

As construction capacity has struggled to keep up with the state’s strong housing demand, the value of residential work in the pipeline has surged to record highs.

A pick-up in building approvals and the backlog of work in the pipeline is expected to drive construction activity demand in the coming years.

Ongoing supply constraints and demand across the broader construction sector will continue to affect growth in dwelling investment, particularly if productivity does not improve and other constraining factors persist.

Further, the impacts of Tropical Cyclone Alfred stopped work for several days across most construction sites in South East Queensland and followed unseasonable weather conditions in previous months. With the industry already at capacity, any lost output during the March quarter may be difficult to make up in the short term.

Dwelling investment is expected to grow by 3 per cent in 2024–25, before strengthening slightly to 3 1⁄4 per cent in 2025–26 and 4 per cent in 2026–27.

Box 1.2	Housing supply and home ownership

Housing market conditions

An ongoing shortage of housing supply relative to demand has driven dwelling price growth, low vacancy rates and rapid rent rises in recent years.

The growth in demand for housing during and since the COVID-19 pandemic has been driven by strong population growth, initially due to a surge in net interstate migration and then a period of exceptionally strong net overseas migration.

Several factors have contributed to housing supply not keeping pace with demand, including residential construction output being constrained by material shortages and ongoing labour shortages, company insolvencies and weak productivity growth.

As a result, the value of residential work in the pipeline has reached record highs and the cost of construction has increased rapidly in recent years.

Housing affordability has also deteriorated since the pandemic, impacted by higher dwelling prices and higher interest rates.

Budget Strategy and Outlook 2025-26

Brisbane dwelling prices have risen over 70 per cent since March 2020, to a median value of around $918,000 in May 2025. Brisbane’s median dwelling price to income ratio has risen from 5.3 in 2019–20 to approximately 8.3 in May 2025.

Rental markets also remain tight across Queensland, with the rental vacancy rate at a low 1.0 per cent in May 2025.

There are some positive signs that construction commencement to completion times in Queensland have begun moderating off recent peaks and there is evidence conditions are easing with new rental price growth slowing in recent quarters.

Home ownership rate

The rate of home ownership in Queensland is the lowest of any state in Australia (Chart 1.1).

In 2021, the proportion of owner-occupied dwellings (either owned outright or with a mortgage) in Queensland was 63.5 per cent — unchanged from a decade earlier and lower than the 65.4 per cent reported in 2006.

Home ownership supports the long-term economic security of individuals and families, including through increased wealth accumulation, improved labour market outcomes and greater community engagement.

Chart 1.1	Rate of home ownership[1]

Note:

1.	Includes owned outright and owned with a mortgage.

Source: ABS 2021 Census of Population and Housing.

Budget Strategy and Outlook 2025-26

Queensland Government response

The Queensland Government is taking action to address housing market pressures and ensure home ownership is a realistic and attainable goal for households.

A Housing Ministerial Taskforce Cabinet Committee has been established to oversee actions to drive supply and provide a place to call home for more Queenslanders, sooner.

The government’s Securing our Housing Foundations Plan will deliver one million new homes by 2044, including an additional 53,500 social and community housing dwellings.

Key initiatives implemented and announced by the government include:

•

The Queensland Government is investing $165 million into Boost to Buy, a nation-leading home ownership scheme, commencing this year. Boost to Buy will close the deposit gap for eligible Queensland first home buyers, with the government funding a portion of the cost for new and existing homes.

•

Since 1 May 2025, eligible first home buyers purchasing or building an eligible new home do not have to pay transfer duty. This measure will help get Queenslanders into their first home faster, while encouraging increased supply to deliver long-term affordability relief and support home ownership. Legislative amendments to allow transfer duty concession recipients to rent out part of their property during the first year of occupancy without having to repay the concession have also come into effect.

•

In the 2025–26 Queensland Budget, the government has extended the $30,000 First home owner grant (FHOG) for a further 12 months to 30 June 2026. This will complement the significant relief provided by the government’s removal of transfer duty for first home buyers building or purchasing a new home, as well as other existing concessions. The extension of the $30,000 FHOG will help more first home buyers unlock their first home all while driving increased supply to support broader affordability.

•

Working with councils, the state will support the fast tracking of new housing developments through the $2 billion Residential Activation Fund. This includes a $1 billion minimum investment in regional communities. This program provides funding to local government and developers for trunk and essential infrastructure like water supply, sewerage, stormwater management, power, and transportation, which are needed to enable residential development.

•

In this Budget, the government is also delivering increased investment of $1.967 billion over 4 years (including $1.892 billion capital funding) and an ongoing commitment of $500 million from 2029–30 to support increased delivery of social and community housing, including youth foyers and domestic and family violence shelters.

Broader supply side measures such as streamlining development approvals, ensuring appropriate planning frameworks and regulatory settings, and provision of essential trunk infrastructure to facilitate housing development, will continue to be key areas of focus for the government to improve housing affordability and home ownership rates across the state.

Budget Strategy and Outlook 2025-26

1.3.3	Business investment

After a strong recovery following the COVID-19 period, business investment growth slowed significantly, with business investment falling by 1.4 per cent in the year to March quarter 2025.

The lagged impact of higher interest rates and moderating business conditions, together with capacity constraints and higher costs in the construction industry, likely contributed to this weakness.

Weather conditions also played a role with the level of rainfall in the first 3 quarters of 2024–25 considerably higher than normal.

Ongoing global economic uncertainty is likely to have constrained investment activity in the first half of 2025. This will push investment activity into 2025–26 when a rebound is expected, subject to normal weather conditions being experienced.

Reflecting these constraints, overall business investment is expected to fall by 1 per cent in 2024–25 before recovering to grow by 1 1⁄2 per cent in 2025–26 and 3 1⁄4 per cent in 2026–27. A rebound in non-dwelling construction is expected to be a key driver of the recovery.

1.3.4	Public final demand

Public final demand (combined government expenditure at the national, state and local levels) has recorded strong growth in recent years. The outlook is expected to remain strong.

1.3.5	Overseas exports and imports

In real terms, despite interruptions from extreme weather events, Queensland’s overseas exports are estimated to grow by a further 3 1⁄4 per cent in 2024–25.

Looking ahead, supply constraints are expected to unwind and production increase across several of the state’s key export sectors, including coal, liquefied natural gas (LNG), metals and agriculture.

Services exports are expected to remain unchanged in 2024–25.

Tourism has been hampered by high travel costs, airline capacity constraints and natural disasters, while international student numbers have been impacted by Australian Government policies.

Growth in overseas exports is expected to be solid at 2 1⁄4 per cent in 2025–26 (Chart 1.2).

In 2026–27, exports are forecast to grow marginally, driven by growth in services and metallurgical coal exports, partially offset by lower metals and agriculture exports.

Growth in Queensland imports is expected to moderate to 3 per cent in 2024–25, consistent with subdued private demand and a weaker Australian dollar.

Growth is then expected to pick up to 4 3⁄4 per cent in 2025–26, in line with growth in household consumption and private investment.

Budget Strategy and Outlook 2025-26

Chart 1.2	Queensland real overseas exports[1]

Note:

1.	Annual, CVM.

Sources: ABS Balance of Payments, ABS International Trade in Goods (unpublished), and Queensland Treasury.

Coal

Queensland’s coal exports are expected to grow by 1 1⁄4 per cent in 2024–25, reflecting the easing of some supply constraints in recent years and the ramp-up of production at the Olive Downs and New Acland Stage 3 coal mines.

Coal exports were expected to grow much faster if not for the severe rainfall and flooding in North Queensland in February 2025. In the first 6 months of 2024–25, coal export volumes were 4.2 per cent above the corresponding period in 2023–24. However, coal exports fell to 10.9 million tonnes (Mt) in February 2025, down from 16.1Mt in February 2024 and the lowest monthly export total since April 2017, when exports were affected by Tropical Cyclone Debbie.

Exports subsequently rebounded to 17.4Mt in March 2025 (up from 16.5Mt in March 2024), however overall exports were still 4.6Mt (or 9.7 per cent) lower than in March quarter 2024.

Coal exports are forecast to grow by 10 1⁄2 per cent in 2025–26, driven by the continued recovery of hard coking coal exports. Export volumes are expected to grow by a further 3 per cent in 2026–27 as supply conditions normalise.

Demand for Queensland’s metallurgical coal is expected to be supported by growing steel production in India and emerging markets such as Vietnam. Retaliatory tariffs from China on US coal imports may provide further support for demand for Queensland’s coal exports to the extent that China may seek alternative supply sources. However, concerns about the global economy more broadly following the escalating trade war present downside risks for global steel demand.

Budget Strategy and Outlook 2025-26

Queensland’s thermal coal producers have been operating close to capacity in recent years, supported by the easing of trade restrictions with China and continued coal-fired power generation in the fast-growing Asian region.

LNG

The volume of Queensland’s LNG exports is estimated to grow a further 1 1⁄2 per cent in 2024–25, following a record 23.7Mt in 2023–24. Global demand for LNG remains strong in Asia, as well as the Northern Hemisphere as Europe continues to moderate natural gas imports from Russia.

Domestically, it is expected that in the near term there will be sufficient production of natural gas to supply both the east coast domestic market and spot LNG cargoes above contracted amounts. However, LNG exports are expected to return to their contracted amounts and moderate 1 1⁄2 per cent in 2025–26 and a further 3 3⁄4 per cent in 2026–27 as domestic southern gas fields deplete and conditions in the northern hemisphere market abate.

The Queensland Government is opening up new tenures for gas exploration and has provided funding to boost exploration in the Bowen Basin to support growth in gas supply. The government is working with the industry to unlock gas supply to bring down prices and attract investment, which will also create employment opportunities in Queensland including in regional communities over the medium-to-long term.

Metals

Queensland metals exports are forecast to rise 1 3⁄4 per cent in 2024–25 having normalised after several years of interruptions, and despite severe weather disruptions in early 2025.

From 2025–26, however, exports are expected to fall due to the closure of several large base metal mines, continuing the longer-term trend evident since 2013–14.

Agriculture

The volume of agricultural exports rose by 3.9 per cent in 2023–24, driven by increases in beef and sugar exports.

Agriculture exports are expected to strengthen by a further 11 per cent in 2024–25 to an all-time high, driven by strong beef, chickpea and wheat exports.

With the US currently in a herd rebuilding phase, it is anticipated strong demand for Australian beef over the forecast period will be maintained.

The trade conflict between US and China is also expected to benefit Australia’s beef industry, with China having placed restrictions on US beef imports, allowing Australia to expand access to its market.

Over the medium term, agriculture exports are expected to moderate, driven by lower beef and cotton exports. Beef exports are expected to moderate from record highs, to facilitate a partial herd rebuild, with favourable weather conditions expected for pasture growth.

Budget Strategy and Outlook 2025-26

Services exports

International visitors and student arrivals recovered following the reopening of Australia’s borders at the start of 2022. This was reflected in rapid growth in the level of services exports (Chart 1.3).

However, the rate of growth in the volume of services exports has started to ease, rising at a more moderate pace of 5.8 per cent in the year to March quarter 2025, with the level of services exports well below pre-COVID-19 trends.

Chart 1.3	Queensland services exports[1]

Note:

1.	Quarterly, CVM, seasonally adjusted

Sources: ABS Balance of Payments and International Investment Position and Queensland Treasury.

The recovery in short-term visitor arrivals have been hampered by international airline capacity limitations and high travel costs.

However, on average, visitors are staying longer so the recovery in visitor nights spent in Queensland has been stronger than the recovery in visitor numbers.

The recovery in student numbers has also slowed with the Australian Government taking several policy measures to reduce overseas students as part of its migration strategy. The number of visas granted for overseas students to study in Queensland has fallen by 37.8 per cent over the 2 years to April 2025.

Budget Strategy and Outlook 2025-26

Imports

Growth in overseas imports to Queensland is expected to moderate to 3 per cent in 2024–25. Goods imports are expected to rise modestly, consistent with emerging private demand, while services imports are forecast to continue to grow strongly.

In 2025–26, growth in imports is expected to pick up to 4 3⁄4 per cent, in line with solid growth in household consumption and private investment. Beyond 2025–26, imports are forecast to grow strongly, reflecting solid domestic conditions and continued strength in services imports.

Box 1.3	US tariffs and implications for global trade

The global environment remains uncertain, with key risks to growth outlined in the 2024–25 Mid-Year Fiscal and Economic Review materialising.

Global trade tensions have escalated, with the US imposing new tariffs on multiple countries, resulting in retaliatory tariff announcements between the US and China — the world’s 2 largest economies.

Most country-specific tariffs are currently subject to a 90-day pause, however a 10 per cent base rate and higher rates on specific goods remain (including 50 per cent on steel and aluminium articles). Trade policies are still evolving and where they settle remains uncertain.

The outlook for global trade has deteriorated, with associated uncertainty likely to constrain, or even shrink, global trade flows. Supply chains are being disrupted, some businesses are relocating production to avoid tariffs, while goods trade is likely to be redirected to avoid tariffs.

The World Trade Organisation now projects the volume of world merchandise trade to decline by 0.2 per cent in 2025, with trade policy shifts trimming nearly 3 percentage points from previously expected growth in global merchandise trade.

The possibility of a global trade war is ultimately expected to weaken economic activity, particularly for countries which have direct trade exposure and face higher tariffs. Major institutions, including the IMF, have cut growth forecasts with downgrades broad-based across countries. Negative risks prevail with the IMF recently expressing fears of recession in the US.

Modelling suggests relatively minor medium-term impacts on the Australian economy. For example, the 2025–26 Federal Budget presented modelling which indicated that such tariffs could reduce the level of Australian GDP by around 0.1 per cent and result in a temporary increase in 2025 inflation by around 0.1 percentage point.

While consumer prices are expected to rise in the US, the impact on Australian inflation is more complex and uncertain given the wide range of competing factors.

For Queensland, the US is not a significant export market, accounting for around 3 per cent of goods exports, mainly beef. Queensland steel and aluminium exports to the US account for a small proportion of exports, although Queensland is exposed to aluminium supply-chain linkages through other states and countries.

As a small open economy with substantial natural resources exports, the main risk to Queensland is reduced offshore demand for commodities and the displacement of private spending because of increased economic and financial uncertainty.

Budget Strategy and Outlook 2025-26

In particular, Queensland and Australian resources and agricultural exporters are exposed to potentially weaker demand from MTPs in Asia, particularly China.

Based on the IMF outlook, Queensland’s major trading partner growth was downgraded by around 1⁄2 percentage point in both 2025 and 2026.

The actual impact on global trade, commodity prices and Queensland’s MTPs will not be known for some time. Initial analysis suggests the impact on Queensland goods exports, as well as on spending decisions from households and businesses, is expected to lower GSP growth by 1⁄4 of a percentage point in 2025–26 and for the level of GSP to remain around 1⁄4 per cent lower across the forecast period.

While tariff negotiations are the remit of the Australian Government, trade missions provide an opportunity for the Queensland Government, through Trade and Investment Queensland (TIQ), to meet with our key trading partners, and communicate that Queensland is open for business.

In response to the US government tariff announcements, TIQ has formed a Tariff Response Unit, working to a 100-day plan to inform clients and stakeholders through stakeholder roundtables and a dedicated online Tariff Hub. As of 10 June 2025, the Tariff Response Unit had coordinated 15 roundtables and presentations, with 11 held to date reaching 210 businesses and stakeholders.

The dedicated online Tariff Hub is also the touch-point for Queensland exporters, where they can access the specially produced fact-sheets and resources produced by the Tariff Response Unit.

In the long-term, increased tariffs may lead to trade re-orientation, where regions and countries are seeking to mitigate potential tariffs and reinforce/create new strategic relationships. This is seeing potentially new structural shifts in trading relationships that present both opportunities and threats to Queensland and Australia, as partners consider longer-term commodity trades to mitigate trade deficits.

1.3.6	Labour market

Labour market conditions in Queensland remain strong.

The unemployment rate has averaged around 4 per cent during 2024–25, labour force participation has been elevated, and trend employment is up 2.8 per cent (or 83,400 persons) over the year to May 2025.

Leading indicators such as job vacancies suggest the tight labour market is persisting, although conditions are expected to soften gradually.

The job vacancy rate, which measures the number of job vacancies as a proportion of the labour force, has eased from an historic high of 3 per cent in September quarter 2022 to a still elevated 2 1⁄4 per cent in March quarter 2025.

Overall employment growth is expected to average 3 per cent in the year, before slowing to 1 1⁄2 per cent in 2025–26, then stabilising over the remainder of the forward estimates period as the labour market continues to normalise and grow broadly in line with underlying population growth.

Budget Strategy and Outlook 2025-26

The unemployment rate is expected to average 4 per cent in 2024–25 and then gradually increase towards a rate more consistent with stable inflation, reaching 4 1⁄4 per cent in 2025–26, 4 1⁄2 per cent in 2026–27, and eventually 4 3⁄4 per cent in 2028–29 (Chart 1.4).

Chart 1.4	Employment growth and unemployment rate, Queensland[1]

Notes:

1.	Original, year-average. 2024–25 and beyond are forecasts/projections.
2.	Long-run average unemployment rate since the inception of the ABS monthly series in 1978 is 7 per cent.

Sources: ABS Labour Force and Queensland Treasury.

1.3.7	Prices and wages

In year-average terms, growth in Brisbane’s CPI was 4.1 per cent in 2023–24, falling from 7.3 per cent in 2022–23, which was the highest year-average increase since 1989–90.

Brisbane’s annual headline inflation fell to a low of 1.8 per cent in the September and December quarters of 2024, before rising to 2.7 per cent in March quarter 2025 as the impact of the government’s temporary electricity rebate unwound.

Annual services inflation also continues to moderate, falling to 3.4 per cent in March quarter 2025, down from the recent peak of 7.6 per cent in March quarter 2023 (Chart 1.5).

Budget Strategy and Outlook 2025-26

Chart 1.5	Brisbane’s consumer price index, by component[1]

Note:

1.	Quarterly.

Source: ABS Consumer Price Index.

In year-average terms, Brisbane’s overall CPI growth is expected to fall to 2 per cent in 2024–25. However, the scheduled unwinding of temporary government rebates is expected to see annual CPI growth strengthen to 3 1⁄4 per cent in 2025–26. This is in line with forecasts published in the 2024–25 Queensland Budget.

Queensland’s tight labour market is continuing to support wages growth. Annual WPI growth in 2024–25 was 3.6 per cent in March quarter 2025, above the national average of 3.4 per cent.

Consistent with the expected gradual easing in labour market conditions, Queensland’s WPI growth is expected to be 3 3⁄4 per cent in 2024–25, 3 1⁄2 per cent in 2025–26 and 3 1⁄4 per cent in 2026–27. Queensland is expecting real wages growth in 2024–25, with ongoing real wage growth expected across the remainder of the forecast period.

1.3.8	Population

Queensland experienced a surge in population growth in recent years, primarily driven by a rebound in net overseas migration (NOM). Recent federal changes to Australia’s Migration Strategy are expected to temper NOM from 2024–25 onwards.

Since its peak in 2022, net interstate migration has generally trended lower, moving towards pre-COVID-19 levels and this trend is expected to persist.

Taken together, Queensland’s population growth is projected to moderate to 1 3⁄4 per cent in 2024–25, and 1 1⁄2 per cent in 2025–26 and 2026–27.

Budget Strategy and Outlook 2025-26

1.4	Risks to the outlook

Global geopolitical tensions remain a key risk to the outlook. This includes the ongoing conflicts in Ukraine and the Middle East.

The heightened risk to global trade by US tariffs is likely to reduce global growth and potentially push up global inflation. Indirectly, shifting patterns of global trade are also likely to increase prices and reduce productivity.

Higher prices could impact central banks’ decision-making, threatening the potential for the easing of monetary policy settings.

Australia is less directly impacted by US tariffs but there is a risk that renewed global uncertainty and financial market volatility could push up international risk premia and reduce both global and Australian investment.

Domestically, the risks of a hard economic landing have lessened with recent and prospective reductions in the cash rate. However, there is a risk disinflation could take longer than expected, which could delay monetary policy easing, potentially impacting economic growth.

There remains considerable uncertainty about the impact of policy changes on the number of international students and long-term migrants. Nationally, there are ongoing policy challenges in balancing national population growth to address skill shortages and support services exports against the risk of generating excess demand for housing.

There are continued challenges for the national and Queensland construction industry which has faced significant capacity constraints over recent years.

Competing demand for inputs given the substantial pipeline of public infrastructure investment also places pressure on the construction industry more broadly, which could lead to further supply constraints and higher prices which risk crowding out private business and residential investment.

Table 1.2 below provides a comprehensive set of forecasts of the key macroeconomic variables relating to the Queensland economy.

Budget Strategy and Outlook 2025-26

Table 1.2	Queensland economic forecasts[1]

	Actuals	Forecasts
	2023-24	2024-25	2025-26	2026-27
Economic output[2]
Household consumption	2.1	1	2 1⁄2	2 1⁄2
Dwelling investment	-1.8	3	3 1⁄4	4
New and used	1.8	4	7	6 1⁄4
Alterations and additions	-6.0	1 3⁄4	-1 1⁄2	3⁄4
Business investment	2.8	-1	1 1⁄2	3 1⁄4
Non-dwelling construction	2.9	-1 1⁄2	1 3⁄4	1
Machinery and equipment	1.6	-3 1⁄2	-1⁄2	1 3⁄4
Private final demand	1.9	3⁄4	2 1⁄4	2 3⁄4
Public final demand	5.6	6 3⁄4	5 1⁄2	4 3⁄4
State final demand	2.9	2 1⁄2	3 1⁄4	3 1⁄2
Overseas exports[3]	12.5	3 1⁄4	2 1⁄4	1⁄2
Overseas imports[3]	7.4	3	4 3⁄4	5 3⁄4
Gross state product	2.1	2 1⁄2	2 3⁄4	2 1⁄2
Employment	3.0	3	1 1⁄2	1 1⁄2
Unemployment rate[4]	4.1	4	4 1⁄4	4 1⁄2
Inflation[5]	4.1	2	3 1⁄4	2 1⁄2
Wage Price Index	4.7	3 3⁄4	3 1⁄2	3 1⁄4
Population	2.5	1 3⁄4	1 1⁄2	1 1⁄2

Notes:

1.	Unless otherwise stated, all figures are annual percentage changes.
2.	CVM, 2022–23 reference year. The comparable nominal GSP growth rates are 1.1 per cent in 2023–24, 3 3⁄4 per cent in 2024–25, 4 per cent in 2025–26 and 5 per cent in 2026–27.
3.	Includes goods and services.
4.	Per cent, year-average.
5.	Brisbane, per cent, year-average.

Note: Queensland economic forecasts are based on several key assumptions, including:

•	The RBA cash rate to progressively decline over 2025 and 2026

•	In year-average terms, the A$ exchange rate to move towards US$0.72 by 2028–29

•	The Brent oil price to move towards its assumed medium term fair value of US$75/bbl by 2029

•	Residential property price growth in Brisbane will remain strong amid tight supply and strong demand as lower interest rates improve buyer sentiment

•	A return to average seasonal rainfall across the forecast period

•	The Australian Government’s reforms to immigration will lead to a moderation in net overseas migration over the medium term.

Sources: ABS Annual State Accounts, Australian National Accounts, Balance of Payments and International Investment Position, National, State and Territory Population, Labour Force, Wage Price Index, Consumer Price Index and Queensland Treasury.

Budget Strategy and Outlook 2025-26

2.	Fiscal strategy and outlook

Features

•

Respect for Queenslanders’ money is a foundational commitment of the government. On coming to office, the government worked to identify funding shortfalls, known funding pressures in service delivery agencies and capital projects with cost overruns to create a baseline in the 2024–25 Mid-Year Fiscal and Economic Review (MYFER).

•	In preparing the 2025–26 Budget the government has taken a calm and methodical approach to review and plan the ongoing robust management of spending.

•	This has supported improvement in the outlook for key financial aggregates compared to the 2024–25 MYFER, and the first step towards sustained budget improvement.

•	Relative to the 2024–25 MYFER, $6.1 billion in operating balance improvements are projected over the 4 years to 2027–28.

•

In 2025–26, a net operating deficit of $8.581 billion is forecast compared to $6.926 billion in the 2024–25 MYFER. This results from the government’s decisions to fund a range of programs announced but not funded by the former government, targeted funding to meet demand in priority service delivery areas including health, education, housing, child safety and victim support, and GST revenue being $1.3 billion lower than projected at the 2024–25 MYFER.

•

Operating deficits are thereafter expected to progressively improve across the forward estimates as revenue improves from 2026–27 and grows faster than expenses. Operating cash flows are also expected to be positive from 2026–27 and contribute to funding capital purchases.

•

The government’s robust fiscal management and commitment to budget improvement will result in the Non-financial Public Sector’s (NFPS) borrowing significantly improving compared to the 2024–25 MYFER forecast. NFPS debt is forecast to be $147.8 billion as at 30 June 2026, $8.3 billion lower than the 2024–25 MYFER forecast. In 2027–28, NFPS debt of $190.4 billion is forecast, $27.5 billion lower than forecast in the 2024–25 MYFER.

•	The NFPS interest expenses have reduced by $2.3 billion across the 4 years to 2027–28 compared to the forecast in the 2024–25 MYFER.

•

Fiscal Principles have been refreshed to support the government’s focus on a sustainable balance sheet and driving productivity across the public and private sectors. The addition of the NFPS debt to revenue ratio in Fiscal Principle 1 increases focus on the gross debt the state needs to service. The new Fiscal Principle 6 recognises that productivity improvements are an important objective to drive better outcomes for Queensland’s economy and living standards.

Budget Strategy and Outlook 2025-26

2.1	Fiscal outlook

The 2025–26 Queensland Budget is the start of a pathway towards sustained budget improvement. The first step is the delivery of a measurable improvement in the outlook for key 2025–26 Budget aggregates when compared to the 2024–25 MYFER.

The true state of Queensland’s finances was presented in 2024–25 MYFER, which revealed significant funding shortfalls and under-funded service delivery, evidenced by an $11 billion deterioration in the net operating balance in 2027–28 compared to that presented in the 2024–25 Budget.

Over the 4 years to 2027–28, total key revenues (taxes, GST and royalties) are expected to improve by $2.7 billion compared to the 2024–25 MYFER. A portion of this revenue uplift will be used to fund some of the legacy issues from the previous government and introduce measures to reduce Queenslanders’ tax burden, as outlined in Chapter 3.

Expenses growth over the forward estimates must also be sensibly managed to realise the operating balance improvements. Since the 2024–25 MYFER, the government has conducted a thorough review of programs and services to align funding with government priorities.

The capital program has also been assessed to meet critical investment priorities and enhancing on-time and on-budget deliverability.

The updated 4-year, $116.8 billion capital program has been underpinned by an assessment of the state’s current and future infrastructure requirements, which addressed identified cost overruns and ensured revised costings are reliable and robust.

The governance framework for capital investment will be strengthened to ensure these gains continue in the future (see section 2.2.5).

Actions to reduce net operating deficits and configure a more sustainable capital program translate into lower projected levels of Non-financial Public Sector debt when compared to the 2024–25 MYFER (see section 2.2.6).

The government has also reviewed the Charter of Fiscal Responsibility to ensure the Fiscal Principles support a strong fiscal strategy and continuous improvement, given the legacy issues under the existing charter.

The refreshed Fiscal Principles have a renewed focus on addressing the state’s gross debt, which best represents what the state must repay, and introduces an additional principle that targets productivity improvements to benefit Queensland’s economy and living standards.

Reporting on Queensland’s position will be clear and transparent and demonstrate continual progress towards the medium-term benchmarks.

Budget Strategy and Outlook 2025-26

2.2	Key fiscal aggregates

The key aggregates for the 2025–26 Queensland Budget are outlined in Table 2.1.

Table 2.1	Key fiscal aggregates[1]

	2023–24	2024–25	2024–25	2025–26	2026–27	2027–28	2028–29
	Outcome	MYFER	Est. Act.	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million	$ million
GENERAL GOVERNMENT SECTOR
Revenue	89,768	88,071	89,476	91,337	94,886	97,748	102,457
Expenses	88,087	92,983	94,852	99,918	100,751	102,033	103,543
Net operating balance	1,681	(4,911)	(5,376)	(8,581)	(5,864)	(4,285)	(1,086)
PNFA[2]	10,507	14,189	13,370	14,639	18,554	19,124	18,655
Fiscal balance	(4,001)	(14,394)	(13,794)	(17,632)	(17,472)	(15,948)	(11,720)
Borrowing[3]	58,773	77,627	74,843	95,480	114,301	131,696	145,176
Net debt	5,684	25,539	22,092	41,803	61,605	79,239	93,217
NON-FINANCIAL PUBLIC SECTOR
Revenue	100,258	99,141	100,978	102,638	107,256	111,693	117,106
PNFA[2]	16,887	25,760	21,583	23,837	26,749	26,221	25,326
Borrowing[3]	106,397	128,085	124,118	147,840	170,484	190,360	205,660

Notes:

1.	Numbers may not add due to rounding.
2.	PNFA: Purchases of non-financial assets.
3.	Comprised of borrowing with QTC, Leases and similar arrangements and Securities and derivatives line items in the Balance Sheet

2.2.1	Net operating balance

The General Government Sector 2025–26 net operating deficit has widened to $8.581 billion compared to $6.926 billion in the 2024–25 MYFER.

This is attributable to providing additional targeted funding not included in previous Budgets to support priority service delivery areas in health, housing, child safety and victim support, and GST revenue being $1.3 billion lower than projected at the 2024–25 MYFER.

Looking ahead, net operating deficits are projected to improve significantly, with $6.094 billion in operating balance improvements projected across the 4 years to 2027–28 compared to the 2024–25 MYFER.

Chart 2.1 shows the improved outlook for the General Government Sector net operating balance since the 2024–25 MYFER.

Budget Strategy and Outlook 2025-26

Chart 2.1	Outlook for General Government Sector net operating balance

The improvement in the outyear trajectory reflects positive changes in the outlook for revenue, net of reductions in GST revenue (see section 2.2.3), and expense growth to be responsibly managed below revenue growth (see section 2.2.4).

The timing of payments under disaster recovery arrangements has also affected the outlook for the net operating balance (see Table 2.3).

Table 2.2 explains variations in the operating position from 2024–25 MYFER to the 2025–26 Budget.

Budget Strategy and Outlook 2025-26

Table 2.2	Reconciliation of net operating balance, 2024–25 MYFER to 2025–26 Budget[1]

	2024–25 $ million	2025–26 $ million	2026–27 $ million	2027–28 $ million
2024–25 MYFER net operating balance	(4,911)	(6,926)	(9,173)	(9,190)
Taxation revisions[2]	31	146	495	903
Royalty and land rent revisions	(70)	1,417	1,759	1,493
GST revisions	(62)	(1,287)	(972)	(1004)
Updated service funding assumptions[3]	887	3,370	5,998	6,301
Revenue measures[4]	—	(77)	(16)	(6)
Expense measures[4]	(305)	(4,165)	(3,650)	(3,854)
Other parameter adjustments[5]	(947)	(1,059)	(305)	1,071
2025–26 Budget net operating balance	(5,376)	(8,581)	(5,864)	(4,285)

Notes:

1.	Numbers may not add due to rounding. Numbers indicate the impact on the operating balance. A number in brackets indicates a negative impact on the operating balance.
2.	Taxation revisions exclude impact of revenue measures contained in Budget Paper 4 (BP4).
3.	Adjustment to reflect re-assessment of under-funded legacy issues and approach to savings based on 2025–26 budget principles.
4.	Reflects the operating balance impact of government measures since the 2024–25 MYFER (refer to BP4 Budget Measures).
5.

Other parameter adjustments reflect Australian Government funding revisions, net impact of Disaster Recovery Funding Arrangements, net flows from Public Non-financial Corporation and Public Financial Corporation entities and non-policy adjustments including changes in interest, depreciation, swaps, lapses and deferrals.

The timing of payments from the Australian Government under disaster recovery arrangements do not always match timing of the state’s outlays for disaster recovery activities and works, and can have a material effect on the net operating balance.

Table 2.3 details the impact of disaster expenses and Australian Government payments for Disaster Recovery Funding Arrangements on the net operating balance as well as disaster related capital purchases.

Budget Strategy and Outlook 2025-26

Table 2.3	Impact of disaster funding on the net operating balance[1]

	2024–25 $ million	2025–26 $ million	2026–27 $ million	2027–28 $ million	2028–29 $ million
Net operating balance	(5,376)	(8,581)	(5,864)	(4,285)	(1,086)
less Disaster revenue	1,231	2,368	1,714	48	81
add Disaster expenses	1,969	2,020	1,722	468	60
Underlying net operating balance	(4,638)	(8,929)	(5,856)	(3,865)	(1,107)
Disaster capital expenditure	763	462	656	608	162

Note:

1.	Numbers may not add due to rounding.

2.2.2	Fiscal Principles

Having robust fiscal principles and related targets is the strong basis needed for transparent and effective fiscal management. The government has approved amendments to the Charter of Fiscal Responsibility to ensure it allows for an honest and credible analysis of the fiscal position, and a renewed focus on pursuing policy settings which reduce total government debt and drive productivity improvements across the economy.

Box 2.1:	Revised Charter of Fiscal Principles

Amended Fiscal Principle 1

Queensland relies on borrowings to fund its infrastructure investment. If borrowings do not stabilise as a share of revenue, a higher level of borrowing costs will consume an increasing share of the budget over time. The previous measure of General Government Sector net debt does not address the government’s call on financial markets.

The net debt measure also assumes that superannuation assets could be available in full to limit borrowing requirements, but this would conflict with Fiscal Principle 5 to target the full funding of long-term liabilities such as superannuation.

The addition of the Non-financial Public Sector gross debt to revenue ratio to Fiscal Principle 1, broadens the focus on the state’s debt burden that needs to be serviced and closely aligns with credit rating agency measures of debt burden.

New Fiscal Principle 6

As productivity growth is a key means of achieving sustained improvement in living standards, a new Fiscal Principle has been introduced reflecting how improvements in productivity can ultimately benefit Queensland’s economy and living standards, measured in terms of real Gross State Product (GSP) per capita.

Budget Strategy and Outlook 2025-26

Fiscal Principle 6 complements the other fiscal principles. Productivity growth generally leads to increased revenue or revenue raising capacity, which strengthens the state’s fiscal position and can reduce reliance on external borrowing over time.

Productivity improvements in the public sector, including the efficient delivery of the capital program, can also reduce the risk of crowding out private sector activities and allow the government to invest in essential services. This creates greater net benefits for the community.

Fiscal Principle 1 — Stabilise the Non-financial Public Sector debt to revenue ratio and General Government Sector net debt to revenue ratio at sustainable levels in the medium term, and target reductions in the debt to revenue ratio in the long term.

Stabilising the ratios at sustainable levels restores capacity to respond to future external shocks. Both ratios have improved significantly against the 2024–25 MYFER but are still rising over time.

In 2025–26 the Non-financial Public Sector debt to revenue ratio is expected to be 144 per cent compared to 155 per cent in the 2024–25 MYFER. Similarly, by 2027–28 the ratio will be 170 per cent compared to 198 per cent.

The General Government net debt to revenue ratio will be 46 per cent in 2025–26 compared to 54 per cent in the 2024–25 MYFER and 81 per cent in 2027–28 compared to 103 per cent in the 2024–25 MYFER.

Fiscal Principle 2 — Ensure that average annual growth in General Government Sector expenditure in the medium term is below the average annual growth in General Government Sector revenue to deliver fiscally sustainable operating surpluses.

Maintaining a lower rate of expenses growth than revenue growth supports improvements in the operating position that, in turn, can assist with debt stabilisation.

Across the 4 years to 2028–29 average revenue growth is expected to be 3.4 per cent, compared to expenses growth of 2.2 per cent.

Fiscal Principle 3 — Target continual improvements in net operating surpluses to ensure that, in the medium term, net cash flows from investments in non-financial assets will be funded primarily from net cash inflows from operating activities. The capital program will focus on supporting a productive economy, jobs, and ensuring a pipeline of infrastructure that responds to population growth.

Funding a large capital program primarily through operating cash surpluses rather than additional borrowings is key to stabilising borrowing. However, volatility in revenue and expense growth combined with the uneven profile of capital expenditure can impact this fiscal principle on an individual year basis.

The government’s efforts to address legacy funding issues identified in the 2024 –25 MYFER relating to key service delivery areas has put pressure on operating cash flows. However, as the operating position improves, net cash inflows will increasingly fund the capital program.

Budget Strategy and Outlook 2025-26

The metric is expected to reach 33 per cent by 2028–29 as revenue growth outpaces growth in expenses and the government’s capital program moderates. The government will continue to target budget improvements to increase net operating cash flows, in addition to responsible management of the capital program.

Fiscal Principle 4 — Maintain competitive taxation by ensuring that, on a per capita basis, Queensland has lower taxation than the average of other states.

Queensland’s taxation per capita is highly competitive compared to other jurisdictions. The government is committed to delivering stable and competitive tax settings in Queensland, noting early decisions of the government to reduce Queensland’s tax burden by abolishing transfer duty for first home buyers on new builds and providing a full payroll tax exemption for general practitioners. It is estimated that Queenslanders will pay around $800 less tax per person than the average of other jurisdictions in 2025–26.

Fiscal Principle 5 — Target the full funding of long-term liabilities such as superannuation and workers’ compensation in accordance with actuarial advice.

Full funding of superannuation and other long-term liabilities is a long-standing priority and a key element of financial management.

The 2024 triennial actuarial investigation of the defined benefit scheme determined an asset coverage of liabilities of approximately 143 per cent, or $10 billion in surplus as at 30 June 2024. The proposed transfer of $3 billion in surplus defined benefit investments to the Debt Retirement Fund to facilitate debt repayments over the next 4 years has been carefully designed to ensure the defined benefit scheme remains in a very strong surplus position. Chapter 5 provides further information on this transfer of financial assets.

As at 30 June 2024, WorkCover Queensland was fully funded.

Fiscal Principle 6 — Target productivity improvements across the private and public sectors to increase living standards for Queenslanders over the medium term.

Improvements in productivity ultimately benefit Queensland’s economy and living standards. As such, this principle will be measured in terms of Queensland’s real GSP per capita. The official data is released by the Australian Bureau of Statistics, as part of its Australian National Accounts: State Accounts publication on a financial year basis. Queensland Treasury estimates of real GSP per capita are presented in Table 2.4.

Table 2.4	Queensland real Gross State Product per capita estimates

	2024–25	2025–26	2026–27	2027–28	2028–29
Real GSP Per Capita (2022–23 $)	93,639	94,708	95,728	96,798	97,938
Real GSP Per Capita Growth Rate	1⁄2	1 1⁄4	1	1	1 1⁄4

Sources: Australian Bureau of Statistics Annual State Accounts, National, State and Territory Population and Queensland Treasury

Budget Strategy and Outlook 2025-26

2.2.3	Revenue

Queensland’s revenue outlook across the forward estimates faces significant challenges from negative impacts of the Commonwealth Grants Commission’s (CGC) 2025 GST Review, global economic uncertainty and the normalisation of commodity prices from record high levels.

Across the 4 years to 2027–28, total revenue is expected to improve by $9.1 billion, or around 2.5 per cent, compared to the 2024–25 MYFER.

However, the main drivers behind the change in outlook are uplifts in Australian Government specific purpose grants and other grants and contributions. These revenue improvements are largely offset by associated expenses.

Key revenues are expected to improve by $2.7 billion, attributable to upgraded royalties revenue and higher taxation revenue, partially offset by lower GST revenue.

The redistribution of GST revenue away from Queensland to other states because of the CGC’s Review is estimated to result in a reduction of $2.292 billion in 2025–26 compared with 2024–25, the largest GST redistribution in history. Across the 3 years to 2027–28, the negative impact on Queensland of the CGC’s Review is estimated to be over $5 billion.

The 2025–26 Budget also incorporates revenue measures to reduce Queenslanders’ tax burden. Further details are discussed in Chapter 3.

2.2.4	Expenses

While a portion of the revenue uplift has been used to fund some legacy issues from the previous government, over the forward estimates the government’s management of recurrent spending reflects a strategy to control expenses growth through:

•	a thorough review of programs and services identified at the 2024–25 MYFER as being under-funded

•	aligning spending across the forward estimates with core government objectives.

The government has an ongoing commitment to drive efficiency in service delivery from departments, reflecting the commitment to restore respect for Queenslanders’ money.

A starting point is the capping of the number of non-frontline senior executives in the public service at current levels, and the establishment of Queensland Government Consulting Services to provide in-house advice to agencies. Further details are discussed in Chapter 4.

General Government expenses are expected to grow by an average of 2.2 per cent over the 4 years to 2028–29.

Across the 4 years to 2027–28, General Government expenses are expected to be $3.0 billion higher than 2024–25 MYFER forecasts, reflecting additional funding from the Australian Government including for disaster recovery, and a decision to not allocate savings measures included in the 2024–25 MYFER to agencies given the quantum of under-funded services.

Budget Strategy and Outlook 2025-26

2.2.5	Investment

The updated 4-year capital program has been closely scrutinised by government. In doing so, the government is setting realistic ambitions that support an improving budget position, critical investment priorities and on-time and on-budget delivery.

The capital program is forecast to total $116.8 billion over 4 years to 2028–29. The 2025–26 Budget 4-year capital program is underpinned by considered analysis of the government’s current and future infrastructure requirements to provide for a growing and productive economy. This analysis addresses cost overruns identified in the 2024–25 MYFER, incorporating more robust and reliable costings, and focusing on key priorities for Queensland.

Key areas of focus in the forward estimates period and over the medium term include:

•	the Hospital Rescue Plan

•	providing the transport infrastructure to keep the state moving and the economy growing

•	delivering on our commitment to the Brisbane 2032 Olympic and Paralympic Games

•	supporting sustainable delivery of Queensland’s Housing Investment Pipeline.

The opportunity to review capital funding has further demonstrated the magnitude and pace of the former government’s Queensland Energy and Jobs Plan was unrealistic and not achievable.

As the capital program is the biggest driver of the Non-financial Public Sector debt, the government is focused on robust oversight and monitoring for a more affordable and sustainable capital program spend.

The pause to Best Practice Industry Conditions and the decision for the Queensland Productivity Commission to review the construction industry will have a renewed focus on productivity that will yield benefits for the state’s capital program in terms of efficiency and sustainability, in addition to benefits in the broader economy.

2.2.6	Borrowings

Non-financial Public Sector borrowings are estimated to be lower than at the 2024–25 MYFER. NFPS debt is forecast to be $147.8 billion as at 30 June 2026, $8.3 billion lower than forecast in the 2024–25 MYFER. By 2027–28 NFPS debt of $190.4 billion will be $27.5 billion lower.

NFPS debt to revenue is expected to be 144 per cent in 2025–26 (11 percentage points lower than 2024–25 MYFER) and 170 per cent in 2027–28 (28 percentage points lower than 2024–25 MYFER). Chart 2.2 shows trends in the NFPS borrowings to revenue ratio.

The NFPS interest to revenue ratio is expected to rise from 4.2 per cent in 2024–25 to 8.4 per cent in 2028–29. Although borrowings are lower than the 2024–25 MYFER, they are still rising over time and this is reflected in rising interest expenses.

Reduced borrowings arise from decisions the government has taken to improve the operating balance and rigorous assessment of the capital program, further supported by prudent utilisation of the investment asset mix.

Budget Strategy and Outlook 2025-26

The Debt Retirement Fund was established in 2020–21 to repay debt but has not been used for this purpose to date. Consolidation of investments into the Debt Retirement Fund will support debt reduction with repayments commencing in 2025–26. Consequently, borrowings by 30 June 2029 are estimated to be $4.8 billion lower.

This measure will restructure the government’s investment assets in a methodical manner, to deliver on the stated purpose of the Debt Retirement Fund.

Compared to the 2024–25 MYFER, the outlook for NFPS debt has improved noticeably with the rate of increase to the debt to revenue ratio moderating significantly in 2027–28 and 2028–29.

Chart 2.3 demonstrates that Queensland’s NFPS borrowings to revenue ratio although increasing over time, is now expected to remain significantly lower than New South Wales and Victoria.

Chart 2.2	Queensland NFPS debt to revenue ratio

Budget Strategy and Outlook 2025-26

Chart 2.3	State comparison of NFPS debt to revenue ratio

Sources: 2025–26 Budgets for Queensland and Victoria, New South Wales 2024–25 Half-Yearly Review

The current credit ratings for Queensland are:

•	Moody’s Ratings: Aa1 (stable)

•	S&P Global: AA+ (negative)

•	Fitch Ratings: AA+ (stable).

Identified strengths that feature consistently across Queensland’s credit ratings include a strong and diversified economic base, robust liquidity and effective and experienced financial management. Actions identified in the budget to consolidate investments into the Queensland Future Fund – Debt Retirement Fund demonstrates a commitment to active debt management and support Queensland’s credit rating.

Queensland’s AAA credit rating from S&P Global was downgraded to AA+ in 2009. Following the release of the 2024–25 MYFER, in which the true state of Queensland’s finances under the policy settings of the previous government was presented, Queensland’s credit rating outlook was downgraded from stable to negative by S&P Global. A rating downgrade would risk a further increase in the interest burden on the budget.

A long-term deterioration of Queensland’s fiscal position has increased the likelihood of further heightened interest payments across the forseeable future. The outlook downgrade, that followed the release of the 2024–25 MYFER, shows ratings agencies have set a path toward higher interest payments.

Budget Strategy and Outlook 2025-26

2.2.7	Emerging fiscal pressures

Beyond general uncertainties related to parameter assumptions, emerging fiscal issues include:

•	servicing the needs of a growing state, especially health and child safety services, and maintenance of state assets

•	adverse weather events which may impact state infrastructure and services, noting disaster- related expenses are shared with the Australian Government under the Disaster Recovery Funding Arrangements

•

uncertainty around Queensland’s future GST entitlement, including potential impacts of the forthcoming Productivity Commission inquiry on horizontal fiscal equalisation, and the status of the GST no worse off guarantee beyond 2029–30.

Budget Strategy and Outlook 2025-26

3	Revenue

Features

•

Queensland faces sustained revenue challenges due to the substantial negative impacts of the Commonwealth Grants Commission’s (CGC) 2025 GST Review, global economic uncertainty and the continued normalisation of commodity prices from record high levels.

•

Total key state revenues (taxes, royalties and GST) are expected to be $51.515 billion in 2025–26, $335 million (0.6 per cent) lower than in 2024–25. This decline is due to a notable reduction in GST, outweighing strong growth in tax revenue. This is expected to be the third consecutive year of reduced key revenues since the peak in 2022–23.

•

From 2026–27 onwards, key revenues are expected to return to growth, reflecting the ongoing strength of Queensland’s labour and housing markets and a rebound in GST as the impact of one-off transfers to other states for their COVID-19 related expenses is removed and the flow-on impact of exceptionally high royalties in previous years reduces.

•

Queensland’s overall revenue outlook across the forecast period has been severely impacted by the redistribution of GST revenue away from Queensland to other states because of the CGC’s recent GST Methodology Review.

•

The CGC’s Review outcomes are estimated to result in a reduction in Queensland’s GST of $2.292 billion in 2025–26 compared with 2024–25, the largest GST redistribution in history. The impacts of the CGC Review and Queensland’s significant concerns with the changes made are discussed in detail in Box 3.3.

•

Over the forward estimates, royalties are expected to be materially lower than the extraordinary levels recorded in 2022–23 and 2023–24. Royalty revenue collected in that 2-year period alone is expected to be greater than combined royalty revenue in the next 4 years to 2028–29.

•

Total General Government Sector revenue is estimated to total $91.337 billion in 2025–26, up $1.861 billion (2.1 per cent) from 2024–25, with total revenue to then grow by an average of 3.9 per cent across the 3 years to 2028–29.

•

The Queensland Government has reduced the tax burden on Queenslanders by abolishing transfer duty for first home buyers on new properties and removing the requirement for general practitioners to pay payroll tax. These initiatives will improve access to housing for first home buyers and reduce the cost of healthcare for Queenslanders in need.

•	The Budget will ensure Queensland has competitive taxation settings, with per capita state tax estimated to be around $800 lower than the average of other jurisdictions in 2025–26.

Budget Strategy and Outlook 2025-26

3.1	2024–25 Estimated actual

Total key state revenues (taxes, royalties and GST) are expected to be $51.850 billion in 2024–25, $2.863 billion (5.2 per cent) lower than in 2023–24 and $5.271 billion (9.2 per cent) lower than the peak level recorded in 2022–23.

This amount represents a marginal decrease of $97.7 million (0.2 per cent) compared to the 2024–25 Mid-Year Fiscal and Economic Review (MYFER) forecast, reflecting lower GST revenue due to an expected adjustment to the national GST pool, along with a period of temporarily weaker coal prices.

The continued decline of key state revenues from 2023–24 is due to the following key factors:

•	lower GST, reflecting the CGC’s 2024 recommendation that Queensland receives a smaller share of the GST pool in 2024–25 compared to 2023–24, despite the national pool increasing

•	lower royalty revenue, driven by commodity prices, in particular hard coking coal prices, continuing to moderate after the elevated levels seen over the previous 3 years.

3.2	2025–26 Budget and outyears

General Government Sector revenue is forecast to increase by $1.861 billion (2.1 per cent) in 2025–26, to be $91.337 billion, as outlined in Table 3.1. This increase in revenue is driven by:

•	a $1.892 billion (7.6 per cent) increase in taxation revenue, reflecting strength in the Queensland labour and property markets flowing through to higher payroll tax, transfer duty and land tax

•

a $1.901 billion (8.6 per cent) increase in non-GST Australian Government grants, particularly grants provided as part of Disaster Recovery Funding Arrangements and National Health Reform funding, and grants for on-passing.

These increases in taxation and other revenues are partially offset by a $2.292 billion (12.1 per cent) decrease in GST revenue in 2025–26, reflecting the results of the CGC’s 2025 review.

Total key revenues are forecast to decline by 0.6 per cent in 2025–26 as strong taxation revenue growth is more than offset by significant GST revenue falls, before growing by 8.7 per cent in 2026–27 as taxation revenue continues to grow strongly, and GST revenue rebounds as Queensland’s share begins to recover.

After being relatively flat in 2025–26, royalties are expected to decline from 2026–27 reflecting the gradual appreciation of the Australian dollar towards historical average levels.

Key revenues (taxes, royalties and GST) are fundamental to the state’s finances, as they make up the majority of Queensland’s untied general revenue. Other revenue sources such as non-GST grants from the Australian Government, and revenues from sales of goods and services, are largely tied to corresponding expenses.

Budget Strategy and Outlook 2025-26

As a result, movements in key revenues have a considerable impact on the state’s fiscal position and capacity to fund state priority initiatives.

In 2025–26, royalties will remain considerably below previous highs. The impact on overall revenue growth will be compounded by the CGC’s 2025 methodology changes which result in GST revenue declining materially and by more than previously expected, as shown in Chart 3.1.

Chart 3.1	Outlook for key revenues

Total key revenues are expected to continue to grow strongly in 2027–28 and 2028–29. However, importantly, total key revenues are still not expected to exceed the previous exceptional levels seen in 2022–23 until 2027–28.

Chart 3.2 outlines the growth in revenue across the 3 key revenue streams and the share of growth attributable to each item across the period to 2028–29.

The chart highlights the strength of growth in 2021–22 and 2022–23 and the subsequent declines in key revenues in 2023–24 and 2024–25, primarily reflecting year on year falls in royalty revenue.

Taxation is expected to continue to grow steadily from 2024–25 onwards, while GST revenue is expected to fall significantly in 2025–26 before returning to growth in subsequent years.

However, GST revenues across the forecast period will be materially lower than would have otherwise been expected in the absence of the negative outcomes of the CGC’s 2025 GST Methodology Review.

Budget Strategy and Outlook 2025-26

Chart 3.2	Outlook for growth in key revenues[1]

Note:

1.	Annual contribution to growth in key revenues. Total is the annual growth of the sum of the 3 categories.

Budget Strategy and Outlook 2025-26

Table 3.1	General Government Sector revenue[1]

	2023–24 Actual $ million	2024–25 Est. Act. $ million	2025–26 Budget $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Taxation revenue	22,659	25,015	26,907	28,723	30,442	32,154
Sales of goods and services	7,143	7,846	8,057	8,017	7,566	7,690
Interest income	3,617	3,645	3,474	3,387	3,335	3,310
Grants revenue
GST revenue	19,283	18,917	16,625	19,422	22,720	25,414
Australian Government and other grants and contributions	16,924	18,609	19,115	18,830	19,307	20,044
Australian Government capital grants, other grants and contributions	3,857	3,880	5,250	5,167	3,515	3,440
Dividend and income tax equivalent income
Dividends	1,089	1,037	1,226	1,122	1,030	1,216
Income tax equivalent income	389	492	568	437	384	396
Other revenue
Royalties and land rents	12,959	8,108	8,181	8,053	7,708	7,050
Other	1,848	1,927	1,933	1,727	1,739	1,742
Total revenue	89,768	89,476	91,337	94,886	97,748	102,457

Note:

1.	Numbers may not add due to rounding.

As outlined below in Chart 3.3, the major sources of total General Government Sector revenue expected in 2025–26 are grants revenue, which includes GST and Australian Government Grants (44.9 per cent) and taxation revenue (29.5 per cent).

Budget Strategy and Outlook 2025-26

Chart 3.3	Revenue by operating statement category, 2025–26[1]

Note:

1.	Numbers may not add up to 100 per cent due to rounding.

3.3	Revenue initiatives

Extending the apprentice and trainee payroll tax rebate for 12 months

The 50 per cent payroll tax rebate for wages paid to apprentices and trainees will be extended for 12 months until 30 June 2026. In addition to apprentice and trainee wages generally being exempt from payroll tax, this measure provides an additional tax concession for businesses with annual Australian taxable wages of $1.3 million and above who employ trainees and apprentices.

It is estimated this initiative will result in tax relief of $58.1 million for eligible businesses in 2025–26.

Streamlining of ex gratia relief for land tax foreign surcharge and additional foreign acquirer duty to support investment and housing supply

The government has committed to streamlining and simplifying the ex gratia relief process for additional foreign acquirer duty and the land tax foreign surcharge. Ex gratia relief is available to foreign entities that are Australian based and where their contribution to residential housing development or the local economy and community meet certain thresholds.

Administrative changes to improve application processing will provide eligible applicants, particularly property developers who contribute to residential housing supply, with greater

Budget Strategy and Outlook 2025-26

certainty and timely consideration. This change will also contribute to broader efforts to increase housing supply and affordability.

The government will work with industry, through the newly re-established Property Consultative Committee, to identify and implement appropriate changes to ex gratia criteria that will support new housing development and improve Queensland’s position as a welcoming destination for investment. Details will be developed and finalised before the end of 2025.

The measures noted above are in addition to the tax reforms contained in the government’s election commitments and included in the 2024–25 MYFER to remove transfer duty for first home buyers when they buy or build a new home, and to exempt payments by medical practices to general practitioners (GPs), as outlined in Box 3.1.

Box 3.1	Delivering tax reform for Queenslanders

Abolishing transfer duty for first home buyers buying a new home

Housing affordability is a concern for many Queenslanders, with dwelling prices increasing across the country in recent years. Median dwelling prices in Brisbane have increased to around $918,000 in May 2025, which is over a 70 per cent uplift since the outbreak of the COVID-19 pandemic in March 2020.

Challenges around housing affordability are particularly evident for first home buyers. The Queensland Government is taking action to address this by reducing the tax burden on first home buyers.

From 1 May 2025, transfer duty (often referred to as stamp duty) is abolished for first home buyers purchasing a new build or vacant land to build a home on. This applies to all new homes for first home buyers, allowing Queenslanders to save on the purchase of the home that best suits their circumstances.

This policy will provide material help to first home buyers. Compared to the duty payable under previous policy settings, a first home buyer purchasing a new median priced property could see tax savings of over $24,000 in Toowoomba and around $39,500 in Brisbane North.

These changes help young people put more money towards saving a deposit, and ultimately unlocking the door on a place to call home. By incentivising new builds, improved affordability across the whole housing market is supported.

For first home buyers purchasing existing dwellings, Queensland retains favourable transfer duty settings that result in homebuyers paying substantially less duty than if they had purchased in other states.

This measure is expected to reduce transfer duty revenue by $47 million per annum on average over the forward estimates.

Reducing the cost of healthcare for Queenslanders

The Queensland Government is reducing the tax burden on primary health care by providing a permanent payroll tax exemption for payments by medical practices to both contracted and employed GPs.

Budget Strategy and Outlook 2025-26

This recognises the essential services that GPs provide to communities and the importance of the primary care system in keeping Queenslanders out of emergency departments and in good health at home.

The payroll tax exemption helps protect Queenslanders’ access to bulk billing and address the cost-of-living pressures at a time of rising healthcare costs.

Queensland’s favourable tax settings will also support the retention and attraction of GPs across the state, supporting access to these vital services.

The revenue foregone due to the exemption over and above prior amnesty arrangements was incorporated into 2024–25 MYFER forecasts. Total revenue foregone is estimated to be around $130 million per annum on average over the forward estimates.

3.4	Revenue by operating statement category

3.4.1	Taxation revenue

Chart 3.4 outlines the composition of estimated state tax revenue for 2025–26. The largest sources are payroll tax and transfer duty, together representing 56.0 per cent of the state’s total taxation revenue.

Chart 3.4	State taxation by tax category, 2025–26[1]

Note:

1.

Percentages may not add to 100 per cent due to rounding. ‘Other duties’ includes vehicle registration duty, insurance duty and other minor duties. ‘Other taxes’ includes the emergency management levy, waste disposal levy, competitive neutrality fees and other minor taxes. ‘Payroll tax’ includes the mental health levy.

Budget Strategy and Outlook 2025-26

Table 3.2 shows the main components of taxation revenue and the forecast revenues for each revenue component across the forward estimates.

Table 3.2	State taxation revenue[1]

	2023–24	2024–25	2025–26	2026–27	2027–28	2028–29
	Actual	Est. Act.	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million
Payroll tax
Payroll tax	6,231	6,819	7,316	7,759	8,160	8,575
Mental health levy	492	545	582	616	650	682
Total payroll tax	6,723	7,364	7,898	8,376	8,809	9,257
Duties
Transfer	5,492	6,866	7,175	7,627	8,049	8,503
Vehicle registration	893	873	886	908	936	964
Insurance[2]	1,526	1,662	1,783	1,904	2,017	2,136
Other duties[3]	54	47	45	46	46	47
Total duties	7,964	9,448	9,889	10,486	11,048	11,650
Gambling taxes and levies
Gaming machine tax	1,054	1,149	1,201	1,249	1,299	1,351
Health services levy	168	195	209	224	237	251
Lotteries taxes	438	390	410	430	451	474
Betting tax	295	303	311	319	328	337
Casino tax	114	112	116	121	126	131
Keno tax	28	30	31	32	33	34
Total gambling taxes and levies	2,097	2,179	2,278	2,375	2,474	2,578
Other taxes
Land tax	2,026	2,465	2,807	3,260	3,713	4,115
Motor vehicle registration	2,367	2,081	2,525	2,669	2,786	2,908
Emergency management levy	660	670	703	738	775	813
Waste disposal levy	429	462	477	494	508	500
Competitive neutrality fees	358	313	296	291	293	296
Other taxes[4]	35	34	34	35	36	37
Total taxation revenue	22,659	25,015	26,907	28,723	30,442	32,154

Notes:

1.	Numbers may not add due to rounding.
2.	Includes duty on accident insurance premiums.
3.	Includes duty on life insurance premiums.
4.	Includes the statutory insurance scheme levy and nominal defendant levy.

Budget Strategy and Outlook 2025-26

Payroll tax and mental health levy

Payroll tax revenue is estimated to total $6.819 billion in 2024–25. Driven by the strength of Queensland’s labour market, payroll tax is expected to grow by a further 7.3 per cent in 2025–26, with average annual growth of around 5.4 per cent forecast over the 3 years ending 2028–29.

Mental health levy revenue in 2024–25 is estimated to be $545.2 million, $52.8 million (10.7 per cent) higher than in 2023–24, due to the stronger than expected labour market. Over the forward estimates, mental health levy revenue is expected to grow largely in line with payroll tax growth, supporting the provision of enhanced mental health services in Queensland.

Duties

Transfer duty

Transfer duty is estimated to be $6.866 billion in 2024–25, driven by record large transactions in late 2024 and supported by ongoing strength in the residential housing market.

Revenue from large transactions is expected to return to normal levels but consistent activity in the housing market is expected to support solid average annual growth of around 5.5 per cent over the 4 years to 2028–29.

Other duties

Revenue from other duties, including vehicle registration duty and insurance duties, is expected to be $2.582 billion in 2024–25, reflecting stable motor vehicle transaction volumes and insurance premium growth.

Other duties revenue is forecast to grow by average annual growth of around 5.1 per cent forecast over the 4 years ending 2028–29.

Land tax

Land tax revenue is expected to be $2.465 billion in 2024–25, reflecting strong land value growth across the state.

The immediate impact on land tax of the recent value growth has been tempered by the 3-year averaging of land values that applies when determining land tax liabilities. However, sustained land value growth will continue to support solid growth in land tax in future years.

The rate of growth in land tax is expected to moderate over coming years as prices stabilise, but strong average annual growth of 13.7 per cent is forecast over the 4 years to 2028–29.

Gambling taxes & levies

Total gambling tax and levy collections are expected to total $ 2.179 billion in 2024–25, $81.7 million (3.9 per cent) higher than in
2023–24. This growth primarily reflects ongoing growth in various forms of gambling activity in the state’s hotels and clubs.

Total gambling tax and levy collections are forecast to grow by an average of 4.3 per cent per annum over the 4 years ending 2028–29.

Budget Strategy and Outlook 2025-26

Other taxes

Other taxes include motor vehicle registration, the emergency management levy, waste disposal levy, competitive neutrality fees and other minor taxes.

Revenue from motor vehicle registrations is expected to total $2.081 billion in 2024–25, $286.2 million (12.1 per cent) lower than in
2023–24. The decline reflects the 20 per cent reduction in motor vehicle registration costs for all light vehicles for a 12-month period announced in the 2024–25 Budget.

Revenue from motor vehicle registrations is expected to grow by 21.4 per cent in 2025–26 as the one-off 20 per cent reduction unwinds, as was factored into the forecast published in the 2024–25 Queensland Budget. The reduction in registration costs was not budgeted to extend beyond the 12-month period ending in mid-September 2025. Following this, revenue is expected to grow on average by 4.8 per cent per annum over the 3 years ending 2028–29.

Overall, revenue from other taxes excluding motor vehicle registration is estimated to be $1.479 billion in 2024–25, $2.9 million (0.2 per cent) lower than in 2023–24. These revenues are forecast to grow by an average of 2.7 per cent per annum over the 4 years ending 2028–29.

Queensland’s competitive tax status

Delivering a competitive tax system is critical to providing the environment for Queensland businesses and industries to expand and grow, and to moderate the tax burden on hardworking citizens to ease cost-of-living pressures.

The government is committed to fostering tax settings which provide stability and certainty to position the state as an attractive destination for investment from interstate and overseas to stimulate growth.

In 2025–26, taxation per capita in Queensland is projected to be significantly lower than the average taxation per capita in the other states and territories.

Based on the latest available budgets for states and territories published by the respective jurisdictions, Queensland’s taxation per capita in 2025–26 will be around $800 lower than the average of other jurisdictions.

Taxation per capita is expected to remain notably below the average of other jurisdictions across the forward estimates.

3.4.2	Grants revenue

Grants revenue comprises Australian Government grants (including GST), grants from the community and industry, and other miscellaneous grants.

A 1.0 per cent decrease in total grants revenue is forecast for 2025–26 compared to 2024–25. This is primarily driven by an expected 12.1 per cent decrease in GST revenue.

Table 3.3 summarises current and capital grants to the Queensland Government.

Budget Strategy and Outlook 2025-26

Table 3.3	Grants revenue[1,2]

	2023–24 Actual $ million	2024–25 Est. Act. $ million	2025–26 Budget $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Current grants
GST revenue grants[3]	19,283	18,917	16,625	19,422	22,720	25,414
Australian Government grants[4]	16,575	18,233	18,727	18,468	18,949	19,693
Other grants and contributions	349	376	388	363	358	351
Total current grants	36,208	37,526	35,741	38,253	42,028	45,458
Capital grants
Australian Government capital grants	3,832	3,836	5,242	5,167	3,515	3,440
Other grants and contributions	24	44	8	0	0	0
Total capital grants	3,857	3,880	5,250	5,167	3,515	3,440
Total Australian Government payments	39,690	40,986	40,595	43,057	45,184	48,547
Total grants revenue	40,064	41,406	40,990	43,420	45,542	48,898

Notes:

1.	Numbers may not add due to rounding.
2.	Amounts in this table may differ to those outlined in Chapter 8 due to different classification treatments.
3.	Includes entitlements to payments associated with the ‘no worse off’ guarantee as part of the Australian Government changes to the GST distribution.
4.	Queensland Treasury estimates. Differs from Chapter 6 due to the inclusion of direct Australian Government payments to Queensland agencies for Australian Government own purpose expenditure.

GST revenue

Queensland’s GST revenue in 2024–25 is expected to be $366 million (1.9 per cent) lower than in 2023–24, reflecting the CGC’s recommendation that Queensland receives a smaller share of the GST pool in 2024–25 compared with 2023–24.

GST revenue is expected to fall by a further $2.292 billion (12.1 per cent) to $16.625 billion in 2025–26, following the negative outcomes of the CGC’s recent 2025 Review.

This is the largest reduction across all jurisdictions since the introduction of GST in 2000.

GST revenue is expected to recover from 2026–27 as the exceptionally high royalty revenues received by Queensland in previous years (in particular in 2021–22 and 2022–23) rolls out of the CGC’s 3-year assessment period.

The CGC’s revised treatment to include very large New South Wales and Victorian COVID-19 related expenses, which suppresses Queensland’s GST share in 2025–26, also drops out of the assessment period from 2026–27 onwards.

Budget Strategy and Outlook 2025-26

Box 3.2	Previous royalty windfalls and provisions for GST impacts

It is a long-established practice under the principles developed by the CGC that jurisdictions with strong resources industries like Queensland will receive a reduced share of GST revenue, all else being equal, in years subsequent to significant increases in royalty revenue. Changes made as part of the CGC’s 2025 GST Methodology Review significantly exacerbate this challenge.

In the 2021–22 Queensland Budget Update, the former government reported a $2.9 billion royalty windfall due to an increase in coal prices and foreshadowed this would have an impact on future GST revenue up to and including the 2025–26 financial year.

A $2.5 billion Long Term Asset held by the Consolidated Fund was established to serve as a buffer against future GST revenue reductions. However, more than half of these funds were withdrawn in May 2024 to fund projects from the former government’s Queensland Renewable Energy and Hydrogen Jobs Fund, and the 2024–25 Budget assumptions saw the remaining funds earmarked for projects from the Queensland Energy and Jobs Plan.

This means that the funds set aside as a buffer from adverse GST impacts are not available in the year when Queensland will experience the largest reduction in GST revenue in history.

Revisions to the GST pool

The Australian Government’s national GST pool forecasts were downgraded in the 2025 –26 Federal Budget. In 2024–25, the GST pool is expected to be around $353 million (or 0.4 per cent) lower than forecast in the 2024–25 Federal Mid-Year Economic and Fiscal Outlook (MYEFO), while the total national pool is forecast to be $521 million lower across the 4 years to 2027 –28, compared with the Commonwealth’s MYEFO estimates.

GST – Queensland’s assessed fiscal capacity

Queensland typically has received a higher per capita share of GST in recognition of the higher cost of providing services to Australia’s most decentralised state and levels of disadvantage, especially in regional and remote locations.

However, in early 2025, the CGC’s 2025 GST Methodology Review recommended that Queensland be awarded a significantly lower share of GST revenue in 2025–26 compared with 2024–25. The CGC estimated that Queensland’s share of the GST pool would decrease from 19.6 per cent in 2024–25 to 17.4 per cent in 2025–26, or by $2.292 billion.

The 3 largest factors for this reduction, based on information published by the CGC were:

•

Mining production and royalties — Substantial changes to the methodology the CGC applies in assessing coal royalties, combined with higher coal prices and average royalty rates in 2023–24 compared with 2020–21, as well as Queensland’s above-average share of coal production, significantly increased Queensland’s relative capacity to raise revenue from coal royalties and reduced its assessed GST needs.

Budget Strategy and Outlook 2025-26

•

COVID-19 services to industry expenses — The CGC introduced a new actual per capita assessment of COVID-19 business support expenses covered by the national partnership agreements. Queensland’s below-average COVID-19 business support expenses reduced its assessed GST needs.

•

COVID-19 health expenses — The CGC introduced a new actual per capita assessment of COVID-19 health expenses covered by the national partnership agreement. Queensland’s below-average COVID-19 health expenses reduced its assessed GST needs.

GST revenue forecasts are informed by the CGC’s 2025 Review assessment methodologies as set out in the 2025 Review Outcomes and 2025–26 GST Relativities reports, released on 14 March 2025. The forecasts are prepared on the basis that no further changes will be made to the methodologies underpinning the CGC’s calculation of states’ share of GST revenue over the forward estimates.

Box 3.3	Fighting for Queensland’s fair share of GST

GST remains a critical revenue source for all jurisdictions and underpins the delivery of essential state Government services such as health, education, law and order, and transport.

The distribution of GST between jurisdictions is determined by the CGC through a complex methodology meant to balance the fiscal capacities of states, ensuring a similar standard of services and infrastructure can be delivered to all Australians regardless of where they live. This is known as horizontal fiscal equalisation (HFE).

The CGC’s 2025 Methodology Review resulted in significant changes to the GST distribution methods from 2025–26 onwards, including in the assessment of key service delivery expenses, such as transport and health, and key state revenues such as coal and gas royalties.

The CGC’s 2025 Review outcomes have resulted in a material reduction in Queensland’s GST revenue, with an estimated $2.292 billion reduction in 2025–26 compared with 2024–25.

This is the largest GST redistribution across all jurisdictions since the introduction of the GST in 2000.

In fact, it is almost 50 per cent greater than the next largest GST reduction of $1.565 billion in 2019–20, which also applied to Queensland.

Importantly, the 2019-20 outcome was in the context of the significant negative impact of COVID-19 on the national GST pool, resulting in reduced GST revenue for most states at that time.

Queensland Treasury has estimated that the cumulative negative impact of the CGC’s 2025 Review, compared with the GST Queensland would have received in absence of the methodology and data changes recommended by the CGC, to be around $5.3 billion over the 3 years to 2027–28.

As illustrated in Chart 3.5 below, Queensland is the only state to experience a reduction in GST in 2025–26, while Victoria and New South Wales are set to receive billions of dollars in extra GST as a result of the CGC’s Review.

Budget Strategy and Outlook 2025-26

Chart 3.5	Change in total GST revenue by state, 2024–25 to 2025–26

Source: Queensland Treasury analysis based on 2025–26 Federal Budget.

This reduction in GST severely compromises Queensland’s capacity to deliver essential services and infrastructure for our growing state.

The outcomes are largely based on methodology that has been strongly disputed by Queensland and include a number of subjective decisions made by the CGC which stand in conflict with long-standing principles and practice.

If the impacts of normal GST mechanics are excluded (e.g. changes in the national GST pool and state population shares which are outside of the CGC’s assessment of state fiscal capacities), the annual reduction in Queensland’s GST in 2025–26 due to the CGC’s 2025 Review would have been even greater at $3.391 billion1.

Importantly, the CGC’s published data suggests only around half of this negative impact is driven by fiscal capacities due to changes in circumstances related to coal royalties.

The other half of the negative GST impact is due to other methodology and data decisions made by the CGC – decisions which Queensland contests.

The extent to which various changes made by the CGC have impacted Queensland’s GST revenue in 2025–26 is outlined in Chart 3.6.

[1]

Reflects the impact of CGC assessments in the 2025 Review, page 10 of GST Relativities 2025–26 Report i.e. excludes external drivers such as national GST growth, population shares, GST relativity blending, and GST no worse off guarantee. Note that the change in GST revenue for Queensland in 2025–26 compared to 2024–25 is $2.292 billion as per page 5 of Budget Paper 3 the 2025–26 Commonwealth Budget, which reflected updated GST pool and population forecasts. This final figure is slightly smaller than the CGC’s estimate of $2.371 billion.

Budget Strategy and Outlook 2025-26

Chart 3.6	Drivers of change in Queensland’s assessed fiscal capacity, 2025–26

Note:

Categories relate to the components (or summation of components) of the $3.391 billion change in Queensland’s fiscal capacity in
2025–26 compared with 2024–25, as outlined in tables 2-4, 2-8 and on page 10 in the CGC’s 2025–26 Update Report. Coal reflects impacts of changes in value of production, while COVID-19 changes reflect inclusion of COVID-19 related spending related to health and business support.

Source: Queensland Treasury analysis based on CGC, GST Relativities 2025–26

The CGC’s decision to assess COVID-19 expenses 5 years after the pandemic results in Queenslanders losing over $800 million in GST in 2025–26 alone.

The CGC also decided to deem southern states as having no or limited ability to raise petroleum royalties, despite these states having significant gas resources. Rather, specific policy choices by those jurisdictions have restricted their gas production.

Queensland’s sensible approach in continued support of gas production is a decision which has benefits beyond state borders and certainly should not lead to a reduction in its GST share.

The confluence of these factors in a single year has led to this historic single year cut to Queensland’s share of the GST.

The government continues to advocate for the determination of the CGC to be rejected by the Federal Treasurer or, in the absence of this, for general revenue assistance to be provided to Queensland in 2025–26.

Budget Strategy and Outlook 2025-26

The Australian Government has previously provided general revenue assistance to Western Australia and the Northern Territory in circumstances where their GST shares fell, noting that these were smaller reductions than what Queensland is due to experience in 2025–26.

These methodology changes will have ongoing impacts. The Queensland Government continues to advocate strongly for a fair share of GST revenue for Queensland, both in the short term and in the context of the 2030 Methodology Review.

This includes fighting for critical Commonwealth funding, such as that provided to upgrade the nationally significant Bruce Highway, to be exempt from GST calculations, and actively engaging in the 2026 Australian Productivity Commission inquiry on HFE.

Bruce Highway funding

The Queensland Government is advocating for the Australian Government to quarantine $7.2 billion in committed funding to upgrade and fix the Bruce Highway from impacting on GST calculations.

Unless payments are quarantined, an estimated $3 billion could be at risk of redistribution away from Queensland through GST. This means the investment of $7.2 billion could effectively be reduced to around $4 billion after accounting for GST impacts.

The Bruce Highway is of national importance as the primary transport corridor to Northern Australia. This critical infrastructure plays a vital role in connecting regional centres from Brisbane to Cairns and facilitating the movement of passengers, freight and tourists in support of the national economy.

A commitment from the Australian Government to quarantine these payments would demonstrate its genuine willingness to work with the Queensland Government to improve the Bruce Highway and protect the lives and livelihoods of the drivers and communities relying on it.

2026 Australian Productivity Commission Inquiry on HFE

As part of new GST arrangements introduced in 2018, the Australian Government legislated an Australian Productivity Commission (PC) inquiry into new arrangements to be completed by 31 December 2026.

Having worked with jurisdictions to agree to a proposed scope and Terms of Reference for the Inquiry, the Queensland Government will push for the Australian Government to issue Terms of Reference that appropriately consider whether the GST system is fit for purpose.

It is important the Australian Government listen to states and directs the PC to examine whether the 2018 reforms are achieving HFE, whether the GST system’s design is sustainable into the future to ensure every state has the fiscal capacity to deliver services and infrastructure to a similar standard, and whether the CGC’s methods and practices in the 2025 Review have addressed issues highlighted by the PC’s recommendations in 2018.

Australian Government payments

Australian Government current grants (excluding GST) to Queensland in 2025–26 are expected to total $18.727 billion, representing an increase of $494.1 million (2.7 per cent) compared to those received in 2024–25, predominantly due to grants provided as part of National Health Reform funding and grants for on-passing.

Budget Strategy and Outlook 2025-26

Over the 4 years ending 2028–29 Australian Government current grants to Queensland are forecast to grow by an average of 1.9 per cent per annum.

Australian Government capital grants to Queensland in 2025–26 are expected to total $5.242 billion, representing an increase of $1.406 billion (36.7 per cent) compared to payments received in 2024–25, largely due to an increase in capital grants under Disaster Recovery Funding Arrangements.

Chapter 6 provides a detailed overview of federal financial arrangements, including Australian Government payments to Queensland.

3.4.3	Royalty revenue

Royalty revenues are particularly sensitive to movements in global commodity prices as well as changes in the exchange rate, both of which are subject to a high degree of volatility and uncertainty over time.

Changes in commodity export volumes also have the potential to impact Queensland’s royalty estimates, while changes in export volumes, in particular if driven by supply side constraints, may in turn also impact global prices.

Appendix C outlines key parameter assumptions, and the sensitivity of coal royalty estimates to individual changes in price, volume and exchange rate parameters.

Global coal and oil prices have fallen significantly since their peak, with hard coking coal (HCC) spot prices rising to over US$670/t in early 2022 before reducing to around US$185/t in the March quarter 2025. These movements reflect a range of factors including a decline in steel demand in China and India, global economic uncertainty and improving supply conditions.

Royalty revenues peaked in 2022–23 and are expected to remain considerably below this over the forward estimates.

This reduction is such that total royalties collected in the 2-year period of 2022–23 and 2023–24 are expected to be greater than combined royalties across the next 4 years to 2028–29, as shown below in Chart 3.7.

Budget Strategy and Outlook 2025-26

Chart 3.7	Total royalty revenue

Table 3.4	Royalty revenue[1]

	2023–24 Actual $ million	2024–25 Est. Act. $ million	2025–26 Budget $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Coal	10,521	5,494	6,172	6,158	5,824	5,251
Petroleum²	1,705	1,689	1,196	1,135	1,148	1,083
Other royalties³	545	734	615	554	523	496
Total royalties	12,771	7,917	7,982	7,847	7,495	6,830
Land rents	188	191	199	206	213	220
Total royalties and land rents	12,959	8,108	8,181	8,053	7,708	7,050

Notes:

1.	Numbers may not add due to rounding.
2.	Includes gas converted into liquefied natural gas.
3.	Includes base and precious metals, other minerals and other royalties.

Coal royalties

As outlined above in Table 3.4, a large proportion of Queensland’s royalties are sourced from coal mining, particularly in recent years due to the period of high global coal prices.

In 2024, HCC, used primarily in global steel production, accounted for around 61 per cent of Queensland’s total coal export value, semi soft/pulverized coal injection coal accounted for around 20 per cent, and thermal coal accounted for around 19 per cent.

Budget Strategy and Outlook 2025-26

Coal royalties are expected to total $5.494 billion in 2024–25, $5.027 billion (or 47.8 per cent) lower than the amounts collected in
2023–24 and $344 million (5.9 per cent) lower than forecast at the 2024–25 MYFER.

Across the 4 years ending 2027–28, coal royalties have been upgraded by $3.903 billion compared to 2024–25 MYFER. This uplift in coal royalties is primarily driven by a lower A$/US$ exchange rate leading to higher Australian dollar revenues for Queensland’s coal exporters. US$ coal prices over the forward estimates are expected to be higher than MYFER, reflecting forecast increases in the marginal cost of production and consistent with industry price benchmarks.

This is partially offset by lower export volumes, particularly in the near term, as a result of a weak outlook for supply and contributed to by flooding events in North Queensland and the fire at Moranbah North.

Current global trade tensions and the impact of tariffs present clear downside risks to the royalties outlook and will continue to be monitored closely.

Coal export prices and volumes

Coking coal prices

Recent US$ prices for HCC have been weaker than forecast at the 2024–25 MYFER, reflecting moderating economic growth in China reducing demand for steel, as well as a rebound in supply from Queensland.

HCC prices averaged US$185/t in the first quarter of 2025, which is close to Queensland Treasury’s expectations for the quarter.

However, notwithstanding a recent period of weakness following US tariff announcements, prices have recovered to around US$190/t since mid-April 2025. Prices are expected to stay at around this level across the forward estimates.

This reflects expectations for the marginal cost of production, incorporating information on operating costs and margins, and sits within the range of industry benchmarks. Chart 3.8 shows HCC price forecasts compared to the latest quarterly price forecasts from a range of other forecasters.

As demonstrated in Chart 3.8, Queensland Treasury’s medium-term price expectation of reaching US$190/t for HCC is similar to most other forecasters.

Budget Strategy and Outlook 2025-26

Chart 3.8	Coking coal price forecasts

Sources: Consensus Economics, Wood Mackenzie, OCE, Westpac, KPMG, Commonwealth Treasury, and Queensland Treasury.

Thermal coal prices

US$ thermal coal prices have been lower than forecast since the 2024–25 MYFER, driven by increased supply from other markets, lower relative prices in substitutes such as natural gas and a warm northern hemisphere winter.

Average premium thermal coal prices across the first quarter of 2025 at US$107/t have been below Treasury’s medium term price assumption but are expected to gradually increase as temporary factors impacting prices unwind to be in line with the medium-term assumption of US$120/t by mid-2026. This is broadly similar to most other forecasters.

Coal export volumes

Total coal export tonnages over the 4 years ending 2027–28 have been revised downwards by around 2 per cent, compared with the 2024–25 MYFER forecasts.

This weakness in production and export volumes is concentrated in the near term and is driven by recent supply side disruptions relating to floods in North Queensland in early 2025 and the fire at the Moranbah North mine in April 2025. These impacts largely affect metallurgical coal and are expected to be temporary, with coal volumes broadly recovering in 2025–26.

Global demand for coal, particularly thermal coal, continues to be influenced by overall global economic activity and trade, and emissions reduction commitments from key trading partners.

Budget Strategy and Outlook 2025-26

Petroleum royalties

Revenue from petroleum royalties is estimated to total $1.689 billion in 2024–25 and fall by almost 30 per cent in 2025–26.

This is driven by steep declines in oil prices due to expectations of a slowdown in global demand. The expected fall in revenue also reflects the price impacts of an increase in supply driven by an OPEC+ commitment to raise production.

Oil prices are expected to continue to unwind before returning to a medium-term price of $US75/barrel by June 2029. Petroleum royalties remain subject to ongoing uncertainty driven by changes in oil prices and exchange rates.

Other royalties

Revenue from other royalties (including base and precious metals, other minerals and other royalties) are estimated to total $734.1 million in 2024–25, driven by the increasing price of gold as well as exchange rate movements.

Other royalties are expected to decline across the 4 years to 2028–29. This is driven by an expected ongoing reduction in copper, lead, and zinc volumes due to depletion of ore reserves and scheduled mine closures over coming years. Although some new mines will inevitably open, potential royalties from these operations are only incorporated into forecasts once final investment decisions are made.

3.4.4	Sales of goods and services

Sales of goods and services revenue comprises primarily the cost recovery from the Queensland Government’s provision of a range of goods or services.

Sales of goods and services revenue is expected to decline from current levels, which have been elevated following successive years of growth of around 10 per cent.

A forecast decline over the forward estimates period is predominantly due to the expected completion of the Cross River Rail project, which drives significant sales from the general government sector to the Public Non-financial Corporations sector. With completion of this project, there will also be offsetting reductions in expenditures.

Table 3.5 provides a breakdown of the categories of goods and services captured in terms of these revenues. The fall in public transport revenue reflects the impact of the decision to permanently adopt 50 cent fares.

Budget Strategy and Outlook 2025-26

Table 3.5	Sales of goods and services[1]

	2023–24 Actual $ million	2024–25 Est. Act. $ million	2025–26 Budget $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Fee for service activities	3,310	4,155	4,316	4,027	3,454	3,429
Public transport	325	84	61	63	64	65
Rent revenue	638	632	690	772	802	818
Sale of land inventory	68	95	96	118	99	122
Hospital fees	1,035	1,005	1,048	1,076	1,104	1,130
Transport and traffic fees	572	533	598	631	662	700
Other sales of goods and services	1,195	1,342	1,249	1,329	1,380	1,427
Total	7,143	7,846	8,057	8,017	7,566	7,690

Note:

1.	Numbers may not add due to rounding.

Government Indexation Policy

For the 2025–26 year, the government has set the Government Indexation Rate for fees and charges at 3.4 per cent. This is in line with the government’s efforts to strengthen the state’s financial position with a focus on respect for taxpayers’ money.

To provide greater budget certainty, the government has determined this annual indexation rate will apply for each of the next 4 financial years until 2028–29.

3.4.5	Interest income

Interest income primarily reflects interest earned on investments, including those to support debt, superannuation and insurance liabilities.

Interest income is expected to decline moderately over the forward estimates by an average of 2.4 per cent over the 4 years to 2028–29. This reflects expected drawdowns on investments from the Debt Retirement Fund to repay debt, and suspension of contributions to the defined benefit scheme. Further details on investment consolidation and the debt repayment strategy are discussed in Chapter 5.

3.4.6	Dividend and income tax equivalent income

Revenue from dividend and income tax equivalent income is estimated to total $1.529 billion in 2024–25, largely consistent with 2023–24, and $247.2 million lower than expected at the time of the 2024–25 MYFER.

Budget Strategy and Outlook 2025-26

Over the forward estimates, dividend and income tax equivalent forecasts remain relatively stable, increasing slightly to $1.613 billion over the 4 years to 2028–29.

Key movements over the period include steady growth in electricity network and port dividends, in line with increasing earnings, moderated by dividends and income tax equivalents from the electricity generation sector and rail sectors, as market electricity prices stabilise and major rail assets come into operation. Trends in dividends and income tax equivalent income are discussed in more detail in Chapter 7.

3.4.7	Other revenue

Other revenue, including royalty revenue, accounts for 11.1 per cent of total General Government Sector revenue in 2025–26 (see Table 3.6).

Table 3.6	Other revenue[1]

	2023–24	2024–25	2025–26	2026–27	2027–28	2028–29
	Actual	Est. Actual	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million
Royalties and land rents	12,959	8,108	8,181	8,053	7,708	7,050
Fines and forfeitures	763	772	850	959	960	960
Revenue not elsewhere classified	1,085	1,155	1,083	768	780	782
Total other revenue	14,807	10,035	10,114	9,780	9,447	8,792

Note:

1.	Numbers may not add due to rounding.

Royalties (including land rents) account for 9.0 per cent of total revenue in 2025–26 and are discussed in more detail above in section 3.4.3.

The major fines included in the fines and forfeitures category include speeding, red light, mobile phone and seatbelt camera detected offences and tolling offences.

Revenue from fines and forfeitures is expected to total $772.3 million in 2024–25, $21.8 million (2.7 per cent) lower than expected at the 2024–25 Budget forecast due to lower infringement rates and revised timing of the camera program rollout.

Fines and forfeitures are expected to grow by an average of 11.4 per cent in 2025–26 and 2026–27 primarily driven by planned expansions of the camera program, before stabilising from 2027–28.

Revenue not elsewhere classified includes assets contributed to the state and payments received for works delivered on behalf of government-owned corporations.

Budget Strategy and Outlook 2025-26

4	Expenses

Features

•

The 2025–26 Budget begins the task of resetting expenses growth onto a more sustainable path so that community outcomes are delivered, and legacy issues are addressed whilst maintaining a clear focus on maximising value.

•

The 2024–25 Mid-Year Fiscal and Economic Review (MYFER) highlighted the extent of under-funding across the forward budget years in the areas of health, education, housing, child safety and support for victims of crime.

•	General Government Sector expenses are estimated to be $99.918 billion in 2025–26, 5.3 per cent higher than the 2024–25 estimated actual.

•

Total expenses are projected to grow at an average annual rate of 2.2 per cent over the 4 years to 2028–29, reflecting an intentionally disciplined approach to expense management. Expenses grew at 11.6 per cent per annum over the 3 years to 2023–24, including year-on-year expense growth of 16.1 per cent in 2023–24.

•

In 2025–26, the major areas of expenditure are in the key frontline services of health and education, which account for more the 50 per cent of operating expenses, while additional funding has been provided in priority areas including community safety, housing and child safety.

4.1	2024–25 Estimated actual

General government expenses in 2024–25 are estimated to be $94.852 billion, $1.869 billion higher than the 2024–25 MYFER estimate. The increase is largely due to:

•	additional natural disaster expenditure, mainly relating to events in 2024 and 2025 — the funding of which is shared with the Australian Government

•	additional funding for critical housing, homelessness and child safety services

•	expedited delivery of the Residential Activation Fund for trunk and essential infrastructure to activate new residential developments as part of the plan to deliver 1 million homes by 2044

•	additional Australian Government funding for education, health and housing

•	demand for health services, including elective surgeries

•	reclassification of capital expenditure to operating expenses.

Budget Strategy and Outlook 2025-26

4.2	2025–26 Budget and outyears

Table 4.1	General Government Sector expenses[1]

	2023–24 Outcome $ million	2024–25 MYFER $ million	2024–25 Est. Act. $ million	2025–26 Budget $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Employee expenses	33,264	35,417	36,194	37,964	39,274	40,623	42,064
Superannuation interest costs	789	828	824	791	713	642	591
Other superannuation expenses	4,071	4,393	4,366	4,650	4,818	4,974	5,077
Other operating expenses	25,901	26,833	26,908	27,339	25,857	25,147	25,356
Depreciation and amortisation	5,441	5,754	5,932	6,447	6,965	7,495	8,027
Other interest expenses	2,020	2,401	2,500	3,501	4,710	5,928	7,090
Grants expenses	16,601	17,358	18,128	19,226	18,413	17,224	15,338
Total Expenses	88,087	92,983	94,852	99,918	100,751	102,033	103,543

Note:

1.	Numbers may not add due to rounding.

General government expenses are projected to be $99.918 billion in 2025–26, an increase of $5.066 billion (or 5.3 per cent) over the 2024–25 estimated actual. Factors driving the uplift in expenses are:

•	delivery of critical health services

•	additional funding under the Better and Fairer Schools Agreement – Full and Fair Funding and associated Bilateral Agreement

•	reforming the residential care system and protecting the most vulnerable children

•	funding for crisis accommodation and a range of housing and homelessness services

•	additional funding to maintain frontline police services

•	financial support for victims of crime

•	delivering priority actions under the Destination 2045: Delivering Queensland’s Tourism Future.

The government has reviewed the funding shortfalls across frontline services identified in the 2024–25 MYFER and taken measures to address these in the 2025–26 Budget. An assessment of under-funded legacy issues and whole-of-government savings incorporated into the Budget at MYFER has been factored into revised funding levels and future expense growth rates to ensure the security of service delivery and employment, and a return to a fiscally sustainable position in the medium term.

Budget Strategy and Outlook 2025-26

Given the quantum of under-funded services addressed in this Budget, and the rigorous assessment of new funding bids, individual agency savings targets have not been applied.

General Government Sector expenses growth falls from 5.3 per cent in 2025–26 to an average annual growth of 2.2 per cent over the 4 years to 2028–29. Excluding disaster recovery expenses which fall significantly over time, the comparable average annual expenses growth is 2.7 per cent.

Expenditure growth eases from 2026–27 as employee expenses, the sector’s largest expense category, are contained to a more sustainable average annual rate of 3.5 per cent over the remaining forward estimates. Grant expenses decline as disaster recovery works are completed.

An ongoing program of work will continue across government to identify operating efficiencies which will support agencies to keep expense growth to sustainable levels in the years ahead. Such measures include capping of non-frontline senior executive roles at current levels, implementing greater oversight of agency expense management, identification of greater value for money through procurement and establishment of Queensland Government Consulting Services (QGCS) to flatten the growth trajectory of government expenditure on consultants and contractors.

4.3	Expenses by operating statement category

As Chart 4.1 shows, employee-related expenses are the largest component of General Government Sector expenses, accounting for 38 per cent of total operating expenditure. Other operating expenses at 27.4 per cent is the next largest category, reflecting non-labour costs associated with providing goods and services to government and non-government recipients including, for example, repairs and maintenance, transport service contract payments to Queensland Rail, subsidies to households and payments to contractors and consultants.

Budget Strategy and Outlook 2025-26

Chart 4.1	Expenses by operating statement category, 2025–26

4.3.1	Employee expenses

Employee expenses include salaries and wages, annual leave and long service leave.

Employee expenses are projected to be $37.964 billion in 2025–26, $1.77 billion or 4.9 per cent higher than the 2024–25 estimated actual. Employee expenses growth represents the combined increase in full-time equivalent (FTE) employees and forecast wage rates.

An effective public service relies on attraction and retention through competitive remuneration and conditions balanced against prudent management of the growth in operating expenses, settings that are reflected in the government’s wage offer for the current bargaining cycle.

Headline wage policy growth has historically moved in line and kept pace with inflation. However, since 2019–20 average remuneration of Queensland public service employees has grown much faster. This measure is impacted by a number of factors, including the composition of the workforce.

Full-time equivalents

The 2025–26 Budget has been developed to deliver a safe and secure pathway towards fiscal improvement, whilst also providing funding certainty needed to deliver more and better services to Queenslanders by addressing legacy funding issues identified in the 2024–25 MYFER. Government is providing the funding certainty to engage the public servants needed to deliver more and better services to Queenslanders, right across the state.

Budget Strategy and Outlook 2025-26

Approved funded FTE positions across government departments (refer Table 4.2) are estimated to increase by 6,073 (or 2.2 per cent) in 2025–26, driven principally by increases in Queensland Health, the Department of Education and Queensland Police Service.

The Public Sector Commission (PSC) has primary responsibility for monitoring the number of FTEs and collating key human resource workforce metrics across the whole-of-sector (consisting of the agencies outlined in Table 4.2 plus selected other entities).

The PSC’s annual State of the Sector report provides a summary of the Queensland whole-of-sector workforce as at the March quarter each year. The 2025 State of the Sector report shows that:

•	there was a total of 270,884 FTEs, representing an increase of 12,872 FTEs, or almost 5 per cent, since March 2024

•	the increase reflects growth of 12,040 FTEs in frontline and frontline support roles and 832 FTEs in non-frontline roles

•	in total, 90.8 per cent of public servants are engaged in frontline and frontline support roles, with 24,911 FTEs in corporate service roles.

It is noted that the reporting basis of the State of the Sector report reflects active and paid FTEs engaged at March 2025 while FTEs levels reported in Table 4.2 reflect approved funded FTE positions for the financial year.

Budget Strategy and Outlook 2025-26

Table 4.2	Funded Controlled FTE positions by Department[1]

	2024–25 Adjusted Budget[2]	2024–25 Est. Act.	2025–26 Budget
Customer Services, Open Data and Small and Family Business[3]	2,010	1,955	3,300
Education	77,602	77,655	78,148
Electoral Commission of Queensland	88	88	91
Environment, Tourism, Science and Innovation	3,102	3,119	3,106
Families, Seniors, Disability Services and Child Safety	5,650	5,851	5,940
Housing and Public Works	4,406	4,409	4,638
Justice	4,549	4,683	4,623
Local Government, Water and Volunteers	812	833	836
Natural Resources and Mines, Manufacturing and Regional and Rural Development	1,552	1,555	1,536
Office of the Inspector-General Emergency Management	22	22	22
Premier and Cabinet	507	535	534
Primary Industries	2,791	2,833	2,956
Public Sector Commission	100	100	90
Queensland Corrective Services	8,299	8,448	8,274
Queensland Fire Department	4,207	4,191	4,230
Queensland Health	110,837	114,734	119,438
Queensland Police Service	19,367	19,495	19,791
Queensland Treasury	1,944	1,926	1,983
Sport, Racing and Olympic and Paralympic Games	465	464	445
State Development, Infrastructure and Planning	1,804	1,829	1,865
The Public Trustee of Queensland	635	635	635
Trade, Employment and Training	4,930	4,922	4,924
Transport and Main Roads[3]	8,022	8,078	6,850
Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism	455	459	432
Youth Justice and Victim Support	2,437	2,460	2,665
Total	266,593	271,279	277,352

Notes:

1.

Explanations for variances in departmental FTEs can be found in the Service Delivery Statements (SDS). Department total may include multiple tables from SDS due to separate FTE tables being provided for Departmental service areas and Commercialised Business Units.

2.	Adjusted Budget reflects movements of FTEs following Machinery of Government changes.
3.

The increase in Customer Services, Open Data and Small and Family Business and reduction in Transport and Main Roads is largely attributable to the transfer of the Customer Services function (1,345 FTEs transferred).

Budget Strategy and Outlook 2025-26

4.3.2	Superannuation expenses

The superannuation interest cost represents the imputed interest on the government’s accruing defined benefit superannuation liabilities.

The state’s defined benefit superannuation liabilities are valued in accordance with the Australian Accounting Standards Board 119 Employee Benefits which requires the discounting of future benefit obligations using yield rates on government bonds. Interest costs are calculated on a net liability approach by applying the discount rate to both the gross liability and superannuation plan assets.

Superannuation interest costs are dependent on the applicable discount rate at the beginning of the year. Superannuation interest costs are forecast to decline over the forward estimates. The defined benefit scheme is closed to new members and will progressively decline as members leave.

Other superannuation expenses represent employer superannuation contributions to accumulated superannuation and the current service cost of the state’s defined benefit obligations (or the increase in the present value of the defined benefit obligation resulting from employee service in the current period). This amount increases steadily across the forward estimates at a comparable rate to forecast employee expenses growth.

4.3.3	Other operating expenses

Other operating expenses comprise non-labour costs necessary for the operation and delivery of government services. These costs include repairs and maintenance, information technology and communication services, water, electricity, consultants and procurement of outsourced service delivery by contractors.

In 2025–26, other operating expenses are estimated to total $27.339 billion, representing an increase of $431 million or 1.6 per cent compared to the 2024–25 estimated actual. The increase largely reflects essential service delivery commitments including:

•	transport service contract payments to Queensland Rail for rail services

•	operating costs incurred in the delivery of transport infrastructure

•	school operating costs

•	law and order services.

Other operating expenses are forecast to decline over the next 2 financial years before increasing moderately in 2028–29. Expenses growth is forecast to moderate as improved efficiency in service delivery initiatives gain traction. Completion of works associated with the delivery of Cross River Rail is also expected to contribute to lower growth over the remainder of the forward estimates.

The government is committed to reducing reliance on consultants and contractors by establishing QGCS.

Budget Strategy and Outlook 2025-26

Box 4.1 Queensland Government Consulting Services

Established 1 July 2025 as a new business unit of Queensland Treasury Corporation

To give effect to the recommendations of the Coaldrake Review, the government is committed to reducing reliance on external consultants and contractors and enhancing capacity and capability across the public service.

QGCS will offer a world class source of quality advice, delivering on the government’s election commitment.

QGCS will be established on 1 July 2025 as a new business unit of Queensland Treasury Corporation.

$15 million over 2 years will be allocated to support initial establishment, recruitment and operating costs, until QGCS becomes self-sustaining.

QGCS is one measure designed to reduce government spending on external contractors and consultants. In addition, a disciplined approach to engaging external advisors and delivering capital investments on time and on budget will also come into effect.

As reported by the Queensland Audit Office (QAO) in Report No. 11 (2024–25) State entities 2024, spending on external consultants and contractors increased from approximately $2.1 billion in 2020–21 to $3.7 billion in 2023–24, a Compound Annual Growth Rate of over 20 per cent. On this trajectory, total spending on external consultants and contractors could have reached $4.5 billion by 2024–25. Based on analysis of spending to March 2025, and pro-rated for the full year, the estimated consultant and contractor spend is $4.0 billion.

Identifying efficiencies in the delivery of major projects, such as pumped hydro energy storage, is also expected to yield savings. The abovementioned QAO report identified that expenditure on contractors and consultants represented more than 30 per cent of total construction costs.

4.3.4	Depreciation and amortisation

Depreciation and amortisation expenses are an estimate of the progressive consumption of the state’s assets through normal usage, wear and tear and obsolescence.

Depreciation and amortisation expenses are projected to be $6.447 billion in 2025–26 and are forecast to grow over the forward estimates, effectively reflecting recent asset revaluations and the state’s capital program.

4.3.5	Other interest expenses

Other interest expenses include interest paid on borrowings, finance leases and similar arrangements to acquire capital assets and infrastructure such as roads, hospitals, state schools and social and affordable housing.

Budget Strategy and Outlook 2025-26

Interest expenses are expected to rise across the forward estimates in line with increased borrowings. By 2027–28, the interest to revenue ratio is forecast to be 6.1 per cent, which compares favourably to the interest to revenue ratio of 6.9 per cent in the 2024–25 MYFER.

4.3.6	Grants expenses

The government provides recurrent and capital grants to non-government recipients. Recurrent grants are provided to support government service delivery or provide targeted assistance to specific recipient groups. Capital grants are provided to support infrastructure projects or transfer infrastructure assets. Table 8.12 provides further details.

Current grants include grants and subsidies to the community (such as non-state schools, hospitals, benevolent institutions and local governments) and personal benefit payments. Community Service Obligations are provided where Public Non-financial Corporations (PNFCs) are required to provide non-commercial services or services at non-commercial prices for the benefit of the community.

Recurrent grants are expected to total $14.131 billion in 2025–26, representing an increase of $1.007 billion compared to payments in the 2024–25 estimated actual. The increase reflects higher on-passed Australian Government grant payments for Financial Assistance Grants to local councils and to non-government schools, as well as community recovery grants for recent natural disasters and financial assistance to victims of crime.

Capital grants represent transfers to the PNFC Sector, local governments, not -for-profit institutions and non-state schools, businesses and households (including the First home owner grant) for capital purposes.

In 2025–26, capital grant expenses are estimated to total $5.094 billion, before declining substantially in 2027–28 and 2028–29. The impact from 3 severe weather events in 2025 has resulted in a substantial increase in disaster recovery funding to affected local council areas across the state for damaged infrastructure. As detailed in Table 2.3, disaster expenses, mainly capital grants to local councils, decrease significantly in 2027–28, with recovery works largely completed by 2028–29. Disaster expenditure is jointly shared between the Australian Government and the States.

Budget Strategy and Outlook 2025-26

5	Balance sheet and cash flows

Features

•	The 2025–26 Budget delivers significant reductions in forecast debt across the forward estimates relative to the 2024–25 Mid-Year Fiscal and Economic Review (MYFER).

•

The government is committed to managing the rate of growth in borrowings and recognises the benefits to Queenslanders of a calm and methodical approach to balance sheet management in support of fiscal objectives.

•

The Budget provides for a significant and targeted capital investment program, while moderating growth in borrowings and limiting interest expenses to support improved cash flows, providing the foundations for balance sheet repair and ongoing sustainability.

•	General Government Sector (GGS) gross borrowing is forecast to be $95.480 billion for 2025–26, $6.3 billion less than expected in the 2024–25 MYFER.

•	The Non-financial Public Sector (NFPS) gross borrowing is expected to be $147.840 billion in 2025–26, $8.4 billion less than projected at 2024–25 MYFER.

•	In 2027–28, total NFPS debt is forecast to be $190.360 billion, $27.5 billion lower than the 2024–25 MYFER forecast of $217.826 billion.

•

NFPS borrowing is expected to progressively increase to $205.660 billion by 2028–29. The rate of increase slows each year as general government operating deficits improve and the capital program stabilises.

•	In addition, investment returns from the Debt Retirement Fund and a redemption of surplus defined benefit assets will lower debt by $4.8 billion by 30 June 2029.

5.1	Overview

The balance sheet shows the projected assets, liabilities and net worth of the GGS as at 30 June each year. A resilient balance sheet provides the government with the capacity to respond to immediate financial and economic events.

The cash flow statement shows the expected cash flows of the GGS during each financial year of the forward estimates. While the operating statement is reported in accrual terms, when revenues and expenses are recognised, the cash flow statement is reported in cash terms when revenues are received, and payments are made.

Budget Strategy and Outlook 2025-26

5.2	Balance sheet

Table 5.1 summarises the key balance sheet aggregates.

Table 5.1	Summary of budgeted balance sheets[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 MYFER $ million	2024–25 Est. Act. $ million	2025–26 Budget $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
General Government
Financial assets	89,221	91,386	92,042	90,946	93,185	93,553	94,977	97,551
Non-financial assets	356,110	355,190	369,157	367,342	379,593	394,956	410,821	425,462
Total assets	445,331	446,575	461,199	458,288	472,778	488,510	505,798	523,013
Borrowings	58,773	77,118	77,627	74,843	95,480	114,301	131,696	145,176
Advances	3,161	1,662	2,092	2,532	1,269	975	788	746
Superannuation liability	20,118	19,478	19,889	19,006	18,806	18,326	17,409	16,198
Other provisions and liabilities	32,132	32,744	31,907	31,522	32,280	32,444	33,258	34,083
Total liabilities	114,184	131,002	131,515	127,903	147,835	166,045	183,151	196,204
Net worth	331,147	315,573	329,683	330,385	324,943	322,464	322,647	326,810
Net debt	5,684	27,407	25,539	22,092	41,803	61,605	79,239	93,217
Non-Financial Public Sector
NPFS Borrowings	106,397	124,707	128,085	124,118	147,840	170,484	190,360	205,660
NFPS Purchases of	16,887	22,241	25,760	21,583	23,837	26,749	26,221	25,326
non-financial assets

Note:

1.	Numbers may not add due to rounding.

5.2.1	Financial assets

The major categories of financial assets are investments, loans and placements, and investments in other public sector entities.

Investments, loans and placements include investments held to meet future liabilities, such as superannuation and insurance, as well as investments relating to the Queensland Future Fund – Debt Retirement Fund (DRF).

The GGS also holds the equity in the state’s public enterprises, principally the shareholding in government-owned corporations (GOCs) but also Public Financial Corporations like Queensland Treasury Corporation (QTC).

Total financial assets of $90.946 billion are estimated for 2024–25, $1.725 billion higher than 2023–24 Outcome. Financial assets are forecast to rise steadily across the forward estimates as increases in equity in public sector enterprises are slightly offset by modest declines in investments, loans and placements.

In recognition of the need for balance sheet repair, this Budget includes additional debt reduction measures to ensure available liquidity is used optimally to reduce pressure on NFPS borrowing.

Budget Strategy and Outlook 2025-26

Given the steep rise in long-term interest rates, this government is using the DRF for the purpose for which it was established in 2021 and is reducing the state’s debt burden by drawing on the DRF investments to repay borrowings. Repaying borrowings will reduce the state’s interest burden along with its exposure to significant financial market risks.

In 2025–26, a program of investment portfolio consolidation will combine $3 billion of surplus defined benefit investment assets with $5.35 billion of other long-term assets and contribute these investments to the DRF. As a result, the value of the DRF will increase to $19.4 billion in 2025–26. The revised structure of the DRF will allow for the repayment of $4.8 billion of debt by 30 June 2029.

The latest actuarial valuation of the defined benefit scheme shows a surplus of almost $10 billion. A drawdown of $3 billion for contribution to the DRF will still leave the scheme with a significant buffer against future risks, fulfilling the State’s obligation to hold assets that are at least equal in value to the actuarial defined benefit liability.

The additional $5.35 billion contribution to the DRF will be sourced from a portfolio of long -term assets originally established to support appropriation payments mainly for housing and carbon reduction programs. The programs will continue to be fully funded through approved appropriation payments, with no change to service delivery.

Consolidating investment assets across the government’s balance sheet will simplify portfolio management, reduce investment administration burden and support a unified debt reduction strategy.

5.2.2	Non-financial assets

Non-financial assets consist primarily of land and other fixed assets, including roads, schools, hospitals and other infrastructure. Other non-financial assets held by the state include prepayments and deferred income tax assets relating to GOCs.

GGS non-financial assets are estimated to be $367.342 billion at 30 June 2025, $11.232 billion higher than the 2023–24 outcome. GGS non-financial assets are forecast to increase from $379.593 billion in 2025–26 to $425.462 billion by 30 June 2029.

The NFPS capital program for 2025–26 is forecast to be $29.318 billion, which comprises $23.837 billion of PNFA, $5.063 billion of capital grant expenses and acquisitions of non-financial assets under finance leases and similar arrangements of $417 million.

Over the 4 years to 2028–29, the NFPS capital program is forecast to be $116.840 billion, which comprises $102.132 billion of purchases of non-financial assets (PNFA), $13.511 billion of capital grants expenses, and acquisitions of non-financial assets under finance leases and similar arrangements of $1.196 billion.

The finance leases and similar arrangements are mainly in relation to Public Private Partnerships and include construction of Cross River Rail infrastructure and Gold Coast Light Rail Stage 3.

The government is reviewing the delivery approach for the capital program to improve governance and oversight coordination.

Budget Strategy and Outlook 2025-26

The reduction in the NFPS capital program over the forward estimates compared to 2024–25 MYFER has been achieved by working with agencies to assess government priorities while sequencing the capital program to support on-time and on-budget delivery. Further discussion can be found in Budget Paper 3: Budget Capital Statement.

5.2.3	Liabilities

General Government Sector

Total GGS liabilities are estimated to be $127.903 billion at 30 June 2025 of which the largest component is borrowings at $74.843 billion. This is $2.784 billion lower than the 2024–25 MYFER estimate.

By 30 June 2028 borrowing is expected to be $131.696 billion, which is $22.070 billion lower than the 2024–25 MYFER estimate. Lower than expected borrowing reflects the improved operating position, revised capital program and the impact of debt reduction measures discussed above.

The defined benefit superannuation liability is projected to be $19.006 billion at 30 June 2025 and is expected to continue to decline over the forward estimates as members progressively retire. The fund has been closed to new entrants since 2008.

Total assets covering the actuarial value of the accrued benefits at 30 June 2024 provided for a surplus of approximately $10 billion, representing a funding position of 143 per cent. The transfer of $3 billion in surplus defined benefit assets to the DRF is estimated to result in a fund surplus of around $7.4 billion, with an asset to liabilities funding ratio of 135 per cent by June 2026.

The funding position is then expected to improve further over time as returns are generated on surplus investments. It is expected that by the end of the forward estimates, asset coverage will return to the same level as determined in the 2024 triennial actuarial investigation (143 per cent).

The 2016–17 Budget approved the withdrawal of surplus defined benefit scheme assets of $4 billion, from a reported scheme surplus of over $10 billion as at 30 June 2015. Actual withdrawals of $3.5 billion occurred until 2020–21, with an additional withdrawal of $553.6 million approved by the former government in September 2024.

Non-financial Public Sector Borrowing

The NFPS is a consolidation of the General Government and PNFC sectors, with transactions between these sectors eliminated.

PNFC debt is primarily held by GOCs and is supported by income-generating assets including key economic infrastructure.

NFPS borrowing is expected to be $124.118 billion by 30 June 2025, $3.968 billion lower than the 2024–25 MYFER.

NFPS borrowing of $190.4 billion is forecast in 2027–28, $27.5 billion lower than the comparable 2024–25 MYFER estimates. Chart 5.1 shows the forecast growth in NFPS borrowing across the forward estimates in both the 2024–25 MYFER and 2025–26 Budget.

Budget Strategy and Outlook 2025-26

Chart 5.1	Non-financial Public Sector borrowings

5.2.4	Net debt

Net debt is the sum of borrowing and advances received, less the sum of cash and deposits, advances paid, and investments, loans and placements.

Net debt excludes certain assets and liabilities, such as superannuation and insurance liabilities. Net debt is another metric used across jurisdictions to assess the soundness of the government’s fiscal position. Higher levels of net debt will require servicing through interest payments and limit flexibility to adjust expenditure.

Net debt for the GGS in 2024–25 is estimated to be $22.092 billion, $3.447 billion lower than expected in the 2024–25 MYFER. The lower net debt predominantly reflects lower borrowing requirements for capital purchases in both the GGS and PNFC sectors, and the impact of expected returns on the state’s long-term assets.

The net debt to revenue ratio for the GGS in 2025–26 is forecast to be 45.8 per cent. This compares very favourably to the ratio in the 2024–25 MYFER of 54.1 per cent.

Budget Strategy and Outlook 2025-26

5.2.5	Net worth

The net worth, or equity, of the state is the amount by which the state’s assets exceed its liabilities. This is the value of the investment held on behalf of the people of Queensland by public sector entities.

Changes in the state’s net worth occur for several reasons including:

•	operating surpluses (deficits) that increase (decrease) the government’s equity

•	revaluation of assets and liabilities as required by accounting standards

•	movements in the net worth of the state’s investments in the PNFC and Public Financial Corporations (PFC) sectors

•	gains or losses on disposal of assets — where the selling price of an asset is greater (less) than its value in an agency’s accounts, the resultant profit (loss) affects net worth.

GGS net worth is projected to be $330.385 billion at 30 June 2025 and gradually decline in 2025–26 and 2026–27 due to the net operating deficits. From 2027–28 net worth is expected to improve as operating deficits reduce. GGS net worth is forecast to reach $326.810 billion in 2028–29.

5.3	Cash flows

The cash flow statement provides the cash surplus (deficit) measure, which comprises the net cash flows from operating activities plus the net cash flows from investments in non-financial assets (or physical capital).

GGS net cash inflows from operating activities have improved compared to 2024–25 MYFER estimates due to the improved operating balances and moderation in capital purchases. The improvement in this measure over the forward estimates is shown in Chart 5.2.

Net cash flows from investments in financial assets for policy purposes include net cash flows from disposal or return of equity, net equity injections into GOCs and concessional loans and advances. Cash flows from the injection of equity into the PNFC and PFC sectors are the primary driver of net outflows of $4.1 billion over the period from 2025–26 to 2028–29.

Net cash flows from investments in financial assets for liquidity purposes represent net investment in financial assets to cover liabilities such as superannuation and insurance, as well as deposits and withdrawals to or from a redraw facility with QTC and other specific investments.

From 2025–26 to 2028–29, liquidity purposes cash flows will include annual withdrawals of $1.4 billion from the Debt Retirement Fund to repay debt.

Total GGS purchases of non-financial assets (PNFA) of $13.370 billion are budgeted for 2024–25. Over the period from 2025–26 to 2028–29, GGS PNFA are expected to total $70.972 billion. Operating cash flows are positive from 2026–27 and by 2028–29 will fund 33 per cent of capital purchases.

Budget Strategy and Outlook 2025-26

Chart 5.2	General Government Sector net cash inflows from operating activities

The GGS cash deficit for 2024–25 is estimated to be $14.499 billion, which is $848 million lower than the deficit forecast at the 2024–25 MYFER.

A GGS cash deficit of $17.576 billion is forecast for 2025–26, reducing to an estimated deficit of $16.195 billion in 2027–28 and $12.429 billion in 2028–29. This is a significant improvement on the 2024–25 MYFER, which estimated a deficit of $22.058 billion in 2027–28.

Budget Strategy and Outlook 2025-26

6	Intergovernmental financial relations

Features

•

The federal financial relations framework recognises that coordinated action and clear lines of responsibility for funding and service delivery are crucial for maximising economic and social outcomes and to strategically position the nation for the future.

•

One of the Australian Government’s functions under this framework is to provide funding to states to deliver essential services and infrastructure, representing approximately 44 per cent of all Queensland’s General Government Sector revenue in 2025–26.

•	It is estimated the Australian Government will provide the Queensland Government with $40.595 billion in 2025–26 ($391 million less than in 2024–25), comprising:

•	$22.851 billion[1] in payments for specific purposes ($1.381 billion more than 2024–25)

•	$1.119 billion in other Australian Government grants, including payments direct to Queensland Government agencies for Australian Government own-purpose expenditure ($519 million more than 2024–25)

•	$16.625 billion in payments for general purposes ($2.292 billion less than 2024–25).

•	Further detail is provided in Chapter 3.

•	Payments for specific purposes to Queensland in 2025–26 include:

•	$7.531 billion for National Health Reform funding

•	$7.393 billion for Better and Fairer Schools funding [2]

•

$7.105 billion for National Partnership payments (including the Infrastructure Investment Program, Disaster Recovery Funding Arrangements (DRFA), National Energy Bill Relief, the South East Queensland City Deal and the Brisbane 2032 Olympic and Paralympic Games)

•	$460 million for National Skills Agreement funding

•	$363 million for National Agreement on Social Housing and Homelessness funding.

•

The Queensland Government is committed to rebuilding and strengthening its relationship with local governments, recognising the important services they provide to the community. In this regard, the Queensland Government has made permanent the Works for Queensland program and will provide $100 million ongoing to deliver local projects.

•	The Queensland Government is also delivering the $2 billion Residential Activation Fund to accelerate delivery of essential infrastructure to fast-track new homes.

[1]	Total payments for specific purposes may not add due to rounding.
[2]	Better and Fairer Schools funding includes payments for government schools (exclusive of GST) and non-government schools (inclusive of GST).

Budget Strategy and Outlook 2025-26

6.1	Federal financial arrangements

The Australian Government has greater capacity to raise revenue than is required to fund service delivery responsibilities. Conversely, states and territories’ (states) ability to raise revenue is less than required to meet their service delivery and infrastructure responsibilities. This vertical fiscal imbalance (VFI) is addressed through a system of intergovernmental payments from the Australian Government to the states.

In 2023–24, the Australian Government collected 71.1 per cent of government revenue nationally, while states collected 23.2 per cent, and local governments the balance (5.7 per cent). Chart 6.1 illustrates the revenue and expense disparity between the different levels of government.

Chart 6.1	Own-source revenue and expenses by levels of government, 2023–24[1,2]

Notes:

1.	Revenue calculated as total revenue minus grant revenue.
2.	Expenses calculated as total expenses minus grant expenses.

Source: ABS Government Finance Statistics.

To address VFI, the Australian Government makes 2 types of payments:

•	general revenue assistance payments (largely GST revenue) which can be used by states for any purpose (‘untied’ funding)

•	payments for specific purposes (‘tied’ funding) such as:

•

payments for National Health Reform, Better and Fairer Schools, the National Skills Agreement and the National Agreement on Social Housing and Homelessness, which are a contribution toward states’ service delivery priorities

Budget Strategy and Outlook 2025-26

•	National Partnership (NP) payments, which represent funding to support the delivery of specific priorities, outputs, or projects and to facilitate or incentivise reforms.

As part of the national governance arrangements, the Council on Federal Financial Relations – chaired by the Australian Treasurer and comprising all state Treasurers – oversees national agreements and transfers between the Australian Government and states.

States have also formed the Board of Treasurers (the Board) to collaborate on common issues, advance national reform priorities from state perspectives, and promote united agenda setting in federal affairs. The Board is chaired by a state Treasurer for a calendar year on a rotational basis.

Key priority areas for the Board in 2025 include health and disability services reform, early engagement on the 2026 Australian Productivity Commission inquiry on Horizontal Fiscal Equalisation and overseeing negotiations of major funding agreements expiring within the next 12 months.

This chapter largely focuses on the Australian Government’s payments for specific purposes (sections 6.2 and 6.3). Information on State–Local Government Relations is provided in section 6.4.

6.2	Australian Government funding to Queensland

It is estimated the Australian Government will provide the Queensland Government with $40.595 billion in 2025–26.

The primary driver for the decrease in Australian Government funding in 2025–26 is a significant reduction in Queensland’s GST revenue of $2.292 billion.

A detailed discussion of Queensland’s GST revenue, including the key factors leading to the reduced GST in 2025–26, is provided in Chapter 3.

Australian Government funding is estimated to account for 44 per cent of Queensland’s total General Government Sector revenue sources in 2025–26 (shown in Chart 6.2).

Budget Strategy and Outlook 2025-26

Chart 6.2	General Government Sector revenue sources, Queensland 2025–26[1,2]

Notes:

1.	Queensland own-source and other revenue figure includes taxation revenue, sales of goods and services, royalties and land rents.
2.	Queensland Treasury estimates. Other Australian Government grants include payments direct to Queensland Government agencies for Australian Government own-purpose expenditure.

Sources: 2025–26 Federal Budget Paper No. 3 and Queensland Treasury estimates.

Box 6.1 Major agreements to be negotiated in the next 12 months

The Queensland Government will collaborate with the Australian Government to secure sustainable, long-term funding arrangements for agreements expiring within the next 12 months.

Major agreements to be renegotiated in the next year include the National Health Reform Agreement (NHRA), the National Mental Health and Suicide Prevention Agreement and the Preschool Reform Agreement. All are set to expire on 30 June 2026.

Combined, these 3 agreements account for $7.602 billion1 in funding that Queensland will receive for 2025–26.

Health and disability

On 6 December 2023, National Cabinet agreed that the Australian Government and state and territory governments would work together to deliver system-wide structural health reform and

[1]

This excludes $414 million of additional funding in 2025–26 provided by the Australian Government under a separate bilateral funding schedule, in line with the agreement to extend the NHRA for one year.

Budget Strategy and Outlook 2025-26

work to secure the future of the National Disability Insurance Scheme (NDIS), including jointly designing and funding new Foundational Supports to improve services outside of the NDIS.

To enable more time for negotiations on health and disability reform, an interim one-year NHRA extension has been agreed with the Australian Government, providing an additional $1.7 billion in ‘top-up’ funding across states and territories for 2025–26 under separate bilateral funding schedules. For Queensland, the top-up funding will provide $414 million in 2025–26 in addition to the $7.531 billion under the extended NHRA arrangements ($7.945 billion in total). The one-year extension allows for negotiations on long-term NHRA arrangements to continue in 2025.

National Cabinet committed in December 2023 to increasing the Australian Government’s NHRA contributions to public hospitals to 45 per cent, and establishing a more generous funding cap. This commitment is to be realised over a 10-year period, from 1 July 2025 to 30 June 2035, with the Australian Government to increase its contribution to 42.5 per cent of public hospital funding by 2030.

To ensure the ongoing sustainability of Queensland’s public hospital system, it will be vital the Australian Government upholds its commitment to increase its contributions under the next NHRA, which has been declining under the current arrangements. While demand and cost pressures have continued to be experienced in recent years, the impact of the 6.5 per cent annual national growth cap on Commonwealth contributions has resulted in the Commonwealth contribution rate in Queensland falling from 44.44 per cent in 2019–20 to an estimated 37.44 per cent in 2024–25, as shown in Chart 6.3.

The Queensland Government is working with the other states territories to ensure that the National Cabinet commitment is reflected in the next long-term NHRA.

Chart 6.3	Commonwealth contribution rate, activity based funding, Queensland[1]

Notes:

1.	2024–25 is a projection only based on Queensland Health estimates and is subject to change.

Budget Strategy and Outlook 2025-26

6.3	Payments to Queensland for specific purposes

In 2025–26, Queensland expects to receive $22.851 billion1 in payments for specific purposes, $1.381 billion (6.4 per cent) more than in 2024–25.

Payments for specific purposes comprise funding for National Health Reform, Better and Fairer Schools, National Skills Agreement, National Agreement on Social Housing and Homelessness, and NP payments (refer to Table 6.1).

Table 6.1	Estimated payments of Australian Government grants[1]

	2023–24 Actual	2024–25 Est. Act.	2025–26 Budget
	$ million	$ million	$ million
Payments for specific purposes
National Health Reform funding [2]	6,663	7,071	7,531
Better and Fairer Schools funding [3]	6,758	7,187	7,393
National Skills Agreement funding	390	451	460
National Agreement on Social Housing and Homelessness funding	355	355	363
National Partnership payments (incl. DRFA)	5,046	6,406	7,105
Total payments for specific purposes	19,212	21,470	22,851
Other Australian Government grants[4]	1,196	600	1,119
Total payments for specific purposes and other Australian Government grants	20,407	22,069	23,970

Notes:

1.	Numbers may not add due to rounding.

2.	The one-year extension to National Health Reform funding arrangements commences 1 July 2025.

3.

Better and Fairer Schools Agreement (BFSA) commenced on 1 January 2025 and replaces Quality Schools funding under the National School Reform Agreement. It includes payments for government schools (exclusive of GST) and non-government schools (inclusive of GST). Funding for 2025–26 does not include additional funding under the BFSA as negotiations with the Australian Government were not finalised until late March 2025.

4.

Includes direct Australian Government payments to Queensland agencies for Australian Government own-purpose expenditure (e.g. financial assistance to local governments and funding to Hospital and Health Services).

Sources: 2025–26 Federal Budget Paper No. 3 and Queensland Treasury estimates.

In 2025–26, National Health Reform funding, which accounts for 33 per cent of the total payments for specific purposes, is estimated to increase by $460 million (6.5 per cent).2

[1]	Queensland Treasury estimates.
[2]

This excludes $414 million of additional funding in 2025–26 provided by the Australian Government under a separate bilateral funding schedule, in line with the agreement to extend the NHRA for one year.

Budget Strategy and Outlook 2025-26

Queensland Government projections of National Health Reform funding differ from the projections contained in the 2025–26 Federal Budget. Australian Government projections represent cash payments made in the financial year (rather than the entitlement amount for the financial year) and include adjustments for services delivered in prior years.

Actual National Health Reform payments vary from estimates provided in budget papers as they are based on actual public hospital activity delivered each year.

Better and Fairer Schools funding, which accounts for around 32.4 per cent of total payments for specific purposes, is estimated to increase by $206 million (2.9 per cent) to $7.393 billion in 2025–26.

On 24 March 2025, the Australian and Queensland Governments signed the Heads of Agreement for the new 10-year Better and Fairer Schools Agreement – Full and Fair Funding. The new agreement represents a record investment into Queensland’s public schooling system over the term of the agreement.

Under the agreement, the Australian Government will increase its contribution from 20 per cent to 25 per cent of the Schooling Resource Standard by 2034, with Queensland increasing its contribution to 75 per cent.

Queensland will also remove the provision to claim 4 per cent of state school funding for indirect school costs such as capital depreciation and replace it with 4 per cent of recurrent funding on eligible expenses.

National Skills Agreement funding is estimated to increase by $9 million (2.1 per cent) to $460 million in 2025–26. Similarly, funding under the National Agreement on Social Housing and Homelessness is estimated to increase by $7 million (2.1 per cent) from 2024–25.

NP payments (including DRFA) account for 31.1 per cent of the total payments for specific purposes in 2025–26. It is estimated to increase by $699 million (10.9 per cent) from 2024–25 to 2025–26. A significant proportion of NP payments in 2025–26 is allocated to infrastructure, and DRFA payments (refer to Chart 6.4).

The increase in NP payments in 2025–26 is mainly due to:

•	a significant DRFA payment in 2025–26 relating to disaster events in 2024

•

fixed funding of $414 million in 2025–26 provided by the Australian Government as part of the one-year extension of the 2020–2025 Addendum to the National Health Reform Agreement— which is being provided under the separate bilateral schedule Health Reform – Additional Funding Support for Hospital and Related Health Services 2025–26 (Queensland).

Other Australian Government grants include payments direct to Queensland Government agencies for Australian Government own-purpose expenditure.

In 2025–26, Queensland expects to receive $1.119 billion in other Australian Government grants, $519 million (86.6 per cent) more than in 2024–25. The significant increase is mainly due to the Australian Government’s bring forward of financial assistance to local governments from 2024–25 to 2023–24.

Budget Strategy and Outlook 2025-26

Chart 6.4	National Partnership Payments by sector, 2025–26[1]

Note:

1.	Excludes Australian Government funding to local government and payments direct to Queensland Government agencies for Australian Government own -purpose expenditure.

Sources: 2025–26 Federal Budget Paper No. 3 and Queensland Treasury estimates.

6.3.1	Projections of payments for specific purposes to Queensland

Across the forward estimates, total payments for specific purposes (including DRFA payments) are expected to decrease slightly, with average growth of approximately -0.5 per cent between 2025–26 and 2028–29. If the impact of DRFA payments is removed, the average growth of total payments for specific purposes is expected to be 3.1 per cent between 2025–26 and 2028–29.

National Health Reform funding is expected to grow by an average of 6.5 per cent over the forward estimates. Under the current NHRA arrangements, the Australian Government will fund 45 per cent of efficient growth in hospital activity subject to a national growth cap of 6.5 per cent per annum. Current estimates are based on this methodology.

Growth in Better and Fairer Schools funding for Queensland is expected to average 3.8 per cent between 2025–26 and 2028–29 in line with enrolment changes, increased funding per student and legislated Australian Government funding shares. Queensland is expecting to receive $11.269 billion for state schools and $20.038 billion (including GST) for non-government schools from 2025–26 to 2028–29.

DRFA payments of $4.211 billion estimated from 2025–26 to 2028–29 are principally for disaster events in 2024 and 2025.

Budget Strategy and Outlook 2025-26

6.3.2	Expiring agreements

The Australian Government provides time-limited funding to states through NP payments to support the delivery of specific projects, facilitate reforms or reward states that deliver on nominated reforms or service delivery improvements.

There are 26 agreements1 expected to expire in 2024–25. At the 2025–26 Federal Budget, the Australian Government allocated funding beyond 2024–25 for 14 expiring agreements, including agreements for Public Dental Services for Adults, Family Law Information Sharing and Rheumatic Fever Strategy.

The 2025–26 Federal Budget did not allocate funding beyond 2024–25 for one expiring funding agreement — DisabilityCare Australia Fund. The Queensland Government is continuing to advocate for the extension of the DisabilityCare Australia Fund agreement as part of ongoing negotiations related to broader health and disability reforms.

A funding extension or renewal was not sought for the remaining 11 expiring agreements due to the short-term nature of the program or completion of the project.

6.4	State-local government financial relations

The Queensland Government is committed to rebuilding and strengthening its relationship with local governments, the level of government closest to the community, who can provide a unique perspective on what services are required and when.

To formalise this commitment and recognise this partnership, the Equal Partners in Government agreement was signed in March 2025, in conjunction with the Local Government Association of Queensland (LGAQ).

This Agreement recognises the roles and responsibilities of both parties, and provides a set of principles to guide the relationship. A key principle includes the Queensland Government providing funding programs to local governments to support financial sustainability and deliver benefits for advancing local communities in Queensland.

In this regard, the Queensland Government has made permanent the Works for Queensland program and will provide $100 million ongoing, to ensure all local councils can deliver local projects that create jobs and deliver better infrastructure and services.

In addition, the Queensland Government is delivering the $2 billion Residential Activation Fund to accelerate delivery of essential infrastructure to fast-track new homes, supporting local governments bringing forward planned housing projects.

[1]	Includes any expiring schedules to Federation Funding Agreements.

Budget Strategy and Outlook 2025-26

The Queensland Government is also committed to stepping out of the way and empowering local governments to deliver for their communities by:

•

setting up a taskforce to look into removing unnecessary regulatory burden on councils, removing red tape and providing more support for councils to deliver what is needed on the ground in communities across Queensland

•	ensuring that local government operates in a fit for purpose framework that, in a relationship of mutual respect, delivers the best outcomes.

An example of this close collaborative relationship is the way the Queensland and local governments have worked with the Queensland Reconstruction Authority (QRA). QRA administers funding available under the DRFA, which is a joint funding initiative of the Queensland and Australian Governments to provide disaster relief and recovery payments to help communities recover following the effects of natural disasters. These funds are provided to local governments to deliver these initiatives.

Three natural disasters have occurred in Queensland since the beginning of 2025.

Nearly every local government in Queensland has been impacted by one of these events. The Queensland Government worked closely with these councils and the LGAQ to ensure that the right targeted support was provided to each council to assist with their unique path to recovery.

Budget Strategy and Outlook 2025-26

7	Public Non-financial Corporations Sector

Features

•	Entities in the Public Non-financial Corporations (PNFC) Sector provide essential services to communities across Queensland for electricity, bulk water supply, rail and port services.

•

The Queensland Government is committed to efficient, safe, affordable and reliable service delivery for Queenslanders. Businesses are expected to improve performance by maximising value from existing assets and delivering investments on time and on budget.

•

The PNFC Sector is estimated to achieve earnings before interest and tax (EBIT) of $3.387 billion in 2025–26, increasing to $4.168 billion in 2028–29, while returning total dividends and tax equivalent payments of $5.524 billion over the 4 years to 2028–29.

•	Borrowings to 2028–29 primarily reflect capital requirements to deliver critical energy investments, transform the rail network and ensure water security across the state.

•

The Electricity Maintenance Guarantee is supporting approximately $1.6 billion of investment over the 5 years to 2029–30, to properly maintain state-owned power plants and deliver affordable, reliable and sustainable energy supply.

•	In the transport sector, investments will support reconfiguration of the South East Queensland rail network and port projects to facilitate trade and economic growth.

•

Significant water projects to ensure supply security and reliability include the Toowoomba to Warwick Pipeline, dam improvement works at the Paradise, Somerset, North Pine and Lake Macdonald Dams, and the new Barlil and Cooranga Weirs in southern Queensland.

7.1	Context

The PNFC Sector provides vital services to Queenslanders such as electricity supply and distribution, water supply, rail and port services. This includes Queensland government-owned corporations (GOCs) under the Government Owned Corporations Act 1993 (GOC Act), commercialised statutory entities such as Queensland Rail, Seqwater, local water boards, and other public corporations (including Queensland Hydro and Stadiums Queensland).

GOC boards are responsible and accountable to shareholding Ministers for financial and operational performance, and must operate commercially and efficiently. These requirements are legislated under the GOC Act, with similar provisions in enabling legislation for other entities.

Entities incur costs and bear commercial risks in service delivery, and target a commercial rate of return to sustain ongoing investment and performance. Returns from the PNFC Sector support consolidated revenue and government service delivery, including critical infrastructure maintenance and delivery. The commercial nature of PNFC Sector entities ensures debt is self-supporting and net worth continues to grow over the 4 years to 2028–29.

Budget Strategy and Outlook 2025-26

Table 7.1	Key financial aggregates[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est. Act. $ million	2025–26 Projection $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Revenue	17,360	16,963	17,977	18,364	18,901	19,869	20,626
Expenses	15,543	16,347	17,453	17,618	18,182	19,234	19,841
EBIT[2]	3,319	3,062	2,483	3,387	3,409	3,756	4,168
PNFA[3]	6,402	9,410	8,206	9,207	8,241	7,103	6,671
Assets	85,044	94,090	89,016	94,792	100,636	105,415	110,597
Borrowings	47,631	47,596	49,282	52,367	56,190	58,671	60,491

Notes:

1.	Numbers may not add due to rounding.
2.	EBIT (earnings before interest and tax) reflects the commercial nature of the sector. Net operating balance is reported in Chapter 8.
3.	PNFA: Purchases of non-financial assets.

7.1.1	Electricity networks

Queensland’s 2 electricity network businesses are responsible for transporting electricity to consumers across the state:

•	Powerlink Queensland (Queensland Electricity Transmission Corporation) owns and operates the electricity transmission network in Queensland

•	Energy Queensland Limited (EQL) owns and operates the low-voltage distribution network connecting to households and businesses.

Revenues are largely derived from services regulated by the Australian Energy Regulator.

7.1.2	Electricity generation

Queensland owns 3 electricity generation GOCs (Stanwell, CS Energy and CleanCo), with existing baseload capacity, and new generation and firming assets.

•

Stanwell supplies around 30 per cent of Queensland’s electricity, with an owned energy portfolio of around 3,300 megawatts (MW) from its 3 coal-fired power stations. Stanwell is investing in new renewables and firming assets while it also manages additional contracted renewable energy.

•

CS Energy supplies around a quarter of Queensland’s electricity, with an owned or contracted portfolio of around 4,000 MW including thermal, renewable and firming assets. CS Energy is currently progressing the 400 MW Brigalow Gas Peaker.

•

CleanCo owns and operates a 1,100 MW portfolio of low and no emissions assets, with additional contracted renewable energy across Queensland. CleanCo is continuing to progress its 250 MW Swanbank Battery.

Budget Strategy and Outlook 2025-26

All GOCs offer retail services to large commercial and industrial customers, with CS Energy also supplying residential and small business customers in South East Queensland.

Box 7.1	Electricity Maintenance Guarantee

The Electricity Maintenance Guarantee is a new investment, performance and accountability framework for asset maintenance on publicly owned power plants. This investment will assist in delivering an affordable, reliable and sustainable energy system for Queenslanders.

Through the Guarantee, shareholding Ministers have provided upfront approval of all investment required by Stanwell, CS Energy and CleanCo to implement 5-year asset management plans — capturing all overhaul and sustaining capital expenditure — to ensure safety, statutory compliance, asset integrity and asset performance.

GOCs are accountable for asset maintenance investment and performance, including key performance indicators in respect of maintenance investment, personal safety, process safety and plant performance.

All GOCs achieved their 2024–25 summer availability targets to March 2025 with actual performance exceeding 90 per cent on average. The Guarantee is driving improvements in management reporting and oversight of statutory maintenance performance.

In 2024–25, the Guarantee supported over $450 million of investment in existing assets, including 5 major unit overhauls at the Callide B, Stanwell, Tarong and Swanbank Power Stations.

Over the next 5 years, the Guarantee is underpinning a $1.6 billion investment in Queensland’s state-owned generation assets, including major overhauls at Callide C, Tarong and Wivenhoe Power Stations, and a minor overhaul of Callide Unit C4 in 2025–26.

7.1.3	Rail

Queensland Rail is a publicly owned rail operator, responsible for delivery of passenger transport in South East Queensland, long distance passenger services in rural and regional Queensland and third-party access to networks for freight transport across the state.

Rail services are delivered under a Rail Transport Services Contract (TSC) with government, which sets funding for rail infrastructure and passenger services in South East Queensland (CityTrain) and regional Queensland (TravelTrain). Queensland Rail is also supporting works associated with Cross River Rail and Department of Transport and Main Roads rail projects.

7.1.4	Ports

Queensland has a large network of coastline ports owned and operated by GOCs. Gladstone Ports Corporation, North Queensland Bulk Ports Corporation, Port of Townsville Limited and Far North Queensland Ports Corporation Limited (trading as Ports North) manage assets ranging from small facilities serving local communities, to large, world class multi-user and multi-cargo ports, which have public and privately owned import and export facilities. Efficient operation of ports is critical to economic growth, trade and employment across the state.

Budget Strategy and Outlook 2025-26

Box 7.2	Energy Roadmap

The Queensland Government is developing a 5-year Energy Roadmap to deliver affordable, reliable and sustainable energy for Queenslanders.

The Roadmap — to be released in the second half of 2025 — will be a credible plan for the state’s energy system focused on the investment and market outlook to 2030, providing certainty for investors, communities and consumers.

Setting a foundation for the Roadmap, in 2025–26, Queensland’s state-owned energy businesses are investing over $5 billion across the energy supply chain — transmission, distribution and generation — with further investments to be made under the Roadmap.

Investing in existing assets

Network businesses are investing over $2 billion in 2025–26 to maintain and extend the state’s transmission and distribution network, ensuring the right investment is made in core infrastructure.

The Electricity Maintenance Guarantee is supporting around $1.6 billion of investment over the next 5 years in existing state-owned power plants, building on a $450 million investment in 2024–25. Over $100 million will be invested at the Meandu and Kogan Creek Mines in 2025 –26.

Expanding firming capacity

In 2025–26, $479 million is allocated for CS Energy to continue development of the 400 MW Brigalow Gas Peaker to be located near Chinchilla.

Stanwell will continue to work with Quinbrook on the proposed 114 MW Lockyer Energy Project near Gatton in Southern Queensland, while CleanCo will also investigate a new gas turbine at Swanbank. In 2025–26, GOCs will also invest $379 million in new utility-scale batteries at existing power station sites and $135 million to install network -scale batteries across the distribution network.

Supporting private sector investment

GOCs will continue to partner with industry to enable greater private sector investment in renewable energy and firming assets. This includes Stanwell’s Wambo Wind Farm in partnership with Cubico, energy offtake agreements across all generator GOCs, and connecting new customers to the grid.

Energy generator GOCs are also progressing smaller, more manageable pumped hydro investments in partnership with the private sector, including the Mount Rawdon, Big T and Capricornia smaller, more manageable Pumped Hydro Energy Storage (PHES) projects.

Progressing pumped hydro energy storage

In 2025–26, Queensland Hydro will invest $355 million towards early works on the Borumba PHES ($3.0 billion over 4 years to 2028–29).
In 2025–26, $79 million will be invested in the acquisition of the Mount Rawdon and Big T PHES projects to proceed with ongoing development activities. Additionally, CS Energy will continue to progress the Capricornia PHES project.

Delivering major network infrastructure

The 2025–26 Budget allocates $2 billion over 4 years to 2028–29 for CopperString, including $403 million in 2025–26. This brings total government funding to a record investment of $2.4 billion . In 2025–26, Powerlink is expected to invest $221 million to progress early works on the Gladstone Project to reinforce the grid in Central Queensland.

Budget Strategy and Outlook 2025-26

7.1.5	Water

Queensland’s largest entities in the bulk water supply industry are Queensland Bulk Water Supply Authority (trading as Seqwater) and Sunwater. Seqwater is responsible for supplying safe, secure and reliable bulk drinking water to over 3 million people across South East Queensland, while Sunwater supplies untreated bulk water to around 5,000 industrial, mining, urban and irrigation customers outside of South East Queensland. The PNFC Sector also includes the Gladstone Area Water Board and Mount Isa Water Board.

7.1.6	Other

Queensland Hydro

Queensland Hydro is responsible for the development, delivery, ownership and operation of the Borumba PHES.

A detailed review is underway to ensure the project is progressed in a way that is affordable and deliverable, with Queensland Investment Corporation (QIC) appointed investment manager of Queensland Hydro to support this work. All works on Pioneer-Burdekin PHES have ceased, with site demobilisation and project land divestment underway. Proactive and fulsome consultation and cooperation with landholders is a key priority of government as these processes are undertaken.

Stadiums Queensland

Stadiums Queensland is a statutory body which manages, develops, operates and promotes the use of the state’s major sport, entertainment, high performance and recreation facilities.

Stadiums Queensland currently owns 9 venues across its diverse portfolio.

7.2	Finances and performance

7.2.1	Earnings before interest and tax

PNFC Sector EBIT is expected to increase to $4.168 billion over the 4 years to 2028–29, with:

•	electricity network sector EBIT increasing to $2.333 billion in 2028–29, associated with expected regulated rate of return, revenue and expenditure movements

•	electricity generation sector EBIT achieving $806 million in 2025–26, reflecting the value of hedging contracts as wholesale prices stabilise, with steady earnings to 2028 –29

•	rail sector EBIT moderating over the next 4 years as additional TSC revenue is offset by higher expenses associated with major new rail assets

•	port sector EBIT increasing to $386 million in 2028–29, reflecting long-term customer revenue contracts and the commercial operation of new port assets

•	water sector EBIT trending higher over the next 4 years in line with forecast water demand

Budget Strategy and Outlook 2025-26

•	‘other’ sector EBIT reflects early works expenditure for Queensland Hydro to progress the Borumba PHES, and for Stadiums Queensland on venues to support ongoing events.

Table 7.2	Earnings before interest and tax[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est. Act. $ million	2025–26 Projection $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Electricity networks	895	1,280	1,231	1,412	1,581	1,866	2,333
Electricity generation	1,081	1,107	548	806	579	510	637
Rail	287	452	485	593	575	517	353
Ports	308	289	282	313	345	373	386
Water	980	221	352	354	474	638	613
Other[2]	(231)	(287)	(414)	(92)	(144)	(149)	(155)
Total PNFC sector	3,319	3,062	2,483	3,387	3,409	3,756	4,168

Notes:

1.	Numbers may not add due to rounding.
2.	Includes other public corporations.

7.2.2	Borrowings

PNFC Sector entities use debt financing as a source of funds for asset renewal and capital investments, and to maintain an optimal capital structure. Borrowings also include derivative liabilities associated with hedging activities undertaken by GOCs.

Asset values are a relevant factor in considering borrowings, with PNFC Sector entities borrowing around 55 per cent of their asset values in 2025–26 (on average). PNFC Sector borrowings are expected to increase to $60.491 billion by 2028–29, with:

•	electricity network sector borrowings increasing in line with capital expenditure commitments, including critical network infrastructure for system reliability

•	electricity generation sector borrowings remaining steady to 2028–29 as entities complete major construction activities on existing projects and manage debt balances

•	rail sector borrowings increasing to support new investment in Cross River Rail and other network reconfiguration works

•	ports sector borrowings increasing to support infrastructure investment, including the East Port Laydown Area at the Port of Townsville and other works at Ports North

•	water sector borrowings increasing to reflect asset renewal and investment in water security and dam safety projects

•	‘other’ sector borrowings increasing to support early works and construction activities for the Borumba PHES.

Budget Strategy and Outlook 2025-26

Table 7.3	Borrowings and total assets[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est. Act. $ million	2025–26 Projection $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Electricity networks	26,324	26,733	28,253	29,883	31,500	32,752	33,688
Electricity generation	5,437	4,306	4,342	4,188	4,515	4,297	3,813
Rail	5,084	5,753	5,766	6,600	7,583	8,009	8,317
Ports	1,131	1,043	1,118	1,162	1,155	1,162	1,162
Water	9,511	8,767	9,201	9,696	10,232	10,597	10,801
Other[2]	145	993	601	838	1,206	1,854	2,708
Total PNFC sector	47,631	47,596	49,282	52,367	56,190	58,671	60,491
Total Assets	85,044	94,090	89,016	94,792	100,636	105,415	110,597

Notes:

1.	Numbers may not add due to rounding.
2.	Includes other public corporations.

7.2.3	Returns to government

Dividends

Dividends generated by the PNFC Sector form part of consolidated revenue used to fund a range of government services, including investment in critical infrastructure. Cumulative dividends across the PNFC Sector are forecast at $3.980 billion over the 4 years to 2028–29, with:

•	electricity network sector dividends increasing to $370 million by 2028–29, consistent with earnings growth over the next 4 years

•	electricity generation sector dividends moderating to $260 million by 2028–29 in line with earnings as market electricity prices stabilise

•	rail sector dividends declining over the next 4 years, reflecting increased investment to bring major new assets into operation

•	port sector dividends increasing to $217 million in 2028–29, due to higher revenue growth associated with long-term contracts and new capital expansions

•	water sector dividends reflecting forecast demand for water in South East Queensland and government policy regarding recovery of dam improvement costs.

Budget Strategy and Outlook 2025-26

Table 7.4	Dividends[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est. Act. $ million	2025–26 Projection $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Electricity networks	50	39	88	37	73	169	370
Electricity generation	594	520	336	504	318	202	260
Rail	141	221	217	312	282	197	134
Ports	162	162	155	175	196	210	217
Water	23	106	101	55	103	101	66
Other[2]	30	0	0	0	0	0	0
Total PNFC sector	1,001	1,048	897	1,083	971	879	1,047

Notes:

1.	Numbers may not add due to rounding.
2.	Includes other public corporations.

Tax equivalent payments

Tax equivalent payments (TEPs) are paid by PNFC Sector entities to ensure a uniform application of income tax laws between GOCs and the private sector. TEPs are expected to decline to $329 million by 2028–29, with movements at the sector level consistent with EBIT.

Table 7.5	Tax Equivalent Payments[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est. Act. $ million	2025–26 Projection $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Electricity networks	46	15	38	6	19	52	72
Electricity generation	157	241	144	224	144	94	119
Rail	29	155	165	190	102	62	14
Ports	85	90	82	89	95	101	105
Water	11	1	8	3	17	16	18
Other[2]	1	0	0	1	1	1	1
Total PNFC sector	329	503	437	512	377	325	329

Notes:

1.	Numbers may not add due to rounding.
2.	Includes other public corporations

Competitive neutrality fees

The competitive neutrality fee (CNF) is applied to a GOC’s cost of debt to neutralise any advantage of government ownership related to the ability to borrow funds at a lower rate than private sector competitors. Changes generally reflect movements in borrowings, interest rate spreads and the entity’s credit rating. CNF payments are expected to remain relatively stable.

Budget Strategy and Outlook 2025-26

Table 7.6	Competitive neutrality fee payments[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est. Act. $ million	2025–26 Projection $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Electricity networks	152	157	139	133	119	110	112
Electricity generation	36	24	20	16	20	22	11
Rail	32	30	39	32	35	44	57
Ports	8	8	8	8	10	10	10
Water	6	5	5	5	5	5	5
Total PNFC sector	233	225	211	194	189	191	194

Note:

1.	Numbers may not add due to rounding.

7.2.4	Community service obligation and rail transport services contract payments

Community Service Obligation (CSO) payments are used to subsidise particular services.

A CSO payment is made to EQL under the government’s Uniform Tariff Policy to compensate its retail subsidiary, Ergon Energy, for a higher cost of operating in regional Queensland. This ensures Queenslanders, regardless of their geographic location, pay a similar price for their electricity. The CSO payment is forecast to increase to $735 million by 2028–29, reflecting changes in regulated network revenue and retail pricing outcomes.

TSC payments are made to Queensland Rail to deliver rail passenger services in South East Queensland, and to support the delivery of non-commercial (subsidised) prices for travel and tourism markets. TSC payments are expected to increase to $2.895 billion by 2028–29, reflecting a range of adjustments for growth, maintenance and safety of the rail network.

Seqwater and Sunwater own and operate water supply schemes, where irrigation prices for some schemes are set below supply cost levels. Over the next 2 years, the current irrigation discount will be delivered through a rebate to eligible customers, rather than a CSO.

Table 7.7	Community service obligation payments and transport service contracts[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est. Act. $ million	2025–26 Projection $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Electricity networks	619	605	650	603	642	701	735
Rail	2,282	2,662	2,594	2,838	2,849	2,879	2,895
Water	25	28	29	18	11	0	0
Total PNFC sector	2,926	3,295	3,273	3,459	3,502	3,580	3,630

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2025-26

7.2.5	Equity movements

Corporations may apply different target capital structures to optimise value and support business operations. Equity movements account for changes in contributed equity and special dividends.

The government provides new equity to support publicly-owned businesses to invest in critical infrastructure projects across the state. Over the 4 years to 2028–29:

•	electricity network and generation sector movements reflect investments in CopperString, local network batteries and committed investment in renewable and firming projects

•	rail sector movements reflect Cross River Rail and other significant rail capital projects

•	ports sector movements reflect investment in major port infrastructure projects, including Ports North’s Cairns Marine Precinct Common User Facility

•

water sector movements reflect government commitments to key projects including Sunwater’s Paradise Dam Improvement Project, Seqwater’s Toowoomba to Warwick Pipeline and Gladstone Area Water Board’s Fitzroy to Gladstone Pipeline

•	‘other’ sector movements primarily relate to investment in the Borumba PHES project and the transfer of state-owned Olympic venues to Stadiums Queensland.

Equity injections are lower than in the 2024–25 Budget, primarily reflecting the decision not to progress the Pioneer Burdekin project and reprofiling of the Borumba PHES project to reflect updated delivery timeframes and the review of the project.

Table 7.8	Equity movements[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est. Act. $ million	2025–26 Projection $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Electricity networks	410	795	431	409	500	500	400
Electricity generation	635	1,808	1,576	315	0	0	0
Rail	0	168	369	962	25	0	0
Ports	121	57	114	38	50	50	100
Water	779	363	327	59	314	0	0
Other[2]	327	429	21	190	636	878	1,579
Total PNFC sector	2,272	3,618	2,838	1,972	1,524	1,428	2,079

Notes:

1.	Numbers may not add due to rounding.
2.	Includes other public corporations.

Budget Strategy and Outlook 2025-26

8	Uniform Presentation Framework

8.1	Context

This chapter contains detailed financial statements for the Queensland Public Sector prepared under the Uniform Presentation Framework (UPF) first agreed to at the Premiers’ conference in 1991.

The UPF has been reviewed a number of times, more significantly following the release in October 2007 of the Australian Accounting Standards Board’s (AASB) accounting standard, AASB 1049 Whole of Government and General Government Sector Financial Reporting. The standard aims to harmonise Government Finance Statistics (GFS) and Generally Accepted Accounting Principles (GAAP) with the objective of improving the clarity and transparency of government financial statements. The UPF was reviewed more recently in February 2019 following the 2015 update to the Australian GFS framework.

In addition, this chapter provides:

•	a time series for the General Government Sector using the revised UPF

•	background information on the revised UPF and disclosure of differences arising from it, including the conceptual basis and sector definitions, along with a list of reporting entities.

8.2	Uniform Presentation Framework financial information

The tables on the following pages present operating statements, balance sheets and cash flow statements prepared on the harmonised basis for the General Government Sector (GGS), Public Non-financial Corporations (PNFC) Sector and Non-financial Public Sector.

Budgeted financial information for the Public Financial Corporations Sector is not required by the UPF.

Budget Strategy and Outlook 2025-26

Table 8.1	General Government Sector Operating Statement[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est.Actual $ million	2025–26 Budget $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Revenue from Transactions
Taxation revenue	22,659	24,799	25,015	26,907	28,723	30,442	32,154
Grants revenue	40,064	40,278	41,406	40,990	43,420	45,542	48,898
Sales of goods and services	7,143	7,333	7,846	8,057	8,017	7,566	7,690
Interest income	3,617	3,501	3,645	3,474	3,387	3,335	3,310
Dividend and income tax equivalent income	1,477	1,771	1,529	1,794	1,559	1,415	1,613
Other revenue	14,807	10,425	10,035	10,114	9,780	9,447	8,792
Total Revenue from Transactions	89,768	88,107	89,476	91,337	94,886	97,748	102,457

Less Expenses from Transactions
Employee expenses	33,264	35,217	36,194	37,964	39,274	40,623	42,064
Superannuation expenses
Superannuation interest cost	789	758	824	791	713	642	591
Other superannuation expenses	4,071	4,108	4,366	4,650	4,818	4,974	5,077
Other operating expenses	25,901	25,153	26,908	27,339	25,857	25,147	25,356
Depreciation and amortisation	5,441	5,716	5,932	6,447	6,965	7,495	8,027
Other interest expenses	2,020	2,655	2,500	3,501	4,710	5,928	7,090
Grants expenses	16,601	17,131	18,128	19,226	18,413	17,224	15,338
Total Expenses from Transactions	88,087	90,738	94,852	99,918	100,751	102,033	103,543

Equals Net Operating Balance	1,681	(2,631)	(5,376)	(8,581)	(5,864)	(4,285)	(1,086)

Plus Other economic flows—included in operating result	4,038	85	1,454	(589)	(473)	(297)	(133)

Equals Operating Result	5,719	(2,547)	(3,922)	(9,170)	(6,337)	(4,582)	(1,219)

Plus Other economic flows—other movements in equity	21,456	3,235	3,160	3,728	3,858	4,765	5,381

Equals Comprehensive Result—Total Change In Net Worth	27,174	689	(762)	(5,441)	(2,479)	183	4,162

KEY FISCAL AGGREGATES

Net Operating Balance	1,681	(2,631)	(5,376)	(8,581)	(5,864)	(4,285)	(1,086)

Less Net Acquisition of Non-financial Assets
Purchases of non-financial assets	10,507	12,831	13,370	14,639	18,554	19,124	18,655
Less Sales of non-financial assets	147	74	103	170	167	168	168
Less Depreciation	5,441	5,716	5,932	6,447	6,965	7,495	8,027
Plus Change in inventories	(3)	38	(3)	164	—	16	(18)
Plus Other movements in non-financial assets	766	1,079	1,086	866	186	186	191
Equals Total Net Acquisition of Non-financial Assets	5,682	8,159	8,418	9,052	11,608	11,662	10,634
Equals Fiscal Balance	(4,001)	(10,790)	(13,794)	(17,632)	(17,472)	(15,948)	(11,720)

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2025-26

Table 8.2	Public Non-financial Corporations Sector Operating Statement[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est.Actual $ million	2025–26 Budget $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Revenue from Transactions
Grants revenue	1,251	850	918	817	788	831	862
Sales of goods and services	15,215	15,377	16,098	17,013	17,604	18,544	19,242
Interest income	219	149	269	176	155	177	184
Other revenue	675	588	692	359	353	318	338
Total Revenue from Transactions	17,360	16,963	17,977	18,364	18,901	19,869	20,626

Less Expenses from Transactions
Employee expenses	3,075	3,241	3,434	3,525	3,658	3,723	3,800
Superannuation expenses
Superannuation interest cost	(16)	—	—	—	—	—	—
Other superannuation expenses	375	413	474	511	530	547	566
Other operating expenses	7,027	6,628	7,950	7,353	7,369	7,790	7,898
Depreciation and amortisation	2,873	3,395	3,054	3,330	3,615	3,965	4,190
Other interest expenses	1,832	2,135	2,072	2,359	2,605	2,857	3,029
Grants expenses	22	28	29	24	24	24	24
Other property expenses	354	507	441	517	382	329	333
Total Expenses from Transactions	15,543	16,347	17,453	17,618	18,182	19,234	19,841

Equals Net Operating Balance	1,817	616	523	746	719	634	785

Plus Other economic flows—included in operating result	(833)	(299)	(507)	(188)	(348)	(162)	(130)

Equals Operating Result	983	316	16	558	371	472	655

Plus Other economic flows—other movements in equity	1,539	3,398	2,906	1,855	1,385	1,421	1,967

Equals Comprehensive Result—Total Change In Net Worth	2,523	3,714	2,922	2,413	1,756	1,893	2,622

KEY FISCAL AGGREGATES

Net Operating Balance	1,817	616	523	746	719	634	785

Less Net Acquisition of Non-financial Assets
Purchases of non-financial assets	6,402	9,410	8,206	9,207	8,241	7,103	6,671
Less Sales of non-financial assets	27	14	13	26	731	9	—
Less Depreciation	2,873	3,395	3,054	3,330	3,615	3,965	4,190
Plus Change in inventories	91	1	50	124	105	5	26
Plus Other movements in non-financial assets	712	102	99	89	768	86	143
Equals Total Net Acquisition of Non-financial Assets	4,304	6,103	5,288	6,064	4,768	3,219	2,650
Equals Fiscal Balance	(2,487)	(5,487)	(4,764)	(5,318)	(4,049)	(2,585)	(1,865)

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2025-26

Table 8.3	Non-financial Public Sector Operating Statement[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est.Actual $ million	2025–26 Budget $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Revenue from Transactions
Taxation revenue	22,198	24,345	24,559	26,453	28,267	29,975	31,678
Grants revenue	40,165	40,350	41,462	41,059	43,486	45,610	48,963
Sales of goods and services	18,802	19,010	20,215	20,869	21,661	22,657	23,640
Interest income	3,758	3,579	3,820	3,584	3,498	3,476	3,459
Dividend and income tax equivalent income	147	219	195	199	210	211	236
Other revenue	15,188	11,012	10,726	10,473	10,134	9,765	9,130
Total Revenue from Transactions	100,258	98,517	100,978	102,638	107,256	111,693	117,106

Less Expenses from Transactions
Employee expenses	36,138	38,247	39,401	41,247	42,683	44,089	45,601
Superannuation expenses
Superannuation interest cost	773	758	824	791	713	642	591
Other superannuation expenses	4,446	4,521	4,840	5,161	5,348	5,520	5,643
Other operating expenses	29,348	28,068	31,114	30,477	29,252	29,468	29,947
Depreciation and amortisation	8,314	9,111	8,986	9,777	10,580	11,460	12,217
Other interest expenses	3,541	4,496	4,267	5,601	7,083	8,559	9,891
Grants expenses	15,201	16,380	17,295	18,501	17,715	16,485	14,565
Total Expenses from Transactions	97,761	101,581	106,728	111,555	113,373	116,223	118,455

Equals Net Operating Balance	2,497	(3,064)	(5,750)	(8,917)	(6,116)	(4,530)	(1,349)

Plus Other economic flows—included in operating result	3,135	(215)	946	(777)	(821)	(459)	(262)

Equals Operating Result	5,631	(3,279)	(4,803)	(9,694)	(6,938)	(4,989)	(1,611)

Plus Other economic flows—other movements in equity	21,543	3,967	4,041	4,253	4,458	5,172	5,773

Equals Comprehensive Result—Total Change In Net Worth	27,174	689	(762)	(5,441)	(2,479)	183	4,162

KEY FISCAL AGGREGATES

Net Operating Balance	2,497	(3,064)	(5,750)	(8,917)	(6,116)	(4,530)	(1,349)
Less Net Acquisition of Non-financial Assets
Purchases of non-financial assets	16,887	22,241	21,583	23,837	26,749	26,221	25,326
Less Sales of non-financial assets	174	88	116	196	899	177	168
Less Depreciation	8,314	9,111	8,986	9,777	10,580	11,460	12,217
Plus Change in inventories	87	39	47	288	105	21	8
Plus Other movements in non-financial assets	1,478	1,181	1,184	955	954	271	334
Equals Total Net Acquisition of Non-financial Assets	9,964	14,261	13,712	15,107	16,329	14,876	13,283
Equals Fiscal Balance	(7,467)	(17,325)	(19,462)	(24,024)	(22,445)	(19,406)	(14,632)

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2025-26

Table 8.4	General Government Sector Balance Sheet[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est.Actual $ million	2025–26 Budget $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Assets
Financial Assets
Cash and deposits	2,386	1,289	1,468	1,426	1,327	1,461	1,481
Advances paid	1,137	1,331	1,122	1,298	1,406	1,439	1,398
Investments, loans and placements	52,727	48,753	52,693	52,222	50,938	50,344	49,826
Receivables	4,980	5,289	4,733	4,896	4,785	4,742	5,233
Equity
Investments in other public sector entities	27,786	34,548	30,727	33,140	34,896	36,789	39,411
Investments —other	205	175	203	202	202	202	202
Total Financial Assets	89,221	91,386	90,946	93,185	93,553	94,977	97,551

Non-financial Assets
Land and other fixed assets	349,040	344,437	359,605	371,561	386,526	401,923	416,040
Other non-financial assets	7,070	10,752	7,737	8,032	8,430	8,898	9,422
Total Non-financial Assets	356,110	355,190	367,342	379,593	394,956	410,821	425,462

Total Assets	445,331	446,575	458,288	472,778	488,510	505,798	523,013

Liabilities
Payables	7,010	5,596	6,232	6,362	6,435	6,581	6,758
Superannuation liability	20,118	19,478	19,006	18,806	18,326	17,409	16,198
Other employee benefits	10,277	10,680	10,644	11,356	11,514	12,336	12,980
Advances received	3,161	1,662	2,532	1,269	975	788	746
Borrowing[2]	58,773	77,118	74,843	95,480	114,301	131,696	145,176
Other liabilities	14,845	16,467	14,646	14,561	14,496	14,341	14,345
Total Liabilities	114,184	131,002	127,903	147,835	166,045	183,151	196,204

Net Worth	331,147	315,573	330,385	324,943	322,464	322,647	326,810

Net Financial Worth	(24,963)	(39,617)	(36,957)	(54,649)	(72,492)	(88,174)	(98,653)
Net Financial Liabilities	52,749	74,164	67,684	87,790	107,388	124,963	138,063
Net Debt	5,684	27,407	22,092	41,803	61,605	79,239	93,217
Notes:
1. Numbers may not add due to rounding. 2. Borrowing line comprised of:
Borrowing with QTC	50,950	68,902	66,766	88,128	107,149	124,871	138,524
Leases and other similar arrangements	7,759	8,177	8,013	7,288	7,087	6,761	6,588
Securities and derivatives	64	39	64	64	64	64	64

	58,773	77,118	74,843	95,480	114,301	131,696	145,176

Budget Strategy and Outlook 2025-26

Table 8.5	Public Non-financial Corporations Sector Balance Sheet[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est.Actual $ million	2025–26 Budget $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Assets
Financial Assets
Cash and deposits	1,802	1,411	1,683	1,129	1,078	1,247	1,310
Advances paid	2,946	1,515	2,347	1,117	862	717	713
Investments, loans and placements	3,239	2,089	2,066	1,615	1,450	1,395	1,377
Receivables	3,034	2,926	2,772	2,989	3,160	3,184	3,245
Equity
Investments —other	—	—	26	26	26	26	26
Total Financial Assets	11,021	7,941	8,894	6,876	6,576	6,568	6,670

Non-financial Assets
Land and other fixed assets	72,030	82,078	78,061	85,906	92,046	96,820	101,913
Other non-financial assets	1,993	4,071	2,061	2,010	2,015	2,027	2,013
Total Non-financial Assets	74,023	86,148	80,123	87,916	94,061	98,847	103,927

Total Assets	85,044	94,090	89,016	94,792	100,636	105,415	110,597

Liabilities
Payables	3,808	2,949	2,660	2,538	2,416	2,401	2,660
Superannuation liability	(250)	(354)	(262)	(263)	(262)	(263)	(263)
Other employee benefits	1,336	1,204	1,394	1,432	1,466	1,492	1,515
Deposits held	11	14	11	11	11	11	10
Advances received	3	3	3	2	1	—	—
Borrowing[2]	47,631	47,596	49,282	52,367	56,190	58,671	60,491
Other liabilities	8,573	11,776	9,075	9,438	9,792	10,188	10,646
Total Liabilities	61,112	63,187	62,163	65,525	69,614	72,499	75,059

Net Worth	23,932	30,903	26,854	29,267	31,023	32,916	35,537

Net Financial Worth	(50,091)	(55,245)	(53,269)	(58,649)	(63,038)	(65,931)	(68,389)
Net Debt	39,659	42,597	43,200	48,519	52,812	55,323	57,101
Notes:
1. Numbers may not add due to rounding. 2. Borrowing line comprised of:
Borrowing with QTC	44,669	46,358	47,604	51,338	54,736	57,324	59,167
Leases and other similar arrangements	745	589	698	633	1,236	1,158	1,133
Securities and derivatives	2,217	649	979	396	218	189	190

	47,631	47,596	49,282	52,367	56,190	58,671	60,491

Budget Strategy and Outlook 2025-26

Table 8.6	Non-financial Public Sector Balance Sheet[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est.Actual $ million	2025–26 Budget $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Assets
Financial Assets
Cash and deposits	4,188	2,700	3,151	2,555	2,404	2,708	2,791
Advances paid	1,137	1,330	1,120	1,298	1,407	1,441	1,402
Investments, loans and placements	55,966	50,842	54,759	53,836	52,388	51,740	51,203
Receivables	6,630	6,629	6,488	6,755	6,973	6,978	7,288
Equity
Investments in other public sector entities	3,855	3,645	3,874	3,874	3,874	3,874	3,874
Investments —other	204	174	229	228	228	228	228
Total Financial Assets	71,979	65,320	69,620	68,546	67,274	66,969	66,785

Non-financial Assets
Land and other fixed assets	421,069	426,514	437,666	457,466	478,571	498,742	517,953
Other non-financial assets	1,500	1,448	1,670	1,835	1,833	1,831	1,835
Total Non-financial Assets	422,569	427,962	439,336	459,301	480,404	500,573	519,788

Total Assets	494,547	493,282	508,956	527,847	547,678	567,542	586,573

Liabilities
Payables	9,490	7,016	7,934	7,830	7,941	8,098	8,293
Superannuation liability	19,868	19,123	18,744	18,543	18,063	17,146	15,935
Other employee benefits	11,613	11,885	12,039	12,788	12,980	13,828	14,495
Deposits held	11	14	11	11	11	11	11
Advances received	218	148	186	153	114	74	36
Borrowing[2]	106,397	124,707	124,118	147,840	170,484	190,360	205,660
Other liabilities	15,803	14,815	15,540	15,738	15,620	15,378	15,334
Total Liabilities	163,399	177,710	178,571	202,904	225,214	244,895	259,764

Net Worth	331,148	315,573	330,385	324,943	322,464	322,647	326,810

Net Financial Worth	(91,421)	(112,389)	(108,951)	(134,357)	(157,940)	(177,926)	(192,978)
Net Financial Liabilities	95,276	116,035	112,825	138,231	161,814	181,800	196,852
Net Debt	45,336	69,998	65,285	90,315	114,411	134,556	150,312
Notes:
1. Numbers may not add due to rounding. 2. Borrowing line comprised of:
Borrowing with QTC	95,619	115,260	114,371	139,466	161,885	182,195	197,692
Leases and other similar arrangements	8,504	8,766	8,711	7,921	8,324	7,919	7,721
Securities and derivatives	2,274	681	1,036	453	275	246	247

	106,397	124,707	124,118	147,840	170,484	190,360	205,660

Budget Strategy and Outlook 2025-26

Table 8.7	General Government Sector Cash Flow Statement[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est.Actual $ million	2025–26 Budget $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Cash Receipts from Operating Activities
Taxes received	22,842	24,798	25,015	26,915	28,721	30,440	32,153
Grants and subsidies received	40,307	40,290	41,361	40,987	43,406	45,537	48,900
Sales of goods and services	7,272	7,520	8,358	8,543	8,464	8,091	7,999
Interest receipts	3,613	3,499	3,646	3,472	3,385	3,333	3,309
Dividends and income tax equivalents	799	1,584	1,514	1,690	1,640	1,420	1,340
Other receipts	17,006	12,842	12,323	12,700	12,579	12,103	11,322
Total Operating Receipts	91,837	90,532	92,217	94,308	98,195	100,925	105,022

Cash Payments for Operating Activities
Payments for employees	(39,013)	(40,342)	(41,820)	(43,521)	(45,568)	(46,340)	(48,001)
Payments for goods and services	(28,501)	(29,002)	(30,443)	(31,370)	(29,547)	(28,784)	(28,643)
Grants and subsidies	(15,662)	(17,005)	(18,828)	(19,165)	(18,369)	(17,181)	(15,295)
Interest paid	(1,928)	(2,501)	(2,357)	(3,359)	(4,610)	(5,859)	(7,024)
Total Operating Payments	(85,104)	(88,850)	(93,448)	(97,415)	(98,093)	(98,164)	(98,963)

Net Cash Inflows from Operating Activities	6,734	1,682	(1,232)	(3,107)	102	2,761	6,058

Cash Flows from Investments in Non-Financial Assets
Purchases of non-financial assets	(10,507)	(12,831)	(13,370)	(14,639)	(18,554)	(19,124)	(18,655)
Sales of non-financial assets	147	74	103	170	167	168	168
Net Cash Flows from Investments in Non-financial Assets	(10,360)	(12,757)	(13,267)	(14,469)	(18,387)	(18,956)	(18,488)

Net Cash Flows from Investments in Financial Assets for Policy Purposes	(2,159)	(2,984)	(1,933)	(1,346)	(1,105)	(835)	(799)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	2,581	1,394	4,677	498	1,314	604	532

Receipts from Financing Activities
Advances received (net)	1,252	(1,088)	(628)	(1,261)	(293)	(184)	(41)
Borrowing (net)	1,974	13,935	11,467	19,643	18,270	16,745	12,758
Net Cash Flows from Financing Activities	3,227	12,847	10,839	18,383	17,977	16,561	12,717

Net Increase/(Decrease) in Cash held	23	181	(916)	(42)	(99)	135	20

Net cash from operating activities	6,734	1,682	(1,232)	(3,107)	102	2,761	6,058
Net cash flows from investments in non-financial assets	(10,360)	(12,757)	(13,267)	(14,469)	(18,387)	(18,956)	(18,488)
Surplus/(Deficit)	(3,626)	(11,076)	(14,499)	(17,576)	(18,285)	(16,195)	(12,429)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	(3,626)	(11,076)	(14,499)	(17,576)	(18,285)	(16,195)	(12,429)
Acquisitions under finance leases and similar arrangements	(826)	(692)	(699)	(407)	(5)	(5)	(10)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	(4,452)	(11,768)	(15,197)	(17,983)	(18,291)	(16,200)	(12,439)

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2025-26

Table 8.8	Public Non-financial Corporations Sector Cash Flow Statement[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est.Actual $ million	2025–26 Budget $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
Cash Receipts from Operating Activities
Grants and subsidies received	1,298	836	904	809	772	813	847
Sales of goods and services	16,701	16,860	17,979	18,570	19,087	20,181	20,967
Interest receipts	219	152	236	114	84	104	114
Other receipts	501	576	617	368	423	332	298
Total Operating Receipts	18,719	18,425	19,736	19,861	20,366	21,430	22,226

Cash Payments for Operating Activities
Payments for employees	(3,134)	(3,558)	(3,869)	(4,000)	(4,153)	(4,245)	(4,343)
Payments for goods and services	(7,631)	(8,516)	(10,345)	(9,264)	(9,024)	(8,940)	(9,169)
Grants and subsidies	(22)	(28)	(29)	(24)	(24)	(24)	(24)
Interest paid	(1,836)	(2,111)	(2,042)	(2,338)	(2,574)	(2,868)	(3,036)
Other payments	(822)	(633)	(639)	(862)	(598)	(527)	(572)
Total Operating Payments	(13,445)	(14,846)	(16,924)	(16,488)	(16,374)	(16,603)	(17,143)

Net Cash Inflows from Operating Activities	5,273	3,579	2,812	3,373	3,992	4,827	5,083

Cash Flows from Investments in Non-Financial Assets
Purchases of non-financial assets	(6,402)	(9,410)	(8,206)	(9,207)	(8,241)	(7,103)	(6,671)
Sales of non-financial assets	27	14	13	26	731	9	—
Net Cash Flows from Investments in Non-financial Assets	(6,375)	(9,395)	(8,193)	(9,181)	(7,510)	(7,094)	(6,671)

Net Cash Flows from Investments in Financial Assets for Policy Purposes	(1,339)	1,047	600	1,230	255	146	3

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(281)	9	(21)	(17)	(20)	(22)	(22)

Receipts from Financing Activities
Advances received (net)	(1)	(1)	(1)	(1)	(1)	(1)	(1)
Borrowing (net)	1,953	2,108	3,185	3,776	3,322	2,469	1,720
Dividends paid	(490)	(1,021)	(968)	(900)	(1,086)	(961)	(883)
Deposits received (net)	(3)	—	—	—	—	—	—
Other financing (net)	2,050	3,417	2,468	1,167	996	805	833
Net Cash Flows from Financing Activities	3,509	4,504	4,685	4,041	3,231	2,312	1,669

Net Increase/(Decrease) in Cash held	788	(256)	(119)	(554)	(51)	169	63

Net cash from operating activities	5,273	3,579	2,812	3,373	3,992	4,827	5,083
Net cash flows from investments in non-financial assets	(6,375)	(9,395)	(8,193)	(9,181)	(7,510)	(7,094)	(6,671)
Dividends paid	(490)	(1,021)	(968)	(900)	(1,086)	(961)	(883)
Surplus/(Deficit)	(1,592)	(6,837)	(6,350)	(6,708)	(4,604)	(3,228)	(2,471)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	(1,592)	(6,837)	(6,350)	(6,708)	(4,604)	(3,228)	(2,471)
Acquisitions under finance leases and similar arrangements	(360)	(25)	(23)	(11)	(689)	(7)	(64)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	(1,952)	(6,862)	(6,372)	(6,719)	(5,292)	(3,235)	(2,535)

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2025-26

Table 8.9	Non-financial Public Sector Cash Flow Statement[1]

	2023–24 Outcome $ million	2024–25 Budget $ million	2024–25 Est.Actual $ million	2025–26 Budget $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million

Cash Receipts from Operating Activities
Taxes received	22,381	24,344	24,559	26,462	28,265	29,974	31,677
Grants and subsidies received	40,407	40,351	41,404	41,047	43,456	45,587	48,950
Sales of goods and services	20,383	20,269	22,415	22,719	23,397	24,626	25,480
Interest receipts	3,756	3,577	3,791	3,520	3,425	3,401	3,388
Dividends and income tax equivalents	120	186	183	206	205	215	215
Other receipts	17,498	13,418	12,947	13,059	12,944	12,424	11,620
Total Operating Receipts	104,545	102,145	105,299	107,013	111,692	116,227	121,330

Cash Payments for Operating Activities
Payments for employees	(41,946)	(43,688)	(45,462)	(47,279)	(49,472)	(50,327)	(52,081)
Payments for goods and services	(32,546)	(33,396)	(36,855)	(36,226)	(34,392)	(34,059)	(34,313)
Grants and subsidies	(14,491)	(16,256)	(17,995)	(18,440)	(17,671)	(16,442)	(14,522)
Interest paid	(3,456)	(4,315)	(4,097)	(5,438)	(6,952)	(8,501)	(9,832)
Other payments	(610)	(251)	(270)	(273)	(244)	(277)	(324)
Total Operating Payments	(93,049)	(97,906)	(104,680)	(107,656)	(108,731)	(109,607)	(111,072)

Net Cash Inflows from Operating Activities	11,497	4,240	619	(643)	2,961	6,620	10,258

Cash Flows from Investments in Non-Financial Assets
Purchases of non-financial assets	(16,887)	(22,241)	(21,583)	(23,837)	(26,749)	(26,221)	(25,326)
Sales of non-financial assets	174	88	116	196	899	177	168
Net Cash Flows from Investments in Non-financial Assets	(16,712)	(22,152)	(21,467)	(23,641)	(25,850)	(26,044)	(25,159)

Net Cash Flows from Investments in Financial Assets for Policy Purposes	110	433	537	(181)	(110)	(32)	33

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	2,300	1,404	4,655	482	1,294	583	510

Receipts from Financing Activities
Advances received (net)	(17)	(41)	(31)	(31)	(38)	(38)	(37)
Borrowing (net)	3,927	16,043	14,653	23,419	21,592	19,214	14,477
Deposits received (net)	(3)	—	—	—	—	—	—
Other financing (net)	(291)	—	—	—	—	—	—
Net Cash Flows from Financing Activities	3,616	16,002	14,622	23,389	21,554	19,177	14,441

Net Increase/(Decrease) in Cash held	810	(75)	(1,035)	(595)	(151)	304	82

Net cash from operating activities	11,497	4,240	619	(643)	2,961	6,620	10,258
Net cash flows from investments in non-financial assets	(16,712)	(22,152)	(21,467)	(23,641)	(25,850)	(26,044)	(25,159)
Surplus/(Deficit)	(5,216)	(17,913)	(20,848)	(24,284)	(22,889)	(19,423)	(14,901)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	(5,216)	(17,913)	(20,848)	(24,284)	(22,889)	(19,423)	(14,901)
Acquisitions under finance leases and similar arrangements	(1,186)	(717)	(721)	(417)	(694)	(11)	(74)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	(6,402)	(18,630)	(21,569)	(24,701)	(23,583)	(19,435)	(14,974)

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2025-26

8.3	General Government Sector time series

Table 8.10	General Government Sector Time Series[1]

	2012-13 Actual $ million	2013-14 Actual $ million	2014-15 Actual $ million	2015-16 Actual $ million	2016-17 Actual $ million	2017-18 Actual $ million	2018-19 Actual $ million	2019-20 Actual $ million	2020-21 Actual $ million	2021-22 Actual $ million	2022-23 Actual $ million	2023-24 Actual $ million
Revenue from Transactions
Taxation revenue	10,937	11,840	12,598	12,547	12,919	13,244	14,165	14,585	16,249	20,011	20,601	22,659
Grant revenue	18,322	21,740	23,583	23,740	27,384	27,966	28,307	27,645	33,013	34,135	38,335	40,064
Sales of goods and services	5,087	5,039	5,443	5,712	5,642	5,884	5,783	5,618	6,105	5,896	6,483	7,143
Interest income	2,644	2,460	2,470	2,543	2,351	2,389	2,191	2,088	1,948	2,643	3,225	3,617
Dividend and income tax equivalent income	1,351	1,975	2,554	2,661	2,675	2,920	2,784	1,926	1,329	790	1,007	1,477
Other revenue	3,415	3,650	3,322	3,577	5,223	5,685	6,598	5,915	4,147	10,710	20,159	14,807
Total Revenue	41,755	46,705	49,970	50,780	56,194	58,087	59,828	57,778	62,791	74,185	89,809	89,768
Expenses from Transactions
Employee expenses	18,130	17,816	18,592	20,045	21,258	22,681	24,019	25,662	26,385	28,068	30,558	33,264
Superannuation expenses
Superannuation interest costs	923	963	878	767	514	667	653	354	246	377	776	789
Other superannuation expenses	2,420	2,277	2,319	2,507	2,661	2,741	3,012	3,183	3,073	3,387	3,756	4,071
Other operating expenses	12,817	13,108	14,539	14,811	15,578	17,259	16,480	17,085	16,500	18,229	20,013	25,901
Depreciation and amortisation	2,902	3,060	3,137	2,921	3,068	3,326	3,451	4,033	4,170	4,506	5,018	5,441
Other interest expenses	1,940	2,200	2,328	2,220	1,722	1,614	1,581	1,486	1,619	1,508	1,688	2,020
Grant expenses	7,182	6,792	7,758	6,841	8,568	8,048	9,647	11,702	11,713	13,827	14,072	16,601
Total Expenses	46,312	46,217	49,551	50,112	53,369	56,337	58,843	63,505	63,706	69,902	75,880	88,087
Net Operating Balance	(4,558)	488	420	668	2,825	1,750	985	(5,728)	(915)	4,284	13,928	1,681
OTHER KEY AGGREGATES
Purchases of non-financial assets	7,001	6,323	4,635	4,044	4,620	5,126	5,764	6,306	6,682	7,878	9,899	10,507
Net acquisition of non-financial assets	3,389	3,087	992	1,164	2,265	2,337	3,192	3,436	3,942	4,356	5,838	5,682
Fiscal Balance	(7,947)	(2,599)	(572)	(497)	560	(587)	(2,207)	(9,164)	(4,857)	(72)	8,090	(4,001)

Cash Surplus/(Deficit)	(8,585)	(3,213)	(105)	866	1,448	337	302	(6,228)	(6,421)	2,816	10,167	(3,626)
Net Worth	172,963	166,492	171,933	188,099	194,988	195,038	200,861	195,646	209,464	249,590	303,994	331,147
Net Debt	2,399	5,208	5,749	653	(355)	(509)	(198)	14,036	11,344	10,997	2,608	5,684
Borrowing with QTC[2]	36,508	39,864	41,343	34,200	31,358	29,256	29,468	37,570	46,153	49,000	46,166	50,950
Leases and similar arrangements	734	882	1,126	1,370	1,503	2,142	2,612	6,485	7,703	7,671	7,519	7,759
Borrowing with QTC (NFPS)	67,116	70,668	73,256	71,160	69,107	66,964	67,576	76,464	85,901	90,851	89,442	95,619
Leases and similar arrangements (NFPS)	1,559	1,752	1,802	1,316	1,882	2,142	2,612	6,977	8,157	8,028	7,887	8,504

Notes:

1.	Numbers may not add due to rounding.
2.	Borrowing in 2013-14 includes bank overdraft of $1.434 billion.

Source: Report on State Finances for Queensland 2012-13 to 2023-24. Numbers have been recast for changes to UPF presentation.

Budget Strategy and Outlook 2025-26

8.4	Other General Government Sector Uniform Presentation Framework data

8.4.1	Grants

Table 8.11	General Government Sector grant revenue[1]

	2024–2025 Est. Act. $ million	2025–2026 Budget $ million
Current grant revenue
Current grants from the Commonwealth
General purpose grants	18,917	16,625
General purpose grants for on-passing	6	6
Specific purpose grants	13,530	13,312
Specific purpose grants for on-passing	4,698	5,409
Total current grants from the Commonwealth	37,150	35,353
Other contributions and grants	376	388
Total current grant revenue	37,526	35,741
Capital grant revenue
Capital grants from the Commonwealth
Specific purpose grants	3,836	5,242
Total capital grants from the Commonwealth	3,836	5,242
Other contributions and grants	44	8
Total capital grant revenue	3,880	5,250
Total grant revenue	41,406	40,990

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2025-26

Table 8.12	General Government Sector grant expenses[1]

	2024–2025 Est. Act $ million	2025–2026 Budget $ million
Current grant expense
Private and Not-for-profit sector	4,440	4,507
Private and Not-for-profit sector on-passing	4,658	4,822
Local Government	292	391
Local Government on-passing	105	679
Grants to other sectors of Government	3,188	3,206
Other	440	526
Total current grant expense	13,124	14,131
Capital grant expense
Private and Not-for-profit sector	1,499	1,641
Local Government	3,252	3,196
Grants to other sectors of Government	82	31
Other	171	226
Total capital grant expense	5,004	5,094
Total grant expense	18,128	19,226

Note:

1.	Numbers may not add due to rounding.

8.4.2	Dividend and income tax equivalent income

Table 8.13	General Government Sector dividend and income tax equivalent income[1]

	2024–2025 Est. Act. $ million	2025–2026 Budget $ million
Dividend and Income Tax Equivalent income from PNFC sector	1,334	1,595
Dividend and Income Tax Equivalent income from PFC sector	195	199
Total Dividend and Income Tax Equivalent income	1,529	1,794

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2025-26

8.4.3	Expenses by function

Table 8.14	General Government Sector expenses by function[1]

	2024–2025 Budget $ million	2024–2025 Est. Act. $ million	2025–2026 Budget $ million	2026–2027 Projection $ million	2027–2028 Projection $ million	2028–2029 Projection $ million
General public services	8,690	8,636	10,802	11,323	11,873	12,596
Public order and safety	8,426	8,543	9,381	9,046	9,111	9,232
Economic affairs	3,098	3,940	3,536	3,057	2,835	2,583
Environmental protection	1,137	1,019	1,258	1,179	1,276	1,042
Housing and community amenities	1,916	1,926	1,851	1,575	1,618	1,258
Health	26,739	28,613	29,140	29,733	30,459	31,571
Recreation, culture and religion	1,335	1,443	1,763	1,896	2,070	1,713
Education	21,275	21,370	22,256	23,106	24,195	25,132
Social protection	7,808	8,831	8,749	8,575	8,514	8,721
Transport	10,313	10,531	11,182	11,262	10,080	9,696
Total Expenses	90,738	94,852	99,918	100,751	102,033	103,543

Note:

1.	Numbers may not add due to rounding.

8.4.4	Purchases of non-financial assets by function

Table 8.15	General Government Sector purchases of non-financial assets by function[1]

	2024–2025 Budget $ million	2024–2025 Est. Act. $ million	2025–2026 Budget $ million	2026–2027 Projection $ million	2027–2028 Projection $ million	2028–2029 Projection $ million
General public services	403	342	481	261	89	60
Public order and safety	1,288	1,218	1,327	1,929	1,027	845
Economic affairs	130	64	67	41	41	34
Environmental protection	101	129	112	41	27	25
Housing and community amenities	430	597	653	769	929	1,254
Health	2,381	2,729	3,513	4,340	3,614	3,122
Recreation, culture and religion	227	123	424	787	1,028	1,286
Education	1,341	1,365	1,181	1,655	1,634	1,175
Social protection	111	93	119	102	96	76
Transport	6,420	6,710	6,762	8,628	10,637	10,779
Total Purchases	12,831	13,370	14,639	18,554	19,124	18,655

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2025-26

8.4.5	Taxes

Table 8.16	General Government Sector taxes[1]

	2024–2025 Est. Act. $ million	2025–2026 Budget $ million
Taxes on employers’ payroll and labour force	7,364	7,898
Taxes on property
Land taxes	2,465	2,807
Stamp duties on financial and capital transactions	6,866	7,175
Other	1,492	1,522
Taxes on the provision of goods and services
Taxes on gambling	2,179	2,278
Taxes on insurance	1,696	1,817
Taxes on use of goods and performance of activities
Motor vehicle taxes	2,954	3,411
Total Taxation Revenue	25,015	26,907

Note:

1.	Numbers may not add due to rounding.

8.5	Background and interpretation of Uniform Presentation Framework

As mentioned in the introduction to this chapter, the UPF was reviewed in 2007 following release of the accounting standard, AASB 1049 Whole of Government and General Government Sector Financial Reporting which aims to harmonise GFS and GAAP with the objective of improving the clarity and transparency of government financial statements.

8.5.1	Accrual Government Finance Statistics Framework

The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistics standards (the International Monetary Fund Manual on Government Finance Statistics and the United Nations System of National Accounts). This allows comprehensive assessments to be made of the economic impact of government.

The accrual GFS framework is based on an integrated recording of stocks and flows. Stocks refers to a unit’s holding of assets and liabilities at a point in time, while flows represent the movement in the stock of assets and liabilities between 2 points in time. Flows comprise 2 separate types – transactions and other economic flows. Transactions come about from mutually

Budget Strategy and Outlook 2025-26

agreed interactions between units or within a single unit. Other economic flows would include revaluations and destruction or discovery of assets that do not result from a transaction.

In GFS operating statements, other economic flows, being outside the control of government, are excluded and do not affect the net operating balance or fiscal balance.

8.5.2	Harmonisation under AASB 1049

In addition to the GFS framework, public sector entities were previously required to report at year end against AAS 31 Financial Reporting by Government, which meant complying with the Accounting Standards issued by the AASB.

This dual reporting regime caused confusion for financial report users and the Financial Reporting Council asked the AASB to develop a framework harmonising GAAP and GFS and to issue an Australian accounting standard for a single set of government reports.

In the development of AASB 1049, the AASB adopted the following approaches:

•	adoption of GAAP definition, recognition and measurement principles in almost all cases

•

amended presentation requirements to encompass a comprehensive result that retains GAAP classification system but overlays it with a transaction and other economic flows classification system based on GFS

•	expanding the disclosure requirements to incorporate key fiscal aggregates required by GFS.

8.5.3	Revisions to the Uniform Presentation Framework

Following the introduction of AASB 1049, the Australian, state and territory governments consider that the UPF will continue to be an important framework for ensuring comparability of financial information across jurisdictions. The UPF continues to apply to financial statements produced by government in budget, mid-year budget updates and final budget outcome reports, whereas the accounting standard applies only to outcome reports.

Aligning the framework with the AASB 1049 was not intended to create a UPF that complies with all the reporting requirements of AASB 1049. For example, the UPF does not include the same level of detail in relation to disclosure requirements of AASB 1049. Instead, the revised UPF allows jurisdictions to utilise the framework as the base set of statements and add additional relevant information to comply with AASB 1049.

8.6	Sector classification

GFS data is presented in Budget Paper 2 by institutional sector, distinguishing between the General Government Sector and the PNFC Sector.

Budget reporting focuses on the GGS, which provides regulatory services, and goods and services of a non-market nature that are provided at less than cost or at no cost. These services are largely financed by general revenue (Australian Government grants and state taxation). This

Budget Strategy and Outlook 2025-26

service comprises government departments, their commercialised business units/shared service providers and certain statutory bodies.

The PNFC Sector comprises bodies that provide mainly market goods and services that are of non-regulatory and non-financial nature. PNFCs are financed through sales to customers of their goods and services and may be supplemented by explicit government sub sidy to satisfy community service obligations. Examples of PNFCs include the energy entities and Queensland Rail.

Together, the GGS and the PNFC Sector comprise the Non-financial Public Sector.

8.7	Reporting entities

The reporting entities included in the General Government and the PNFC sectors in these budget papers are included below:

8.7.1	General Government

Departments

Customer Services, Open Data and Small and Family Business

Education

Environment, Tourism, Science and Innovation (renamed from Environment, Science and Innovation)

Families, Seniors, Disability Services and Child Safety (renamed from Child Safety, Seniors and Disability Services)

Housing and Public Works (renamed from Housing, Local Government, Planning and Public Works)

Justice (renamed from Justice and Attorney-General)

Local Government, Water and Volunteers (renamed from Regional Development, Manufacturing and Water)

Natural Resources and Mines, Manufacturing and Regional and Rural Development (renamed from Resources)

Premier and Cabinet

Primary Industries (renamed from Agriculture and Fisheries)

Queensland Corrective Services

Queensland Fire Department (renamed from Queensland Fire and Emergency Services)

Budget Strategy and Outlook 2025-26

Queensland Health

Queensland Police Service

Queensland Treasury

Sport, Racing and Olympic and Paralympic Games (renamed from Tourism and Sport)

State Development, Infrastructure and Planning (renamed from State Development and Infrastructure)

Trade, Employment and Training (renamed from Employment, Small Business and Training)

Transport and Main Roads

Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism (renamed from Treaty, Aboriginal and Torres Strait Islander Partnerships, Communities and the Arts )

Youth Justice and Victim Support (renamed from Youth Justice)

Commercialised Business Units

CITEC

QBuild

QFleet

RoadTek

Shared Service Providers

Corporate Administration Agency

Queensland Shared Services

Other General Government entities

Board of the Queensland Museum

Crime and Corruption Commission

Cross River Rail Delivery Authority

Economic Development Queensland

Electoral Commission of Queensland

Games Independent Infrastructure and Coordination Authority

Gold Coast Waterways Authority

Health and Wellbeing Queensland

Hospital and Health Services

Cairns and Hinterland

Central Queensland

Central West

Budget Strategy and Outlook 2025-26

Children’s Health Queensland

Darling Downs

Gold Coast

Mackay

Metro North

Metro South

North West

South West

Sunshine Coast

Torres and Cape

Townsville

West Moreton

Wide Bay

Legal Aid Queensland

Legislative Assembly

Library Board of Queensland

Motor Accident Insurance Commission

Nominal Defendant

Office of Industrial Relations

Office of the Governor

Office of the Health Ombudsman

Office of the Information Commissioner

Officer of the Inspector-General Emergency Management

Office of the Queensland Integrity Commissioner

Prostitution Licensing Authority

Public Sector Commission

Queensland Art Gallery Board of Trustees

Queensland Audit Office

Queensland Building and Construction Commission

Queensland Curriculum and Assessment Authority

Queensland Family and Child Commission

Queensland Human Rights Commission

Queensland Mental Health Commission

Queensland Performing Arts Trust

Queensland Racing Integrity Commission

Queensland Reconstruction Authority

Queensland Rural and Industry Development Authority

Residential Tenancies Authority

South Bank Corporation

TAFE Queensland

The Council of the Queensland Institute of Medical Research

The Public Trustee of Queensland

Tourism and Events Queensland

Trade and Investment Queensland

8.7.2	Public Non-financial Corporations

Brisbane Organising Committee for the 2032 Olympic and Paralympic Games

CleanCo Queensland Ltd

CS Energy Limited

Energy Queensland Limited

Far North Queensland Ports Corporations Limited

Budget Strategy and Outlook 2025-26

Gladstone Area Water Board

Gladstone Ports Corporation Limited

Mount Isa Water Board

North Queensland Bulk Ports Corporation Limited

Port of Townsville Limited

Powerlink Queensland

Queensland Bulk Water Supply Authority (Seqwater)

Queensland Hydro Pty Ltd

Queensland Rail

Queensland Treasury Holdings Pty Ltd

Stadiums Queensland

Stanwell Corporation Limited

Sunwater Limited

Budget Strategy and Outlook 2025-26

Appendix A:	Concessions Statement

Queensland Government’s commitment to ongoing support for households, families and businesses by reducing costs of goods and services

The Queensland Government provides substantial concessions in the form of rebates, subsidies and discounts to improve access to, and the affordability of, a range of essential goods and services for Queenslanders.

Concessions assist households, businesses and industries across the state, providing support for essential services such as electricity, transport, health, housing, education and training services.

The 2025–26 Budget includes the following measures which will provide ongoing cost-of-living support:

•	permanent funding for 50 cent fares for all public transport across the TransLink network in Queensland

•	$100 Back to School Boost for primary school students (Prep to Year 6) across the state to support parents and families with the cost of school essentials

•	$200 Play On! vouchers for children aged between 5 to 17 to reduce the costs of participation in sport

•	Electricity Rebate Scheme for vulnerable Queensland households, with the rebate increasing to $386 in 2025–26

•	Supercharged Solar for Renters program to provide rebates to eligible landlords for installing solar systems to help lower living costs for renters.

The total value of all concessions provided by the Queensland Government to Queenslanders is estimated to be $8.493 billion in 2025–26.

This represents a substantial commitment to improve the accessibility and affordability of a range of goods and services on an ongoing basis by reducing the price paid by consumers.

The total estimated ongoing concessions in 2025–26 is 3.2 per cent higher than the 2024–25 estimated actual amount of $8.229 billion.

Budget Strategy and Outlook 2025-26

Chart A.1	Total ongoing concessions value by year[1]

Note:

1.	This chart shows ongoing concessions only, with one-off concessions not included to avoid distortion and to focus on underlying ongoing benefits.

The government provides a variety of targeted concessions based on eligibility criteria relating to factors such as age, income and special needs or disadvantage.

Most Queenslanders benefit from at least one Queensland Government concession, while many Queensland households and families benefit from multiple concessions.

One of the most significant concessions provided by the government is the public transport fare reduction on all TransLink networks across the state.

A flat fare of 50 cents per trip has been locked in permanently to make public transport more affordable, thereby increasing patronage and reducing road congestion.

Households and businesses across the state also benefit from broader transport concessions. Rail Network and Infrastructure Funding ensures the state-supported rail network is safe, reliable and fit for purpose. The funding supports both freight and passenger service users.

Many Queenslanders benefit from the electricity rebate of up to $386 per annum to assist with the cost of electricity supply to the homes of eligible card holders, including but not limited to seniors, pensioners and Commonwealth Health Care Card holders.

Another key concession that helps to alleviate the financial burden of energy costs for Queenslanders, particularly those in regional and rural areas, is the Uniform Tariff Policy which ensures that all Queensland non-market electricity customers pay a similar price for electricity, regardless of location.

Many card holders may also be eligible for free dental care under the Oral Health Scheme, which includes services such as general care, treatment involving dentures and emergency dental care.

The government provides substantial support for low-income families and individuals through the Public Housing Rental Subsidy.

Budget Strategy and Outlook 2025-26

This concession is designed to make housing more affordable for vulnerable Queenslanders, by bridging the gap between private market rents and the rent charged by government.

The government provides generous concessions for education and parenting. For instance, an allowance is available for parents/caregivers of secondary school-age students attending state and non-government schools, and children registered in home education of equivalent age, to help with the costs of textbooks and learning resources. Additionally, the government will provide schools with annual payments of $100 for each student attending government and non-government primary schools for 4 school years from 2026 to support parents and families in meeting the cost of school essentials.

The government is continuing to fund 15 hours per week of free kindergarten for all 4-year-old Queensland children. In 2025–26, on average a family attending a sessional kindergarten that charges $50 per day (15 hours per week) will save $5,000 a year in fees.

For young Queenslanders, concessions such as the Career Start General Training Subsidy and the Career Start Apprentices and Trainee Training Subsidy, provide opportunities for professional growth by reducing financial barriers to education and training.

Common concessions for older Queenslanders include a 50 per cent concession on the registration fees for a 4-cylinder vehicle, a subsidy of up to $200 per year for eligible pensioners to help lessen the impact of local government rates and charges, and a rebate of up to $92 per annum to assist with the cost of reticulated natural gas.

Focus of Concessions Statement

The Concessions Statement highlights the cost and nature of concessions provided by the Queensland Government. It outlines the concessions that are direct budget outlays (e.g. fee subsidies) and concessions that result in foregone revenue through fees and charges being set at a lower rate than applies to the wider community and other businesses.

In the case of broader concessions, it also includes concessions related to the delivery of services to consumers at less than the full cost of service provision.

Section A.1 summarises the estimated total value of concessions provided by the Queensland Government, detailed by each agency and government-owned corporation (GOC).

Section A.2 outlines the previously announced temporary cost-of-living support measures.

Section A.3 sets out the specific concessions provided by the Queensland Government, detailed by agency. Section A.4 sets out the concessions provided by GOCs and is separated into concessions by GOC and concessional leases (industry, commercial and community) by GOC. Within each agency or GOC, concessions are listed in descending order of value.

Explanation of scope

For the purposes of this document, concessions include:

•

discounts, rebates and subsidies provided by the government that improve access to, and affordability of, a range of goods or services for certain individuals, families or businesses based on eligibility criteria (e.g. relating to factors such as age, income, special needs, location or business characteristics)

Budget Strategy and Outlook 2025-26

•	concessions where all consumers, including businesses, of a particular good or service pay a price that is below the full cost of service provision — that is, no eligibility criteria is applied.

Both General Government and Public Non-financial Corporations (PNFC) Sector concessions are included in this statement. Where a payment is made from a General Government Sector agency to a PNFC entity for a concession arrangement, the expenditure is reported against the General Government Sector agency only to avoid double counting.

To be included in this statement, concessions must meet the minimum materiality threshold of estimated expenditure or revenue foregone of $50,000 in either the budget year or previous year.

Varying methods have been used to estimate the cost of concessions, depending on the nature of the concessions, including:

•	direct budget outlay cost (e.g. direct subsidy or rebate payments or the government’s contribution in the case of items such as rental subsidies)

•	revenue foregone (e.g. concessional fees and charges)

•	cost of goods and services provided.

For the purposes of illustrating the potential benefits of individual concessions, the document often uses averages to demonstrate the potential value of the concession to recipients. However, averages are not reflective of individual circumstances, meaning the actual dollar value of the concession to individual recipients may vary from person to person or business to business.

The Concessions Statement does not include tax expenditures (e.g. tax exemptions, reduced tax rates, tax rebates and deductions). Information on tax expenditures can be found in Appendix B.

Budget Strategy and Outlook 2025-26

A.1	Concessions summary

Table A.1.1	Concession by entity[1,2]

Concession by entity	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Agency
Department of Education	409.3	469.7
Department of Families, Seniors, Disability Services and Child Safety	348.3	363.4
Department of Housing and Public Works	938.2	886.5
Department of Justice	140.3	149.0
Department of Local Government, Water and Volunteers	29.2	33.3
Department of Natural Resources and Mines, Manufacturing and Regional and Rural Development	31.9	42.0
Department of Primary Industries	6.8	4.7
Department of Sport, Racing and Olympic and Paralympic Games	3.6	66.2
Department of State Development, Infrastructure and Planning	0.8	1.5
Department of the Environment, Tourism, Science and Innovation	1.6	1.7
Department of Trade, Employment and Training	708.6	710.0
Department of Transport and Main Roads	4,469.5	4,638.6
Queensland Fire Department	11.7	12.3
Queensland Health	359.6	371.1
Queensland Treasury	656.0	618.1
Total Agency	8,115.4	8,368.1

Government-owned corporations
Energy Queensland Limited	19.2	28.0
Far North Queensland Ports Corporation Limited	2.0	2.0
Gladstone Ports Corporation Limited	43.4	45.0
North Queensland Bulk Ports Corporation Limited	1.6	1.6
Port of Townsville Limited	6.8	6.9
Queensland Rail	2.7	2.8
Sunwater Limited	37.7	38.7
Total government-owned corporations	113.4	125.0

Total all entities	8,228.8	8,493.1

Notes:

1.	Numbers may not add due to rounding.
2.	For previously announced temporary cost-of-living support measures see Table A.2.1.

Budget Strategy and Outlook 2025-26

A.2	Previously announced temporary cost-of-living concessions

The 2024–25 Budget included measures which provided temporary elevated levels of assistance that were not ongoing.

Table A.2.1	Previously announced temporary cost-of-living concessions[1]

Concession by name	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Name
Cost of Living Electricity Rebate and National Energy Bill Relief[2,3]	963.7	353.0
Temporary Additional Vehicle Registration Concessions	399.0	36.0
Fairplay	42.0	—
Total	1,404.7	389.0

Notes:

1.	The table provides a summary of temporary cost-of-living support measures which did not have ongoing funding allocated.
2.

This includes funding for the 2023–24 and the 2024–25 Cost of Living Electricity Rebates, as well as funding from the Australian Government under the National Energy Bill Relief plan. Funding for the 2024–25 Cost of Living Electricity Rebate was applied to household bills in 2024–25 but appropriated in 2023–24, resulting in appropriation payments of $2.003 billion in 2023–24.

3.	The table above represents funding in line with appropriation payments, consistent with the presentation of other concessions throughout this document.

Cost of Living Rebate and National Energy Bill Relief

The 2024–25 Budget delivered temporary electricity bill support to households and small businesses.

As stated in the 2024–25 Budget, temporary assistance was not intended to be ongoing.

The Commonwealth is providing an Electricity Rebate to eligible account holders in 2025–26. Eligible Australian households and small businesses will receive up to $150 in energy bill rebates.

Temporary Additional Vehicle Registration Concessions

In addition to the general vehicle and boat registration concessions, the Queensland Government temporarily reduced all light vehicle registration fees and some heavy vehicle registration fees by 20 per cent for a period of 12 months, starting from 16 September 2024.

This assistance was not ongoing, with the 2024–25 Queensland Budget assuming registration costs would return to normal levels plus indexation in 2025–26.

Budget Strategy and Outlook 2025-26

A.3	Concessions by agency

Table A.3.1	Department of Education[1]

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Queensland Kindergarten Funding [2]	215.1	223.6
Textbook and Resource Allowance[3]	89.2	92.5
School Transport Assistance for Students with Disability	63.2	63.2
Back to School Boost[4]	—	47.1
Living Away from Home Allowance Scheme[5]	11.8	12.2
Tuition Fee Exemption/Waivers – Dependents of International Students [5]	10.6	10.9
Non-State Schools Transport Assistance Scheme[6]	9.0	9.5
Queensland Museum – Arts Concessional Entry Fees[7]	2.6	2.9
Queensland Performing Arts Trust – Arts Concessional Entry Fees	2.4	2.5
Distance Education – Information and Communication Technology Subsidy Scheme	2.1	2.1
Distance Education – Non-Government Student Fee Subsidy	0.8	0.8
Queensland Performing Arts Trust – Venue Hire Rebates	0.6	0.6
Arts Queensland – Discount on Property Lease Rentals [8]	0.7	0.5
Queensland Art Gallery – Arts Concessional Entry Fees	0.4	0.5
Arts Queensland – Venue Hire Rebates	0.4	0.4
State Library of Queensland – Venue Hire Rebates	0.4	0.4
Total	409.3	469.7

Notes:

1.

Across July to December 2024, a cumulative total of $3.6 million in concessions were related to Dalby State High School, Spinifex State College and Western Cape College to operate residential facilities in Dalby, Mount Isa and Weipa respectively. However, following a change in approach in January 2025, funding under this program is now paid as appropriations to schools based on the number of enrolments, rather than as concessions. As such, no funding as concessions has been included above in 2024–25 to ensure consistency in reporting across years.

2.	Increase is due to indexation that will be applied to all kindergarten funding from 1 July 2025.
3.	Increase is due to enrolment growth and consumer price index (CPI) indexation.
4.	This is a new program starting in 2025–26.
5.	Increase is due to CPI indexation.
6.	Increase is due to CPI indexation and increased demand for assistance under the scheme.
7.

Increase is due to anticipated growth in ticketing revenue in relation to a longer run-time for ticketed commercial exhibitions at Queensland Museum Kurilpa, South Bank. Concessions are funded from State Government Grant Funding, i.e. at Toowoomba and Ipswich, or non-government self-funded revenue, i.e. Brisbane and Townsville.

8.	Reduced rent foregone is due to new lease offers to the tenant of the Judith Wright Centre following the Judith Wright Arts Centre Modernisation Project.

Budget Strategy and Outlook 2025-26

Back to School Boost

The Back to School Boost concession provides annual payments of $100 for each student attending government and non-government primary schools to support parents and families with the cost of school essentials.

Queensland Kindergarten Funding

Queensland Kindergarten Funding provides funding to eligible kindergarten service providers to ensure greater access to a quality kindergarten program for Queensland children and to reduce out-of-pocket fees for many families.

From 1 January 2024, the Queensland Government has provided an affordability subsidy of 15 hours per week to make kindergarten free for all 4-year-olds for up to 40 weeks or 600 hours per year. In 2025–26, on average a family attending a sessional kindergarten that charges $50 per day (15 hours per week) will save $5,000 a year in fees.

These subsidies are funded by both the Queensland Government and the Australian Government under the Preschool Reform Agreement 2022 to 2025.

Textbook and Resource Allowance

The Textbook and Resource Allowance is available for all parents/caregivers of secondary school age students attending state and non-government schools, and children registered in home education of equivalent age, to assist with the cost of textbooks and learning resources.

In schools, parents may assign this allowance to the school to reduce the fees associated with participating in the school’s textbook and resource scheme. For children registered for home education, the allowance is paid directly to the parent.

In 2025, the rates per annum are $160 for students in Years 7 to 10 and $348 for students in Years 11 and 12.

School Transport Assistance for Students with Disability

The School Transport Assistance Program for Students with Disability assists eligible state school students whose disability impacts on their parents’ or carers’ ability to arrange their safe travel to and from school. This assistance includes coordinated service delivery in specially contracted taxis or minibuses, payment of fares on bus, ferry, tram and train, or an allowance for parents who make private travel arrangements for their children to school or a transport meeting point.

The benefit is generally a maximum of $400 per week, per student, however in exceptional circumstances higher amounts may be approved. A separate scheme is in place for students with disability attending non-state schools (refer ‘Non-State Schools Transport Assistance Scheme’).

Living Away from Home Allowance Scheme

The Living Away from Home Allowance Scheme provides financial assistance to support geographically isolated families. The scheme assists with the costs of children required to live away from home to attend school. This concession is available to Queensland students attending both state and non-state schools.

The benefits available for eligible students in 2025 are:

•

Remote Area Tuition Allowance – assistance is available for primary students of up to $8,644 per annum and secondary students of up to $10,625 per annum for students who board at approved non-state schools

Budget Strategy and Outlook 2025-26

•

Remote Area Travel Allowance – available where the distance from the family home to the boarding location is at least 50 kilometres (km). Benefit levels depend on the distance travelled and range from $180 per annum to a maximum of $2,211 per annum

•

Remote Area Allowance – assistance of $3,012 per annum is available to students attending the campus of a Queensland state high school and undertaking an approved agriculture course in lieu of Years 11 and 12

•

Remote Area Disability Supplement – available to students with disability who incur additional costs associated with living away from home to attend school. Benefits are up to $9,800 per student per annum.

Tuition Fee Exemptions/Waivers – Dependants of International Students

Adult International students who meet the approved exemption criteria and wish to enrol their child in Preparatory (Prep) Year to Year 12 of schooling are exempt from paying tuition fees for their dependent children. The exemption only applies for the duration of the main temporary visa holder’s (parent) course of study in Queensland. A dependant student (Prep to Year 12) of a temporary visa holder may also be eligible for a tuition fee waiver in certain circumstances, including financial hardship.

The estimated average amount exempted or waived per student is $13,491 in 2025–26.

Non-State Schools Transport Assistance Scheme

The Non-State Schools Transport Assistance Scheme directly assists families through the provision of funding towards the transport costs incurred for eligible students enrolled in non-state schools.

Under the Scheme, payments are made twice a year to the families of students enrolled in non-state schools located beyond the Brisbane City Council area where bus and ferry fare expenses are above the annual Queensland Catholic Education Commission set weekly threshold amount.

In Semester 1, 2025, the weekly threshold is $35 per family, or $25 for families with a current Health Care Card, Pensioner Concession Card or Veterans’ Affairs Pensioner Concession Card. From Semester 2, 2025, the weekly threshold rates will be increased to $40 per family, or $30 for families with a current Health Care Card, Pensioner Concession Card or Veterans’ Affairs Pensioner Concession Card.

The program also assists families of eligible students with disability enrolled in non-state schools. The level of assistance provided is dependent on the type of transport needed and travel assistance already provided by the Department of Transport and Main Roads (DTMR). For families using taxi travel, the benefit level is to a maximum of $300 per week, inclusive of any assistance provided through DTMR’s Taxi Subsidy Scheme.

Queensland Museum – Arts Concessional Entry Fees

Queensland Museum provides concessional entry fees to seniors, students, children, families, and a variety of concession card holders for ticketed exhibitions at Queensland Museum Kurilpa (Brisbane) and Queensland Museum Tropics (Townsville) and, for general entry to Queensland Museum Cobb & Co (Toowoomba) and Queensland Museum Rail Workshops (Ipswich). Concessions are also provided to targeted groups, such as schools, to encourage visits to museums. The level of concession provided varies depending on the venue and the event.

Budget Strategy and Outlook 2025-26

Queensland Performing Arts Trust – Arts Concessional Entry Fees

Concessional entry fees are offered for specific Queensland Performing Arts Trust productions and to provide support for other not-for-profit theatre companies to enable tickets to be sold at concessional prices. The level of concession provided varies depending on the number and size of events being held each year.

Distance Education – Information and Communication Technology Subsidy Scheme

The Distance Education Information and Communication Technology Subsidy provides assistance to Queensland state school students enrolled in a School of Distance Education and who are geographically isolated or in eligible categories.

The scheme has 2 components:

•

Computer Hardware Subsidy: An annual payment of $472 to eligible students to assist with purchasing, replacing or upgrading computer hardware. Hardware subsidies are available to support students who are identified as belonging to geographically isolated or medical categories

•

Broadband Internet Subsidy: An annual payment of $517 to eligible students to assist with provision of broadband internet access. Internet subsidies are available to support students who are identified as belonging to the geographically isolated category.

Distance Education – Non-Government Student Fee Subsidy

The Distance Education Non-Government Student Fee Subsidy is available to students who are enrolled in non-government schools and choose to access distance education subjects. It provides an average annual subsidy of approximately $1,560 per distance education subject enrolment.

This subsidises approximately 50 per cent of the total average cost per annum of providing a subject through distance education for non-government school students. The concession contributes towards the state continuing to make distance education available to non-government schools ensuring the widest possible subject choice for students, while recovering a proportion of the teaching and overhead costs.

Queensland Performing Arts Trust – Venue Hire Rebates

Venue hire rebates are offered to government-funded cultural organisations, charitable organisations, government departments and educational institutions. Organisations currently receiving discounts are Queensland Symphony Orchestra, Opera Queensland, Queensland Theatre Company and Queensland Ballet.

Arts Queensland – Discount on Property Lease Rentals

A discount on property lease rentals is provided to arts and cultural organisations compared with market rental rates at the Judith Wright Arts Centre, Festival House and Bulmba-ja Arts Centre.

Budget Strategy and Outlook 2025-26

Queensland Art Gallery – Arts Concessional Entry Fees

Queensland Art Gallery’s ticket prices are set to ensure that they are affordable and to maximise attendance, with additional concessions provided to seniors, students, children, families and a variety of concession card holders. The purpose of the Queensland Art Gallery Arts entry fees concession is to contribute to the cultural, social and intellectual development of Queenslanders, and encourage diverse audiences.

Arts Queensland – Venue Hire Rebates

Venue hire rebates support Queensland Government-funded arts organisations and professional artists to develop and present new work at the Judith Wright Arts Centre and Bulmba-ja Arts Centre.

State Library of Queensland – Venue Hire Rebates

State Library of Queensland provides venue hire concessions to targeted community and non-profit groups including cultural and charitable organisations and educational institutions in order to support events and programs directly linked to State Library of Queensland’s services, programs, and activities.

Table A.3.2	Department of Families, Seniors, Disability Services and Child Safety

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Electricity Rebate Scheme[1]	248.5	261.9
Pensioner Rate Subsidy Scheme	59.7	62.7
South East Queensland Pensioner Water Subsidy Scheme	20.5	19.3
Home Energy Emergency Assistance Scheme	10.0	10.0
Medical Cooling and Heating Electricity Concession Scheme[1]	3.4	3.4
Reticulated Natural Gas Rebate Scheme	3.1	3.3
Electricity Life Support Concession Scheme[1]	3.1	2.8
Total	348.3	363.4

Notes:

1.	Adjusted annually according to the Queensland Competition Authority (QCA) price determination for Tariff 11. For 2025–26, the QCA determined Tariff 11 will increase by 3.8 per cent.

Electricity Rebate Scheme

The Electricity Rebate Scheme provides a rebate of up to approximately $386 per annum to assist with the cost of electricity supply to the homes of eligible holders of a Pensioner Concession Card, Queensland Seniors Card, Commonwealth Health Care Card, Department of Veterans’ Affairs Gold Card (who receive a War Widow/er Pension or special rate Totally or Permanently Incapacitated Pension) and asylum seekers.

It is estimated that over 600,000 Queensland households will receive an electricity rebate in 2025–26.

Budget Strategy and Outlook 2025-26

Pensioner Rate Subsidy Scheme

The Pensioner Rate Subsidy Scheme offers a 20 per cent subsidy (up to a maximum of $200 per annum) to lessen the impact of local government rates and charges on pensioners, thereby assisting them to continue to live in their own homes.

South East Queensland Pensioner Water Subsidy Scheme

The South East Queensland Pensioner Water Subsidy Scheme provides a subsidy of up to $120 per annum to eligible pensioner property owners in the South East Queensland Water Grid to lessen the impact of water prices.

This subsidy is in addition to the Pensioner Rate Subsidy Scheme.

Home Energy Emergency Assistance Scheme

The Home Energy Emergency Assistance Scheme provides emergency assistance of up to $720 once in a 2-year period to assist low income households experiencing a short-term financial crisis and who are unable to pay their current electricity and/or reticulated natural gas account.

It is not a requirement for the claimant to hold a concession card.

Medical Cooling and Heating Electricity Concession Scheme

The Medical Cooling and Heating Electricity Concession Scheme provides a rebate of up to approximately $522 per annum for eligible concession card holders with a medical condition who have dependence on air conditioning to regulate body temperature.

Reticulated Natural Gas Rebate Scheme

The Reticulated Natural Gas Rebate Scheme provides a rebate of up to approximately $92 per annum to assist with the cost of reticulated natural gas supplied to the home of eligible holders of a Pensioner Concession Card, Queensland Seniors Card or a Department of Veterans’ Affairs Gold Card (who receive the War Widow/er Pension or special rate Totally or Permanently Incapacitated Pension).

Electricity Life Support Concession Scheme

The Electricity Life Support Concession Scheme is aimed at assisting seriously ill people who use home-based life support systems by providing a rebate of up to approximately $1,063 per annum for users of oxygen concentrators and a rebate of up to approximately $712 per annum for users of kidney dialysis machines to meet their electricity costs.

The concession is subject to the patient being medically assessed in accordance with Queensland Health eligibility criteria.

Budget Strategy and Outlook 2025-26

Table A.3.3	Department of Housing and Public Works

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Public Housing Rental Subsidy[1]	849.1	844.9
Home Assist Secure[2]	27.8	26.8
Non-residential Buildings – Subsidised Rents	8.7	9.0
Rental Bond Loans[2]	2.6	3.0
Youth Subsidy – Community Housing[2]	1.5	2.8
Helping Seniors Secure Their Homes[3]	42.3	—
National Rental Affordability Scheme[4]	6.2	—
Community Housing[5]	—	—
Total	938.2	886.5

Notes:

1.	This program was previously known as the Government Managed Housing Rental Rebate.
2.	The variance is based on the anticipated year on year demand for services provided under this scheme.
3.	The variance is due to the end of the time-limited program in December 2024.
4.	The variance is primarily due to cessation of the scheme, being a decision of a former Australian Government.
5.	The value of this concession arrangement cannot be easily quantified.

Public Housing Rental Subsidy

The Public Housing Rental Subsidy targets low-income families and individuals and represents the difference between the estimated rents that would be payable in the private market and rent that is charged by government based on household income.

Assistance is provided to approximately 56,200 households. The estimated average yearly subsidy per household for 2025–26 is $15,000.

Home Assist Secure

Home Assist Secure provides free safety-related information, referral and subsidised assistance for eligible clients unable to undertake or pay for critical maintenance services without assistance.

To be considered for subsidised assistance, people with disability or 60 years or over must hold a Pensioner Concession Card and be unable to complete the work themselves. In addition, they must be unable to access assistance from other services.

Labour costs (up to $500 per household per year) for the assistance provided are subsidised by Home Assist Secure while the balance of the costs (including the materials) are met by the client. Clients can also get a one-off subsidy of $80 for the cost of materials for security related work (Security Hardware Subsidy).

Home Assist Secure targets homeowners and those in rental housing who are 60 years of age or older or have disability, and who require assistance to remain living in their home. In 2025–26, it is estimated that up to 33,000 households will be assisted.

Budget Strategy and Outlook 2025-26

Non-residential Buildings – Subsidised Rents

Accommodation is provided to 34 community, education, arts and not-for-profit organisations in government-owned non-residential buildings. Tenures for the occupancies are by way of leases, licences or month-to-month arrangements. Rents paid by the organisations are often below independently assessed market rent levels. Subsidised rental arrangements are provided to 24 properties comprising a total floor area of approximately 41,300 square metres. The total subsidy is calculated by deducting the actual amount paid by the occupants from the total estimated annual market rent for the space.

Rental Bond Loans

The government provides interest-free rental bond loans to people who cannot afford to pay a full bond to move into private rental accommodation, thereby reducing the need for more costly, subsidised housing assistance, through 3 products:

•	Bond Loans: equivalent to a maximum amount of 4 weeks rent

•	Bond Loan Plus: equivalent to a maximum amount of 6 weeks rent

•	Bridging Bond Loans: equivalent to a maximum amount of 4 weeks rent.

The interest-free bond loan targets low-income households and can stabilise tenancies, prevent households from entering the cycle of homelessness and engaging with fringe, high interest credit providers. The concession represents the interest saving for the client on the bond loan. In 2025–26, approximately $35.8 million in bond loans, bond loan plus and bridging bond loans may be advanced to an estimated 15,700 clients, averaging approximately $2,300 support per client.

Youth Subsidy – Community Housing

Funding has been provided for Registered Community Housing Providers (RCHPs) to help house more young people through a Youth Subsidy. Young people can face additional barriers when it comes to finding safe and affordable housing, including lower incomes, often while balancing study and work commitments, completing training and establishing their careers.

The subsidy will assist young people to access community housing by making it financially possible for RCHPs to house more young people. The department will provide RCHPs with a weekly subsidy for each eligible household where a young person is the primary tenant. In 2025–26, the government has allocated $2.8 million for purposes of housing an estimated 1,000 young people under this program, based on anticipated demand for services provided under the scheme.

Community Housing

The government provides contributions to registered community housing providers (RCHPs), including capital grants, granted land or properties, or recurrent funding, to assist in increasing housing affordability and access to social housing.

Due to the nature of the arrangement, particularly varying rents charged by providers based on individual circumstances of each household, the overall value of the concession provided by the government cannot be easily quantified.

Rents charged for social housing managed by the RCHPs are based on 25 per cent of a household’s assessable income, 30 per cent of a household’s gross income, or the market rent, whichever is lower, which substantially reduces accommodation costs for eligible individuals and families. Many of these families may also be eligible for Commonwealth Rent Assistance to assist

Budget Strategy and Outlook 2025-26

in the cost of their accommodation. Assistance is expected to be provided to approximately 16,500 households to access community housing in 2025–26.

Table A.3.4	Department of Justice

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Public Trustee of Queensland – Concessions	43.4	44.9
Queensland Civil and Administrative Tribunal [1]	39.7	44.4
Court Services – Civil Court	39.2	40.4
Blue Card – Volunteer Applicants[2]	10.8	12.1
Body Corporate and Community Management – Dispute Resolution	4.6	4.6
Disability Worker Screening – Volunteer Applicants	2.0	2.0
Liquor Gaming and Fair Trading – Rural Hotel Concessions	0.4	0.4
Registry of Births, Deaths and Marriages – Fee Waivers	0.2	0.2
Total	140.3	149.0

Notes:

1.	The variance reflects the anticipated increase in service demand in 2025–26
2.	The variance is due to indexation and an increase in forecast volume.

Public Trustee of Queensland – Concessions

The Public Trustee of Queensland (The Public Trustee) uses a scale of fees which is designed to reflect a fair cost for the services provided.

The Public Trustee has established a safety net limit on the annual fees payable by certain customers which provides for a rebate of fees for some customers with limited assets. The rebate is applied to customers such as financial administration customers with impaired capacity, or estate administration customers of limited means. The Public Trustee also provides Will making services for Queenslanders at no cost.

Queensland Civil and Administrative Tribunal

The Queensland Civil and Administrative Tribunal (QCAT) is an independent tribunal which makes decisions and resolves disputes across a wide range of jurisdictions for the community.

Fees for these services are set below cost recovery to ensure services are accessible, fair and inexpensive. QCAT provides human rights services with no application fees for matters related to guardianship and administration of adults, children and young people and anti-discrimination.

Court Services – Civil Court

The Supreme, District and Magistrates Courts hear civil disputes between 2 or more parties (people or organisations) where one party sues the other, usually to obtain compensation, or seek some other remedy. These disputes may involve anything from defamation to outstanding debts.

Civil Court Fees are prescribed under the Uniform Civil Procedure (Fees) Regulation 2019 for proceedings commenced in civil matters and are set below full cost recovery to ensure that civil remedies are accessible to all Queenslanders.

Budget Strategy and Outlook 2025-26

Blue Card – Volunteer Applicants

Individuals providing child-related services or conducting child-related activities in regulated service environments are required to undergo an assessment of their police and relevant disciplinary information, and if approved, are issued with a blue card. A blue card is valid for 3 years unless cancelled or suspended earlier.

The Queensland Government has met the cost of blue card assessment for volunteer applicants since the inception of the blue card system in 2001. This is to ensure children can continue to receive services and participate in activities which are essential to their development and wellbeing, in a safe and supportive environment.

Body Corporate and Community Management – Dispute Resolution

The Office of the Commissioner for Body Corporate and Community Management provides a dispute resolution service to parties unable to resolve disputes themselves. The service consists of conciliation, with the aim of achieving a voluntary agreement, and adjudication, which results in a formal order.

The service is delivered below full cost recovery so as not to restrict access to justice due to affordability reasons. The commissioner has the discretion to waive application fees on the grounds of financial hardship.

Disability Worker Screening – Volunteer Applicants

Individuals providing disability support activities in regulated service environments are required to undergo a suitability assessment to work with people with a disability; and if approved, are issued with a National Disability Insurance Scheme (NDIS) Disability Worker Screening Clearance. A NDIS Worker Screening Clearance is valid for 5 years unless cancelled or suspended earlier.

The Queensland Government meets the cost of Disability Worker Screening assessment of volunteer applicants undertaken by the department.

The Queensland Government has committed to increasing volunteers within the disability sector to ensure that people with a disability can continue to receive services and participate in activities which are essential for their support and wellbeing.

Liquor Gaming and Fair Trading – Rural Hotel Concessions

The Office of Liquor and Gaming Regulation licenses hotels and clubs under the Liquor Act 1992.

Under the Liquor (Rural Hotels Concession) Amendment Act 2019, the Rural Hotels Concession provides licence fee relief to establishments in remote communities by reducing the base licence fees for hotels and community clubs with no more than 2,000 members for eligible licences.

Registry of Births, Deaths and Marriages – Fee Waivers

The Registry of Births, Deaths and Marriages waives the fees for certificates provided to disadvantaged groups in the Queensland Community (e.g. Aboriginal and Torres Strait Islander peoples, people experiencing homelessness, domestic and family violence victims, etc.) and those impacted by major emergencies (e.g. natural disasters such as cyclones and bushfires).

The majority of concession waivers relate to the provision of birth certificates ($54.40 per certificate in 2024–25), with approximately 3,000 individuals per annum receiving a benefit.

Budget Strategy and Outlook 2025-26

Table A.3.5	Department of Local Government, Water and Volunteers

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Rural Irrigation Water Price Discount	—	12.3
Sunwater Rural Irrigation Water Price Subsidy	18.9	10.7
Cloncurry Pipeline Water Supply Subsidy	7.0	7.2
Seqwater Rural Irrigation Water Price Subsidy	2.3	2.1
Disaster Relief Arrangements – Annual Water Licence Fee Waiver	1.0	1.0
Total	29.2	33.3

Rural Irrigation Water Price Discount

An additional 15 per cent discount provided as a rebate on irrigation water prices for eligible Sunwater and Seqwater customers, available to approved applicants for a 2-year period ending 2026–27.

Sunwater Rural Irrigation Water Price Subsidy

Sunwater’s irrigation water prices for some schemes are set below the level necessary to recover the cost of supplying water to the irrigators.

Government funding is provided to Sunwater to offset the reduced revenue and to ensure irrigation prices gradually transition towards cost recovery.

Cloncurry Pipeline Water Supply Subsidy

North West Queensland Water Pipeline Limited (NWQWP), a Sunwater Limited (Sunwater) subsidiary, owns and operates the Cloncurry Pipeline between the Ernest Henry Mine and Cloncurry. The pipeline guarantees Cloncurry Shire Council’s water supply and supports industrial development in the region.

The government provides funding to NWQWP to ensure the pipeline remains commercially viable to operate while providing an affordable and safe water supply to Cloncurry.

Seqwater Rural Irrigation Water Price Subsidy

Seqwater’s irrigation water prices for some schemes are set below the level necessary to recover the cost of supplying water to the irrigators.

Government funding is provided to Seqwater to offset the reduced revenue and to ensure irrigation prices gradually transition towards cost recovery.

Disaster Relief Arrangements – Annual Water Licence Fee Waiver

Fees associated with annual water licences ($95.13) will be waived for 2025–26 for disaster declared areas.

The waiver is available to landholders in Local Government Areas where Category B of the Disaster Recovery Funding Arrangements for Disaster Assistance (Primary Producer) Loans or Disaster Assistance (Essential Working Capital) Loans Scheme for Small Business is activated.

In 2025–26, it is estimated 10,000 waivers will be issued to landholders.

Budget Strategy and Outlook 2025-26

Table A.3.6	Department of Natural Resources and Mines, Manufacturing and Regional and Rural Development

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Primary Industry Productivity Enhancement Scheme (PIPES) [1]	21.7	30.7
Zero Rent for Exploration Permits for Minerals	10.2	11.3
Total	31.9	42.0

Notes:

1.	The increase is mainly due to the anticipated increase in loan advances.

Primary Industry Productivity Enhancement Scheme

Primary Industry Productivity Enhancement Scheme (PIPES) is administered by the Queensland Rural and Industry Development Authority and provides concessional rates of interest on loans to eligible primary producers in need of financial assistance.

First Start Loans and Sustainability Loans of up to $2 million and $1.3 million, respectively, support applicants to enter primary production and to improve productivity and sustainability. The amounts shown in the above table represent the fair values of the interest rate concessions pertaining to loans issued in the PIPES portfolio in each of the years shown.

Zero Rent for Exploration Permits for Minerals

The Queensland Critical Minerals Strategy reduced rent to $0 for 5 years from 1 September 2023 for new and existing exploration permits for minerals other than coal.

Table A.3.7	Department of Primary Industries

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Drought Preparedness Grant Scheme[1]	6.2	4.6
Stocked Impoundment Permit	0.1	0.1
Drought Ready and Recovery Finance Loan Scheme[2]	0.2	—
Sheep and Goat Electronic Identification (eID) Rebate Scheme[3]	0.3	—
Total	6.8	4.7

Notes:

1.	The reduction is mainly due to the anticipated reduced demand for this scheme.
2.	No funding for this scheme has been allocated for 2025–26 given Queensland is not currently drought-declared.
3.	The scheme ceases on 30 June 2025.

Drought Preparedness Grant Scheme

The Drought Preparedness Grant Scheme provides a rebate to eligible primary producers of up to $50,000 for on-farm capital improvements identified in their Farm Business Resilience Plan to improve the drought preparedness of the producer’s property.

Budget Strategy and Outlook 2025-26

Stocked Impoundment Permit Scheme

The Stocked Impoundment Permit Scheme provides world class, sustainable fishing options in freshwater environments. It helps manage pressure on wild fish stocks through a requirement to hold a permit to fish in one of the state’s 63 impoundments.

The scheme provides concessions if you have a Queensland Seniors Card, Pensioner Concession Card, Health Care Card or a Repatriation Health Card (Gold Card) and aims to facilitate participation in recreational fishing for seniors and concession card holders. The concession provides a discount of $16.96 on the cost of an annual permit.

Table A.3.8	Department of Sport, Racing and Olympic and Paralympic Games

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Play On! voucher program	—	62.5
Sport and Recreation venues – Concessional Usage Rates & Gym Fees	2.8	2.9
SwimStart	0.8	0.8
Total	3.6	66.2

Play On! Voucher Program

The government has established a new sport voucher program. The Play On! vouchers are valued up to $200 each, with every Queensland child aged between 5 and 17 eligible to apply for one each year, with 2 rounds annually to line up with winter and summer sports sign-on seasons. Play On! is particularly targeting kids in regional and remote communities across the state. The program is set to open on 4 August 2025.

Sport and Recreation venues – Concessional Usage Rates & Gym Fees

Concessional usage rates are offered to clients who meet the strategic objectives of the Department, including gym members eligible for concessional rates, not-for-profit sport and recreation organisations, Queensland schools and Queensland state sporting organisations, for the use of Sport and Recreation owned and operated venues, including Queensland Recreation Precincts at Currimundi and Tallebudgera and the Gold Coast Performance Centre at Runaway Bay.

Table A.3.9	Department of State Development, Infrastructure and Planning

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
South Bank Corporation – Concessional event hire	0.8	0.8
Growth Acceleration Fund – Concessional Loan Scheme	—	0.7
Total	0.8	1.5

South Bank Corporation – Concessional event hire

Concessional event hire is offered for special events held in the Parklands by not -for-profit entities. The level of concession varies depending on the number and size of events being held each year.

Budget Strategy and Outlook 2025-26

Growth Acceleration Fund – Concessional Loan Scheme

The Growth Acceleration Fund is a $35 million fund offering low-interest loans to accelerate the delivery of essential infrastructure such as roads, water supply, wastewater and stormwater, required to unlock land for housing in South East Queensland high-growth areas.

The concession represents the interest savings for the client on the low-interest loan. In 2025–26, approximately $23.3 million in low-interest loans will be provided to unlock essential infrastructure, providing over $670,000 in estimated interest savings to recipients.

Table A.3.10	Department of the Environment, Tourism, Science and Innovation

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Queensland Parks and Wildlife Service – Tour fee and Access Permits	1.6	1.7
Total	1.6	1.7

Queensland Parks and Wildlife Service – Tour Fee and Access Permits

Visitor admission and ranger guided tour fees concessions of 10 to 100 per cent are available at several attractions and visitor centres for eligible persons including infants, children, pensioners, concession card holders and groups undertaking tours or access for educational purposes.

Vehicle access permit concessions of up to 100 per cent are available in the Cooloola Recreation Area, Bribie, Moreton (Mulgumpin) and K’gari Islands for approved applicants, including First Nations peoples and local residents required to traverse the protected area estate.

Camping concessions of 45 to 100 per cent are available in all national park and state forest camping areas for educational purposes and children under 5 years of age.

Table A.3.11	Department of Trade, Employment and Training

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Career Start – General Training Subsidy[1,2]	269.2	304.8
Career Start – Apprentices and Trainees Training Subsidy[1,3]	264.1	286.0
Career Boost – General Training Subsidy[1,4]	165.1	111.7
Travel and Accommodation Subsidy	7.0	7.0
Free Tools for First Years Program[5]	3.2	0.5
Total	708.6	710.0

Notes:

1.	The variance is due to the demand-driven nature of the programs.
2.	This name applies from 1 July 2025. This program was previously known as Certificate III Guarantee.
3.	This name applies from 1 July 2025. The program was previously known as the User Choice Program.
4.	This name applies from 1 July 2025. This program was previously known as Higher Level Skills.
5.	The variance is due to the expected cessation of the program, with claims open until 30 June 2025 or until funds are exhausted.

Career Start – General Training Subsidy

The Career Start General Training Subsidy supports Queenslanders to undertake entry level vocational qualifications outside of apprenticeships and traineeships.

Budget Strategy and Outlook 2025-26

This program is targeted at jobseekers and individuals seeking their first post-school qualification, helping them gain job-ready skills or employment. It also includes training for eligible school students undertaking Certificate I or II qualifications that provide pathways to post-school employment or further vocational study.

Government subsidies are available to pre-approved registered training organisations (Skills Assure Suppliers) for a range of Certificate III-level qualifications aligned to industry need and workforce participation goals. The value of this subsidy for each qualification ranges from $512 to $7,310, depending on student eligibility and qualification subsidised. The average subsidy value is $3,483.

Career Start – Apprentices and Trainees Training Subsidy

The Career Start Apprentices and Trainees Training Subsidy provides government funding towards the cost of training and assessment for eligible Queensland apprentices and trainees or complementary pathways leading to apprenticeship outcomes.

Subsidies are available to pre-approved public and private registered training organisations to support tuition fees to reduce the cost of nationally recognised entry level training for apprentices and trainees. The Free Apprenticeships for under 25s component provides fully subsidised training for more than 130 priority apprenticeship and traineeship qualifications.

Apprentices and trainees and their employers have the flexibility to choose a training provider that suits their specific needs, supporting industry-aligned learning pathways. The value of this subsidy for each qualification ranges from $1,300 to $50,720, depending on student eligibility and qualification subsidised. The average subsidy value is $10,609.

Career Boost – General Training Subsidy

The Career Boost General Training Subsidy helps Queenslanders progress into higher level vocational training that supports job advancement, specialisation, or transition into further education. It funds training in priority and emerging industries such as health, energy, and advanced manufacturing.

The program provides subsidies for eligible students undertaking Certificate IV, diploma, and advanced diploma qualifications, as well as selected skill sets that respond to critical workforce needs. Subsidies are available to pre-approved public and private registered training organisations (Skills Assure Suppliers).

In 2025–26 this program also includes targeted initiatives such as Free Nursing, which will reduce cost barriers for learners entering essential health and care occupations. The value of this subsidy for each qualification ranges from $696 to $11,390, depending on student eligibility and qualification subsidised. The average subsidy value is $4,116.

Travel and Accommodation Subsidy

The Travel and Accommodation Subsidy provides financial assistance to Queensland apprentices and trainees for travel expenses incurred in attending off the job training at a registered training organisation. To be eligible, apprentices must attend the closest registered training organisation that offers the required qualification and travel a minimum of 100km return from their usual place of residence to the registered training organisation. The subsidy provides for:

•	return land travel to the registered training organisation of 27 cents per km for distances between 100km and 649km, increasing to 33 cents per km for distances of 650km or more

Budget Strategy and Outlook 2025-26

•	return economy air ticket to the location of the registered training organisation for distances of 1,100km or more if necessary

•	cost of ferry travel if necessary

•	accommodation assistance of $57 per day for overnight stay within Queensland and $109 for interstate travellers, if it is necessary to live away from their usual place of residence to attend training.

Free Tools for First Years Program

The Free Tools for First Years Program provides a rebate to eligible first -year apprentices to help offset the cost of essential tools required to commence work in their trade. The program supports apprentice participation and retention by reducing upfront costs. It complements the department’s broader investment in vocational education and training pathways.

Table A.3.12	Department of Transport and Main Roads

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
General Public Transport Concessions (South East Queensland) [1]	2,566.3	2,657.5
Rail Network and Infrastructure Funding [2]	1,016.2	1,082.3
General Public Transport Concessions (Regional Queensland)	380.0	393.0
Vehicle and Boat Registration Concessions	200.2	203.5
School Transport Assistance Scheme	168.4	171.4
Livestock and Regional Freight Contracts[3]	47.4	42.0
Remote Communities Freight Assistance Scheme[4]	21.3	29.3
Rail Concession Scheme	27.8	27.8
Other Transport Concessions (Regional Queensland) and Taxi Subsidies[5]	23.2	19.5
Practical Driving Test	7.6	7.7
Designated Public Transport Concessions for Interstate Seniors Card Holders	4.5	4.6
E-Mobility Rebate Scheme[6]	1.9	—
TransLink Transport Concessions (South East Queensland) [7]	4.7	—
Total	4,469.5	4,638.6

Notes:

1.

The increase reflects the full year impact of 50 cent fares whilst operating costs have increased, increasing the value of travel subsidised by the government. There is also significant investment in the South East Queensland rail network to improve service availability whilst maintaining affordability for all modes.

2.	The increase is due to operating costs associated with investment in rail infrastructure and other general costs.
3.	Variance is due to one off implementation of Remote Community Freight Contract in 2024–25. No reduction in funding of critical services.
4.	The increase reflects subsidy for stores subscribing to the freight reduction model. All stores subscribed to the scheme will receive a 20 per cent discount for 2025–26.
5.	The decrease is due to a timing difference in the receipt of Australian Government National Disability Insurance Scheme (NDIS) reimbursement.
6.	This program ceased on 25 October 2024.
7.	The 50 per cent discount concessions were replaced with the 50 cent fares.

Budget Strategy and Outlook 2025-26

General Public Transport Concessions (South East Queensland)

The General Public Transport Concessions (South East Queensland) represents the direct funding contribution the government makes towards the cost of operating public transport services within South East Queensland.

This contribution reduces the ticket price paid by all public transport users on bus, rail and ferry services, increasing the affordability of these services.

The Queensland Government made 50 cent fares permanent in February 2025.

Free travel will continue to be provided to holders of a Companion Card, Vision Impairment Travel Pass (VITP), TransLink Access Pass (TAP) and a Total Permanent Incapacitated/Extreme Disablement Adjustment (TPI/EDA) Veteran Travel Card. Free travel is not measured for VITP, TPI/EDA and TAP eligible passengers as they are not required to tap on and off.

Rail Network and Infrastructure Funding

The Rail Transport Service Contract (Rail TSC) provides funding to Queensland Rail to support major capital projects and related asset strategies. Rail network and infrastructure funding ensures that the state-supported rail network is safe, reliable and fit for purpose.

The funding provided via the Rail TSC directly benefits customers of the state-supported rail network, including both freight and passenger service users. Without this funding, rail access charges (including public transport fares) would be significantly higher for all users of the rail network.

General Public Transport Concessions (Regional Queensland)

The General Public Transport Concessions (Regional Queensland) represents the financial contribution that government provides across a range of transport services in regional Queensland. The impact of this contribution benefits all public transport users through reduced transport fares. This concession covers subsidies for:

•	regional bus and ferry operators (excluding concessional top up amounts and School Transport Assistance Scheme related amounts)

•	air services to remote and rural communities within the state

•	Kuranda Scenic Railway

•	TravelTrain (excluding the ‘Rail Concession Scheme’ for eligible pensioners, veterans and seniors)

•	long distance coach services to rural and remote communities within the state

•	Heritage Rail Services

•	the Rail XPT Service (Sydney-Brisbane) and Savannahlander (Atherton Tableland).

To provide assistance with cost-of-living pressures, the Queensland Government has provided fare reductions across the regional public transport network, with a flat fare of 50 cents per trip made available on a permanent basis in February 2025.

Vehicle and Boat Registration Concessions

Vehicle registration concessions for light and heavy motor vehicles are provided to a variety of individuals and organisations. For simplicity, this can be broken into 2 categories: person-based concessions and vehicle-based concessions.

Budget Strategy and Outlook 2025-26

Person-based concessions include concessions to holders of the Pensioner Concession Card, Queensland Seniors Card and to those assessed by the Department of Veterans’ Affairs as meeting the necessary degree of incapacity or impairment. For most eligible card holders, a concession for a 4-cylinder vehicle would reduce the 12-month registration fee, excluding the Traffic Improvement Fee, by 50 per cent from $288.45 to $144.25 (until 15 September 2025) and from $372.85 to $186.45 (post 15 September 2025). As at 31 March 2025, this concessional group applied to approximately 597,488 vehicles.

Vehicle-based concessions are offered to Charitable and Community Service Organisations, Primary Producers, Special Interest Vehicles, people living in remote areas, Consular and Local Governments. As at 31 March 2025, this concessional group applied to approximately 121,935 vehicles.

For a recreational boat up to and including 4.5 metres in length, the concession reduces the registration fee by 50 per cent from $97.35 to $48.70. As at 31 March 2025, these concessions applied to approximately 35,555 vessels.

School Transport Assistance Scheme

The School Transport Assistance Scheme (STAS) assists students that do not have a school in their local area or who are from defined low-income groups. The STAS provides funding to reduce the cost of travelling to school on bus, rail and/or ferry services, with allowances for private vehicle transport in certain circumstances. A typical concession would be to fully fund the cost of travel from home to the nearest state primary or high school where no local primary or high school is available (e.g. from Bargara to Bundaberg High School).

Livestock and Regional Freight Contracts

The Livestock and Regional Freight Contracts provide funding to support the movement of both cattle and freight via rail to and from regional areas of Queensland. The funding reduces the cost of rail freight services, directly benefiting the cattle industry and those communities who are reliant on rail freight services and enabling regional Queensland communities to maintain employment.

Remote Communities Freight Assistance Scheme

The Remote Communities Freight Assistance Scheme is easing freight-related cost pressures across various remote and regional Queensland communities.

Communities in the Northern Peninsula, Torres Strait and Gulf region are benefiting from a retail subsidy of 20 per cent (which increased from 5.2 per cent on 9 September 2024) off essential goods at participating retailers.

The Scheme discount is being applied by 40 retailers across 14 of the 17 nominated Local Government Areas in the Northern Peninsula, Torres Strait and Gulf Regions.

Communities in the South-West region are benefiting from subsidised road freight services which reduce the cost of moving freight along the Balonne and Warrego highway supply chains.

The amounts shown are for the peninsular and South-West components of the Scheme only.

Communities in the Central West region are benefiting from subsidised rail freight services along the central west rail line from Rockhampton to Longreach. Funding for rail freight services in Central West is identified under Livestock and Regional Freight Contracts.

Budget Strategy and Outlook 2025-26

Rail Concession Scheme

The Queensland Rail Concession Scheme improves the affordability of long distance rail services for eligible pensioners, veterans, seniors and current/past rail employees with 25 years of service.

Assistance for long-distance rail services is provided through discounted fares and free travel vouchers.

For TravelTrain (long-distance rail) services, depending on the service, the concession may be for free travel for up to 4 trips per year for Queensland pensioners (subject to availability of seats and payment of an administration fee)

Other Transport Concessions (Regional Queensland) and Taxi Subsidies

Other transport concessions (regional Queensland) and taxi subsidies are provided to ensure access and mobility for Queenslanders who require assistance because of age, disability or fixed low income.

Passengers entitled to receive public transport concessions include holders of a Pensioner Concession Card, Veterans’ Affairs Gold or White Card, Seniors Card, Companion Card, Vision Impairment Travel Pass, Total Permanent Incapacitated/Extreme Disablement Adjustment Veteran Travel Card, children, secondary and tertiary students, JobSeeker and Youth Allowance recipients and asylum seekers.

The Queensland Government made 50 cent fares permanent in February 2025, replacing concessions on these services for cardholders not eligible for free travel.

The Taxi Subsidy Scheme (TSS) aims to improve the mobility of persons with severe disabilities by providing a 50 per cent concession fare up to a maximum subsidy of $30 per trip. As at April 2025 there were 48,000 TSS members.

Practical Driving Test

As part of the state’s driver licensing arrangements, applicants for new licences are required to undertake a practical driving test.

The total cost to pre-book driver examinations and to perform the practical driver assessment is not fully recovered by the fee charged ($67.15 (including GST) current at 1 July 2025).

The objective of this concession is to assist predominantly young drivers and/or their parents with cost-of-living pressures.

It is estimated that in 2025–26, 198,000 applicants will each receive a direct concession of $39.

Designated Public Transport Concessions for Interstate Seniors Card Holders

Designated Public Transport Concessions for Interstate Seniors Card Holders allows visitors from interstate, who hold a state or territory Seniors Card, to access public transport concessions within Queensland and is fully funded by the Queensland Government.

The Queensland Government made 50 cent fares permanent in February 2025, replacing this concession for SEQ services.

Concessions are still available for Queensland Rail Travel long-distance services; with a discount of 25 per cent off the full adult rail fare.

Budget Strategy and Outlook 2025-26

Table A.3.13	Queensland Fire Department

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Emergency Management Levy Concession	11.7	12.3
Total	11.7	12.3

Emergency Management Levy Concession

The Emergency Management Levy (EML) is applied to all prescribed Queensland property via council rates to ensure there is a secure funding base for f ire and emergency services for Queenslanders at risk during emergencies such as fire and accidents, floods, cyclones and storms.

A 20 per cent discount is available on the EML for a property that is the owner’s principal place of residence and where the owner holds a Commonwealth Pensioner Concession Card or a Repatriation Health Card (Gold Card). In 2025–26, 348,000 property owners are estimated to receive the concession.

Table A.3.14	Queensland Health

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Oral Health Scheme[1]	194.5	197.1
Patient Travel Subsidy Scheme[2]	116.8	123.4
Medical Aids Subsidy Scheme[3]	37.7	38.9
Spectacle Supply Scheme[4]	8.8	9.9
Hospital Car Parking Concession Scheme[5]	1.8	1.8
Total	359.6	371.1

Notes:

1.	In 2025–26, Commonwealth funding available under the Federation Funding Agreement on Public Dental Services for Adults will remain the same as previous years (no indexation provided).
2.	Reflects increased demand projections and increased concession rate subsidies.
3.	The increase is due to expected cost escalations and service growth.
4.	Increase in 2025–26 reflects improved awareness of the new procurement arrangements that increase patient access to spectacles.
5.	The concession scheme funding allocation reached full expenditure in 2024–25.

Oral Health Scheme

The Oral Health Scheme provides free dental care to eligible clients and their dependants who possess a current Health Care Card, Pensioner Concession Card, Queensland Seniors Card or Commonwealth Seniors Card.

The average value of a course of treatment for eligible clients is approximately $830 for general care; $2,200 for treatment involving dentures; and $290 for emergency dental care. In rural and remote areas where no private dental practitioner exists, access to dental care for the general public is provided at a concessional rate, generally 15 per cent to 20 per cent less than average private dental fees.

Budget Strategy and Outlook 2025-26

Patient Travel Subsidy Scheme

The Patient Travel Subsidy Scheme (PTSS) provides financial assistance to patients travelling for specialist medical services that are not available locally. The PTSS provides a financial subsidy toward the cost of travel and accommodation for patients and, in some cases, an approved escort when patients are required to travel more than 50 kilometres from their nearest public hospital or public health facility to access specialist medical services.

Patients receive fully subsidised commercial transport for the most clinically appropriate cost-effective mode or will be subsidised at the appropriate discount rate (less GST and fees). The mileage subsidy is 34 cents per kilometre where patients travel by private car.

Accommodation subsidies are $70 per person, per night, for the patient and approved escort if they stay in commercial accommodation. Should the patient or escort stay with family or friends, a subsidy of $10 per person per night is available.

Repatriation costs are also provided for deceased patients under the PTSS to their Queensland place of residence or their Queensland Traditional Homelands, or their Queensland First Nations Country.

Medical Aids Subsidy Scheme

The Medical Aids Subsidy Scheme provides access to subsidy funding assistance for the provision of a range of aids and equipment to eligible Queensland residents with permanent and established conditions or disabilities. Aids and equipment are provided primarily to assist people to live at home, therefore avoiding premature or inappropriate residential care or hospitalisation.

Subsidies vary based on service category and clinical criteria and are provided to assist with the costs of communication aids, continence aids, daily living aids, medical grade footwear, mobility aids, orthoses and oxygen.

Based on demand and current applications as at end of March 2025, the scheme has provided year-to-date 52,913 occasions of service to 42,546 clients to the end of March 2025. The scheme is estimated to provide approximately 66,892 occasions of service to approximately 53,074 clients in the 2024–25 financial year.

If growth continues at the same rate as forecast in 2024–25, the scheme is estimated to provide approximately 73,581 occasions of service to approximately 63,688 clients in 2025 –26.

Spectacle Supply Scheme

The Spectacle Supply Scheme (SSS) provides eligible Queensland residents with free access to a comprehensive range of basic spectacles every 2 years including bifocals and trifocals. Applicants must be holders of an eligible concession card and be deemed by a prescriber to have a clinical need for spectacles.

The SSS provides around 90,000 items each year to approximately 70,000 clients (some clients require more than one pair of spectacles due to clinical need), with eligibility on a 2-year basis. Demand can fluctuate across financial years.

During 2025–26, it is estimated that SSS will provide approximately 97,000 items to 58,580 clients.

Budget Strategy and Outlook 2025-26

Hospital Car Parking Concession Scheme

The Hospital Car Parking Concession Scheme supports Hospital and Health Services to provide affordable car parking for eligible patients and their carers at 17 Queensland public hospitals with paid parking.

Car parking concessions are available to eligible patients and their carers who attend hospital frequently, or for an extended period of time; patients and their carers with special needs who require assistance; and patients and carers experiencing financial hardship.

The scheme provides access to discounted parking with a year-to-date average parking discount of approximately 55 per cent when compared to commercial rates.

Table A.3.15	Queensland Treasury

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Uniform Tariff Policy – Energy Queensland (Excluding Isolated Systems)[1]	534.4	473.9
Uniform Tariff Policy – Energy Queensland (Isolated Systems)[2]	109.6	126.3
Supercharged Solar for Renters[3]	—	8.8
Electricity Tariff Adjustment Scheme[4]	5.5	5.0
Uniform Tariff Policy – Origin Energy	4.0	4.1
Queensland Business Energy Saving and Transformation Rebates Program[5]	2.5	—
Total	656.0	618.1

Notes:

1.

Higher payments in 2024–25 reflect methodology differences between the Queensland Competition Authority’s calculation for retail electricity prices and the Australian Energy Regulator’s for the Default Market Offer. Differences are substantially smaller in 2025–26, reducing the estimated cost.

2.	Increases are due to rising operating costs, including higher fuel expenses.
3.	This is a new program starting in 2025–26.
4.	Reductions are in line with program expectations, as participants move out of the scheme over time.
5.	This program closed on 19 September 2024.

Uniform Tariff Policy – Energy Queensland (Excluding Isolated Systems)

A customer service obligation payment is provided to the regional retailer, Ergon Energy, through Energy Queensland, and covers the difference between the revenue earned by charging customers notified prices and the actual costs of supply in the regional areas (due to differences in network costs and energy losses).

Uniform Tariff Policy – Energy Queensland (Isolated Systems)

Energy Queensland, through the regional retailer Ergon Energy, owns and operates 33 isolated power systems which supply electricity in remote and isolated communities, and provides retail electricity services to customers in those communities at notified electricity prices.

This customer service obligation payment is provided to Ergon Energy, through Energy Queensland, and covers the difference between the revenue earned by charging customers notified prices and the actual cost of operating the isolated power systems.

Budget Strategy and Outlook 2025-26

Supercharged Solar for Renters

The Supercharged Solar for Renters Program will provide cost-of-living support through reducing energy bills for Queensland renters.

The program will provide rebates of up to $3,500 to eligible landlords for installing solar panels on rental properties.

Electricity Tariff Adjustment Scheme

The Electricity Tariff Adjustment Scheme provides targeted support to regional businesses materially impacted by the phase-out of obsolete electricity tariffs from 30 June 2021. This initiative provides eligible customers with individually tailored transitional rebates to help offset the removal of obsolete tariffs and incentivise a pathway to self -sufficiency over time. Eligible businesses will receive a subsidy payment for up to 9 years.

Uniform Tariff Policy – Origin Energy

Origin Energy retails electricity to approximately 4,700 Queensland non-market customers in the Goondiwindi, Texas and Inglewood areas who are supplied electricity through the New South Wales Essential Energy distribution network.

The government provides a subsidy to these customers, via rebate payments to Origin Energy, to ensure they pay a similar price for electricity as other Queenslanders. Therefore, the rebate amount depends on the relative difference between Queensland and New South Wales retail electricity tariffs for non-market customers.

Budget Strategy and Outlook 2025-26

A.4 Concessions by government-owned corporations

Table A.4.1	Energy Queensland Limited

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Regulated Service Charges – Energex	12.5	18.0
Regulated Service Charges – Ergon Energy	6.7	10.0
Total	19.2	28.0

Regulated Service Charges – Energex

Under Schedule 8 of the Electricity Regulation 2006, charges for a range of services provided by Energex Limited (Energex) to energy retailers, for example disconnection and reconnection of supply, are capped.

The maximum amount Energex is able to charge for these services is, on average, less than the value which the Australian Energy Regulator ascribes to the provision of these services by Energex, resulting in a concession provided to energy retailers and, in turn, to Queensland households.

Regulated Service Charges – Ergon Energy

Under Schedule 8 of the Electricity Regulation 2006, service charges for a range of services provided by Ergon Energy Corporation Limited (Ergon Energy) to energy retailers, for example disconnection and reconnection of supply, are capped.

The maximum amount Ergon Energy is able to charge for these services is, on average, less than the value which the Australian Energy Regulator ascribes to the provision of these services by Ergon Energy, resulting in a concession provided to energy retailers and, in turn, to Queensland households.

Table A.4.2	Gladstone Ports Corporation Limited

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Concessional Port Charges	38.0	39.0
Total	38.0	39.0

Concessional Port Charges

The Gladstone Ports Corporation Limited (GPC) is subject to a number of long -term major industry contracts where port charges are significantly lower than market rates.

These historical contracts were entered into to support various industries and government initiatives from time to time. The amounts shown are estimates of the revenue foregone by GPC as a result of being unable to charge commercial rates.

Budget Strategy and Outlook 2025-26

Table A.4.3	Sunwater Limited

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Water Supply Contracts	37.7	38.7
Total	37.7	38.7

Water Supply Contracts

Sunwater has a number of historic non-commercial water supply contracts that benefit specific entities (including local governments). The amount shown represents the difference between the estimated revenue under these contracts and what could potentially be recovered under a commercial cost allocation pricing model.

Table A.4.4	Concessional Leases by Entity (Industry, Commercial and Community)

Concession	2024–25 Est. Act. $ million	2025–26 Estimate $ million
Port of Townsville Limited	6.8	6.9
Gladstone Ports Corporation Limited	5.4	6.0
Queensland Rail Limited	2.7	2.8
Far North Queensland Ports Corporation Limited	2.0	2.0
North Queensland Bulk Ports Corporation Limited	1.6	1.6
Total	18.5	19.3

Concessional Leases (Industry, Commercial and Community)

The above government-owned corporation entities provide leases to various community organisations, local councils, government departments and industry participants at below commercial rates. The amounts shown are estimates of the revenue foregone by not charging commercial rates.

Budget Strategy and Outlook 2025-26

Appendix B: Tax expenditure statement

Context

Governments employ a range of policy tools to achieve social and economic objectives. These include the use of direct budgetary outlays, regulatory mechanisms and taxation.

This Tax Expenditure Statement (TES) details revenue forgone as a result of Queensland Government decisions relating to the provision of tax exemptions or concessions. The TES is designed to improve transparency in the use of tax expenditures and increase public understanding of the fiscal process.

Tax expenditures are reductions in tax revenue that result from the use of the taxation system as a policy tool to deliver government policy objectives. Tax expenditures are provided through a range of measures, including:

•	tax exemptions, rebates or deductions

•	the application of reduced tax rates to certain groups or sectors of the community

•	provisions, which defer payment of a tax liability to a future period.

Labelling an exemption or concession as a tax expenditure does not necessarily imply any judgement as to its appropriateness. It merely makes the amount of the exemption or concession explicit and thereby facilitates its scrutiny as part of the annual budget process.

Methodology

Revenue forgone approach

The method consistently used by governments to quantify the value of their tax expenditures is the revenue forgone approach. This method estimates the revenue forgone through use of the concession by applying the benchmark rate of taxation to the volume of activities or assets affected by the concession.

One of the deficiencies of the revenue forgone approach is that effects on taxpayer behaviour resulting from tax expenditures are not factored into the estimate. Consequently, the aggregation of costings for individual tax expenditure items presented in the TES will not necessarily provide an accurate estimate of the total level of assistance provided through tax expenditures.

Measuring tax expenditures requires the identification of:

•	a benchmark tax base

•	concessionally taxed components of the benchmark tax base such as a specific activity or class of taxpayer

•	a benchmark tax rate to apply to the concessionally taxed components of the tax base.

Budget Strategy and Outlook 2025-26

Defining the tax benchmark

An important step in the preparation of a TES is the establishment of a benchmark for each tax included in the statement. The benchmark provides a basis against which each tax concession can be evaluated. The aim of the benchmark is to determine which concessions are tax expenditures as opposed to structural elements of the tax. The key features of a tax benchmark are:

•	the tax rate structure

•	any specific accounting conventions applicable to the tax

•	the deductibility of compulsory payments

•	any provisions to facilitate administration

•	provisions relating to any fiscal obligations.

By definition, tax expenditures are those tax concessions not included as part of the tax benchmark.

Identification of what features of a tax constitute a tax expenditure, as well as the relevant benchmark revenue bases and rates, requires a degree of judgement and is not definitive. In addition, data limitations mean that the tax expenditures are approximations and are not exhaustive. This statement does not include estimates of revenue forgone from exemptions or concessions provided to government agencies. Very small exemptions or concessions are also excluded.

The tax expenditure statement

This year’s statement includes estimates of tax expenditures in 2023–24 and 2024–25 for payroll tax, the mental health levy, land tax, duties, the waste disposal levy and gambling taxes. A summary of the major tax expenditures valued on the basis of revenue forgone is presented in Table B.1. Not all expenditures can be quantified at this time. Accordingly, the total value of tax expenditures should be considered as indicative only.

Budget Strategy and Outlook 2025-26

Table B.1	Tax expenditure summary[1]

	2023–24 $ million	2024–25 $ million
Payroll tax
Liability threshold	1,094	1,122
Graduated scale	32	35
Deduction scheme	688	733
Regional discount	115	122
Section 14 exemptions	993	1,049
Local government	173	183
Education	266	281
Hospitals (excluding public hospitals)	80	85
Charities	474	500
Apprentice and trainee exemption	117	127
Apprentice and trainee rebate	51	55
General practitioner amnesty and exemption [2]	100	109
Total payroll tax	3,190	3,352
Mental health levy
Graduated scale	188	201
Land tax
Liability threshold	1,029	1,089
Graduated land tax scale	1,832	2,304
Principal place of residence exemption	591	804
Primary production exemption	313	417
Part 6 Divisions 2 and 3 exemptions not included elsewhere	196	216
Land developers’ concession	9	10
Land tax foreign surcharge (LTFS) exemption/ex gratia[3]	70	54
Total land tax	4,041	4,894
Duties
Transfer duty[4]
Home concession [5]	542	488
First home concession [5]	147	359
First home vacant land concession [5]	15	30
Additional foreign acquirer duty exemption/ex gratia	19	12
Insurance duty
WorkCover	108	122
Health insurance	516	535
Compulsory third party (CTP)	95	98
Total duties	1,442	1,644

Budget Strategy and Outlook 2025-26

	2023–24 $ million	2024–25 $ million
Queensland waste levy
Exempt waste – general	17	40
Approved exemptions	172	225
Approved discounts	9	10
Total waste levy	199	276
Taxes on gambling
Gaming machine taxes	149	158
Casino taxes	14	15
Total gambling tax	163	173
Total	9,223	10,540

Notes:

1.	Numbers may not add due to rounding.

2.

From 1 December 2024, a payroll tax exemption for payments to all general practitioners (GPs), including employed GPs, has applied under Section 14 of the Payroll Tax Act 1971. Prior to this date, a payroll tax amnesty was provided for contracted GPs, with the amnesty due to expire on 30 June 2025. Tax expenditures for each measure are combined as a standalone item in this table.

3.	Subject to revision as further LTFS ex gratia applications are processed.

4.	Tax expenditures related to the removal of transfer duty for first home buyers buying or building a new home will be included separately from the 2026–27 Queensland Budget.

5.

Changes from 2023–24 to 2024–25 reflect the raising of the property value thresholds for first home buyer concessions from 9 June 2024 (which reduced the number of first home buyer transactions receiving the home concession only), and the removal of transfer duty for first home buyers purchasing or building new homes from 1 May 2025.

Budget Strategy and Outlook 2025-26

Discussion of individual tax expenditures

Payroll tax

The benchmark tax base for payroll tax is assumed to be all taxable wages, salaries and supplements (including employer superannuation contributions) paid in Queensland, as defined in the Payroll Tax Act 1971.

Payroll tax liability threshold

From 1 July 2019, employers in Queensland with an annual Australian payroll of $1.3 million or less have not been liable for payroll tax. On the basis of November 2024 average weekly adult total earnings, the threshold corresponded to businesses with payrolls equivalent to employing approximately 12 full-time equivalent employees. This threshold is designed to assist small and medium sized businesses.

Graduated payroll tax scale

Queensland employers with Australian payrolls between $1.3 million and $6.5 million are liable for payroll tax at a rate of 4.75 per cent, and those with payrolls above $6.5 million are liable at a rate of 4.95 per cent. The benchmark tax rate for payroll tax is assumed to be 4.95 per cent.

Deduction scheme

Queensland employers with Australian payrolls between $1.3 million and $10.4 million, benefit from a deduction in taxable payrolls of $1.3 million, which reduces by $1 in every $7 by which the annual payroll exceeds $1.3 million. No deduction is available for employers or groups that have annual payroll in excess of $10.4 million.

Regional discount

Employers who are based in regional Queensland and pay over 85 per cent of taxable wages to regional areas may be entitled to a discount on the rate of payroll tax imposed on their taxable wages. The discounted payroll tax rates for regional businesses are 3.75 per cent for employers who pay $6.5 million or less in Australian taxable wages, or 3.95 per cent for employers who pay more than $6.5 million in Australian taxable wages.

From 1 July 2024, the regional discount does not apply for employers who pay more than $350 million in Queensland taxable wages.

Section 14 exemptions

A number of organisations are provided with exemptions from payroll tax under Section 14 of the Payroll Tax Act 1971. The activities for which estimates have been calculated are wages paid by charities for employees working in hospitals, non-tertiary private educational institutions and for other qualifying exempt purposes, and for local governments (excluding commercial activities).

Budget Strategy and Outlook 2025-26

Apprentice and trainee exemptions

Most apprentice and trainee wages are exempt from payroll tax. To be eligible the employee must sign a training contract with their employer to undertake an apprenticeship or traineeship declared under the Further Education and Training Act 2014.

Apprentice and trainee rebate

In addition to being exempt wages for payroll tax, a rebate can be claimed that reduces the overall payroll tax liability of an employer. The rebate is calculated by multiplying 50 per cent of the apprentice and trainee wages by the applicable payroll tax rate for each return period.

General practitioner amnesty and exemption

A payroll tax amnesty in relation to payments made to contracted general practitioners applied for the 5-year period until 30 November 2024. From 1 December 2024, wages paid by a medical practice (other than a hospital) to a contracted or employee general practitioner are exempt from payroll tax under Section 14 of the Payroll Tax Act 1971.

Mental health levy

The benchmark tax base for the mental health levy is assumed to be taxable wages, salaries and supplements (including employer superannuation contributions) paid in Queensland.

Queensland employers with Australian payrolls between $10 million and $100 million are liable for a primary rate of 0.25 per cent, and those with payrolls above $100 million are liable for the primary rate of 0.25 per cent plus an additional rate of 0.5 per cent. The benchmark rate for the mental health levy is assumed to be 0.75 per cent.

Land tax

The benchmark tax base is assumed to be all freehold land within Queensland. As outlined below for each specific tax expenditure, the appropriate benchmark tax rate for land tax is either the top rate of land tax applicable in Queensland (excluding surcharges) in each financial year, or the effective rate under the graduated scale of land tax rates for revenue foregone.

Liability threshold

Land tax is payable on the value of taxable land equal to or above a threshold which depends on the land’s ownership. The threshold for companies, trusts and absentees is $350,000 and for resident individuals the threshold is $600,000.

Graduated land tax scale

A graduated (concessional) scale of land tax rates is applicable to land holdings with a taxable value of less than $10 million for resident individuals and companies, trustees and absentees. The benchmark rates used for estimating the tax expenditures were the highest rates applicable for different types of owner, 2.25 per cent for individuals, 2.5 per cent for absentees and 2.75 per cent for companies and trustees.

Budget Strategy and Outlook 2025-26

Principal place of residence exemption

Land owned by resident individuals as their principal place of residence is excluded from the estimate of taxable land value in calculating land tax. The benchmark rates used for estimating the tax expenditures were the effective rate under the graduated scale of land tax rates.

Primary production deduction

The taxable value of land owned by a resident individual, trustee or some absentees and companies does not include all or part of their land that is used for the business of agriculture, pasturage or dairy farming. The benchmark rates used for estimating the tax expenditures were the effective rate under the graduated scale of land tax rates.

Part 6 Divisions 2 and 3 exemptions (not elsewhere included)

A number of land tax exemptions are granted to eligible organisations in Part 6 Divisions 2 and 3 of the Land Tax Act 2010. These include, but are not limited to, public benevolent institutions, religious institutions and other exempt charitable institutions, retirement villages, trade unions and showgrounds.

Land developers’ concession

Land tax payable by land developers is calculated on the basis that the unimproved value of undeveloped land subdivided in the previous financial year and which remains unsold at 30 June of that year is 60 per cent of the Valuer-General’s value. This concession is outlined in Section 30 of the Land Tax Act 2010.

Land tax foreign surcharge exemption/ex gratia

An Australian-based foreign corporation or trust whose commercial activities make a significant contribution to the Queensland economy and community, including through property development, may be eligible for ex-gratia relief from the land tax foreign surcharge.

Duties

Home concession

A concessional rate of duty applies to purchases of a principal place of residence.

A one per cent concessional rate applies on dutiable values up to $350,000, rather than the normal schedule of rates between 1.5 per cent and 3.5 per cent. For properties valued over $350,000, the scheduled rates of transfer duty apply on the excess.

First home concession

Where a purchaser has not previously owned a residence in Queensland or elsewhere, the purchaser of a home receives a more generous concession on duty.

Budget Strategy and Outlook 2025-26

This concession comprises a rebate in addition to the home concession on properties (this concession may not be applicable if the purchase price is less than the full market value of the property). The size of the rebate depends on the value of the property.

For contracts signed before 9 June 2024, a full concession is provided for purchases of a first principal place of residence valued up to $500,000, phasing out at $550,000.

For contracts signed on or after 9 June 2024, a full concession is provided for eligible purchases of a first principal place of residence valued up to $700,000, phasing out at $800,000.

From 1 May 2025, no transfer duty will be payable on newly built homes purchased by eligible first home buyers, regardless of the property value.

First home vacant land concession

For contracts signed before 9 June 2024, a first home concession was available for the purchase of certain vacant land up to the value of $400,000, with a full concession available on certain vacant land up to the value of $250,000.

For contracts signed on or after 9 June 2024 to 1 May 2025, a full concession is provided for eligible vacant land purchases valued up to $350,000, phasing out at $500,000.

From 1 May 2025, no transfer duty will be payable on vacant land purchased by eligible first home buyers on which they will build their new home, regardless of the land value.

Additional foreign acquirer duty exemption

An Australian-based foreign corporation or trust whose commercial activities involve significant development by adding to the supply of housing stock in Queensland, where such development is primarily residential, may be eligible for ex-gratia relief from additional foreign acquirer duty.

Insurance duty

The benchmark tax base is assumed to be all premiums for general insurance policies (not for life insurance). The benchmark tax rate is 9 per cent. Accident insurance (WorkCover) duty is levied at a rate of 5 per cent, health insurance is exempt from insurance duty, and CTP duty is levied at a rate of 10 cents per policy.

Queensland Waste Levy

The Queensland Waste Levy is payable by landfill operators on waste disposed to landfill, except waste generated and disposed in the non-levy zone. In 2024–25, the levy rate was $115 per tonne in the metropolitan levy area and $94 per tonne in the regional levy area (higher for regulated wastes).

General levy exemptions exist for particular wastes, such as those from declared disasters and severe local weather events. Also, levy exemptions are available on application for other particular wastes, such as waste from charitable recycling organisations and community clean-up events.

Levy discounts of 50 per cent are available on application for residue wastes from particular recycling activities.

Budget Strategy and Outlook 2025-26

Gambling taxes

Gaming machine tax concessions for licensed clubs

The benchmark tax base is assumed to be all gaming machines operated by licensed clubs and hotels in Queensland. The benchmark tax rate is assumed to be the highest marginal tax rate (as is applied to hotels) that actually applied in each financial year.

A progressive tax rate scale applies to gaming machines operated by licensed clubs. The tax rate is calculated monthly on the gaming machine taxable metered win and the top tax rate is only applied to the portion of gaming machine revenue where the monthly metered win exceeds $1.4 million for any licensed club.

Casino tax concessions

The benchmark tax base is assumed to be all casinos operating in Queensland. The benchmark tax rate is assumed to be the highest tax rate that is actually applied in each financial year.

A tax rate of 20 per cent of gross revenue applies for standard transactions in the Brisbane and Gold Coast casinos. A concessional tax rate of 10 per cent applies for gross revenue from standard transactions in the Cairns and Townsville casinos. The tax rate applicable to gaming machines in casinos is 30 per cent of gross revenue in the Brisbane and Gold Coast casinos, and 20 per cent in the Cairns and Townsville casinos.

In addition, concessional rates of 10 per cent also apply for revenue from high rollers table game play in all casinos. A GST credit is provided to casinos that approximates a reduction in the above tax rates of 9.09 per cent.

Budget Strategy and Outlook 2025-26

Appendix C: Revenue and expense assumptions and sensitivity analysis

The 2025–26 Queensland Budget, similar to all other jurisdictions, is based in part on assumptions made about parameters, both internal and external to Queensland, which can impact directly on economic and fiscal forecasts.

The sensitivity of revenue and expense forecasts to movements in underlying assumptions is particularly relevant given the ongoing uncertainty in global and national economic conditions and other factors that can directly or indirectly impact key revenues.

The forward estimates in the 2025–26 Queensland Budget are framed on a no-policy-change basis. That is, the expenditure and revenue policies in place at the time of the Budget (including those announced in the Budget) are applied consistently throughout the forward estimates period.

This appendix outlines the key assumptions, estimates and risks associated with key revenue and expenditure forecasts.

Taxation revenue assumptions and risks

The rate of growth in tax revenues is dependent on a range of factors linked to the rate of growth in economic activity in the state. Some taxes are closely related to activity in specific sectors of the economy, whilst others are broadly related to the general rate of economic growth, employment, inflation or wages.

Therefore, any change in the level of economic activity compared with that reflected in the economic forecasts outlined in this paper would impact a broad range of taxation receipts.

Wages and employment growth – payroll tax

Wages and employment growth have a direct impact on payroll tax collections. Forecasts for these parameters are outlined in Chapter 1.

A one percentage point variation in either Queensland wages growth or employment is estimated to change total payroll tax collections by approximately $79 million in 2025–26.

Property prices and transaction volumes – transfer duty

Transfer duty, as a transaction-based tax, can be volatile from year to year reflecting cyclical residential and non-residential market conditions.

A one percentage point variation in either the average value of property transactions or the volume of transactions is estimated to change transfer duty collections by approximately $72 million in 2025–26.

Royalty assumptions and revenue risks

Table C.1 provides the key assumptions adopted for the 2025–26 Queensland Budget in relation to coal and petroleum royalties, which represent the bulk of Queensland’s royalty revenue.

Budget Strategy and Outlook 2025-26

Table C.1	Taxation and royalty revenue[1]

	2023–24 Actual	2024–25 Est. Act.	2025–26 Budget	2026–27 Projection	2027–28 Projection	2028–29 Projection
Tonnages – crown export[2] coal (Mt)	193	196	214	219	217	213
Exchange rate US$ per A$[3]	0.66	0.65	0.64	0.65	0.68	0.72
Year average coal prices (US$ per tonne)[4]
Hard coking	287	196	190	190	190	190
PCI/Semi-soft	171	152	141	143	143	143
Thermal	136	120	113	120	120	120
Year average oil price
Brent (US$ per barrel)[5]	84	81	66	68	71	73

Notes:

1.	Numbers in this table may be affected by rounding.
2.

Excludes coal produced for domestic consumption and where royalties are not paid to the government (private royalties). The
2025–26 estimated domestic coal volume is approximately 24.5 million tonnes (Mt) and private coal is 6.0 Mt.

3.	Estimated year-average.
4.

Estimated year-average spot prices for highest quality coking and thermal coal. Lower quality coal can be sold below this price, with indicative average prices for 2025–26 as follows: hard coking coal US$176/t and thermal coal US$83/t.

5.	Published Brent oil prices are lagged by 4 months to better align with royalty revenue.

Exchange rate and commodity prices and volumes

Estimates of mining royalties are sensitive to movements in the A$-US$ exchange rate and commodity prices and volumes.

Contracts for the supply of commodities are generally written in US dollar terms. Accordingly, a change in the exchange rate impacts on the Australian dollar price of commodities and, therefore, expected royalty collections.

Due to the prevailing global economic uncertainty, the exchange rate has been particularly volatile, even as prices and volumes continue to normalise from recent peaks seen between 2021–22 and 2023–24.

Coal royalties are based on progressive rates with higher royalty rates applying to higher coal prices. Conversely, as coal prices moderate downwards, only lower royalty tiers and rates apply.

Potential impact on coal royalty revenue1

For each one cent movement in the A$-US$ exchange rate in 2025–26, the impact on royalty revenue would be approximately $199 million.

A one per cent variation in export coking and thermal coal volumes would lead to an estimated change in royalty revenue of approximately $60 million.

[1]	Sensitivities represent the estimated change to royalty revenue accruing over the 2025–26 return period.

Budget Strategy and Outlook 2025-26

A one million tonne variation in export volumes would lead to an estimated change in royalty revenue of approximately $28 million.

A one per cent variation in the average price of export coal would lead to an estimated change in royalty revenue of approximately $100 million.

Parameters influencing Australian Government GST payments to Queensland

The 2025–26 Queensland Budget incorporates estimates of GST revenue grants to Queensland based on 2025–26 Federal Budget estimates of national GST collections and Queensland Treasury assumptions of Queensland’s share.

Since the Australian Government payments are based on the amount actually collected, it is the Queensland Budget that bears the risks of fluctuations in GST collections. There is a risk of lower collections than estimated if national economic growth and consumption are weaker than expected, or if the share of consumption subject to GST is lower than anticipated.

GST revenue forecasts are informed by the Commonwealth Grants Commission’s (CGC) 2025 Review assessment methodologies as set out in the Review Outcomes and GST Relativities 2025–26 reports, released on 14 March 2025. The forecasts are on the basis that no further changes will be made to the methodologies underpinning the CGC’s calculation of states’ share of GST revenue over the forward estimates.

Due to the complexities associated with the GST base, the information provided in the Federal Budget papers is insufficient to prepare indicative estimates of the sensitivity of GST forecasts to key variables.

Sensitivity of expenditure estimates and expenditure risks

Interest rates

The GGS has a total debt servicing cost forecast at $3.501 billion in 2025–26. The current average duration of GGS borrowing with the Queensland Treasury Corporation is 5.96 years.

The majority of General Government Sector debt is held under fixed interest rates and, therefore, the impact of interest rate variations on debt servicing costs in 2025–26 would be relatively modest, with the impact occurring progressively across the forward estimates.

Actuarial estimates of superannuation and long service leave

Liabilities for superannuation and long service leave are estimated by the State Actuary with reference to, among other things, assumed rates of investment returns, salary growth, inflation and the discount rate. These liabilities are therefore subject to changes in these parameters. Similarly, the long service leave liabilities are subject to the risk that the actual rates of employee retention will vary from those assumed in the liability calculation.

Budget Strategy and Outlook 2025-26

Appendix D: Fiscal aggregates and indicators

	2017–18 Actual[1] $ million	2018–19 Actual[1] $ million	2019–20 Actual[1] $ million	2020–21 Actual[1] $ million	2021–22 Actual $ million	2022–23 Actual $ million	2023–24 Actual $ million	2024–25 Est. Act. $ million	2025–26 Projection $ million	2026–27 Projection $ million	2027–28 Projection $ million	2028–29 Projection $ million
General Government
Total revenue	58,087	59,828	57,778	62,791	74,185	89,809	89,768	89,476	91,337	94,886	97,748	102,457
Taxation revenue	13,244	14,165	14,585	16,249	20,011	20,601	22,659	25,015	26,907	28,723	30,442	32,154
Total expenses	56,337	58,843	63,505	63,706	69,902	75,880	88,087	94,852	99,918	100,751	102,033	103,543
Employee expenses	22,681	24,019	25,662	26,385	28,068	30,558	33,264	36,194	37,964	39,274	40,623	42,064
Net operating balance	1,750	985	(5,728)	(915)	4,284	13,928	1,681	(5,376)	(8,581)	(5,864)	(4,285)	(1,086)
Capital purchases	5,126	5,764	6,306	6,682	7,878	9,899	10,507	13,370	14,639	18,554	19,124	18,655
Net capital purchases	2,337	3,192	3,436	3,942	4,356	5,838	5,682	8,418	9,052	11,608	11,662	10,634
Fiscal balance	(587)	(2,207)	(9,164)	(4,857)	(72)	8,090	(4,001)	(13,794)	(17,632)	(17,472)	(15,948)	(11,720)
Borrowing with QTC	29,256	29,468	37,570	46,153	49,000	46,166	50,950	66,766	88,128	107,149	124,871	138,524
Leases and similar arrangements[2]	2,142	2,612	6,485	7,703	7,671	7,519	7,759	8,013	7,288	7,087	6,761	6,588
Securities and Derivatives	122	121	198	220	93	41	64	64	64	64	64	64
Net debt	(509)	(198)	14,036	11,344	10,997	2,608	5,684	22,092	41,803	61,605	79,239	93,217

Non-financial Public Sector
Total revenue	66,164	68,329	66,171	71,318	85,485	100,820	100,258	100,978	102,638	107,256	111,693	117,106
Capital purchases	7,643	8,460	9,482	9,877	11,130	14,300	16,887	21,583	23,837	26,749	26,221	25,326
Borrowing with QTC	66,964	67,576	76,464	85,901	90,851	89,442	95,619	114,371	139,466	161,885	182,195	197,692
Leases and similar arrangements[2]	2,142	2,612	6,977	8,157	8,028	7,887	8,504	8,711	7,921	8,324	7,919	7,721
Securities and Derivatives	405	720	1,503	1,570	17,374	5,491	2,274	1,036	453	275	246	247

Notes:

1.	With the implementation of the latest GFS Manual (AGFS15), some categories have been restated to ensure comparability.
2.	Approximately $2.2 billion increase in General Government and $2.6 billion in NFPS in 2019-20 on adoption of the new lease accounting standard AASB 16.

Budget Strategy and Outlook 2025-26

	2017–18 Actual[1] %	2018–19 Actual[1] %	2019–20 Actual[1] %	2020–21 Actual[1] %	2021–22 Actual %	2022–23 Actual %	2023–24 Actual %	2024–25 Est. Act. %	2025–26 Projection %	2026–27 Projection %	2027–28 Projection %	2028–29 Projection %
General Government
Revenue/GSP	16.6	16.3	16.0	17.1	16.3	17.8	17.6	16.9	16.6	16.4	16.1	16.1
Tax/GSP	3.8	3.9	4.0	4.4	4.4	4.1	4.4	4.7	4.9	5.0	5.0	5.1
Own source revenue/GSP	8.6	8.6	8.4	8.1	8.8	10.2	9.7	9.1	9.1	8.9	8.6	8.4
Expenses/GSP	16.1	16.1	17.6	17.3	15.4	15.0	17.2	17.9	18.2	17.4	16.8	16.3
Employee expenses/GSP	6.5	6.6	7.1	7.2	6.2	6.0	6.5	6.8	6.9	6.8	6.7	6.6
Net operating balance/GSP	0.5	0.3	(1.6)	(0.2)	0.9	2.8	0.3	(1.0)	(1.6)	(1.0)	(0.7)	(0.2)
Capital purchases/GSP	1.5	1.6	1.7	1.8	1.7	2.0	2.1	2.5	2.7	3.2	3.2	2.9
Net cash inflows from operating activities/net cash flows from investments in non-financial assets	107.0	105.5	(2.5)	0.7	136.9	204.6	65.0	(9.3)	(21.5)	0.6	14.6	32.8
Fiscal balance/GSP	(0.2)	(0.6)	(2.5)	(1.3)	(0.0)	1.6	(0.8)	(2.6)	(3.2)	(3.0)	(2.6)	(1.8)
Total borrowings/GSP	9.0	8.8	12.3	14.7	12.5	10.6	11.5	14.1	17.3	19.8	21.7	22.8
Total borrowings/revenue	54.3	53.8	76.6	86.1	76.5	59.8	65.5	83.6	104.5	120.5	134.7	141.7
Lease and other liabilities/revenue	3.7	4.4	11.2	12.3	10.3	8.4	8.6	9.0	8.0	7.5	6.9	6.4
Net debt/revenue	(0.9)	(0.3)	24.3	18.1	14.8	2.9	6.3	24.7	45.8	64.9	81.1	91.0

Revenue growth	3.4	3.0	(3.4)	8.7	18.1	21.1	(0.0)	(0.3)	2.1	3.9	3.0	4.8
Tax growth	2.5	7.0	3.0	11.4	23.1	2.9	10.0	10.4	7.6	6.7	6.0	5.6
Expenses growth	5.6	4.4	7.9	0.3	9.7	8.6	16.1	7.7	5.3	0.8	1.3	1.5
Employee expenses growth	6.7	5.9	6.8	2.8	6.4	8.9	8.9	8.8	4.9	3.5	3.4	3.5

Non-Financial Public Sector
Capital purchases/GSP	2.2	2.3	2.6	2.7	2.5	2.8	3.3	4.1	4.3	4.6	4.3	4.0
Total borrowings/GSP	19.9	19.4	23.6	26.0	25.6	20.4	20.8	23.4	26.9	29.5	31.4	32.3
Total borrowings/revenue	105.1	103.8	128.4	134.1	136.0	102.0	106.1	122.9	144.0	159.0	170.4	175.6
Net financial liabilities/revenue	111.5	114.9	158.3	142.5	117.8	90.5	95.0	111.7	134.7	150.9	162.8	168.1

Notes:

1.	With the implementation of the latest GFS Manual (AGFS15), some categories have been restated to ensure comparability. Actual GSP figures: as at 2023-24 ABS National Accounts: State Accounts.

Queensland Budget 2025–26 Budget Strategy and Outlook Budget Paper No.2

Queensland Budget 2025–26

Budget Strategy and Outlook Budget Paper No.2

DELIVERING

FOR QUEENSLAND

Queensland Budget 2025–26

BUDGET CAPITAL STATEMENT

© The State of Queensland (Queensland Treasury) 2025

Copyright

This publication is protected by the Copyright Act 1968

Licence

This document is licensed by the State of Queensland (Queensland Treasury) under a Creative Commons Attribution (CC BY 4.0) International licence.

In essence, you are free to copy, communicate and adapt this publication, as long as you attribute the work to the State of Queensland (Queensland Treasury).

Attribution

Content from this publication should be attributed to:

© The State of Queensland (Queensland Treasury) - 2025–26 Queensland Budget

Translating and interpreting assistance

The Queensland Government is committed to providing accessible services to Queenslanders from all cultural and linguistic backgrounds. If you have difficulty in understanding this publication, you can contact us on telephone (07) 3035 3503 and we will arrange an interpreter to effectively communicate the report to you.

Budget Capital Statement

Budget Paper No. 3

ISSN 1445-4890 (Print)

ISSN 1445-4904 (Online)

Capital Statement 2025–26

State Budget

2025–26

Capital Statement

Budget Paper No. 3

Capital Statement 2025-26

Contents

1	Approach and highlights	1

Features		1

1.1	Introduction	3
1.2	Capital projects and programs	4
1.3	Queensland’s infrastructure frameworks	13

2	2025–26 Capital program overview	15

2.1	Introduction	15
2.2	Capital purchases	16
2.3	Capital grants	19

3	Capital outlays by entity	21

3.1	Customer Services, Open Data and Small and Family Business	21
3.2	Education	22
3.3	Environment, Tourism, Science and Innovation	30
3.4	Families, Seniors, Disability Services and Child Safety	34
3.5	Housing and Public Works	38
3.6	Justice	42
3.7	Legislative Assembly of Queensland	46
3.8	Local Government, Water and Volunteers	47
3.9	Natural Resources and Mines, Manufacturing and Regional and Rural Development	55
3.10	Premier and Cabinet	57
3.11	Primary Industries	58
3.12	Queensland Corrective Services	60
3.13	Queensland Fire Department	62
3.14	Queensland Health	67
3.15	Queensland Police Service	73
3.16	Queensland Treasury	76

Capital Statement 2025-26

3.17	Sport, Racing and Olympic and Paralympic Games	85
3.18	State Development, Infrastructure and Planning	88
3.19	Trade, Employment and Training	93
3.20	Transport and Main Roads	95
3.21	Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism	108
3.22	Youth Justice and Victim Support	110

Appendix A:	Entities included in capital outlays 2025–26	111
Appendix B:	Key concepts and coverage	114
Appendix C:	Capital purchases by entity by region 2025–26	115

Capital Statement 2025-26

1	Approach and highlights

Features

•	The Queensland Government is delivering a $116.8 billion, 4-year capital program that will provide critical infrastructure for Queensland.

•

The capital program represents historic levels of investment designed to strengthen the Queensland economy, build the infrastructure needed to provide safe communities, establish health, transport and other services where they are needed, and prepare for the 2032 Olympic and Paralympic Games.

•

Delivery will be backed by improved governance focused on uplifting productivity to restore the sustainability and deliverability of the program. Productivity-related changes include pausing Best Practice Industry Conditions that were estimated to increase major project costs by up to 25 per cent; completing an inquiry into declining productivity in the construction sector via the Queensland Productivity Commission; and cross-agency work exploring reforms to improve governance and co-ordination of the overall program.

•

In 2025–26, the government will invest $29.3 billion in capital, directly supporting around 73,000 jobs across the state. A total of $20.192 billion, or 68.9 per cent, of this capital program will be invested outside of the Greater Brisbane region, supporting around 50,000 jobs.

•

Capital expenditure on health infrastructure in 2025–26 represents a record $3.667 billion, with a focus on delivering the Hospital Rescue Plan to increase bed capacity across the state and deliver the world-class facilities and health services Queenslanders need.

•

Capital expenditure across the transport portfolio totals $9.259 billion in 2025–26. The portfolio includes the $9 billion Bruce Highway Targeted Safety Program, significant investment in rail infrastructure including Cross River Rail, and planning and delivery of investments to support the 2032 Delivery Plan, including The Wave on the Sunshine Coast, faster rail to the Gold Coast, and Coomera Connector Stage 1.

•

In 2025–26, the government will invest $1.076 billion in Queensland’s education infrastructure to meet demand and support contemporary learning requirements. In addition, $814.8 million (held centrally) will be invested over the next 4 years for delivery of new school infrastructure.

•

Over the next 5 years, the Electricity Maintenance Guarantee is underpinning a $1.6 billion investment in Queensland’s state-owned generation assets, including major overhauls at Callide C, Tarong and Wivenhoe power stations, and a minor overhaul of Callide Unit C4 in 2025–26.

1

Capital Statement 2025-26

•

In 2025–26, significant energy investments include $479.2 million for CS Energy’s Brigalow Gas Peaking Plant, $402.8 million to progress CopperString, $355.2 million to progress the Borumba Pumped Hydro Energy Storage (PHES) project, $378.9 million for utility-scale batteries at the Stanwell, Tarong and Swanbank Power Station sites, and $221 million for Powerlink to strengthen the transmission network around Gladstone.

•

Through state-owned water businesses, the Queensland Government is delivering increased water security, fortifying the flood resilience of water infrastructure, and ensuring the ongoing safety and reliability of dams. Major investments in 2025–26 include $95.3 million to complete the Fitzroy to Gladstone Pipeline, $142.7 million to deliver the Toowoomba to Warwick Pipeline, $14.2 million to improve the flood resilience of critical water supply assets at Mount Crosby and $346.2 million towards the dam improvement programs of Sunwater, Seqwater and the Gladstone Area Water Board.

•

To address ongoing pressures in the state’s housing system, the government has committed investment of $1.967 billion over 4 years (including $1.892 billion capital funding) and $500 million per annum ongoing to support Queensland’s Housing Investment Pipeline. This will help deliver 53,500 social and community homes by 2044, including youth foyers, domestic violence shelters and social homes in remote and discrete First Nations communities.

•

To support safety where you live and the Making Queensland Safer laws, the government is investing in new and upgraded facilities across the criminal justice system, including $277 million over 5 years on police facilities, $76.3 million over 5 years will be delivered for improved courthouses and $2.387 billion over 6 years will be delivered for additional adult prison capacity.

•

A key element of the government’s capital program is providing grants to local governments and non-government organisations to support their work in communities across Queensland. A significant component of this relates to the Queensland Government’s program of infrastructure renewal and recovery within disaster-affected communities.

•

In 2025–26, the Queensland Reconstruction Authority will provide $1.498 billion to councils for reconstruction, betterment and other projects relating to natural disaster events, jointly funded by the Queensland and Australian Governments under the Disaster Recovery Funding Arrangements.

2

Capital Statement 2025-26

1.1	Introduction

The Capital Statement presents an overview of the Queensland Government’s infrastructure delivery program and proposed capital outlays for 2025–26. It represents an important step towards restoring sustainability to ensure the delivery of critical infrastructure for the future of Queensland.

The capital program presented in the 2024–25 Mid-Year Fiscal and Economic Review (MYFER) for the period 2024–25 to 2027–28 was $129.9 billion, a $22.6 billion increase over the 2024–25 Budget forward estimates of $107.3 billion. MYFER estimates provisioned for material cost escalations as well as unfunded infrastructure commitments made by the previous government.

Capital Pipeline Sustainability

To prepare for the 2025–26 Queensland Budget, the Department of State Development, Infrastructure and Planning and Queensland Treasury worked closely with agencies on the forward outlook for the capital program.

This work focused on improving the program’s deliverability and sustainability given ongoing capacity constraints impacting capital programs across the nation. This approach has informed a 4-year program of $116.8 billion, which ensures the deliverability of the capital pipeline.

Further work continues on potential reforms to the governance and co-ordination of the overall capital program to ensure the delivery of critical infrastructure, meet Queensland Government election commitments, address the cost pressures identified through the 2024–25 MYFER and provide for Queensland’s future infrastructure needs.

Queensland Productivity Commission

Delivery of the capital pipeline will be supported by a Queensland Productivity Commission (QPC) inquiry to identify opportunities to improve productivity in the construction sector. This will provide recommendations to enhance the cost effectiveness and deliverability of construction projects in Queensland, to deliver more value for Queensland taxpayers.

The inquiry will also specifically address the impact of the Best Practice Industry Conditions (BPICs) introduced by the previous government, which significantly impacted the cost and deliverability of Queensland’s capital program, and drove down productivity across the construction sector.

To ensure Queensland taxpayer money is respected, the Government has paused the application of BPICs on uncontracted projects pending the outcome of the QPC inquiry. The pause aims to lower the cost and improve productivity of delivering critical infrastructure in Queensland while retaining best practice workplace health and safety systems and standards and commitments to apprentices and trainees.

3

Capital Statement 2025-26

1.2	Capital projects and programs

Queensland Health Hospital Rescue Plan

The Queensland Government announced the Hospital Rescue Plan following the independent review into the Capacity Expansion Program. The Hospital Rescue Plan will enable the delivery of 3 new hospitals, the new Queensland Cancer Centre, a new cardiac hybrid theatre in Rockhampton, 10 major hospital expansions and new and upgraded health facilities across the state, creating more than 2,600 additional beds.

The Hospital Rescue Plan will see a record capital investment in Queensland Health infrastructure of $18.526 billion across 5 years. In 2025-26, the government is investing $3.667 billion as part of a record capital investment, which includes increased capacity at new and expanded facilities, including:

•	New Bundaberg Hospital

•	New Coomera Hospital

•	New Toowoomba Hospital

•	New Queensland Cancer Centre

•	New cardiac hybrid theatre in Rockhampton Hospital

•	Cairns Hospital expansion

•	Hervey Bay Hospital expansion

•	Ipswich Hospital expansion

•	Logan Hospital expansion

•	Mackay Hospital expansion

•	Princess Alexandra Hospital expansion

•	QEII Hospital expansion

•	Redcliffe Hospital expansion

•	The Prince Charles Hospital expansion

•	Townsville University Hospital expansion.

Accelerated Infrastructure Delivery Program

The 2025-26 Queensland Budget provides an additional $146 million over 3 years from 2024-25 to progress delayed Accelerated Infrastructure Delivery Program projects, including the Ripley Satellite Health Centre Sub-Acute Expansion and associated car park and the Gold Coast University Hospital Sub-Acute Expansion.

4

Capital Statement 2025-26

Regional, Rural and Remote Health Infrastructure

The 2025-26 Budget allocates an additional $355.2 million over 3 years from 2024-25 to progress the Building Rural and Remote Health Infrastructure Program. This critical pipeline of projects will ensure Queenslanders receive world-class health care no matter where they live.

In 2025-26, the government’s ongoing funding of the Building Rural and Remote Health Program will see construction at:

•	Millmerran Multipurpose Health Service

•	Pormpuraaw Primary Health Care Centre

•	Staff Accommodation to support recruitment and retention in rural and remote areas.

Timely Investment Infrastructure Maintenance Program

The Independent Review of the Capacity Expansion Program also recommended a clear funding source for Queensland Health’s maintenance program, after noting the previous government’s allocation to the program was ‘significantly below the needs of Queensland Health now and into the future’. In response, the 2025-26 Budget will provide a significant $2.647 billion uplift over 5 years from 2024-25 to enhance, optimise and renew Queensland Health’s existing asset base and ensure facilities and equipment are fit for purpose.

Residential Activation Fund

The Residential Activation Fund is an important initiative underpinning the commitments to get more Queenslanders into their own homes sooner and to deliver a place to call home for all Queenslanders. The fund will provide $2 billion for trunk and essential infrastructure such as water supply, sewerage, stormwater, power, telecommunications, and transport needed to activate infill and greenfield residential developments. Half of the funding will be invested in projects outside of South East Queensland.

To accelerate the delivery of new housing supply, the new Queensland Government has brought forward the funding allocated to the Residential Activation Fund to deliver a place to call home for more Queenslanders.

Social and Affordable Housing

The Queensland Government has committed additional funding of $1.967 billion over 4 years (including $1.892 billion capital funding) and $500 million per annum ongoing to support Queensland’s Housing Investment Pipeline. This will help deliver 53,500 social and community homes by 2044, including youth foyers, domestic violence shelters and social homes in remote and discrete First Nations communities.

Olympic and Paralympic Games

On 25 March 2025, the Queensland Government released the 2032 Delivery Plan, which puts the Games back on track. As well as delivering a successful Olympic and Paralympic Games, the 2032 Delivery Plan sets out a plan to connect Queensland by building the roads and infrastructure needed to support tourism and grassroots clubs.

The 2025–26 Budget makes provision for 2032 Olympic and Paralympic Games venues infrastructure funding of $7.1 billion over 7 years to 2031–32.

5

Capital Statement 2025-26

The Budget also makes initial provision of $950 million over 4 years for 2032 Athletes Villages as part of a total provision for the villages of $3.5 billion, with accommodation to be delivered in partnership with the private sector.

The Queensland Government is working to update agreements with the Australian Government in relation to its commitment of $3.4 billion for the venues program. The allocation of funding for specific venues projects is subject to government investment decisions following completion of project assessment activities. Venue delivery will be by the Games Independent Infrastructure and Coordination Authority.

Total expenditure of $864 million is forecast for delivery of the first minor venues projects approved for procurement. These are the Sunshine Coast Stadium, Barlow Park Stadium, Moreton Bay Indoor Sports Centre, Logan Indoor Sports Centre and the Sunshine Coast Mountain Bike Centre. This expenditure includes a $17 million contribution to the Sunshine Coast Stadium project from the Sunshine Coast Council.

Queensland Transport and Roads Investment Program

The program of works detailed in the Queensland Transport and Investment Program (QTRIP) 2025-26 to 2028-29 represents a $41.7 billion investment across local, state and national networks. The program reflects the Queensland Government’s dedication to building resilient infrastructure that meets the needs of our growing population. The program has been developed in accordance with the funding allocations identified by the Queensland and Australian Governments and shaped by state infrastructure planning processes and specific transport strategies and plans developed in accordance with state legislation.

Bruce Highway Upgrades

The Bruce Highway is Queensland’s major north-south freight and commuter corridor, connecting coastal population centres from Brisbane to Cairns over almost 1,700 kilometres. The Queensland Government will continue to work with the Australian Government to deliver Bruce Highway upgrades aimed at improving safety, flood resilience and capacity along the length of the highway.

The 2025-26 capital program includes investment towards several key projects including significant investment in regional Queensland. Key investments include (noting total budgets):

•	$9.0 billion Bruce Highway Targeted Safety Program

•	$1.98 billion towards the Rockhampton Ring Road

•	$290 million towards the Bruce Highway Dohles Rocks Road to Anzac Avenue upgrade (Stage 1)

•	Bruce Highway Tiaro Bypass (planned investment)

•	Bruce Highway Anzac Avenue to Uhlmann Road Upgrade (planned investment)

6

Capital Statement 2025-26

Olympic and Paralympic Games Transport Infrastructure

The recently released 2032 Delivery Plan is committed to creating a transport legacy for Queensland through the delivery of reliable, sustainable and inclusive transport before, during and long after the 2032 Games. Major upgrades that will connect our growing regions include:

•	Upgrades to Gold Coast Public Transport

The rail line between Kuraby and Beenleigh is a key capacity bottleneck on the network, where trains share a single track in each direction. During peak periods, all-stop Beenleigh trains need to be held to one side to allow Gold Coast express trains to pass through.

The $5.75 billion Logan and Gold Coast Faster Rail project will unlock additional train services to meet the high growth travel demand between Brisbane and the Gold Coast and is a key investment to support the Brisbane 2032 Olympic and Paralympic Games.

The project will also make it easier for customers to access high-frequency train services through modern station upgrades and improved walking and cycling connections and it will improve safety and reduce traffic congestion through level crossing removals.

•	Upgrades to Sunshine Coast Public Transport

The Wave will see the delivery of a new direct heavy rail line from Beerwah to Birtinya linking with a state-of-the-art metro hub that will connect to the Sunshine Coast Airport through Maroochydore. The program includes planned investments for Stage 1 and 2 projects (Beerwah to Caloundra – 19 kilometres and Caloundra to Birtinya – 7 kilometres) and a Stage 3 public transport link from Birtinya to Maroochydore and on to the Sunshine Coast Airport.

•	Coomera Connector Stage 1

The Coomera Connector is a transport corridor between Loganholme and Nerang. The $3.5 billion Stage 1 project will deliver a new 16 kilometre 4-lane motorway in the priority section between Coomera and Nerang improving productivity and reliability and relieving pressure on the M1.

Cross River Rail

This project involves a new 10.2 kilometre rail line from Dutton Park to Bowen Hills, including

5.9 kilometres of twin tunnels under the Brisbane River and CBD and 4 new high-capacity underground stations (at Boggo Road, Woolloongabba, Albert Street and Roma Street).

The Cross River Rail project is being delivered in partnership with the private sector through 2 major infrastructure packages of work: Tunnel, Stations and Development with Pulse Consortium through a public private partnership; and Rail, Integration and Systems through an alliance model with Unity Alliance.

The project will also support the introduction of a new signalling system, the European Train Control System.

Due to project delays, industrial action and contractor claims, the cost of Cross River Rail is expected to exceed $17 billion, with negotiations ongoing to finalise the overall project budget. The funding allocated in this budget ensures that the project can be delivered in a responsible and measured way.

7

Capital Statement 2025-26

New School Infrastructure

The government is commencing the delivery of 3 new state schools in high-growth areas across Queensland during 2025–26. Construction will commence on a new primary school in Holmview as well as a co-located secondary and special school in Logan Reserve to open in 2027.

Additional investments include $100 million for a new high school in Gracemere and $95 million for a Health Sciences Academy in Rockhampton (with an additional contribution from the Australian Government). These initiatives demonstrate the government’s commitment to supporting Queensland’s growing communities and enhancing educational opportunities.

The 2025–26 budget commits an additional $814.8 million in capital over the next 4 years towards the planning, construction and expansion of schools and school infrastructure. This funding will enable the delivery of 2 new primary schools in Caloundra South (West) and Ripley Valley (White Rock) and new special schools or campuses at Central Logan (Berrinba), Coomera, Springfield/Redbank, Beenleigh, Moreton Bay South and Ipswich West.

The government is also investing in a combined 6 Crime Prevention and Youth Justice Schools, with funding of $90 million over 5 years. This sees the Government commit funding to 15 different new schools across the state through this budget.

Electricity Maintenance Guarantee

The Electricity Maintenance Guarantee (the Guarantee) is a new investment, performance and accountability framework for asset maintenance across state-owned power plants.

Through the Guarantee, shareholding Ministers provided upfront approval of all investment required by Stanwell, CS Energy and CleanCo to implement 5-year asset management plans - capturing all overhaul and sustaining capital expenditure - to ensure these facilities keep running for longer to provide the state baseload power, meet safety and statutory compliance requirements, while maintaining asset integrity and performance.

Over the next 5 years, the Guarantee is underpinning a $1.6 billion investment in Queensland’s state-owned generation assets, with major overhauls at Callide C, Tarong and Wivenhoe Power Stations, and a minor overhaul of Callide Unit C4 scheduled for 2025–26.

Energy Roadmap

The Queensland Government is developing a 5-year Energy Roadmap (the Roadmap) to deliver affordable, reliable and sustainable energy for Queenslanders.

In 2025–26, Queensland’s state-owned energy businesses are investing over $5 billion across the energy supply chain, with further investments to be made under the Roadmap. Key capital investments to expand firming capacity include $479.2 million for CS Energy to continue development of the Brigalow Gas Peaking Plant, and $378.9 million for utility scale batteries at the Stanwell, Tarong and Swanbank Power Station sites.

The government is also progressing pumped hydro projects, with Queensland Hydro to invest $355.2 million towards early works on the Borumba PHES. State-owned generators will also progress smaller, more manageable PHES investments in partnership with the private sector, with $79.4 million to be invested in acquisitions of the Mt Rawdon and Cressbrook PHES projects.

The government is also delivering major network infrastructure, including $221 million to commence early works on the Gladstone Project to reinforce the grid in Central Queensland.

8

Capital Statement 2025-26

CopperString

The 2025-26 State Budget has allocated $2 billion over the next 4 years, including $402.8 million in 2025-26, to ensure the delivery of CopperString and to support jobs and investment in north and north west Queensland. This brings the total project investment to a record $2.4 billion.

The government has appointed Queensland Investment Corporation (QIC) to take a lead role in the project, leveraging QIC’s infrastructure experience to support Powerlink in transmission planning and delivery.

While QIC undertakes a detailed project assessment to ensure value for money and explores options to attract private sector investment, Powerlink continues to progress delivery. Subject to approvals, 2025-26 will see the commencement of on-the-ground works at the $225 million Hughenden Hub which in the future will connect renewable energy at Flinders to the National Electricity Market. In addition, Powerlink will prepare site accommodation along the Eastern Link as well as oversee the procurement of transformers, lines and tower steel needed for the construction of CopperString.

Disaster Resilience Program

The Queensland Government has been quick to respond to the devastating impacts of recent disaster events in Far North, South East and Western Queensland, providing immediate assistance under the Disaster Recovery Funding Arrangements (DRFA). In 2025-26, an estimated $2.5 billion will be spent on the community’s recovery. This includes personal hardship assistance, loans and grants for primary producers, small businesses and not-for-profit organisations and for the reconstruction and enhanced resilience of Australian, State and Local Government infrastructure.

As one of the most disaster-impacted states in Australia, it is vital to help local Queensland communities better prepare for natural disasters. Increasing the resilience of infrastructure and investing in innovative programs to lessen the impact of natural disasters will allow communities to recover more quickly should a natural disaster occur.

This is why the Queensland Government has committed to initiatives like the Queensland Betterment Fund, investing an additional $40 million per annum towards disaster resilience initiatives, and to building a more resilient Bruce Highway and other key state-owned connection roads and assets, with a $205 million joint funding commitment under DRFA.

As part of the 2025-26 State Budget, the Queensland Reconstruction Authority will also administer a suite of additional programs aimed at promoting disaster recovery and resilience of Queensland communities. This includes:

•

$47.7 million as part of $95.4 million towards infrastructure projects supporting crucial access links and upgrades to rural and remote access points. This program is jointly funded by the Queensland and Australian Governments from DRFA Efficiencies.

•

$26 million as part of the Queensland Betterment Fund, delivering high-priority betterment infrastructure projects, and $12 million as part of the Queensland Resilience and Risk Reduction Fund, to support locally-led disaster resilience and risk reduction activities. Both form part of the $450 million Queensland Resilience and Risk Reduction Program, jointly funded by the Queensland and Australian Governments, including from DRFA Efficiencies.

9

Capital Statement 2025-26

•

$13.1 million for the Queensland Resilience and Risk Reduction Fund, as part of a National Partnership Agreement jointly funded with the Australian Government, to support disaster mitigation projects and build resilience to natural disasters.

Increase Prison Capacity

The Queensland Government is investing $2.387 billion over 6 years from 2024-25 to increase adult prison capacity at the Arthur Gorrie and Townsville Correctional Centres. This capacity is essential to meet projected demand and ensure a safer environment for correctional staff, prisoners and the community.

Courthouse Infrastructure

The government is providing $76.3 million over 5 years for essential courthouse infrastructure, including:

•	security infrastructure upgrades

•	uplifting the program of works to ensure the safety of domestic and family violence (DFV) victims while attending court and to support enhanced delivery of DFV services at selected locations

•	critical remediation work at the heritage-listed Bowen and Maryborough courthouses

•	land acquisition for future replacement of courthouses and watchhouses in Beenleigh and Townsville.

Police Stations, Facilities and Beats

The government is providing $277 million over 5 years for new and upgraded police facilities, including:

•	police stations and beats at Burleigh Heads, Nambour, Logan Central, Mount Gravatt, Boondall, Ferny Grove, Redcliffe, Edmonton, Goodna and Palm Island

•	land acquisition for proposed new police facilities at Yarrabilba, Caboolture West and Rainbow Beach.

Youth Detention Centre

The government will continue to progress work on a new youth detention centre at the Woodford Correctional Precinct, north west of Brisbane, with the remaining construction costs projected to be $763.9 million over the period to 2027–28 (of the total estimated cost of $982.6 million).

The centre includes 80 beds across 2 campuses, with provision for expansion. The first campus is expected to be complete in the second half of 2027.

The new youth detention centre features contemporary and innovative design to deliver safe, secure and effective multipurpose spaces that support best-practice operations to rehabilitate youths and make the community safer.

10

Capital Statement 2025-26

Gladstone Port Northern Land Expansion Project

The Northern Land Expansion Project involves construction of a bund wall for a new reclamation area at the port’s Northern Trade Precinct near Fisherman’s Landing. This development supports the release of additional land at the Port of Gladstone for prospective users, and will facilitate the long-term development of other heavy industries.

Cairns Marine Precinct – Common User Facility

The Queensland Government has committed to deliver an expansion of the Cairns Marine Precinct through the development of a Common User Facility delivered by Far North Queensland Ports Corporation Limited (trading as Ports North). The proposed Common User Facility will include a 5,000 tonne shiplift and new hardstand areas.

The Queensland Government has committed $207 million and is working with the Australian Government, which has committed $180 million. Total funding to progress the project is $387 million, including $38.4 million in 2025-26 for planning and enabling works.

Bowen Wharf Replacement Project

North Queensland Bulk Ports Corporation is progressing designs and approvals for the replacement of the Bowen Wharf, which is nearing the end of its useful life.

Following extensive consultation with stakeholders on potential options, a preferred design was selected in 2024–25. The 2025–26 Budget includes $1.6 million to progress detailed design works and environmental approvals for the $50 million Bowen Wharf replacement project. Construction works are planned to occur between 2027 and 2029.

Dam Improvement Program

The 2025–26 Budget allocates $346.2 million to ensure state-owned dams meet modern engineering standards and continue to operate safely during extreme weather events.

This includes $96.9 million to continue planning and enabling works for the Paradise Dam improvement project during 2025–26. The Queensland Government has committed to rebuilding Paradise Dam at a total estimated cost of $4.4 billion, after the dam wall was lowered, reducing capacity, under the previous government. The Queensland Government has committed to funding the project to ensure safe and secure water supply and support economic growth across the Bundaberg region. The Australian Government has also committed funding to Paradise Dam.

Across South East Queensland $113.1 million is allocated in 2025–26 to deliver early risk reducing works at Somerset Dam, $62.6 million to progress construction works at Lake Macdonald Dam, $29.2 million to strengthen sections of North Pine Dam’s wall and $14.2 million on further planning of the major North Pine Dam upgrade.

The 2025–26 Budget also supports continued planning for future upgrades at Wivenhoe and Awoonga Dams as well as for Sunwater’s broader dam improvement program, including Burdekin Falls Dam.

11

Capital Statement 2025-26

South East Queensland and Surrounds Water Security Program

More than $500 million is allocated to enhance South East Queensland and surrounding regions’ water security and flood resilience during 2025–26, including $142.7 million to commence construction on the Toowoomba to Warwick Pipeline.

The 2025–26 Budget also invests in the South East Queensland Water Grid (the Grid) allocating $17.8 million to plan for a new water treatment plant that will maximise the use of existing assets by connecting Wyaralong Dam to the Grid, and $17.9 million to plan for Northern Pipeline Interconnector stage 3, which will increase Seqwater’s capacity to transfer water to the northern region of the South East Queensland Water Grid.

Seqwater will also invest $14.2 million during 2025–26 to enhance the flood resilience of critical water supply assets at Mount Crosby.

Barlil and Cooranga Weirs

The 2025–26 Budget provides $29.7 million for Sunwater to progress planning and design work for the Barlil Weir and Cooranga Weir projects, as part of the Queensland Government’s commitment to improve the reliability of water supply in the South Burnett and North Burnett regions.

12

Capital Statement 2025-26

1.3	Queensland’s infrastructure frameworks

The Queensland Government’s infrastructure frameworks focus on achieving robust capital planning, quality investment decisions and economic development. These processes are critical in effectively assessing and prioritising delivery of an infrastructure program and are informed by the latest population projections from the Queensland Government Statistician’s Office.

Regional Infrastructure Plans

The Queensland Government has committed to delivering new regional plans, with supporting infrastructure plans, to deliver one million homes by 2044 across Queensland.

Regional Infrastructure Plans (RIPs) are being progressively developed as part of a coordinated program, alongside statutory regional plan reviews, in consultation with stakeholders (industry, peak bodies and local governments) through a place-based approach to help prioritise regionally significant infrastructure needs.

The Queensland Government Infrastructure Pipeline

The Queensland Government Infrastructure Pipeline (QGIP) provides industry with visibility of the government’s infrastructure program, fostering confidence and enabling workforce planning.

QGIP demonstrates the government’s commitment to delivering Queensland’s infrastructure needs.

The QGIP dashboard comprises:

•	infrastructure delivery pipeline – infrastructure commitments and activity over the next 4 years

•	infrastructure planning pipeline – planning stage proposals (subject to government consideration and final investment decisions).

Infrastructure Proposal Development Policy

The Infrastructure Proposal Development Policy (IPDP) sets objectives for planning and assessing major infrastructure, to ensure the Queensland Government undertakes careful long-term planning for the state’s infrastructure needs by:

•	aligning agency infrastructure programs with whole-of-government objectives to optimise outcomes for the state

•	supporting agencies to improve and mature their infrastructure planning and assessment capabilities

•	providing targeted assistance and assurance advice to agencies on major infrastructure proposal development

•	ensuring frameworks and systems are in place and applied to give government confidence in infrastructure investment decisions.

13

Capital Statement 2025-26

Project Assessment Framework

The Project Assessment Framework (PAF) is used across the Queensland Government to ensure a consistent and rigorous approach to assessing projects at critical stages in their development lifecycle.

The PAF is administered by Queensland Treasury and applied by government departments to evaluate proposals for infrastructure projects and for the procurement of goods and services. The PAF may also be used by other government entities when developing and implementing project assessment methodologies.

Business Case Development Framework

The Business Case Development Framework (BCDF) supports the implementation of the PAF by providing agencies with detailed guidance and tools to complete assessment and assurance of infrastructure proposals. The BCDF informs the development of proposals from early assessment stages through to the detailed business case stage. It is scalable and can be applied to all infrastructure proposals.

The BCDF ensures that major infrastructure proposals are thoroughly assessed to provide a well-informed basis for government investment decisions. The BCDF guidance materials and templates are published and maintained by the Department of State Development, Infrastructure and Planning.

14

Capital Statement 2025-26

2	2025–26 Capital program overview

2.1	Introduction

In this Budget, the Queensland Government has allocated a total of $29.3 billion in 2025–26 to provide much needed economic and social infrastructure and a broad range of capital works projects across the state.

The budgeted investment envelope will help create jobs, support Queensland businesses and grow the economy, including in Queensland’s vital regional areas. The 2025–26 capital program is estimated to directly support around 73,000 jobs across the state.

The 2025–26 capital program comprises $24.254 billion of purchases of non-financial assets and acquisitions of non-financial assets under finance leases, and $5.063 billion of capital grants expenses.

Importantly, the 2025–26 capital program demonstrates the government’s commitment to growing the state’s regions, with $20.192 billion, or 68.9 per cent of the capital program in 2025–26 to be spent outside of the Greater Brisbane region (Brisbane and Redlands, Logan and Ipswich), supporting an estimated 50,000 jobs across those regions.

The government’s capital program includes a range of infrastructure projects in the port, rail, water and energy sectors being delivered through the state’s Public Non-financial Corporations sector (that is, commercial entities of government, including government owned corporations).

15

Capital Statement 2025-26

2.2	Capital purchases

The Queensland Government is continuing to provide the essential economic and social infrastructure needed to support economic growth, deliver essential services, and ensure ongoing improvements in the quality of life enjoyed by Queensland’s growing population.

Capital purchases in 2025–26, categorised according to purpose, are outlined in Chart 1. Transport continues to account for the largest share of purchases, followed by energy infrastructure and health.

Chart 1	Capital purchases by purpose 2025–26

16

Capital Statement 2025-26

Table 1 outlines the capital purchases by Queensland Government entity, including the 2024–25 year (estimated actual) and the Budget for 2025–26. Transport and Main Roads has the largest proportion of total capital purchases.

Table 1	Capital purchases by Queensland Government entity[1,2,3]

Entity	2024–25 Est. Actual $‘000	2025–26 Budget $‘000
Customer Services, Open Data and Small and Family Business	21,889	23,074
Education[4]	1,331,547	1,160,945
Environment, Tourism, Science and Innovation	124,300	123,065
Families, Seniors, Disability Services and Child Safety	46,856	64,623
Housing and Public Works	852,625	961,158
Justice	77,121	125,524
Legislative Assembly of Queensland	9,799	13,068
Local Government, Water and Volunteers
Local Government, Water and Volunteers	13,619	2,600
Water Distribution and Supply	1,155,384	1,140,832
Natural Resources and Mines, Manufacturing and Regional and Rural Development	19,761	24,862
Premier and Cabinet	906	559
Primary Industries	33,042	25,499
Queensland Corrective Services	276,575	436,867
Queensland Fire Department	135,838	134,104
Queensland Health	2,752,902	3,666,960
Queensland Police Service[5]	580,606	246,577
Queensland Treasury
Queensland Treasury	7,351	16,070
Energy Generation Sector	2,631,819	2,436,694
Energy Transmission and Distribution	3,875,659	4,290,612
Sport, Racing and Olympic and Paralympic Games	48,088	86,735
State Development, Infrastructure and Planning	123,714	539,717
Trade, Employment and Training	100,376	90,625
Transport and Main Roads
Transport and Main Roads	6,254,482	6,360,965
Port Authorities	256,679	252,740
Queensland Rail	1,570,117	1,675,174
Cross River Rail Delivery Authority	814,637	266,954
Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism	8,418	1,240
Youth Justice and Victim Support	202,740	343,147
Other agencies[6]	1,807	816
Other adjustments[7]	(1,024,788)	542,481
Anticipated contingency reserve[8]	—	(800,000)

Total capital purchases	22,303,869	24,254,288

17

Capital Statement 2025-26

Total capital purchases breakdown	2024–25 Est. Actual $‘000	2025–26 Budget $‘000
Consisting of:
Purchases of non-financial assets per Non-financial Public Sector Cash Flow Statement (BP2 Table 8.9)	21,582,795	23,837,089
New leases	721,074	417,199

Total capital purchases	22,303,869	24,254,288

Notes

1.	Includes all associated statutory bodies.
2.	Numbers may not add due to rounding.
3.	The 2024-25 estimated actuals are presented on a post-machinery-of-government basis.
4.	The reduction in capital expenditure in 2025-26 is due to the completion of 2 schools, timing in the delivery of projects, and does not include funding held centrally for the delivery of new schools.
5.

The decrease in Queensland Police Service’s capital outlays is due to the completion of the new youth remand facility at Wacol, completion of the aircraft capability program and the capitalisation of a right of use aircraft lease in accordance with accounting standards in 2024-25.

6.	Includes other government entities with non-material capital programs.
7.	Representing inter-agency eliminations, movements in capital payable and receivable, funds held centrally and other accounting adjustments to align with Uniform Presentation Framework Statements.
8.	Contingency recognises that on a whole-of-government basis there is likely to be under spending resulting in a carryover of capital allocations.

18

Capital Statement 2025-26

2.3	Capital grants

The Queensland Government provides a range of grants to non-government entities (i.e. not government departments or statutory bodies) and individuals for capital acquisitions.

Total capital grants are expected to be $5.063 billion in 2025–26, with Chart 2 below outlining the capital grants to local governments (LG) and non-government organisations (NGOs).

Chart 2	Capital grants by purpose and recipient

19

Capital Statement 2025-26

Table 2 shows the planned expenditure on capital grants by Queensland Government entity for 2025–26. The Queensland Reconstruction Authority within the Queensland Fire Department has the highest proportion of capital grants, followed by the Department of State Development, Infrastructure and Planning.

Table 2	Expenditure on capital grants by Queensland Government entity[1,2]

Entity	2024–25 Est. Actual $‘000	2025–26 Budget $‘000
Education	140,459	142,950
Environment, Tourism, Science and Innovation	83,428	156,368
Families, Seniors, Disability Services and Child Safety	9,453	14,417
Housing and Public Works[3]	933,032	580,193
Justice	—	1,000
Local Government, Water and Volunteers	494,581	407,135
Natural Resources and Mines, Manufacturing and Regional and Rural Development	34,057	80,341
Premier and Cabinet	2,054	350
Primary Industries	181	—
Queensland Fire Department	1,628,406	1,648,997
Queensland Police Service	4,132	5,783
Queensland Treasury	205,517	169,138
Sport, Racing and Olympic and Paralympic Games	153,241	162,874
State Development, Infrastructure and Planning	841,348	1,279,127
Trade, Employment and Training	15,615	16,420
Transport and Main Roads
Transport and Main Roads	594,300	703,015
Cross River Rail Delivery Authority	58,253	—
Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism	1,674	9,402
Other adjustments[4]	(278,219)	(314,189)

Total capital grants	4,921,512	5,063,320

Notes

1.	Includes associated statutory bodies.
2.	Numbers may not add due to rounding.
3.

The reduction in capital grants is primarily due to the full year effect of machinery-of-government changes and project delivery timeframes across the social housing portfolio, including deferrals of funding from 2023-24 to 2024-25 that resulted in a higher annual spend in that year.

4.	Includes assets transferred, funds held centrally and other technical accounting adjustments.

20

Capital Statement 2025-26

3	Capital outlays by entity

3.1	CUSTOMER SERVICES, OPEN DATA AND SMALL AND FAMILY BUSINESS

The Customer Services, Open Data and Small and Family Business portfolio includes the Department of Customer Services, Open Data and Small and Family Business, the shared services providers Queensland Shared Services and Corporate Administration Agency and CITEC.

Department of Customer Services, Open Data and Small and Family Business

In 2025–26, the portfolio’s capital program is $23.1 million.

CITEC

CITEC has capital purchases of $23.1 million in 2025–26, comprising capital infrastructure, hardware replacement and storage services.

Program Highlights (Property, Plant and Equipment)

•	$23.1 million for the asset replacement program for IT infrastructure and storage services.

Customer Services, Open Data and Small and Family Business

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
CITEC
Property, Plant and Equipment
Asset Replacement Program for IT Infrastructure and Storage Services	Various	23,074		23,074

Total Property, Plant and Equipment				23,074

TOTAL CUSTOMER SERVICES, OPEN DATA AND SMALL AND FAMILY BUSINESS (PPE)				23,074

21

Capital Statement 2025-26

3.2	EDUCATION

Total capital purchases for the Education portfolio (including the Department of Education, Arts Queensland and related entities) are $1.161 billion in 2025–26. Total capital grants for the portfolio are $143 million in 2025–26.

Department of Education

The 2025–26 capital purchases of $1.076 billion include capital works of $994.3 million to deliver and maintain inclusive, future-focused and energy efficient infrastructure for Queensland children to enjoy positive learning environments.

In addition, $814.8 million over 4 years is held centrally, for the planning and construction of new primary schools at Caloundra South (West) and Ripley Valley (White Rock) and new special schools or campuses at Central Logan (Berrinba), Coomera, Springfield/Redbank, Beenleigh, Moreton Bay South and Ipswich West.

The Department’s Planning and Prioritisation Framework provides overarching direction on the planning and prioritisation of educational infrastructure investment. Capital works planning for growth infrastructure targets government priorities through consideration of population growth and shifts, changes in educational needs and addresses high priority needs for student and staff health and safety resulting in the delivery of new, expanded and upgraded infrastructure. Planning for capital renewal and maintenance of existing infrastructure is informed by Asset Lifecycle Condition Assessments.

Program Highlights (Property, Plant and Equipment)

•

$490.2 million to deliver world-class learning environments for students including: $110 million towards the delivery of a new primary school at Holmview, and new secondary and special schools in Logan Reserve and pre-construction activities for a new high school in Gracemere and a new Health Sciences academy in Rockhampton; $244.5 million towards the expansion of existing state schools experiencing rapid enrolment growth, and $40.7 million to acquire land for future new and expanded schools.

•	$317.5 million to upgrade or provide additional school and early childhood education infrastructure that enhances education outcomes.

•	$173.7 million for the renewal (major refurbishment and replacement) of existing infrastructure and infrastructure works to meet legislative obligations and safety requirements.

Program Highlights (Capital Grants)

•	$143 million is provided for the non-state schooling sector and student hostels.

Queensland Curriculum and Assessment Authority

The Authority’s capital program of $3.2 million for 2025–26 includes enhancements to software applications that support the delivery of high-quality curriculum, assessment and reporting services to Queensland schools and teachers.

Arts Queensland

Arts Queensland’s capital purchases for 2025–26 are $66.7 million for continued asset renewal, replacement and delivery including:

22

Capital Statement 2025-26

Program Highlights (Property, Plant and Equipment)

•	$26.9 million for capital asset renewal works, compliance upgrades and safety improvements and amenities upgrades across the Queensland Cultural Centre.

•	$16.2 million for stage 2 end of life asset replacement and renewal works at the Queensland Cultural Centre.

•	$7.9 million for end of life asset replacement and building fabric renewal works at the Queensland Cultural Centre.

•	$7.5 million to continue delivery of the new performing arts venue at the Queensland Performing Arts Centre, benefiting Queensland artists and audiences.

•	$2 million to deliver security enhancement measures across the Queensland Cultural Centre precinct.

•	$2 million to deliver a flexible performance space within the Queensland Performing Arts Centre.

•	$850,000 to deliver priority infrastructure projects across state owned arts and cultural facilities as part of the Arts Infrastructure Investment Fund.

Library Board of Queensland

The Library Board of Queensland has capital purchases of $2.2 million in 2025–26 to continue to purchase heritage collections, information collections, intangible assets in the form of digital collections, and replace information technology equipment.

Program Highlights (Property, Plant and Equipment)

•	$1.6 million to acquire new items for the digital, heritage and information collections.

•	$638,000 to replace information technology equipment.

Queensland Art Gallery

The Queensland Art Gallery has capital purchases of $2.8 million in 2025–26 for the continued acquisition of artworks for the State Art Collection, and for life-cycle replacement of other property, plant and equipment assets.

Program Highlights (Property, Plant and Equipment)

•	$2.5 million for artwork acquisitions.

•	$300,000 to replace other property, plant and equipment.

Queensland Museum

The Queensland Museum has capital purchases of $1.7 million in 2025–26 to effectively safeguard the State Collection and preserve state-owned infrastructure.

Program Highlights (Property, Plant and Equipment)

•	$1.7 million for building fabric works at Queensland Museum Cobb+Co and the Queensland Museum Rail Workshops.

23

Capital Statement 2025-26

Queensland Performing Arts Trust

The Queensland Performing Arts Trust has capital purchases of $8 million in 2025–26 for strategic capability enhancements to technical equipment, towards service of spaces offered by the Melbourne Street Green Cafe, as well as life-cycle replacement of other property, plant and equipment assets.

Education

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
DEPARTMENT OF EDUCATION
Property, Plant and Equipment
Capital Works Program
Ayr State High School - Refurbish Block D	318	2,992	2,050	942
Beenleigh Special School - Refurbish amenities block	311	1,500	575	925
Blackwater State High School - Amenities upgrades	308	784	64	720
Charters Towers Central State School - Refurbish learning space	318	433	37	396
Cherbourg State School - New Building for Buwu Program	319	3,000		2,000	1,000
Cherbourg State School - Well-being hub and site upgrades	319	1,433	993	440
Coorparoo State School - Refurbish learning space	303	779	141	638
Cranbrook State School - Refurbish learning space	318	346	55	291
Currimundi State School - Refurbish Block B	316	1,733	693	866	174
Discrete Communities Infrastructure Improvement¹	Various	37,492	14,295	6,407	16,790
Flood Resilience	Various	68,465	2,165	19,000	47,300
General and minor works - Early Childhood Education and Care	Various			4,056	Ongoing
General and Minor Works - Education	Various			147,919	Ongoing
Gladstone State High School - Increase specialist spaces	308	22,606	20,761	1,845
Go for Gold (School Sports Infrastructure)	Various	123,234	73,002	46,032	4,200
Goodna Special School - New learning spaces	310	20,680	881	9,459	10,340
Growth projects in Brisbane and Redlands	Various	296,253	45,924	71,642	178,687
Growth projects in Central Queensland	308	23,515	856	5,889	16,770
Growth projects in Darling Downs - Maranoa	307	948	226	722
Growth projects in Far North Queensland	306	19,079	724	8,717	9,638

24

Capital Statement 2025-26

Education

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Growth projects in Gold Coast	309	98,198	7,649	36,084	54,464
Growth projects in Ipswich	310	134,518	37,079	45,773	51,666
Growth projects in Logan	311	132,325	10,483	19,078	102,764
Growth projects in Moreton Bay	Various	22,538	10,372	8,406	3,760
Growth projects in Queensland Outback	315	18,157	783	5,613	11,761
Growth projects in Sunshine Coast	316	1,138	321	817
Growth projects in Wide Bay	319	20,361	1,899	5,369	13,093
Hall projects in Brisbane and Redlands	Various	38,009	12,722	14,180	11,107
Hall projects in Darling Downs - Maranoa	307	20,792	5,524	6,200	9,068
Hall projects in Far North Queensland	306	7,576	1,276	6,300
Hall projects in Gold Coast	309	8,176	3,231	1,702	3,243
Hall projects in Ipswich	310	9,502	1,041	2,993	5,469
Hall projects in Logan	311	30,071	8,973	9,868	11,230
Hall projects in Mackay - Whitsunday	312	17,226	5,947	5,035	6,244
Hall projects in Townsville	318	29,000	14,322	7,227	7,451
Health Sciences Academy in Rockhampton	308	95,000		500	94,500
Hermit Park State School - Grounds enhancements	318	520	26	494
Hope Vale Campus of Cape York Aboriginal Australian Academy - Refurbish learning space	315	1,474		1,039	435
Indooroopilly State School - Administration upgrades	304	29,560	11,076	9,564	8,920
Innisfail State College - Additional accommodation	306	3,800	2,565	1,235
Ipswich Special School - Site renewals	310	783	418	365
Land acquisition	Various			37,227	Ongoing
Minden State School - Upgrade amenities block	310	354	52	302
Mount Isa Central State School - Refurbish Block C	315	572	130	442
Mundingburra State School - Refurbish Block I	318	571	256	315
New high school in Rockhampton at Gracemere	308	100,000	250	1,000	98,750
New primary school in Holmview	311	86,292	1,788	36,564	47,940
New secondary school in Logan Reserve	311	283,316	4,393	43,384	235,539
New special school in Logan Reserve	311	135,172	2,257	28,604	104,311

25

Capital Statement 2025-26

Education

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Normanton State School - Water and sewerage upgrade	315	440		440
Northern Peninsula Area State College - Senior Campus - Site renewal and amenities upgrade	315	1,547	542	1,005
Oakleigh State School - Prep Outdoor Learning Area	305	281		281
One Mile State School - Amenities upgrades	319	1,600	400	1,200
Palmview State Secondary College - New secondary school	316	99,535	72,518	17,097	9,919
Pialba State School - Amenities upgrades	319	560	240	320
Pimlico State High School - Refurbishment of specialist classrooms and water reticulation upgrade	318	1,631	441	1,190
Pioneer State High School - Home Economics upgrade	312	3,637	1,993	1,644
Rathdowney State School - Amenities upgrades	311	1,200	944	256
Red Hill Special School - Ithaca Campus - Site renewal	305	56,342	3,041	23,920	29,381
Redlynch State College - nature-based playground	306	338		338
Renewal of existing infrastructure and legislative obligations and safety²	Various			145,558	Ongoing
Richmond State School - Refurbish Block A	315	571	199	372
Ripley Central State School - New primary school	310	74,296	58,115	16,181
Roma State College - Senior Campus - Refurbish Block J	307	1,294	724	570
Rosewood State High School - Site improvements	310	316	46	270
School playground and tuckshop upgrades	Various	105,296	61,753	43,543
School Subsidy Scheme	Various			6,370	Ongoing
School Upgrade Fund ³	Various	72,366	46,986	15,000	10,380
Seville Road State School - Refurbish Block A	303	1,386	1,016	370
Special School Infrastructure Improvement	Various	99,803	26,156	31,918	41,729
Tagai State College - 6 campuses - Water Reticulation Upgrades	315	2,145	340	623	1,183
Tagai State College - Thursday Island Secondary - Amenities upgrades	315	866	520	346

26

Capital Statement 2025-26

Education

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Taranganba State School - Refurbish learning space	308	606	183	423
Townsville South State School - Refurbish learning space	318	858	582	276
Trinity Bay State High School - New Performing Arts Centre	306	14,832	7,681	1,899	5,252
Wavell Heights State School - fencing and security upgrades	302	1,162	183	979
Wishart State School - Multipurpose Court and ramp to oval	303	4,102	471	1,987	1,644
Wondall Heights State School - Outdoor learning area	301	541	65	476
Woodcrest State College - Security fence	310	1,674	1,209	465
Wooroolin State School - Upgrade amenities block	319	484	89	395
Wooroolin State School - Water and sewerage upgrade	319	294	11	283
Yarrabah State School - Secondary Campus - Amenities upgrades	306	640		640
Youth Engagement	Various	32,871	19,746	13,125

Sub-total Capital Works Program				994,346

Plant and Equipment
Education plant and equipment	Various			82,028	Ongoing

Total Property, Plant and Equipment				1,076,374

Capital Grants
Capital grants - Education	Various			142,950	Ongoing

Total Capital Grants				142,950

QUEENSLAND CURRICULUM AND ASSESSMENT AUTHORITY
Property, Plant and Equipment
Plant and Equipment - Queensland Curriculum and Assessment Authority	Various			3,200	Ongoing

Total Property, Plant and Equipment				3,200

ARTS QUEENSLAND
Property, Plant and Equipment
Queensland Cultural Centre – Capital works, asset upgrades and refurbishment projects	305	53,700	26,829	26,871
Queensland Cultural Centre critical infrastructure works - Stage 2	305	30,500	14,300	16,200

27

Capital Statement 2025-26

Education

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Queensland Cultural Centre - End of life asset replacement and building fabric renewal works	305	11,750	3,850	7,900
New Performing Arts Venue at QPAC[4]	305	184,167	176,704	7,463
Hostile Vehicle Mitigation and Roadworks around the Queensland Cultural Centre	305	11,700	8,310	3,390
Queensland Cultural Centre – Security upgrades	305	3,510	1,510	2,000
Flexible Performance Space	305	14,600	2,292	2,000	10,308
Arts Infrastructure Investment Fund - Stage 2	305	9,447	8,597	850

Total Property, Plant and Equipment				66,674

LIBRARY BOARD OF QUEENSLAND
Property, Plant and Equipment
Digital collection	305			795	Ongoing
Information technology equipment	305			638	Ongoing
Heritage collection	305			465	Ongoing
Information collection	305			349	Ongoing

Total Property, Plant and Equipment				2,247

QUEENSLAND ART GALLERY
Property, Plant and Equipment
Acquisitions for the Queensland Art Gallery’s collection	305			2,500	Ongoing
Ongoing replacement of plant and equipment	305			300	Ongoing

Total Property, Plant and Equipment				2,800

QUEENSLAND MUSEUM
Property, Plant and Equipment
Lifecycle replacement of operational property, plant and equipment	305			1,650	Ongoing

Total Property, Plant and Equipment				1,650

28

Capital Statement 2025-26

Education

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
QUEENSLAND PERFORMING ARTS TRUST
Property, Plant and Equipment
Strategic capability specialised technical equipment	305	10,424	2,424	7,000	1,000
Lifecycle replacement of operational property, plant and equipment	305			1,000	Ongoing

Total Property, Plant and Equipment				8,000

TOTAL EDUCATION (PPE)				1,160,945

TOTAL EDUCATION (CG)				142,950

Notes:

1.	This program includes funding for the Aurukun early years hub and Yarrabah new Prep infrastructure.
2.

In addition to $145.6 million stated for renewal of existing infrastructure and legislative obligations and safety, there are 35 projects with a combined value of $28.2 million listed separately that relate to renewal of existing infrastructure and legislative obligations. The total investment in renewal of existing infrastructure and legislative obligations and safety in 2025-26 is $173.7 million.

3.

Australian Government funding received to provide more equitable access to resources to support schools to help keep students and school staff safe and get students’ education back on track after disruptions caused by COVID-19.

4.	The Total Estimated Cost of $184 million includes a State contribution of $159 million and a contribution by the Queensland Performing Arts Trust of $25 million.

29

Capital Statement 2025-26

3.3	ENVIRONMENT, TOURISM, SCIENCE AND INNOVATION

Department of the Environment, Tourism, Science and Innovation

The Department of the Environment, Tourism, Science and Innovation has a capital program of $279.4 million in 2025–26. This includes $123.1 million in capital purchases and $156.4 million in capital grants. The capital program will support the department to conserve, protect and promote Queensland’s biodiversity, protected areas and heritage, drive the growth of a sustainable and competitive tourism industry, enable improved environmental outcomes and provide leading-edge scientific services.

Program Highlights (Property, Plant and Equipment):

•	$39.6 million for high priority land acquisitions for the expansion of the protected area land portfolio.

•	$18.3 million to develop the Wangetti Trail, a leading adventure-based ecotourism experience.

•

$11.2 million for the purchase of additional fire vehicles, fire units and support equipment as well as upgrades to road and fireline networks and management infrastructure, to support critical firefighter needs and bushfire risk, to improve community safety and safeguard natural and cultural values.

•	$4.8 million to upgrade the Dandabah day use area and campground at Bunya Mountains National Park, improving accessibility and strengthening its appeal as a nature-based tourism destination.

•

$3.9 million towards infrastructure to support visitor recreation, park management and access of the Quandamooka Country parks and recreation areas jointly managed with Traditional Owners on Minjerribah (North Stradbroke Island) and Mulgumpin (Moreton Island).

•	$3.2 million for vessel replacement to support marine parks, wildlife and threatened species management.

•	$2.9 million for the upgrade of visitor amenities at Waddy Point on K’gari.

•

$2.7 million for the new Eastern Kuku Yalanji Bamanga Muruku Tourism Hub in Daintree National Park (Cape York Peninsula Aboriginal Land), enabling Traditional Owners to share their rich cultural heritage with visitors from around the world.

•	$2.3 million to replace the Jindalba Boardwalk in Daintree National Park (Cape York Peninsula Aboriginal Land), enhancing eco-tourism in this World Heritage listed rainforest.

•	$2 million for carparking and trail upgrades at the Mon Repos Turtle Centre, improving accessibility and safety for visitors enjoying the turtle encounter experience.

•	$1.9 million to upgrade the Joseph Banks Conservation Park headland precinct, enhancing visitor access and interpretive experiences.

•	$1.8 million for the upgrade of visitor infrastructure at Central Station on K’gari.

•	$1.8 million for the upgrade and expansion of the Smithfield Mountain Bike Park trail network.

Program Highlights (Capital Grants):

•	$59 million for the Innovation Economy Fund under the SEQ City Deal to support new and improved infrastructure developments and plant and equipment that contribute to innovation

30

Capital Statement 2025-26

focused priority industries and innovation growth sectors.

•

$25.6 million for Resource Recovery Infrastructure under the SEQ City Deal to increase resource recovery rates, facilitate organics recycling and progress the South East Queensland region towards a circular economy.

•	$21.2 million to support the construction of new or upgraded wildlife hospital and rehabilitation facilities, a strategic investment in wildlife conservation and environmental protection.

•

$12.8 million to the Growing Future Tourism Program to improve the tourism landscape by investing in innovative infrastructure products and experiences that will help boost growth and transformation within Queensland’s tourism industry.

•	$10 million for the delivery of the Blue Heart Sunshine Coast project under the SEQ City Deal being delivered on the Maroochy River floodplain.

•	$6.9 million for infrastructure projects that will stimulate tourism on Great Keppel Island.

•	$5.7 million from the Building Bush Tourism Fund for new or enhanced tourism related infrastructure to attract and grow regional participation and visitors to the regions.

•	$5 million for the Resilient Rivers Initiative under the SEQ City Deal to improve the health of the South East Queensland region’s catchments, waterways and Moreton Bay.

Environment, Tourism, Science and Innovation
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
DEPARTMENT OF THE ENVIRONMENT, TOURISM, SCIENCE AND INNOVATION
Property, Plant and Equipment
Protected Area Strategy - land acquisitions	Various	39,600		39,600
Buildings and Infrastructure
Wangetti Trail1 2	306	46,719	15,009	18,285	13,425
Bunya Mountains National Park - Dandabah visitor facilities upgrade	319	6,460	1,615	4,845
Quandamooka Country	Various			3,913	Ongoing
K’gari - Waddy Point visitor amenities upgrade	319	3,140	246	2,894
Daintree National Park (Cape York Peninsula Aboriginal Land) - Eastern Kuku Yalanji Bamanga Muruku Tourism Hub[1]	306	3,707	967	2,740
Better Queensland Parks - Fire Management Uplift Program[3]	Various	5,199	2,475	2,459	265
Daintree National Park (Cape York Peninsula Aboriginal Land) - Jindalba boardwalk[4]	306	4,541	2,252	2,289
Mon Repos Turtle Centre carpark and trails upgrade	319	2,665	637	2,028
Joseph Banks Conservation Park headland visitor upgrade	308	2,213	300	1,913
K’gari - Central Station area upgrade	319	11,096	3,293	1,803	6,000
Smithfield Mountain Bike Park trail network expansion	306	15,505		1,760	13,745
Girringun National Park - Wallaman Falls visitor facilities upgrade	318	4,230	755	1,475	2,000
Blackbraes National Park - Ranger accommodation and workbases	315	3,474	2,083	1,391
K’gari - Dingo (wongari) management program	319	14,650	3,378	1,310	9,962
Springbrook National Park visitor facilities upgrade	309	17,000	1,856	1,262	13,882

31

Capital Statement 2025-26

Environment, Tourism, Science and Innovation
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Crater Lakes National Park visitor facilities upgrade	306	10,316	608	1,100	8,608
K’gari - Eurong Base - Ranger accommodation	319	1,600	924	676
Daisy Hill Conservation Park redevelopment (Shailer Section)	301	7,342	470	550	6,322
Carnarvon National Park - Ranger accommodation	308	1,386	865	521
Taunton National Park - Ranger accommodation	308	1,360	847	513
Mudjimba Island reef protection moorings	316	800		460	340
Parks and forests - other management facilities[5]	Various			3,990	Ongoing
Parks and forests - other recreation and visitor facilities[5]	Various			2,478	Ongoing

Sub-total Buildings and Infrastructure				60,655

Plant and Equipment
Better Queensland Parks - Fire Management Uplift Program[3]	Various	12,919	1,440	8,744	2,735
Vessel replacement program5 6	Various	11,088	5,247	3,241	2,600
General plant and equipment[5]	Various			6,582	Ongoing

Sub-total Plant and Equipment				18,567

General systems development	Various			4,243	Ongoing

Total Property, Plant and Equipment				123,065

Capital Grants
SEQ City Deal - Innovation Economy Fund[1]	Various	100,000		59,000	41,000
SEQ City Deal - Resource Recovery Infrastructure[1]	Various	70,000	10,200	25,600	34,200
SEQ City Deal - Blue Heart Sunshine Coast[1]	316	20,000	8,000	10,000	2,000
SEQ City Deal - Resilient Rivers Initiative[1]	Various	20,000	9,500	5,000	5,500

32

Capital Statement 2025-26

Environment, Tourism, Science and Innovation
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
SEQ City Deal - Strategic Approach under the Environmental Protection and Biodiversity Conservation Act 1999[1]	Various	5,000		2,000	3,000
Wildlife Hospital - Moreton Bay Wildlife Hospital and Education Hub	314	15,000	5,000	7,000	3,000
Wildlife Hospital - Marine Hospital at Sea World	309	10,000	2,000	6,000	2,000
Wildlife Hospital - RSPCA Wildlife Hospital	301	12,000	4,000	6,000	2,000
Wildlife Hospital - Currumbin Wildlife Hospital Research and Training Precinct	309	2,000		2,000
Wildlife Hospital - Cairns Turtle Rehabilitation Centre	306	600		150	450
Growing Future Tourism Program[7]	Various	23,550	8,750	12,750	2,050
Great Keppel Island Infrastructure Program	308	12,177	3,997	6,930	1,250
Building Bush Tourism Fund	Various	9,850	4,150	5,700
Activate Ecotourism	Various	9,200	5,488	3,712
Waste and Recycling program[8]	Various	2,000		2,000
Indigenous Land and Sea Ranger Program	Various	1,100		1,100
Palm Island tourism infrastructure projects	318	4,900	500	1,000	3,400
Other capital grants	Various			426	Ongoing

Total Capital Grants				156,368

TOTAL ENVIRONMENT, TOURISM, SCIENCE AND INNOVATION (PPE)				123,065

TOTAL ENVIRONMENT, TOURISM, SCIENCE AND INNOVATION (CG)				156,368

Notes:

1.	This program is funded from both the Queensland and Australian governments.
2.	An additional $19.7 million was allocated to Wangetti Trail in the 2025-26 Budget.
3.

The Better Queensland Parks - Fire Management Uplift Program’s overall funding remains at $18.1 million however the allocation to building and infrastructure projects has increased by $2.5 million with the plant and equipment allocation decreased by the same amount.

4.	The Jindalba boardwalk’s total estimated cost has reduced due to the contract being secured at a lower cost than the original estimate provided by the Quantity Surveyor.
5.	This program is funded from the Queensland and Australian governments and other funding sources.
6.	The total estimated cost for the Vessel replacement program varies from year to year as vessel projects are completed and removed from the program and new vessels added to the program.
7.	The Growing Future Tourism program’s total estimated cost has reduced due to funding being reallocated to other programs.
8.	This project is funded by the Australian Government through the Food Waste for Healthy Soils Program.

33

Capital Statement 2025-26

3.4	FAMILIES, SENIORS, DISABILITY SERVICES AND CHILD SAFETY

The total capital outlay for the Department of Families, Seniors, Disability Services and Child Safety is $79 million in 2025–26.

Total capital purchases for the portfolio are $64.6 million. These funds provide the infrastructure and systems to support our vision to ensure Queensland’s families, women, children, young people, seniors, carers and people with disability are safe and are empowered to thrive socially and economically in their communities and cultures.

Total capital grants for the portfolio are $14.4 million. These funds include a grant to AEIOU Foundation for infrastructure projects, Gateway Care to expand food rescue, Nambour Everyday Foundation for renovations to expand services, University of the Third Age (U3A) Southport to find a new home to expand activities and support more seniors, and contributions to provide facilities in the community such as Neighbourhood Centres and Men’s Sheds.

Department of Families, Seniors, Disability Services and Child Safety

Program Highlights (Property, Plant and Equipment)

•

$10 million in 2025–26 of a total $50 million for a SecureCare residential facility specifically designed for children and young people in the out-of-home care system who are a danger to themselves or others. The facility will provide a secure, temporary placement for these children, offering intensive support, therapeutic interventions, and a safe environment to help them regain stability and reduce the risk of harm.

•	$23.3 million for new and replacement neighbourhood centres throughout Queensland and upgrades to existing neighbourhood centres.

•

$7.5 million to enhance and develop information systems and programs to provide additional system functionality, information security and contemporary technology to improve service delivery, including a continuous improvement pipeline for the Unify program.

•	$5.8 million for Disability Services facilities including upgrade, improvement and modification of accommodation facilities for Disability Services clients, and fit out of office accommodation.

•	$4.4 million for replacement of information technology infrastructure that is at end of life.

•	$4.3 million to complete the construction of a new neighbourhood centre in Rockhampton.

•	$4.2 million for Child Safety facilities, including upgrades to residential care facilities, and fit out and upgrade of Child Safety service centres and office accommodation.

•	$3.7 million to complete the upgrade of the Mount Isa Diversionary Centre to enable a specific service offering for women.

•	$750,000 to complete the redevelopment of the Bribie Island Neighbourhood Centre.

•	$682,000 for upgrades to other key social infrastructure in the Families portfolio.

Program Highlights (Capital Grants)

•	$3.1 million to build new facilities for the Dickson Men’s Shed and Stationery Aid at James Drysdale Reserve at Bunya.

•	$2.5 million in 2025–26 of a total $5 million to expand Gateway Care, a Caloundra based food rescue organisation, to help welfare recipients with low cost groceries.

•	$1 million in 2025–26 of a total $2 million to acquire land, and commission a design and

34

Capital Statement 2025-26

detailed business case for a new Goondiwindi Neighbourhood Centre in Southern Downs to expand disability and health services and provide more support for at-risk children and their families.

•	$1 million in 2025–26 of a total $2 million for the Mount Gravatt Men’s Shed improvement project.

•

$1 million in 2025–26 of a total $2 million for U3A Southport to find a new home and expand activities to assist in promoting learning for seniors, to help maximise their chances of independence by helping its members to remain healthy and active for longer.

•	$1 million for the upgrade of Currimundi Community Hall, a community hub offering a multiuse meeting place.

•

$1 million for renovations to the Nambour Everyday Foundation Community Supermarket premises to expand their current services including providing affordable grocery options for families in need by offering low-cost food, meal programs, and school pantry initiatives.

•	$1 million towards a new Men’s Shed in Oxenford.

•	$750,000 in 2025–26 of a total $3 million for a dedicated community and neighbourhood centre for Moggill.

•

$667,000 in 2025–26 of a total $2 million for upgrades to the Machans Beach Hall, the Stratford Bowls Club, the Holloways Beach Community Hall, Yorkey’s Knob Community Hall, Koah Hall and Kuranda Hall in the Cairns northern beaches and hinterland.

•	$500,000 in 2025–26 of a total $6.5 million to AEIOU Foundation as a contribution to provide infrastructure projects to support increased demand for children with autism requiring early intervention.

•	$500,000 towards a new Men’s Shed in Labrador.

•	$400,000 towards the expansion of the Men’s Shed in Collinsville.

Families, Seniors, Disability Services and Child Safety
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
DEPARTMENT OF FAMILIES, SENIORS, DISABILITY SERVICES AND CHILD SAFETY
Property, Plant and Equipment
Information Systems and Technology
Information system enhancements	Various			7,489	Ongoing
Information technology infrastructure replacement	Various			4,440	Ongoing

Sub-total Information Systems and Technology				11,929

Child Safety
SecureCare Residential Facility	Various	50,000		10,000	40,000
Child Safety facilities	Various			4,215	Ongoing

Sub-total Child Safety				14,215

Disability Services
Disability Services facilities	Various			5,763	Ongoing

Sub-total Disability Services				5,763

35

Capital Statement 2025-26

Families, Seniors, Disability Services and Child Safety
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Families
Neighbourhood Centres new, replacement and upgrades	Various			23,284	Ongoing
Rockhampton Neighbourhood Centre[1]	308	6,371	2,071	4,300
Mount Isa Diversionary Centre upgrade[2]	315	4,000	300	3,700
Bribie Island Neighbourhood Centre[3]	313	4,700	3,950	750
Families general property upgrades	Various			682	Ongoing

Sub-total Families				32,716

Total Property, Plant and Equipment				64,623

Capital Grants
Disability Services
AEIOU Foundation infrastructure projects	Various	6,500	6,000	500

Sub-total Disability Services				500

Families
Dickson Men’s Shed and Stationery Aid New Facilities	314	3,100		3,100
Gateway Care expansion	316	5,000		2,500	2,500
Goondiwindi Neighbourhood Centre	307	2,000		1,000	1,000
Mount Gravatt Men’s Shed improvement project	303	2,000		1,000	1,000
University of the Third Age (U3A) Southport	309	2,000		1,000	1,000
Currimundi Community Hall Upgrade	316	1,000		1,000
Nambour Everyday Foundation Community Supermarket	316	1,000		1,000
Oxenford Men’s Shed	309	1,000		1,000
Moggill Community and Neighbourhood Centre	304	3,000		750	2,250
Cairns Northern Beaches and Hinterland community hall upgrades	Various	2,001		667	1,334
Labrador Men’s Shed	309	500		500
Collinsville Men’s Shed expansion	312	400		400

36

Capital Statement 2025-26

Families, Seniors, Disability Services and Child Safety
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000

Sub-total Families				13,917

Total Capital Grants				14,417

TOTAL FAMILIES, SENIORS, DISABILITY SERVICES AND CHILD SAFETY (PPE)				64,623

TOTAL FAMILIES, SENIORS, DISABILITY SERVICES AND CHILD SAFETY (CG)				14,417

Notes:

1.	Rockhampton Neighbourhood Centre Total Estimated Cost increased from $4.6 million due to additional scope and design costs.
2.	Mount Isa Diversionary Centre has been impacted by project delays with funding deferred to 2025-26.
3.	Bribie Island Neighbourhood Centre Total Estimated Cost increased from $2.9 million due to project delays and redesign work resulting in increase to construction costs.

37

Capital Statement 2025-26

3.5	HOUSING AND PUBLIC WORKS

The Housing and Public Works portfolio includes the Department of Housing and Public Works together with statutory bodies reporting to the Minister for Housing and Public Works and Minister for Youth.

The portfolio’s capital program for 2025–26 is $1.541 billion, including capital purchases of property, plant and equipment of $961.2 million and capital grants of $580.2 million.

Department of Housing and Public Works

Program Highlights (Property, Plant and Equipment)

•

$878.9 million to deliver Queensland’s Housing Investment Pipeline including $613.1 million to deliver and upgrade social housing, $121.8 million to deliver and upgrade First Nations social housing, and $144 million to deliver and upgrade government employee housing.

Program Highlights (Capital Grants)

•

$519.7 million to deliver Queensland’s Housing Investment Pipeline in partnership with registered housing providers including $399.3 million for new and upgraded community housing; and $120.4 million for new and upgraded community housing and land infrastructure development in First Nations communities.

•	$60.5 million to eligible homeowners to raise, repair or retrofit their homes to incorporate flood resilient design and materials to reduce the impacts of future flood events.

Housing and Public Works
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
DEPARTMENT OF HOUSING AND PUBLIC WORKS
Property, Plant and Equipment
Housing and Homelessness Services
Construct social housing
Brisbane - East	301			6,681	Ongoing
Brisbane - North	302			1,343	Ongoing
Brisbane - South	303			2,835	Ongoing
Brisbane - West	304			2,344	Ongoing
Brisbane Inner City	305			16,950	Ongoing
Cairns	306			73,073	Ongoing
Darling Downs - Maranoa	307			14,699	Ongoing
Central Queensland	308			59,172	Ongoing
Gold Coast	309			69,620	Ongoing
Ipswich	310			11,077	Ongoing

38

Capital Statement 2025-26

Housing and Public Works
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Logan - Beaudesert	311			22,264	Ongoing
Mackay	312			25,679	Ongoing
Moreton Bay - North	313			2,026	Ongoing
Moreton Bay - South	314			10,815	Ongoing
Queensland - Outback	315			56,793	Ongoing
Sunshine Coast	316			11,714	Ongoing
Toowoomba	317			8,066	Ongoing
Townsville	318			35,544	Ongoing
Wide Bay	319			69,599	Ongoing

Sub-total Construct social housing				500,294

Upgrade existing social housing
Brisbane - East	301			4,595	Ongoing
Brisbane - North	302			6,119	Ongoing
Brisbane - South	303			7,838	Ongoing
Brisbane - West	304			1,999	Ongoing
Brisbane Inner City	305			8,573	Ongoing
Cairns	306			52,671	Ongoing
Darling Downs - Maranoa	307			1,806	Ongoing
Central Queensland	308			8,575	Ongoing
Gold Coast	309			6,758	Ongoing
Ipswich	310			7,516	Ongoing
Logan - Beaudesert	311			8,203	Ongoing
Mackay	312			3,907	Ongoing
Moreton Bay - North	313			5,968	Ongoing
Moreton Bay - South	314			1,746	Ongoing
Queensland - Outback	315			11,041	Ongoing
Sunshine Coast	316			4,662	Ongoing
Toowoomba	317			3,709	Ongoing
Townsville	318			9,408	Ongoing
Wide Bay	319			5,374	Ongoing
Statewide	Various			7,100	Ongoing

Sub-total Upgrade existing social housing				167,568

Purchase of existing properties
Statewide	Various			6,500	Ongoing

Sub-total Purchase of existing properties				6,500

39

Capital Statement 2025-26

Housing and Public Works
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Social housing land acquisition
Brisbane - North	302			5,400	Ongoing
Brisbane - South	303			5,400	Ongoing
Cairns	306			9,600	Ongoing
Central Queensland	308			3,600	Ongoing
Gold Coast	309			10,800	Ongoing
Ipswich	310			3,000	Ongoing
Mackay	312			1,920	Ongoing
Moreton Bay - South	314			1,800	Ongoing
Townsville	318			9,600	Ongoing
Wide Bay	319			4,080	Ongoing
Statewide	Various			5,300	Ongoing

Sub-total Social housing land acquisition				60,500

Other Plant and Equipment and Intangibles	Various			8,300	Ongoing

Sub-total Housing and Homelessness Services				743,162

Public Works
Government Employee Housing	Various			143,993	Ongoing
Government Buildings EV ready	Various	25,765	4,415	21,350
Office Accommodation Program	Various			11,442	Ongoing
Building works and capital replacements	Various			500	Ongoing
Regional Infrastructure upgrades	Various	22,317	9,378	12,939
Other property, plant and equipment	Various			18,078	Ongoing

Sub-total Public Works				208,302

Total Property, Plant and Equipment				951,464

Capital Grants
Housing and Homelessness Services
Brisbane - East	301			28,144	Ongoing
Brisbane - North	302			5,386	Ongoing
Brisbane - South	303			9,805	Ongoing
Brisbane Inner City	305			25,503	Ongoing
Cairns	306			74,065	Ongoing
Darling Downs - Maranoa	307			20,721	Ongoing
Central Queensland	308			7,945	Ongoing
Gold Coast	309			12,667	Ongoing

40

Capital Statement 2025-26

Housing and Public Works
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Ipswich	310			7,069	Ongoing
Logan - Beaudesert	311			6,611	Ongoing
Mackay	312			3,905	Ongoing
Moreton Bay - North	313			14,557	Ongoing
Moreton Bay - South	314			14,842	Ongoing
Queensland - Outback	315			1,814	Ongoing
Sunshine Coast	316			15,989	Ongoing
Toowoomba	317			10,918	Ongoing
Townsville	318			10,968	Ongoing
Wide Bay	319			33,631	Ongoing
Statewide	Various			215,182	Ongoing

Sub-total Housing and Homelessness Services				519,722

Public Works
Resilient Homes Fund	Various	172,764	93,294	60,471	19,000

Sub-total Public Works				60,471

Total Capital Grants				580,193

QBUILD
Property, Plant and Equipment
Regional Infrastructure upgrades	317	6,119	4,199	1,920
Other property, plant and equipment	Various	3,754	3,156	598

Total Property, Plant and Equipment				2,518

QUEENSLAND BUILDING AND CONSTRUCTION COMMISSION
Property, Plant and Equipment
Other property, plant and equipment	Various	19,345	6,405	7,176	5,764

Total Property, Plant and Equipment				7,176

TOTAL HOUSING AND PUBLIC WORKS (PPE)				961,158

TOTAL HOUSING AND PUBLIC WORKS (CG)				580,193

41

Capital Statement 2025-26

3.6	JUSTICE

The 2025–26 capital acquisitions budget for the Justice portfolio (including the Department of Justice, Crime and Corruption Commission, Public Trustee of Queensland, Legal Aid Queensland and Office of the Queensland Ombudsman) is $125.5 million. The 2025–26 total capital grants for the portfolio is $1 million.

Department of Justice

The Department of Justice capital acquisitions budget for 2025–26 is $113.7 million.

Program Highlights (Property, Plant and Equipment)

•	$42.1 million to continue the domestic and family violence courthouse improvements in Toowoomba, Cairns, Brisbane, Rockhampton, Maroochydore and Mackay.

•	$24.6 million to continue the ongoing program of minor capital works in courthouses.

•	$15.2 million to continue courtroom expansions at Townsville courthouse and Brisbane Supreme and District court.

•	$11 million to expand and upgrade existing audio-visual capacity in the justice system, which includes video conferencing and in-custody court appearances.

•	$5.2 million for strategic land acquisition in Beenleigh and Townsville for future replacement of the courthouses in these locations.

•	$5 million to commence critical remediation work at the heritage-listed Bowen courthouse.

Program Highlights (Capital Grants)

•	$1 million to deliver a new home for the Gold Coast Community Legal Centre in Southport.

Crime and Corruption Commission

The Crime and Corruption Commission 2025–26 capital acquisitions budget is $5.2 million.

Program Highlights (Property, Plant and Equipment)

•	$4.4 million to replace computers and other information technology equipment.

•	$800,000 to replace vehicles.

Legal Aid Queensland

Legal Aid Queensland’s 2025–26 capital acquisitions budget is $1.5 million.

Program Highlights (Property, Plant and Equipment)

•	$1.1 million to fit out office accommodation in Brisbane and regions.

•	$400,000 for new and replacement vehicles.

Public Trustee of Queensland

The Public Trustee of Queensland 2025–26 capital acquisitions budget is $3.1 million. This capital budget will enable the Public Trustee of Queensland to continue to provide a wide range of efficient services to the Queensland community, as well as continuing to maintain appropriate

42

Capital Statement 2025-26

workplace health and safety standards for customers and staff.

Program Highlights (Property, Plant and Equipment)

•	$2.1 million to enhance and develop information systems.

•	$700,000 in support of leasehold improvements - for the fit out of leased premises.

•	$300,000 in support of replacement of property, plant and equipment.

Office of the Queensland Ombudsman

The Office of the Queensland Ombudsman’s 2025–26 capital acquisitions budget is $2.1 million.

Program Highlights (Property, Plant and Equipment)

•	$2 million to fit out office accommodation in Brisbane.

•	$50,000 to maintain current information technology systems and infrastructure.

Justice
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
DEPARTMENT OF JUSTICE
Property, Plant and Equipment
Domestic and family violence courthouse improvements[1]	Various	67,897	14,975	42,050	10,872
Brisbane Supreme and District Court - courtroom expansion[2]	305	28,788	2,110	12,311	14,367
Bowen and Maryborough Courthouses - heritage remediation works	312	25,000		5,000	20,000
Land acquisition - Townsville and Beenleigh	Various	15,000		5,200	9,800
Forensic Science Queensland laboratory facilities upgrade	303	2,000		2,000
Townsville courthouse - courtroom expansion[2]	318	9,500	500	2,850	6,150
Beaudesert courthouse replacement[3]	311	19,446	17,927	1,519
Courthouses - minor capital works	Various			24,550	Ongoing
Justice System - audio visual capacity expansion and upgrades	Various			11,022	Ongoing
Leasehold improvements	305			2,555	Ongoing
Forensic Science Queensland new and upgraded equipment	Various			2,150	Ongoing
Other acquisitions of property, plant and equipment	Various			1,080	Ongoing
Courthouses - information systems upgrades and replacements	305			795	Ongoing
Queensland State Archives - Office accommodation, fixtures and fittings	303			305	Ongoing
Minor capital works - software	305			265	Ongoing

43

Capital Statement 2025-26

Justice
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000

Total Property, Plant and Equipment				113,652

Capital Grants
Gold Coast Community Legal Centre - building acquisition	309	2,000		1,000	1,000

Total Capital Grants				1,000

CRIME AND CORRUPTION COMMISSION
Property, Plant and Equipment
Other plant and equipment	Various			4,400	Ongoing
Vehicle replacements	Various			800	Ongoing

Total Property, Plant and Equipment				5,200

LEGAL AID QUEENSLAND
Property, Plant and Equipment
Office accommodation fit out	Various			1,100	Ongoing
Vehicles replacement	Various			400	Ongoing

Total Property, Plant and Equipment				1,500

PUBLIC TRUSTEE OF QUEENSLAND
Property, Plant and Equipment
Information systems development	Various	5,405	3,305	2,100
Leasehold improvements	Various			700	Ongoing
Other acquisitions of property, plant and equipment	Various			300	Ongoing

Total Property, Plant and Equipment				3,100

OFFICE OF THE QUEENSLAND OMBUDSMAN
Property, Plant and Equipment
Accommodation fit out[4]	305	2,769	747	2,022
Information technology plant and equipment purchases	305			50	Ongoing

Total Property, Plant and Equipment				2,072

44

Capital Statement 2025-26

Justice
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000

TOTAL JUSTICE (PPE)				125,524

TOTAL JUSTICE (CG)				1,000

Notes:

1.	The increase is due to an uplift in funding for the domestic and family violence courthouse improvements program.
2.	The increase is due to infrastructure upgrades for Queensland’s justice system as part of the Making Queensland Safer laws.
3.	The decrease is due to construction cost savings, with these funds being redirected to the domestic and family violence courthouse improvements program.
4.	The increase is mainly due to an expansion in scope of minor fit out works to the Inspection of Detention Services tenancy.

45

Capital Statement 2025-26

3.7	LEGISLATIVE ASSEMBLY OF QUEENSLAND

Legislative Assembly of Queensland

The total planned 2025–26 capital expenditure for the Legislative Assembly of Queensland is $13.1 million.

Program Highlights (Property, Plant and Equipment)

•	$4.7 million to deliver priority electorate office relocations and refurbishments as part of the Electorate office accommodation improvement program.

•

$3.7 million to commence the final stages of the Parliamentary Annexe Refurbishment Program. Works will focus on levels 3, 5 and 6 of the Parliamentary Annexe to address remaining building compliance issues, improve security management across the precinct, and deliver more modern and flexible workspaces.

•

$1.8 million for an Electorate office security and access system upgrade. This will improve electorate office security by upgrading ageing security and access control systems across 97 electorate office sites throughout Queensland to a uniform, supported security system.

Legislative Assembly of Queensland
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
LEGISLATIVE ASSEMBLY OF QUEENSLAND
Property, Plant and Equipment
Electorate office accommodation improvement program	Various			4,719	Ongoing
Parliamentary Annexe Refurbishment Program	305	28,146		3,727	24,419
Electorate office security and access system upgrade	Various	1,840		1,840
AV broadcast systems	305	1,648		1,648
Other property, plant and equipment	Various			1,134	Ongoing

Total Property, Plant and Equipment				13,068

TOTAL LEGISLATIVE ASSEMBLY OF QUEENSLAND (PPE)				13,068

46

Capital Statement 2025-26

3.8	LOCAL GOVERNMENT, WATER AND VOLUNTEERS

The Local Government, Water and Volunteers portfolio includes the Department of Local Government, Water and Volunteers, Gladstone Area Water Board, Mount Isa Water Board, Seqwater and Sunwater Limited. In 2025–26, the portfolio’s capital program includes capital purchases of $1.143 billion and capital grants of $407.1 million.

Department of Local Government, Water and Volunteers

The Department of Local Government, Water and Volunteers has capital purchases of

$2.6 million and capital grants of $407.1 million.

Program Highlights (Capital Grants)

•	$166 million as part of the $390 million to complete stage one of the Cairns Water Security Project, in partnership with the Australian Government.

•

$48.4 million for the Works for Queensland program to support local governments in regional Queensland to deliver priority infrastructure, planning and capability projects that create jobs and support vibrant local communities.

•

$45.3 million for the Local Government Grants and Subsidies Program, which provides funding for priority infrastructure projects to meet identified community needs and support sustainable and liveable communities.

•

$27.5 million as part of the $91.7 million allocated to local governments from the Australian Government’s Housing Support Program Stream 1 to assist councils to remove barriers to housing construction.

•

$22.4 million for the South East Queensland Community Stimulus Program to fast track South East Queensland councils’ investment in new infrastructure and community assets that create jobs and deliver economic stimulus.

•

$15.3 million towards the $26 million Lansdown Eco-Industrial Estate Precinct project to construct a 13-kilometre raw water pipeline, a pumping station linking to the Haughton Pipeline, and a new water reservoir.

•

$11.6 million for the Great Artesian Basin Water Security Program, in partnership with the Australian Government, to advance the bore capping and piping initiative, enhancing regional water security and protecting the Basin’s cultural and environmental values.

•

$9.2 million towards the $41.2 million Stage 7 Torres Strait Major Infrastructure Program to deliver essential infrastructure upgrades for wastewater, and potable water services in remote First Nations communities across the Torres Strait.

•

$8 million as part of the $25.6 million Cherbourg water quality project, in partnership with the Australian Government, to improve water infrastructure to provide a safe and consistent supply of drinking water for residents of Cherbourg.

•

$6.1 million towards the $42.8 million project to complete Stage 1 of the Ayr Water Treatment Plant, supporting Burdekin Shire Council to deliver safe and reliable drinking water to the community through the construction of a new water treatment plant and refurbishment of South Ayr bores.

•

$6 million to Douglas Shire Council, in partnership with the Australian Government, to construct a new water intake on the Mossman River, providing improved water management practices which will improve the health of Rex Creek, increase climate change resilience, and create water security for the region.

•	$5 million to Longreach Shire Council, in partnership with the Australian Government, to raise 5 weirs along the Thomson River and implement a number of other upgrades to

47

Capital Statement 2025-26

increase water storage and improve water efficiency across the network.

Gladstone Area Water Board

Total expenditure planned for 2025–26 is $170.9 million, and is focused on continuing and improving water security and the effective, reliable, and safe operation of Gladstone Area Water Board’s infrastructure.

Program Highlights (Property, Plant and Equipment)

•

$95.3 million for construction of the Fitzroy to Gladstone Pipeline, a water security initiative to address the single source supply risk from Lake Awoonga, delivering water from the Lower Fitzroy River to Gladstone Area Water Board’s existing network.

•	$47 million for end-of-life replacement of the potable water pipeline from Boat Creek to East End.

Mount Isa Water Board

Total capital expenditure planned for 2025–26 is $9.3 million, and is focused on continuing and improving the cost-efficient, reliable, and safe operation of Mount Isa Water Board’s bulk water infrastructure.

Program Highlights (Property, Plant and Equipment)

•	$1.4 million to renew the pumps of Col Popple Pump Station and improve operational reliability and efficiency.

•	$1 million to continue replacing the aged timber poles and cross-arms of the Lake Julius power line with bushfire-resistant materials.

•	$450,000 on upgrades to the Mount Isa Terminal Reservoir treatment process to provide enhanced assurance of compliant drinking water quality supplied to Mount Isa City.

Seqwater

Total capital expenditure planned for 2025–26 is $747.4 million. The capital program is focused on ensuring a safe, secure, and reliable water supply across South East Queensland, including planning and delivering dam improvement projects.

Program Highlights (Property, Plant and Equipment)

•	$172.3 million to plan and deliver early and enabling works for improvement projects to Wivenhoe, Somerset and North Pine Dams.

•	$142.7 million to finalise pre-construction activities and commence construction on the Toowoomba to Warwick Pipeline.

•	$62.6 million to progress construction on the Lake Macdonald Dam Improvement Project.

•	$14.2 million to improve the flood resilience of critical infrastructure located at Mount Crosby.

Sunwater Limited

Total capital expenditure planned for 2025–26 is $213.3 million. The capital program is focused on providing reliable water supply to regional Queensland and enhancing Sunwater’s dam infrastructure to continue operating safely during extreme weather conditions.

48

Capital Statement 2025-26

Program Highlights (Property, Plant and Equipment)

•	$96.9 million to continue planning and enabling works for a new Paradise Dam wall to meet safety standards, maintain water security and support economic growth.

•	$29.7 million to progress planning work for the Barlil and Cooranga Weirs, to improve water supply reliability along the Burnett’s Boyne River and Barambah Creek.

•	$14 million to continue Sunwater’s Dam Improvement Program, prioritising works to ensure key Sunwater assets meet modern engineering standards for extreme weather events, including Burdekin Falls Dam.

Local Government, Water and Volunteers
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
DEPARTMENT OF LOCAL GOVERNMENT, WATER AND VOLUNTEERS
Property, Plant and Equipment
Other property, plant and equipment	Various			2,600	Ongoing

Total Property, Plant and Equipment				2,600

Capital Grants
Aplins Weir Park, Townsville	318	750		750
Aurukun drinking water security	315	8,000		3,000	5,000
Ayr Water Treatment Plant (Stage 1)	318	42,820	36,697	6,123
Bald Hills Memorial Hall	302	300		300
Birdsville water security[1]	315	2,000	500	500	1,000
Cairns water security[1]	306	390,000	142,225	165,975	81,800
Caloundra Central Business District	316	4,000		2,000	2,000
Central Highlands drinking water supply[1]	308	4,299	728	2,510	1,061
Cherbourg water quality[1]	319	25,600	16,600	8,000	1,000
Clayton Park playground, Beachmere	313	500		500
Closed Circuit Television for South East Queensland	Various	3,490	1,390	1,767	333
Community playground facilities in Laidley, Gatton, Lowood and Fernvale	Various	1,000		333	667
Dajarra water security[1]	315	1,599	1,430	169
Doomadgee water supply[1]	315	5,500	3,700	1,800
Fish-friendly water extraction project: Condamine-Balonne and Border Rivers	307	6,774	5,449	1,325
Great Artesian Basin Industry Partnership Program	Various	9,000	7,000	2,000
Great Artesian Basin Water Security Program[1]	Various	46,000	3,700	11,600	30,700
Gympie Terrace, Noosa foreshore	316	1,000		1,000
Housing Support Program Stream 1 - local governments	Various	91,727	64,213	27,514

49

Capital Statement 2025-26

Local Government, Water and Volunteers
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Indigenous community development projects in Cape York	315	2,000		1,000	1,000
Jeff Pezzuti Park Youth Activities Centre, Cairns	306	1,500		500	1,000
Kowanyama water supply	315	8,000		2,000	6,000
Kuranda infrastructure levy	306			444	Ongoing
Lansdown Eco-Industrial Estate Precinct	318	26,000		15,250	10,750
Local Government Grants and Subsidies Program	Various			45,334	Ongoing
Longreach water security[1]	315	11,990	3,000	5,000	3,990
Mareeba water security[1]	306	3,639	1,867	1,006	766
Mornington Island water supply[1]	315	4,600	2,500	2,100
Mossman River intake[1]	306	10,000	1,394	5,954	2,652
Mount Morgan Pipeline[1]	308	70,350	67,850	2,500
Northern Peninsula Area water supply[1]	315	5,000	4,500	500
South East Queensland Community Stimulus Program[2]	Various	200,000	147,617	22,383	30,000
Southern Downs smart reticulation and network monitoring	307	8,500	6,375	1,700	425
Toowoomba water treatment to 4 communities	317	15,000	11,250	3,000	750
Torres Strait Major Infrastructure Program (Stage 7)	315	41,200		9,175	32,025
Underwood Park, Logan	311	2,000		1,000	1,000
Works for Queensland[3]	Various			48,423	Ongoing
Wujal Wujal water infrastructure upgrades[1]	315	4,300	2,200	2,100
Yarrabah multi-purpose centre	306	1,200		600	600

Total Capital Grants				407,135

GLADSTONE AREA WATER BOARD
Property, Plant and Equipment
Aquaculture Gladstone Interpretive Centre	308	1,000		1,000
Awoonga Dam improvement project - planning	308	9,800	8,861	325	614
Boyne Island raw and potable water pipeline replacements	308	15,715	995	2,325	12,395
East End Pipeline replacement	308	63,868	16,002	47,019	847
Fitzroy to Gladstone Pipeline	308	983,000	887,654	95,346
Gladstone Office capital replacements	308	2,898	214	1,584	1,100
Golegumma pipeline replacement	308	6,111	3,863	2,248

50

Capital Statement 2025-26

Local Government, Water and Volunteers
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Program of smaller capital works projects[4]	308			14,882	Ongoing
Queensland Alumina Limited raw water pipeline replacement	308	9,460	4,560	4,800	100
Right of use lease assets	308			1,369	Ongoing

Total Property, Plant and Equipment				170,898

MOUNT ISA WATER BOARD
Property, Plant and Equipment
Clear Water Lagoon diesel pump upgrades	315	300		300
Col Popple Pump Station equipment renewals	315	1,770		1,410	360
Col Popple Pump Station switchgear renewals	315	700		100	600
Critical spares procurement	315	1,474	269	454	751
Flow meter replacement - stage 2	315	339		339
Lake Julius power pole replacement	315	2,640	1,026	1,026	589
Main office and Mount Isa Terminal Reservoir office accommodation refurbishment	315	1,500		1,500
Mobile plant equipment renewals	315	888		888
Mount Isa Terminal Reservoir overnight accommodation	315	1,000		1,000
Mount Isa Terminal Reservoir water treatment upgrade	315	2,700		450	2,250
Other asset enhancements	315			404	Ongoing
Pipeline instrumentation and automation enhancements	315	1,650		450	1,200
Pontoon access for Lake Moondarra transfer pumps	315	640		640
Supervisory Control and Data Acquisition system upgrade	315	2,113		330	1,783

Total Property, Plant and Equipment				9,291

SEQWATER
Property, Plant and Equipment
Asset renewals - catchment health program	310			12,835	Ongoing
Asset renewals - dams, weirs and civil program	310			21,863	Ongoing
Asset renewals - electrical and energy program	310			22,309	Ongoing
Asset renewals - minor emergent works	310			19,268	Ongoing
Asset renewals - network program	310			25,095	Ongoing
Asset renewals - water treatment program	310			67,811	Ongoing
Digital - central data warehouse (Historian)	310	12,169	5,378	6,791

51

Capital Statement 2025-26

Local Government, Water and Volunteers
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Digital - other projects	310			29,277	Ongoing
Gold Coast Desalination Plant augmentation	309	108,917	44,714	22,559	41,644
and associated infrastructure - planning and early and enabling works[5]
Infrastructure - other projects	310			5,445	Ongoing
Kilcoy Water Treatment Plant package 1	313	13,485	2,177	6,351	4,957
Lake Macdonald Dam improvement project	316	427,700	93,154	62,637	271,909
Landers Shute Water Treatment Plant pre	316	16,162	3,702	4,500	7,960
ozone alternative
Mount Crosby East Bank critical electrical infrastructure upgrade	310	59,348	47,289	11,659	400
Mount Crosby East Bank substation and enabling works	310	34,696	29,723	2,555	2,418
Mount Crosby Holts Hill and North Pine Water Treatment Plant pH dosing package	310	20,614	6,029	10,906	3,678
Mount Crosby sedimentation basin package 1	310	24,961	613	4,419	19,929
Non-infrastructure capital works	310			21,830	Ongoing
North Pine Dam improvement project - planning[6]	314	39,762	15,993	14,217	9,552
North Pine Dam staged strengthening project[7]	314	69,795	17,895	29,211	22,688
Northern Pipeline Interconnector stage 3 upgrade - planning	316	23,634	5,721	17,913
Solar package 1	310	12,309	1,087	2,500	8,722
Somerset Dam improvement project - planning and early enabling works[8]	310	514,907	95,032	113,050	306,825
Toowoomba to Warwick Pipeline	317	273,100	37,603	142,744	92,754
Water security - other projects	310			13,325	Ongoing
Western Corridor and desalination renewals	310			22,622	Ongoing
Wivenhoe Dam improvement project - planning[9]	310	31,988	15,446	15,840	702
Wyaralong Water Treatment Plant and associated Infrastructure - planning and early enabling works	311	61,859	25,172	17,818	18,870

Total Property, Plant and Equipment				747,350

SUNWATER LIMITED
Property, Plant and Equipment
Barlil Weir - planning	319	11,110		11,110
Cooranga Weir - planning	319	18,608		18,608
Digital Technology Portfolio works	Various	7,947		7,947

52

Capital Statement 2025-26

Local Government, Water and Volunteers
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Industrial pipelines projects[10]	Various	63,092	13,900	32,552	16,640
Lower Burdekin rising groundwater mitigation project[11]	318	21,884	7,315	7,104	7,465
Non-infrastructure capital works[12]	Various			3,079	Ongoing
Non-routine capital works - bulk water infrastructure[12]	Various			9,096	Ongoing
Non-routine capital works - industrial pipelines[12]	Various			2,187	Ongoing
Non-routine capital works - irrigation systems[12]	Various			4,014	Ongoing
Other dam improvement projects - planning[13]	Various	50,100		14,020	36,080
Paradise Dam improvement project[14]	319	4,400,000	216,407	96,893	4,086,700
Right of use lease assets	Various			6,683	Ongoing

Total Property, Plant and Equipment				213,293

TOTAL LOCAL GOVERNMENT, WATER AND VOLUNTEERS (PPE)				1,143,432

TOTAL LOCAL GOVERNMENT, WATER AND VOLUNTEERS (CG)				407,135

Notes:

1.	This project includes funding from multiple sources, including Queensland and Australian governments.
2.	The $22.4 million budgeted in 2025-26 forms part of the $100 million 2024-25 South East Queensland Community Stimulus Program round.
3.

The $48.4 million budgeted in 2025-26 forms part of the $300 million 2024-27 Works for Queensland program round. Works for Queensland funding is paid to councils based on the achievement of project delivery milestones. The Works for Queensland budget allocation for each financial year is based on a range of factors, including anticipated project delivery progress by councils.

4.	The $14.9 million 2025-26 Budget for the Program of smaller capital works projects includes $9.8 million expenditure towards the Aldoga raw water pump station and pipeline.
5.	Total estimated cost has increased since the 2024-25 Queensland Budget due to inclusion of early enabling works.
6.	Total estimated cost has increased since the 2024-25 Queensland Budget due to inclusion of additional years of planning costs.
7.	Total estimated cost has increased since 2024-25 Queensland Budget due to the project transitioning from planning to construction.
8.	Total estimated cost has increased since 2024-25 Queensland Budget due to inclusion of early enabling works.
9.	Total estimated cost has increased since the 2024-25 Queensland Budget due to inclusion of additional years of planning costs.
10.

Commercial projects impacting industrial pipelines, including Burdekin Moranbah Pipeline and Eungella Water Pipeline. Total estimated cost has increased since 2024-25 Queensland Budget due to projects moving from definition to execution and project scope.

11.	Total estimated cost has increased since 2024-25 Queensland Budget due to updated project scope. Project includes funding from multiple sources, including Sunwater and Australian Government.
12.	Annual program of works to enhance existing infrastructure assets and purchase new plant and equipment in regional offices.
13.	Project scope changed since 2024-25 Queensland Budget and now incorporates Burdekin Falls Dam Improvement Project.
14.

The Queensland Government has committed to rebuilding Paradise Dam at total estimated cost of $4.4 billion. Expenditure in 2025-26 represents approved planning and enabling works, ahead of completion of the detailed

53

Capital Statement 2025-26

business case in early-2026. Project includes funding from multiple sources, including Queensland and Australian Governments.

54

Capital Statement 2025-26

3.9	NATURAL RESOURCES AND MINES, MANUFACTURING AND REGIONAL AND RURAL DEVELOPMENT

The Department of Natural Resources and Mines, Manufacturing and Regional and Rural Development has a capital program of $105.2 million in 2025–26, including $24.9 million in capital purchases and $80.3 million in capital grants.

The program includes investments in digital solutions to support the vast datasets used to stimulate economic development in Queensland, other critical property, plant and equipment assets to meet service delivery requirements, and grant programs to industry and regional communities to support industry capability, economic development, and safety and liveability in Queensland regional communities.

Department of Natural Resources and Mines, Manufacturing and Regional and Rural Development

Program Highlights (Property, Plant and Equipment)

•	$2.4 million for the purchase of key plant and equipment to support preparation for operation of the Queensland Resources Common User Facility.

•	$900,000 to sustain improving and maintaining stock route water facilities across the state to ensure their safe and efficient operation.

Program Highlights (Capital Grants)

•

$25 million for the Transforming Queensland Manufacturing Program to facilitate pathways to export opportunities and enable reshoring and onshoring by Queensland manufacturers, enhancing manufacturing sovereignty, encouraging investment, and addressing ongoing disruptions to supply chains.

•

$18.8 million for the Building our Regions Program to assist water service providers to deliver projects that create regional and economic development opportunities, support local industry growth, and improve liveability in Queensland’s regional communities.

55

Capital Statement 2025-26

Natural Resources and Mines, Manufacturing and Regional and Rural Development
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
DEPARTMENT OF NATURAL RESOURCES AND MINES, MANUFACTURING AND REGIONAL AND RURAL DEVELOPMENT
Property, Plant and Equipment
Queensland Resources Common User Facility Preparation for Operation ¹	318	2,369		2,369
Stock route network	Various			900	Ongoing
Abandoned Mine Lands Program	Various	4,170	3,020	880	270
Queensland Critical Minerals Zones[2]	Various	15,000		5,000	10,000
Enhancing Mineral Exploration[1]	Various	500		500
Systems development	Various			9,592	Ongoing
Other property, plant and equipment	Various			5,621	Ongoing

Total Property, Plant and Equipment				24,862

Capital Grants
Transforming Queensland Manufacturing[1]	Various	75,000		25,000	50,000
Building our Regions (Round 6)[2]	Various	68,800	50,000	18,800
Made in Queensland	Various	121,500	81,742	17,294	22,464
Manufacturing Hub Grant Program	Various	33,500	19,866	11,527	2,107
ReMade in Queensland[2]	Various	9,626	1,925	7,220	481
Other capital grants	301	500		500

Total Capital Grants				80,341

TOTAL NATURAL RESOURCES AND MINES, MANUFACTURING AND REGIONAL AND RURAL DEVELOPMENT (PPE)				24,862

TOTAL NATURAL RESOURCES AND MINES, MANUFACTURING AND REGIONAL AND RURAL DEVELOPMENT (CG)				80,341

Notes:

1.	Funding is provided for these new measures in the 2025-26 Budget.
2.	Project profile and spend has been aligned to the whole-of-government capital pipeline.

56

Capital Statement 2025-26

3.10	PREMIER AND CABINET

The Department of Premier and Cabinet (including Ministerial Offices and Office of the Leader of the Opposition) has planned capital purchases of $559,000 and capital grants of $350,000 in 2025–26.

Department of the Premier and Cabinet

Program Highlights (Property, Plant and Equipment)

•	$374,000 for ongoing upgrades of the departmental ICT systems and other minor works.

•	$185,000 for ongoing upgrades of existing Ministerial Services ICT systems and other minor works.

Program Highlights (Capital Grants)

•

$350,000 for Honouring our Veterans Capital Grants Program major and minor capital  works to support ex-service organisations and non-for-profit organisations that provide services to veterans to upgrade their buildings, facilities and equipment.

Premier and Cabinet
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
DEPARTMENT OF PREMIER AND CABINET
Property, Plant and Equipment
Departmental ICT systems and other minor works	305			374	Ongoing
Ministerial Offices and Office of the Leader of the Opposition - ICT systems and other minor works	305			185	Ongoing

Total Property, Plant and Equipment				559

Capital Grants
Honouring our Veterans Capital Grants Program	Various	5,108	4,758	350

Total Capital Grants				350

TOTAL PREMIER AND CABINET (PPE)				559

TOTAL PREMIER AND CABINET (CG)				350

57

Capital Statement 2025-26

3.11	PRIMARY INDUSTRIES

Department of Primary Industries

Capital purchases and grants for the Department of Primary Industries, reporting to the Minister for Primary Industries, are $22.5 million for 2025–26. The department’s capital program is focused on developing and upgrading departmental infrastructure to deliver outcomes for agriculture, biosecurity, fisheries and forestry.

The department has facilities located throughout rural and regional Queensland. These require continual minor works, mechanical items and plant and equipment upgrades to keep them operating effectively.

Program Highlights (Property, Plant and Equipment)

•	$3.4 million to finalise the Master Plan and AgTech Infrastructure Development at Emerald.

•	$3.3 million to continue to replace and upgrade vessels and marine equipment for fisheries research and support of regulatory functions.

•	$1.8 million to construct a purpose-built six-bay Glasshouse at Gatton Research Facility.

•	$1.7 million to upgrade the Wild Dog Barrier Fence.

•	$1.2 million for the construction of infrastructure to support the Building Resilience to Manage Fruit Fly Project at Redlands Research Centre.

•	$900,000 for the refurbishment of the Hope Harbour Marina Precinct.

•	$840,000 to support the Aquaculture Transformation program, contributing to the development of a diverse aquaculture industry at Bribie Island Research Centre.

•	$784,000 for major upgrades to site infrastructure including water mains and air handling systems across multiple research facilities including Tick Fever Centre and Gatton Research Facility.

Queensland Racing Integrity Commission

Capital purchases for the Queensland Racing Integrity Commission, reporting to the Minister for Sport and Racing and Minister for the Olympic and Paralympic Games, are $3 million for 2025–26.

Program Highlights (Property, Plant and Equipment)

•	$2.7 million for upgrades to laboratory equipment to support drug testing services.

•	$300,000 for the replacement of assets.

58

Capital Statement 2025-26

Primary Industries
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
DEPARTMENT OF PRIMARY INDUSTRIES
Property, Plant and Equipment
Master Plan and AgTech Infrastructure Development at Emerald	308	5,850	2,405	3,445
Aquaculture Transformation at Bribie Island	313	965	125	840
Computer equipment	Various			5,331	Ongoing
Minor works	Various			430	Ongoing
Heavy plant and equipment	Various			1,000	Ongoing
Vessels and marine equipment	Various			100	Ongoing
Scientific equipment	Various			799	Ongoing
Wild Dog Barrier Fence	307			1,675	Ongoing
Energy and Water Savings Infrastructure Program	Various	3,000	50	400	2,550
Electric Vehicle infrastructure installation	Various	446	146	300
Infrastructure for the Building Resilience to Manage Fruit Fly Project at Redlands	301	4,700	3,500	1,200
Air handling units upgrade at Tick Fever Centre Wacol	310	1,250		500	750
Master Plan and AgTech Infrastructure Development at Gatton	317	3,020	1,166	284	1,570
Gatton Research Facility Glasshouse	317	4,545		1,818	2,727
North Queensland 18m Offshore Vessel	312	8,000		2,000	6,000
Hope Harbour Marina Precinct refurbishment	309	1,203	303	900
Patrol Vessel Flinders half life refit	306	2,800	2,100	700
Research facilities development	Various			327	Ongoing
Patrol Vessel AJ Thwaites half life refit	301	250		250
Airlie Beach Rigid Hull Inflatable Boat (RHIB)	312	450		200	250

Total Property, Plant and Equipment				22,499

QUEENSLAND RACING INTEGRITY COMMISSION
Property, Plant and Equipment
Other asset replacement	Various			300	Ongoing
Racing Science Centre laboratory technology upgrades	305			2,700	Ongoing

Total Property, Plant and Equipment				3,000

TOTAL PRIMARY INDUSTRIES (PPE)				25,499

59

Capital Statement 2025-26

3.12	QUEENSLAND CORRECTIVE SERVICES

Queensland Corrective Services’ 2025–26 capital program of $436.9 million will primarily focus on correctional centre expansion and enhancements.

Queensland Corrective Services

Program Highlights (Property, Plant and Equipment)

•

$280 million of a total $2.387 billion to rapidly increase capacity at the Arthur Gorrie and Townsville correctional centres to meet projected demand and ensure a safer environment for correctional staff, prisoners and the community.

•	$10 million to deliver additional capacity to safely manage offenders under the Dangerous Prisoners (Sexual Offenders) Act 2003 to ensure community safety.

•	$30 million of a total $79.8 million to enhance infrastructure and security, including fencing to manage the growing prisoner population and safeguard the community.

•	$5 million of a total $71.8 million to deliver infrastructure, maintenance and asset replacement programs.

•	$81.7 million of a total $246.4 million to deliver upgrades to correctional infrastructure as part of the asset improvement program.

•	$10.7 million to acquire other property, plant and equipment.

Queensland Corrective Services
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
QUEENSLAND CORRECTIVE SERVICES
Property, Plant and Equipment
Major works - correctional centres
Increase prison capacity
Arthur Gorrie Correctional Centre	310	1,313,300	1,500	140,000	1,171,800
Townsville Correctional Centre	318	1,073,320	1,500	140,000	931,820
Information technology infrastructure	Various	31,750	1,462	19,488	10,800
Offenders managed under the Dangerous Prisoners (Sexual Offenders) Act 2003	Various	10,000		10,000

Sub-total Major works - correctional centres				309,488

Correctional centre enhancements
Low custody uplift
Low custody uplift - Palen Creek Correctional Centre	311	27,200	2,200	10,000	15,000
Low custody uplift - Townsville Correctional Centre	318	21,950	1,000	8,000	12,950

60

Capital Statement 2025-26

Queensland Corrective Services
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Low custody uplift - Numinbah Correctional Centre	309	17,900	750	8,000	9,150
Low custody uplift - Lotus Glen Correctional Centre	315	12,700	750	4,000	7,950

Sub-total Low custody uplift				30,000

Infrastructure works	Various	71,779	53,596	5,000	13,183

Sub-total Correctional centre enhancements				35,000

Asset improvement program
Asset improvement program	Various	246,413	29,500	81,653	135,260

Sub-total Asset improvement program				81,653

Other acquisitions of property, plant and equipment
Other acquisitions of property, plant and equipment	Various			10,726	Ongoing

Sub-total Other acquisitions of property, plant and equipment				10,726

Total Property, Plant and Equipment				436,867

TOTAL QUEENSLAND CORRECTIVE SERVICES (PPE)				436,867

61

Capital Statement 2025-26

3.13	QUEENSLAND FIRE DEPARTMENT

The 2025–26 Queensland Fire Department capital program of $134.1 million supports the provision of fire and rescue, and rural fire services throughout Queensland. The program will fund facilities, fire trucks and essential operational equipment.

Queensland Fire and Rescue

Program Highlights (Property, Plant and Equipment)

•	$25.7 million for replacement and new fire and rescue trucks.

•	$8.2 million for operational equipment including specialised firefighting, scientific analysis and detection, breathing apparatus, and rescue equipment.

•	$7.9 million to continue the delivery of the replacement permanent fire and rescue station at Beerwah.

•	$7.5 million for land acquisitions for replacement stations at Ayr, Highfields and Kingaroy, and other future strategic areas.

•	$7 million to continue the delivery of the new permanent fire and rescue station at Greater Springfield.

•	$5.3 million to continue the delivery of the replacement permanent fire and rescue station at Gympie South.

•	$5 million to continue the delivery of the replacement permanent fire and rescue station at Caloundra.

•	$3.5 million for minor works across permanent and auxiliary fire and rescue stations across Queensland.

•	$200,000 to continue the delivery of the replacement auxiliary fire and rescue station at Boonah.

Rural Fire Service Queensland

Program Highlights (Property, Plant and Equipment)

•	$23.7 million for replacement and new rural fire trucks.

•	$5.6 million to complete the delivery of new or upgraded rural fire brigade stations across Queensland.

•	$3.2 million to continue the delivery of the new Maryborough area brigade headquarters.

•	$1.7 million to complete the delivery of the new permanent fire and emergency services complex at Bamaga.

•	$1.5 million to continue the upgrade of Rural Fire Service Queensland facilities.

•	$1.4 million for the retrofitting of cabin deluge systems into rural fire trucks.

•	$1.1 million for operational equipment including specialised firefighting, respiratory protection, and rescue equipment.

•	$1 million to commence work on new or upgraded rural fire brigade stations at Abbot Point, Bell Town and Mount Ossa.

•	$700,000 for Rural Fire Service Queensland land acquisitions.

•	$300,000 to continue the delivery of the Swan and Emu Creek rural fire brigade station.

62

Capital Statement 2025-26

Queensland Fire Department

Program Highlights (Property, Plant and Equipment)

•	$18.5 million to complete refurbishment of the new Queensland Fire Department State Headquarters project.

•	$5.3 million to continue the delivery of the replacement Fire Communications Centre at Cairns.

Queensland Reconstruction Authority

In 2025–26, the Queensland Reconstruction Authority has capital grants of $1.649 billion to support the Queensland Government’s program of infrastructure renewal and recovery within disaster-affected communities, and to help build disaster resilience across Queensland.

Program Highlights (Capital Grants)

•

$1.498 billion will be paid to councils for reconstruction, betterment and other projects relating to natural disaster events between 2021 and 2025 as part of Disaster Recovery Funding Arrangements (DRFA). This program is jointly funded by the Queensland Government and the Australian Government.

•

$47.7 million as part of $95.4 million towards infrastructure projects supporting crucial access links and upgrades to rural and remote access points. This program is jointly funded by the Queensland and Australian Governments from DRFA Efficiencies.

•

$26 million as part of the Queensland Betterment Fund, delivering high priority betterment infrastructure projects. This forms part of the $450 million Queensland Resilience and Risk Reduction Program, jointly funded by the Queensland and Australian Governments, including from DRFA Efficiencies.

•

$13.1 million for the Queensland Resilience and Risk Reduction Fund, as part of a National Partnership Agreement, jointly funded with the Australian Government, to support disaster mitigation projects and build resilience to natural disasters.

•

$12 million as part of the Queensland Resilience and Risk Reduction Fund, to support locally-led disaster resilience and risk reduction activities. This forms part of the $450 million Queensland Resilience and Risk Reduction Program, jointly funded by the Queensland and Australian Governments, including from DRFA Efficiencies.

•

$888,000 for the North Queensland Natural Disasters Mitigation Program to help councils in North and Far North Queensland reduce their disaster risk and assist in reducing the growth of insurance costs for residents, businesses and the community.

63

Capital Statement 2025-26

Queensland Fire Department
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
QUEENSLAND FIRE DEPARTMENT
Property, Plant and Equipment
Buildings
Queensland Fire and Rescue Facilities
Beerwah replacement permanent fire and rescue station	316	10,000	300	7,900	1,800
Boonah replacement auxiliary fire and rescue station	310	4,000	100	200	3,700
Caloundra replacement permanent fire and rescue station	316	7,500	400	5,000	2,100
Greater Springfield new permanent fire and rescue station	310	10,000	1,400	7,000	1,600
Gympie South replacement permanent fire and rescue station	319	7,500	250	5,250	2,000
Minor works	Various			3,497	Ongoing

Sub-total Queensland Fire and Rescue Facilities				28,847

Rural Fire Service Queensland Facilities
Abbot Point rural fire brigade station[1]	312	800		500	300
Bamaga fire and emergency services complex	315	4,900	3,200	1,700
Bell Town rural fire brigade station	307	1,000		300	700
Biddaddaba rural fire brigade station[1]	309	1,000	400	600
Biggenden rural fire brigade station[1]	319	800	100	700
Delaneys Creek rural fire brigade station[1]	313	1,400		1,400
Maryborough area brigade headquarters	319	7,150	1,700	3,150	2,300
Moore Linville rural fire brigade station[1]	313	1,400	165	1,235
Mount Alford rural fire brigade station[1]	310	1,400	229	1,171
Mount Ossa rural fire brigade station[1]	312	800		200	600
Rural Fire Service Queensland facilities program	Various			1,482	Ongoing
Swan and Emu Creek rural fire brigade station[1]	307	1,000	100	300	600
Whetstone rural fire brigade station	307	700	243	457

Sub-total Rural Fire Service Queensland Facilities				13,195

Queensland Fire Department
Cairns Fire Communications Centre replacement	306	8,500	1,000	5,300	2,200

64

Capital Statement 2025-26

Queensland Fire Department
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Queensland Fire Department State Headquarters	305	27,500	9,000	18,500

Sub-total Queensland Fire Department				23,800

Sub-total Buildings				65,842

Strategic Land Acquisitions
Ayr replacement permanent and auxiliary fire and rescue station land acquisition	318	2,000		2,000
Highfields replacement permanent and auxiliary fire and rescue station land acquisition	317	2,000		2,000
Kingaroy replacement permanent and auxiliary fire and rescue station land acquisition	319	2,500		2,500
Queensland Fire and Rescue strategic land acquisitions	Various			1,000	Ongoing
Rural Fire Service Queensland land acquisitions	Various			700	Ongoing

Sub-total Strategic Land Acquisitions				8,200

Plant and Equipment
Queensland Fire and Rescue
Queensland Fire and Rescue trucks	Various			25,729	Ongoing
Queensland Fire and Rescue operational equipment	Various			8,166	Ongoing

Sub-total Queensland Fire and Rescue				33,895

Rural Fire Service Queensland
Rural Fire Service Queensland trucks	Various			23,667	Ongoing
Rural Fire Service Queensland Deluge	Various	5,800	4,400	1,400
System Retrofit
Rural Fire Service Queensland operational equipment	Various			1,100	Ongoing

Sub-total Rural Fire Service Queensland				26,167

Sub-total Plant and Equipment				60,062

Total Property, Plant and Equipment				134,104

QUEENSLAND RECONSTRUCTION AUTHORITY[2]
Capital Grants
Disaster Recovery Funding Arrangements	Various			1,497,553	Ongoing
Crucial Access Links Program	Various	95,389	28,617	47,695	19,077

65

Capital Statement 2025-26

Queensland Fire Department
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
North Queensland Resilience Program	Various	84,800	24,297	43,543	16,960
Queensland Betterment Fund	Various			26,000	Ongoing
Queensland Resilience and Risk Reduction Fund (National Partnership Agreement)	Various	65,507	46,544	13,101	5,862
Queensland Resilience and Risk Reduction Fund (DRFA Efficiencies)	Various	105,000		12,000	93,000
Emergency Response Fund	Various	17,350	5,634	6,576	5,140
Recovery and Resilience Grants	Various	24,000	22,359	1,641
North Queensland Natural Disasters Mitigation Program	Various	10,000	9,112	888

Total Capital Grants				1,648,997

TOTAL QUEENSLAND FIRE DEPARTMENT (PPE)				134,104

TOTAL QUEENSLAND FIRE DEPARTMENT (CG)				1,648,997

Notes:

1.	Increase in the Total Estimated Cost is due to inflationary pressures, market capacity and changes to project scope to align with operational requirements.
2.

There may be variations between the capital program figures across papers as payments across Queensland Government agencies are excluded from the figures quoted above and may be included in the Service Delivery Statements.

66

Capital Statement 2025-26

3.14	QUEENSLAND HEALTH

Queensland Health is comprised of the Department of Health, the Queensland Ambulance Service (QAS) and 16 independent Hospital and Health Services (HHSs) situated across the state. The remainder of the Queensland Health portfolio includes the Queensland Mental Health Commission, the Office of the Health Ombudsman, the Council of the Queensland Institute of Medical Research (QIMR Berghofer), and Health and Wellbeing Queensland.

The Hospital Rescue Plan will see a record capital investment in Queensland Health infrastructure of $18.526 billion across 5 years. In 2025–26, the government is investing $3.667 billion as part of a record capital investment, which includes increased capacity at new and expanded facilities, delivering more than 2,600 new beds for Queenslanders.

Queensland Health and Hospital and Health Services

The Queensland Health Capital Program delivers built infrastructure and digital technologies to enable safe, high-quality healthcare for Queenslanders. The investment in Queensland Health’s infrastructure, equipment and technology is driven by clinical services planning, models of care, and capital maintenance requirements. The demand on Queensland’s public health system is projected to increase significantly over the coming years, and Queensland Health continues to strategically position itself to respond to these pressures with innovative approaches to managing existing assets, leveraging emerging healthcare technology, using contemporary building practices, and driving optimal design outcomes.

Program Highlights (Property, Plant and Equipment)

Queensland Health will continue to invest in health infrastructure, capital works and purchases across a broad range of areas including hospitals, ambulance stations and vehicles, health technology, research and scientific services, mental health services, staff accommodation, and information communication and technology.

The government’s record investment in health infrastructure will build new hospitals, and upgrade and expand existing assets to deliver extra beds and services for the community.

Hospital Rescue Plan highlights in 2025–26 include:

The government has committed $3.159 billion over 5 years (including 2024–25) in response to the independent review of the Queensland Health capital program and recommendations in the Queensland Audit Office Health 2024 report, to support the Timely Investment Infrastructure Maintenance Program, which provides for the maintenance, replacement, and refurbishment of Queensland Health’s existing assets. This funding is to meet historic unfunded commitments under the former Sustaining Capital Program. The current annual Sustaining Capital base funding was set in 2010 and has remained largely unchanged despite growth in the Queensland

Health asset base by 284 per cent (to 2024). In 2025–26:

•

$664.1 million is provided to fund a range of capital investments to meet the needs of the community by maintaining service delivery, increasing the previous inadequate level of base funding required to efficiently replace and renew Queensland Health’s existing asset base.

•	$12 million is provided to support the delivery of previously approved infrastructure investments across the state.

•	Additionally, $671.9 million is provided to balance the shortfall of the former Sustaining Capital Program in 2024–25.

67

Capital Statement 2025-26

$1.783 billion as part of the total $16.923 billion for Major Hospital Infrastructure in response to the independent review of the Queensland Health capital program. This includes works at Bundaberg, Coomera and Toowoomba, the new Queensland Cancer Centre, a new cardiac hybrid theatre in Rockhampton and major hospital expansions at 10 sites across Queensland including Brisbane, Cairns, Hervey Bay, Ipswich, Logan, Mackay, Redcliffe, and Townsville.

$342.3 million for the Hospital Car Parking Program. The government is providing $1.368 billion for safe and affordable car parking for patients, their carers, visitors, and hospital staff at new and existing hospitals across the state.

$179.9 million as part of the total $451.5 million for Building Rural and Remote Health Program for the enhancement of ageing rural and regional health facilities and staff accommodation. Additional funding has been provided to complete the previously unfunded projects committed under the former government at various locations including Tara, Millmerran, Pormpuraaw, Collinsville, Longreach, and Winton.

$124.7 million is being provided for the Better Care Together plan to improve or expand mental health facilities and treatment spaces for individuals most severely impacted by mental illness and / or problematic alcohol and other drug use. It also includes a range of initiatives to support suicide prevention.

$99.1 million for new and expanded mental health facilities in Cairns, Redlands, and Rockhampton, including new funding for 2 Youth Step Up Step Down facilities, with the first one to be delivered in Rockhampton.

$49 million is being provided for the government’s commitment to the Easier Access to Health Services, delivering health services for Queenslanders when they need them. This includes the implementation of the Easier Access to Health Services Plan including 7-day discharge, transit lounges, more CT and MRI machines, regional GP access to specialist advice and reinstating maternity services.

$24 million as part of a total $304.4 million to continue the Accelerated Infrastructure Delivery Program including the Ripley Satellite Health Centre Sub-Acute Expansion, associated car park, and the Gold Coast University Hospital Sub-Acute Expansion. Additional funding has been provided to complete the previously unfunded projects committed under the former government.

$17.2 million is being provided towards the Kirwan Health Campus Expansion and Refurbishment to help deliver stronger public health services for North Queenslanders.

$15 million is being provided towards the Caboolture Hospital Redevelopment (Stage 1) for additional beds and refurbishment of critical clinical support services.

$13.8 million for the Moura Multipurpose Healthcare Service. The government has provided additional funding for the delivery of the additional 7 residential aged care beds, increasing capacity to 8 beds.

$11.3 million is being provided towards a paediatric outpatient building at Caboolture Hospital to address the need for more dedicated spaces for children.

$9 million as part of a total $200 million to continue delivering the contemporary Cooktown Multipurpose Health Service Facility with 8 new beds.

$8.1 million is being invested to complete the Logan Hospital Expansion (Stage 1) and Maternity Services Upgrade providing additional beds and service capacity for the growing community.

$6.8 million is being invested in Alcohol and Other Drug Community Treatment Facilities in locations including Cairns and Ipswich to help better meet the needs of young people and their

68

Capital Statement 2025-26

families.

$6.3 million is being provided for the Mackay Community Mental Health Refurbishment, delivering purpose-designed clinical rooms and spaces to deliver a safe clinical environment for the community.

$6 million for new and upgraded staff accommodation at various locations across the state.

$3.1 million is being provided for the Yeronga Child and Youth Community Health Hub to relocate existing front-line health services and enable integrated service provision of existing community-based child health, development, and mental health services.

Queensland Ambulance Service

In 2025–26, the QAS will invest $116.3 million in enabling critical infrastructure to support essential frontline services to provide timely, quality and appropriate patient focused pre-hospital emergency and non-emergency care and services to the community. The government has committed increased funding of $250 million across 4 years providing a significant uplift to the QAS base capital program, empowering the ambulance service to appropriately commission essential infrastructure and equipment. This is the first multi-year uplift to base capital funding since 2008–09, empowering clinicians to appropriately commission critical Queensland Ambulance Service infrastructure, including Ambulance Stations and Triple Zero (000) Operations Centres, fleet, equipment and information, communication and technology systems.

Highlights of the 2025–26 capital program include:

•	$45 million to commission 170 new and replacement ambulance vehicles including $1.5 million for the fit out of emergency response vehicles.

•

$23.7 million investment in medium and minor works to deliver ambulance stations and relief accommodation for operational staff in regional and remote locations and to undertake minor works at various existing stations to improve functionality, amenities and prolong useful life.

•	$16.8 million in operational equipment to support frontline services, including $10 million for the statewide replacement of defibrillators.

•	$10 million investment in the acquisition of strategically located land to accommodate future expansion of services aligned with identified growth areas.

•	$6 million as part of a total $7.6 million for the Clinical Hub upgrade at the Emergency Services Complex, Kedron.

•	$5.4 million investment in information and communication technology for software development projects to enhance patient care and service delivery.

•	$4 million as part of a total $30.5 million to progress the planning, design, and construction phases for the new ambulance stations at Beenleigh Central and Southport East.

•	$3.4 million as part of a total $8.1 million for the planning, design and construction phases for the relocation of the Springwood Ambulance Station.

•	$2.1 million as part of a total $34.5 million for design, planning and construction phases for the replacement of the Cairns Operations Centre and planning for Pimpama Ambulance Replacement Station.

Council of the Queensland Institute of Medical Research

To support its strategic objectives, QIMR Berghofer will invest $8.7 million in capital expenditure in 2025–26 to enhance both its virtual and physical environments. This investment will deliver fit-for-purpose technology, modern facilities, and state-of-the-art scientific equipment. The modernisation of critical systems and infrastructure is a key enabler for optimising service

69

Capital Statement 2025-26

delivery and ensuring researchers have access to the tools and resources needed in a world-leading research environment.

Queensland Health
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
QUEENSLAND HEALTH AND HOSPITAL AND HEALTH SERVICES
Property, Plant and Equipment[1]
The Hospital Rescue Plan
Major Hospital Infrastructure
Cairns Hospital Expansion Refurbishment Works	306	181,000	43,190	67,000	70,810
Hervey Bay Hospital Expansion	319	94,000	15,499	18,511	59,990
Ipswich Hospital Expansion (Stage 2)	310	925,000	133,443	150,000	641,557
Logan Hospital Expansion (Stage 2)	311	874,683	126,978	241,769	505,936
Princess Alexandra Hospital Expansion	303	761,000	92,913	185,000	483,087
Queen Elizabeth II Jubilee Hospital Expansion	303	621,000	102,183	200,000	318,817
Rockhampton Hospital Cardiac Hybrid Theatre	308	36,937	17,834	9,666	9,437
Other Major Hospital Infrastructure Improvements[2]	Various	13,429,227	1,155,028	911,381	11,362,817
Hospital Car Parking Program[3]
Queen Elizabeth II Jubilee Hospital Car Park	303	127,440	19,780	57,073	50,587
Other Hospital Car Parking Program	Various	1,240,493		285,257	955,236
New and Expanded Mental Health Facilities
Cairns Adolescent Mental Health Inpatient Services[4]	306	19,000	1,385	14,000	3,615
Redland Hospital Expansion (Stage 2)	301	150,000	9,763	9,400	130,837
Rockhampton Hospital Mental Health Ward Expansion	308	91,900	19,588	64,390	7,922
Youth Step Up Step Down Facilities[4]	Various	38,480		11,300	27,180
New and Upgraded Facilities
Accelerated Infrastructure Delivery Program[5]	Various	304,383	270,383	24,000	10,000
Building Rural and Remote Health Program[6]	Various	451,469	264,574	179,892	7,003
Cooktown Multipurpose Health Service Facility	315	200,000	6,000	9,000	185,000
Easier Access to Health Services: Regional Health Services	Various	8,000		2,300	5,700

70

Capital Statement 2025-26

Queensland Health
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Moura Multipurpose Healthcare Service[7]	308	33,900	3,791	13,800	16,309
Hospital and Health Services
Alcohol and Other Drug Community Treatment Program	Various	53,319	44,137	6,838	2,344
Better Care Together[8]	Various	299,975	17,900	124,656	157,420
Easier Access to Health Services[9]	Various	410,840	1,390	49,000	360,450
Caboolture Hospital Redevelopment (Stage 1)[10]	313	367,700	346,858	15,000	5,842
Cairns Health and Innovation Centre (Stage 1)	306	60,000		2,000	58,000
Kirwan Health Campus	318	53,220	22,666	17,237	13,317
Logan Hospital Expansion and Maternity Services Upgrade[11]	311	485,297	434,004	8,140	43,153
Mackay Community Mental Health Refurbishment[12]	312	18,511	705	6,256	11,550
Rural and Regional Renal Program	Various	24,929	22,348	1,300	1,281
Woorabinda Multipurpose Health Service	308	22,941	1,791	9,038	12,112
Yeronga Child and Youth Community Health Hub	303	7,835	4,686	3,149
Information Communication Technology and Digital Enhancements	Various			108,083	Ongoing
Statewide Other Construction and Acquisitions[13]	Various			54,939	Ongoing
Timely Investment Infrastructure Maintenance[14]	Various			664,065	Ongoing
Metro North
Caboolture Hospital - Paediatric Outpatients area build	308	15,014	665	11,265	3,084
Torres and Cape
Torres and Cape - Capital Projects	315	2,514	1,273	1,241
Staff Accommodation
Staff Accommodation Program	Various	21,104	7,724	3,500	9,880
Workforce Accommodation (Torres)	Various	12,000	200	2,500	9,300
Queensland Ambulance Service
Beenleigh Central Ambulance Station	311	16,500	207	1,000	15,293
Cairns Operation Centre Redevelopment	306	29,000		2,000	27,000
Kedron Park Clinical Hub[15]	305	7,555	1,600	5,955
Pimpama Station Redevelopment	309	5,500	193	50	5,257

71

Capital Statement 2025-26

Queensland Health
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Southport East Ambulance Station	309	14,000	120	3,000	10,880
Springwood Station Replacement	311	8,100	1,304	3,444	3,352
Ambulance Vehicles Purchases[15]	Various			45,000	Ongoing
Information Systems Development[15]	Various			5,383	Ongoing
Medium and Minor Works[15]	Various			23,729	Ongoing
Operational Equipment[15]	Various			16,763	Ongoing
Strategic Land Acquisitions[15]	Various			10,000	Ongoing

Total Property, Plant and Equipment				3,658,269

COUNCIL OF THE QUEENSLAND INSTITUTE OF MEDICAL RESEARCH
Property, Plant and Equipment
Other scientific equipment - QIMRB	305			8,691	Ongoing

Total Property, Plant and Equipment				8,691

TOTAL QUEENSLAND HEALTH (PPE)				3,666,960

Notes:

1.	Total estimated cost may include both capital and non-capital components.
2.

This program includes new hospitals at Bundaberg, Coomera and Toowoomba, the new Queensland Cancer Centre and expansions at Townsville, Redcliffe, Cairns and the Prince Charles Hospital. Additional funding was provided as part of the Hospital Rescue Plan.

3.	$1.338 billion across 4 years has been released from the consolidated fund to facilitate the delivery of car parks in accordance with the Hospital Rescue Plan.
4.	This project is funded from the Better Care Together Program.
5.

The government provided $146 million to complete the previously unfunded Accelerated Infrastructure Delivery Program as part of the Hospital Rescue Plan. This program includes the Ripley Satellite Health Centre Sub-Acute Expansion / car park, and the Gold Coast University Hospital Sub-Acute Expansion.

6.	The government provided $355.2 million to complete the previously unfunded projects in the Building Rural and Remote Hospital Program as part of the Hospital Rescue Plan.
7.	Includes $16.7 million new funding as part of the Hospital Rescue Plan.
8.	This program is funded through the Mental Health Levy and includes funding provided as a provision for capital expenditure.
9.

This funding is part of the total $724.4 million Easier Access to Health Services with $95 million allocated to Department of Education to implement the education program for the next generation of health workers.

10.	Total estimated cost includes funding of $3 million from South-East Queensland - Planning for Growth.
11.	Total funding for the Logan Maternity Services Upgrade includes funding of $1.5 million from the Hospital and Health Services.
12.	This project is partially funded from the Better Care Together Program.
13.	Amount is net of non-capital component of project expenditure.
14.

The government committed an additional $2.647 billion across 5 years to uplift the previous inadequate level of base funding required to maintain and sustain Queensland Health’s infrastructure assets across the state.

15.	The government has committed increased funding of $250 million across 4 years to sustainably grow QAS infrastructure.

72

Capital Statement 2025-26

3.15	QUEENSLAND POLICE SERVICE

The 2025–26 Queensland Police Service capital program of $252.4 million will support the delivery of quality frontline services throughout Queensland. The program will fund police facilities, motor vehicles, aviation assets, vessels and other essential equipment.

Police and Community Safety

Program Highlights (Property, Plant and Equipment)

•	$56.2 million for new and replacement police service vehicles.

•	$38.6 million to complete the new police facility at Ripley, the replacement police facilities at Kirwan, and the upgrade of the Warwick police facility.

•	$33.3 million for minor capital works and other plant and equipment across the state.

•	$19 million to complete the upgrade of the police facilities at Mackay and Maryborough, the police network of watchhouses, and the new residential accommodation at Mount Isa.

•	$17.5 million for new and replacement police service vessels.

•

$14.7 million for the upgrade of the police facilities at Boondall, Edmonton, Ferny Grove, Goodna, Logan, Mount Gravatt, Redcliffe, the replacement police facility at Bargara, and the new permanent police beats at Burleigh Heads and Nambour.

•	$11.8 million for land acquisitions.

•	$11.6 million for information and communications technology.

•	$8.8 million for upgrades and replacements to air conditioning and closed-circuit cameras at police facilities across the state.

•	$8.2 million to continue the replacement police facilities at Proserpine and Hervey Bay, and the multi-agency community safety facility at Palm Island.

•	$3.3 million for information systems development to provide service to Queensland Ambulance Service.

•	$3.3 million for the Oxley Relocation Business Case Project.

•	$3 million to complete the Aviation Capability—Remotely Piloted Aircraft System, and aircraft maintenance.

•	$2.8 million for information and communications systems and equipment to provide service to Queensland Fire Department.

•	$2.7 million for mobile capability.

Marine Rescue Queensland

Program Highlights (Property, Plant and Equipment)

•	$11.9 million for the Marine Rescue Queensland purchase of vehicles, plant and equipment, minor capital program and vessels replacement program.

State Emergency Service

Program Highlights (Capital Grant)

•	$5.8 million for State Emergency Service capital grants.

73

Capital Statement 2025-26

Queensland Police Service
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
QUEENSLAND POLICE SERVICE
Property, Plant and Equipment
Buildings/ General Works
Bargara replacement police facility	319	17,500		5,500	12,000
Boondall police facility upgrade	302	52,000		1,000	51,000
Burleigh Heads Police Beat	309	1,100		1,100
Edmonton police facility upgrade	306	35,000		1,000	34,000
Ferny Grove police facility upgrade	304	7,000		1,000	6,000
Goodna police facility upgrade	310	15,000		1,000	14,000
Hervey Bay replacement police facility	319	28,000	308	500	27,192
Kirwan replacement police facility	318	45,000	33,457	11,543
Logan police facility upgrade	311	76,000		1,000	75,000
Mackay police facility upgrade	312	9,310	941	8,369
Maryborough police facility upgrade	319	7,000	2,130	4,870
Mount Gravatt police facility upgrade	303	30,000		1,000	29,000
Mount Isa new residential accommodation	315	6,750	3,461	3,289
Nambour Police Beat	316	1,100		1,100
Oxley Relocation Business Case Project	310	50,000	6,000	3,256	40,744
Palm Island multi-agency community safety facility	318	27,000	196	1,000	25,804
Proserpine replacement police facility	312	9,828	895	6,705	2,228
Redcliffe police facility upgrade	313	44,000		1,000	43,000
Ripley new police facility	310	38,000	11,829	26,171
Warwick police facility upgrade	307	21,000	20,119	881
Watchhouse Modernisation Program	Various	2,500		2,500

Sub-total Buildings/ General Works				83,784

Land
Land acquisition	Various			11,777	Ongoing

Sub-total Land				11,777

Plant and Equipment
Marine Rescue Queensland
Marine Rescue Queensland Capital Programs	Various			11,859	Ongoing
Police and Community Safety
Air conditioning plant replacement program	Various			7,251	Ongoing

74

Capital Statement 2025-26

Queensland Police Service
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Aircraft Maintenance	Various			1,200	Ongoing
Aviation Capability - Remotely Piloted Aircraft System	Various	2,289	489	1,800
Closed circuit camera upgrades in various police facilities	Various			1,500	Ongoing
Information and communication technology	Various			11,584	Ongoing
Minor works	Various			18,500	Ongoing
Mobile capability	Various			2,720	Ongoing
New and replacement vehicles	Various			56,231	Ongoing
Other plant and equipment	Various			14,828	Ongoing
Police vessel management program	Various			17,504	Ongoing
Information systems development to provide service to Queensland Ambulance Service	Various			3,250	Ongoing
Information and communications systems and equipment to provide service to Queensland Fire Department	Various			2,789	Ongoing

Sub-total Plant and Equipment				151,016

Total Property, Plant and Equipment				246,577

Capital Grants
State Emergency Service capital grants	Various			5,783	Ongoing

Total Capital Grants				5,783

TOTAL QUEENSLAND POLICE SERVICE (PPE)				246,577

TOTAL QUEENSLAND POLICE SERVICE (CG)				5,783

75

Capital Statement 2025-26

3.16	QUEENSLAND TREASURY

The Queensland Treasury portfolio includes Queensland Treasury and the energy government-owned corporations reporting to the Treasurer, Minister for Energy and Minister for Home Ownership and the Minister for Finance, Trade, Employment and Training. The portfolio’s capital program for 2025–26 is $6.743 billion. The portfolio’s capital grants for 2025–26 are $169.1 million.

Queensland Treasury

Queensland Treasury has capital purchases of $16.1 million and capital grants of $169.1 million in 2025–26.

Program Highlights (Property, Plant and Equipment)

•

$16 million to enable core operations and infringement processing, including system upgrades and enhancements, to enable continued operations and future efficiency gains across the Camera Detected Offence Program.

Program Highlights (Capital Grants)

•	$146.6 million through the First Home Owner Grant to assist first home buyers buying or building a new home to get into the market sooner.

•

$22.5 million to support the delivery of a range of high value energy performance upgrades to households in both public and community social housing through the Social Housing Energy Performance Initiative, in partnership with the Australian Government.

CleanCo Queensland Limited

Total capital expenditure planned for 2025–26 is $212 million to support foundation asset reliability and the development of new renewable energy and storage assets.

Program Highlights (Property, Plant and Equipment)

•	$50 million towards the acquisition of the Mount Rawdon Pumped Hydro project in Wide Bay.

•	$49.2 million to progress the development of renewable projects across Central Queensland.

•	$28.4 million for Kogan North gas fields development to support the fuel security of Swanbank E.

•	$26.1 million to complete the installation of battery storage at Swanbank.

•	$16.2 million to maintain existing assets including improvements to Kuranda Weir and upgrading Barron Gorge Power Station’s generator primary system.

•	$11.6 million to maintain existing assets including Wivenhoe’s rotor pole replacement and guard gate and bifurcate works.

•	$10.9 million to maintain existing assets including improvements to Kareeya Hydro’s transmission towers, dam and roads.

•	$7.5 million to procure material components and commence the next major overhaul at Wivenhoe Power Station.

76

Capital Statement 2025-26

CS Energy Limited

Total capital expenditure planned for 2025–26 is $1.060 billion. This reflects CS Energy’s commitment to continuing to invest in its existing coal assets and deliver renewable energy and firming projects.

Program Highlights (Property, Plant and Equipment)

•	$479.2 million to progress the 400-megawatt Brigalow Gas Peaking Plant.

•	$200.4 million to progress the 285-megawatt Lotus Creek Wind Farm.

•	$183.4 million to progress the 228-megawatt Boulder Creek Wind Farm.

•	$122.7 million for overhauls and sustaining projects at Callide Power Station.

•	$65.3 million for overhauls and sustaining projects at Kogan Creek Power Station.

•	$2.7 million for development and refurbishments to existing infrastructure at Kogan Creek Mine.

•	$2.1 million for the completion of the 200-megawatt, 2-hour Greenbank Battery.

Energy Queensland Limited

Total capital expenditure planned for 2025–26 is $2.744 billion and forms part of Energy Queensland’s commitment to providing affordable, reliable and sustainable electricity to all Queensland customers. The capital program aims to improve and reinforce electricity supplies across Queensland to meet customer needs.

Program Highlights (Property, Plant and Equipment)

•

$1.746 billion to carry out replacement, augmentation, and connection works in the Ergon Energy and Energex networks, including to establish new zone substations at Bells Creek Central, Kleinton, Mount Crosby East and Petrie, and the refurbishment of other substations across Queensland.

•	$134.6 million to continue the roll out of grid-scale network-connected battery energy storage systems across Queensland.

•	$71.4 million to continue the delivery of sustainable energy solutions for isolated communities.

•	$13.4 million to continue the redevelopment of training facilities in Townsville.

Powerlink Queensland

Total capital expenditure planned for 2025–26 is $1.547 billion. Powerlink Queensland’s capital program is focused on progressing the delivery of CopperString, the Gladstone Project and the replacement of equipment and assets to ensure the continued reliable supply of electricity.

Program Highlights (Property, Plant and Equipment)

•	$402.8 million to progress the CopperString project, including commencing construction of the Hughenden Hub.

•	$221 million for early works and to progress the Gladstone Project, to strengthen the transmission network in the Gladstone region.

•	$53.5 million to upgrade the Energy Management System to ensure the continuing effective management of the transmission network in real time.

77

Capital Statement 2025-26

Queensland Hydro Pty Ltd

Total capital expenditure for 2025–26 is $355.2 million. This includes progress of approvals and exploratory works for the Borumba PHES project.

Program Highlights (Property, Plant and Equipment)

•	$355.2 million to continue progress on environmental approvals and exploratory works for the Borumba PHES project.

Stanwell Corporation Limited

Total capital expenditure planned for 2025–26 is $809 million. This reflects Stanwell’s commitment to deliver a balanced portfolio for the future, through investment in the reliability and efficiency of its generation plant, along with renewable generation and energy storage.

Program Highlights (Property, Plant and Equipment)

•	$324.3 million for the 300-megawatt, 4-hour Stanwell Battery.

•	$179.5 million for Stage 1 and Stage 2 of the Wambo Wind Farm.

•	$80 million for overhauls and sustaining capital spend at the Tarong Power Station to ensure continued reliability, including a cooling tower refurbishment and stator rewind project.

•	$30.6 million for the purchase of haul trucks and earth moving equipment at Meandu Mine to maintain reliable coal supply to the Tarong Power Station.

•	$29.4 million to acquire the Big T Pumped Hydro project.

•	$28.5 million to complete installation of the 300-megawatt, 2-hour Tarong Battery.

•	$34.4 million for overhauls and sustaining capital spend at the Stanwell Power Station to ensure continued reliability, including the construction of a drains reclaim dam.

78

Capital Statement 2025-26

Queensland Treasury
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
QUEENSLAND TREASURY
Property, Plant and Equipment
Camera Detected Offence Program	Various	26,000		16,000	10,000
Finance System Technical Upgrade	Various	903	833	70

Total Property, Plant and Equipment				16,070

Capital Grants
First Home Owner Grant	Various			146,638	Ongoing
Social Housing Energy Performance Initiative	Various	58,000	22,400	22,500	13,100

Total Capital Grants				169,138

CLEANCO QUEENSLAND LIMITED
Property, Plant and Equipment
Barron Gorge Hydro sustaining projects	306			16,188	Ongoing
Swanbank E sustaining projects	310			5,062	Ongoing
Wivenhoe sustaining projects	310			11,571	Ongoing
Wivenhoe major overhauls	310			7,509	Ongoing
Kareeya Hydro sustaining projects	306			10,947	Ongoing
Swanbank Battery Storage	310	389,065	362,950	26,116
Central Queensland renewable projects[1]	308	107,796	58,616	49,181
Mount Rawdon Hydro development[2]	319	50,000		50,000
Kogan North Gas Fields development	307	66,753	23,914	28,387	14,452
Swanbank Precinct Community	310	8,025		675	7,350
Other corporate projects	305			6,370	Ongoing

Total Property, Plant and Equipment				212,005

CS ENERGY LIMITED
Property, Plant and Equipment
Brigalow Gas Peaking Plant[3]	307	1,048,669	214,613	479,237	354,819
Lotus Creek Wind Farm	312	1,283,000	523,091	200,446	559,463
Boulder Creek Wind Farm	308	399,690	161,169	183,354	55,167
Kogan Creek Power Station sustaining projects	307			56,355	Ongoing
Callide C Power Station overhauls	308			50,593	Ongoing
Callide B Power Station sustaining projects	308			40,016	Ongoing
Callide C Power Station sustaining projects	308			30,210	Ongoing
Kogan Creek Power Station overhauls	307			8,931	Ongoing
Corporate and information systems projects	305			4,723	Ongoing

79

Capital Statement 2025-26

Queensland Treasury
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Kogan Creek Mine developments and refurbishment	307			2,685	Ongoing
Greenbank Battery	311	301,000	298,915	2,085
Callide B Power Station overhauls	308			1,859	Ongoing

Total Property, Plant and Equipment				1,060,494

ENERGY QUEENSLAND LIMITED[4]
Property, Plant and Equipment
Regulated expenditure - replacements, augmentation, and connections
Other network replacement, augmentation, and connections - Brisbane	305			271,664	Ongoing
Other network replacement, augmentation, and connections - Gold Coast	309			116,435	Ongoing
Other network replacement, augmentation, and connections - Ipswich	310			38,794	Ongoing
Other network replacement, augmentation, and connections - Sunshine Coast	316			116,435	Ongoing
Other network replacement, augmentation, and connections - Cairns	306			186,553	Ongoing
Other network replacement, augmentation, and connections - Darling Downs	307			46,638	Ongoing
Other network replacement, augmentation, and connections - Central Queensland	308			46,638	Ongoing
Other network replacement, augmentation, and connections - Mackay	312			186,553	Ongoing
Other network replacement, augmentation, and connections - Outback Queensland	315			186,553	Ongoing
Other network replacement, augmentation, and connections - Toowoomba	317			93,276	Ongoing
Other network replacement, augmentation, and connections - Townsville	318			186,553	Ongoing
Other network replacement, augmentation, and connections - Wide Bay	319			93,276	Ongoing
Replace circuit breakers at Lindum Substation	301	13,511	3,418	2,399	7,694
Cape River Substation replacement	318	14,895	8,527	6,369
Telco Ethernet Replacement Parcel 2	Various	12,525	6,049	3,337	3,139
Turkinje asset replacement	306	34,129	7,055	11,751	15,322
Kingaroy asset replacement	319	12,366	3,966	1,810	6,591
Maryborough asset replacement	319	13,465	5,367	893	7,205

80

Capital Statement 2025-26

Queensland Treasury
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Geebung - replace circuit breakers and relays	302	10,686	359	1,363	8,965
Nambour to Maleny powerline replacement	316	12,015	5,392	6,624
Kilkivan Substation replacement	319	37,529	31,076	6,453
Replace 66 kilovolt outdoor switchgear at Garbutt Substation[5]	318	36,268	34,913	1,355
Emerald Comet Substation upgrade	308	7,113	4,013	3,099
Mossman Substation refurbishment, transmission plant and powerline replacement	306	45,090	35,236	9,855
East Bundaberg Substation refurbishment	319	23,197	10,848	12,349
West Toowoomba 11 kilovolt plant replacement	317	17,937	15,731	2,206
Establish new Kleinton Substation	317	16,092	2,562	2,817	10,713
Rockhampton Glenmore Substation refurbishment	308	10,158	2,483	3,628	4,047
Rebuild Maleny Substation	316	17,488	9,387	5,591	2,509
Establish new Mount Crosby East Substation[5]	310	25,210	17,309	7,901
Rebuild Rosewood Substation	310	14,107	6,205	7,400	503
Rebuild Pialba Substation	319	23,158	16,776	4,202	2,180
Tarampa Substation upgrade[5]	310	13,323	3,279	6,261	3,783
Biloela Substation refurbishment	308	19,369	5,944	5,338	8,087
Rockhampton South Substation refurbishment	308	13,241	4,033	6,316	2,892
Caboolture Zone Substation refurbishment[5]	313	12,175	1,372	3,066	7,737
Cannonvale-Jubilee Pocket 66 kilovolt reinforcement[5]	312	44,000	37,436	6,564
Microgrid Pilot Projects	306			3,489	Ongoing
Establish 33/11 kilovolt Zone Substation at Petrie	314	21,644	4,756	13,099	3,789
Bells Creek Central - Establish 132/11 kilovolt Zone Substation	316	99,130	51,705	27,603	19,822
Logan Village Second Modular Substation	311	15,352	1,501	3,245	10,606
Regulated expenditure - Non-system
Property and buildings program	Various			47,354	Ongoing
Vehicles	Various			106,900	Ongoing
Tools and equipment	Various			16,900	Ongoing
Rocklea depot & training facility redevelopment	303	41,262	35,237	6,025

81

Capital Statement 2025-26

Queensland Treasury
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Townsville training facility redevelopment	318	25,290		13,380	11,910
Ergon Energy Maryborough operational depot redevelopment	319	23,900		9,460	14,440
Alternative control services
Customer initiated works - Brisbane	305			63,067	Ongoing
Customer initiated works - Gold Coast	309			27,030	Ongoing
Customer initiated works - Ipswich	310			9,006	Ongoing
Customer initiated works - Sunshine Coast	316			27,030	Ongoing
Customer initiated works - Cairns	306			19,262	Ongoing
Customer initiated works - Darling Downs	307			4,815	Ongoing
Customer initiated works - Central Queensland	308			4,815	Ongoing
Customer initiated works - Mackay	312			19,262	Ongoing
Customer initiated works - Outback Queensland	315			19,262	Ongoing
Customer initiated works - Toowoomba	317			9,631	Ongoing
Customer initiated works - Townsville	318			19,262	Ongoing
Customer initiated works - Wide Bay	319			9,631	Ongoing
ICT
Digital office capital expenditure - Energy Queensland	Various			175,520	Ongoing
Non-regulated
Ergon Energy Retail information communications and technology	305			7,397	Ongoing
Ergon Energy Retail Capital Expenditure	305			3,053	Ongoing
Metering Dynamics	305			102,329	Ongoing
Other isolated systems capital work	Various			59,295	Ongoing
Yurika infrastructure services - build, own, operate and maintain	Various			12,585	Ongoing
Sustainable energy solutions for isolated communities	315			71,379	Ongoing
Network Battery Plan	Various			134,595	Ongoing

Total Property, Plant and Equipment				2,743,996

POWERLINK QUEENSLAND
Property, Plant and Equipment
Advanced Energy Management System[6]	302	282,000	110,571	53,458	117,971
Borumba Pumped Hydro Energy Storage Connection[7]	319	1,300,000	34,495	81,050	1,184,455

82

Capital Statement 2025-26

Queensland Treasury
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
CopperString[8]	318	13,900,000	401,173	402,791	13,096,036
Gladstone Hub[9]	308	58,000	9,700	29,000	19,300
Gladstone Project	308	2,485,000	46,860	221,000	2,217,140
Other transmission network non-regulated projects	Various			256,800	Ongoing
Other transmission network regulated projects	Various			289,329	Ongoing
Other transmission non-network non-regulated projects	Various			17,704	Ongoing
Other transmission non-network regulated projects	Various			183,484	Ongoing
Synchronous Condensers	308	400,000	2,307	12,000	385,693

Total Property, Plant and Equipment				1,546,616

QUEENSLAND HYDRO PTY LTD
Property, Plant and Equipment
Borumba Pumped Hydro Energy Storage[10]	319	18,400,000	114,472	355,174	17,930,354

Total Property, Plant and Equipment				355,174

STANWELL CORPORATION LIMITED
Property, Plant and Equipment
Stanwell Power Station - overhauls	308			8,000	Ongoing
Stanwell Power Station - drains reclaim dam project	308	14,325		1,000	13,325
Stanwell Power Station - other sustaining projects	308			25,396	Ongoing
Tarong Power Station - overhauls	319			40,654	Ongoing
Tarong Power Station - stator rewind project	319	15,263	250	5,250	9,763
Tarong Power Station - cooling tower refurbishment¹¹	319	21,096	14,725	6,371
Tarong Power Station - other sustaining projects	319			27,773	Ongoing
Wambo Wind Farm Stage 1	307	467,890	395,290	72,600
Wambo Wind Farm Stage 2	307	438,990	305,697	106,906	26,387
Tarong Battery	319	481,101	452,577	28,525
Stanwell Battery	308	687,572	220,660	324,293	142,619
Big T Pumped Hydro project	307	38,060		29,412	8,648
Other renewable and firming projects	Various			11,106	Ongoing
Meandu Mine - dragline overhaul	319			23,446	Ongoing

83

Capital Statement 2025-26

Queensland Treasury
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Meandu Mine - truck and shovel program	319			30,643	Ongoing
Meandu Mine - development program	319			3,055	Ongoing
Meandu Mine - minor works	319			56,189	Ongoing
ICT - hardware and software upgrades	305			6,790	Ongoing
Other capital projects	Various			1,610	Ongoing

Total Property, Plant and Equipment				809,021

TOTAL QUEENSLAND TREASURY (PPE)				6,743,375

TOTAL QUEENSLAND TREASURY (CG)				169,138

Notes:

1.	This project was formerly classified as ongoing in the 2024-25 State Budget.
2.	This reflects the option for CleanCo to acquire the project as announced.
3.	Total estimated cost has increased since the 2024-25 State Budget due to development cost increases and business case revisions.
4.	These amounts may include capitalised interest.
5.	Total estimated cost has increased since the 2024-25 State Budget, owing to cost escalation.
6.	Total estimated cost has increased since the 2024-25 State Budget, owing to cost escalation and changes to project scope.
7.	This project was formerly titled ‘SuperGrid Stage 1’ in the 2024-25 State Budget. As the Borumba PHES is currently under review, the total estimated cost is subject to change.
8.

The total estimated cost to Powerlink of the main transmission line ($9 billion), and potential network augmentations required to connect new load and renewables to the main line (up to $4.9 billion). As the project is under review by QIC, the total estimated cost is subject to change. The 2025-26 Budget estimate is subject to regulatory approvals.

9.	Total estimated cost has decreased since the 2024-25 State Budget due to changes to project scope.
10.

The project is under review by QIC, the total estimated cost is subject to change. The 2025-26 Budget estimate is subject to regulatory approvals. Expenditure to 30 June 2025 does not include operational expenditure for the project.

11.	Total estimated cost has increased since the 2024-25 State Budget, owing to scope changes.

84

Capital Statement 2025-26

3.17	SPORT, RACING AND OLYMPIC AND PARALYMPIC GAMES

Department of Sport, Racing and Olympic and Paralympic Games

Total capital purchases for the Department of Sport, Racing and Olympic and Paralympic Games are estimated to be $38.1 million in 2025–26. Total capital grants for the department are estimated to be $162.9 million in 2025–26.

Program Highlights (Property, Plant and Equipment)

•

Of the $52 million provided for sport and recreation venues capital improvements and ongoing maintenance of sporting venues, $8.1 million is allocated in 2025–26 for capital improvements and maintenance of state-owned and operated Sport and Recreation Venues.

Program Highlights (Capital Grants)

•	$30.3 million to support the clean-up and repair of community and recreational assets damaged by the extraordinary 2021–22 disaster events, in partnership with the Australian Government.

•

$30 million which includes a $3.5 million funding boost for the Stage 1 redevelopment of Browne Park ensuring the delivery of a premier field, and TV broadcast standard lighting in addition to the contemporary 3,500 seat grandstand supporting the increase in ground capacity, public amenities, food and beverage outlets, media and coach facilities.

•	$24.2 million for the construction of new Police Citizens Youth Clubs and the upgrade of existing facilities.

•

$17.5 million to assist not-for-profit sport and active recreation organisations with the clean-up, repair or replacement of equipment or facilities directly damaged by an eligible disaster event and to re-establish activities, in partnership with the Australian Government.

•	$16.8 million to support priority infrastructure projects to deliver to the growth and sustainability of the Queensland racing industry.

•

$13.5 million, including $11 million from the Games On! Grassroots Infrastructure Program, for Stage 1 of the Rockhampton Sports Precinct to build a new home for netball with 16 outdoor hard courts, club house and changeroom facilities and community play spaces.

•

$10 million investment from the Games On! Grassroots Infrastructure Program to ensure there is a grassroots community sporting legacy from the Brisbane 2032 Olympic and Paralympic Games that benefits all Queenslanders.

Stadiums Queensland

Stadiums Queensland’s 2025–26 capital outlay of $48.6 million represents the minimum capital investment required to assist in ensuring that Queensland’s major sports and entertainment facilities continue to provide world-class fan experiences, support high performance development and facilitate community participation in sport and physical activity.

85

Capital Statement 2025-26

Sport, Racing and Olympic and Paralympic Games
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
DEPARTMENT OF SPORT, RACING AND OLYMPIC AND PARALYMPIC GAMES
Property, Plant and Equipment
Queensland Active Precincts	Various	82,309	55,825	26,484
Sport and Recreation Venues Capital Improvements and Ongoing Maintenance of Sporting Venues	Various	52,000		8,118	43,882
Venues Capital Improvements	Various			3,486	Ongoing

Total Property, Plant and Equipment				38,088

Capital Grants
Community Recreational Assets Recovery and Resilience Program	Various	107,896	67,633	30,263	10,000
Browne Park Redevelopment	308	62,780	32,821	29,959
PCYC Queensland Capital Works	Various	74,100	30,000	24,200	19,900
Sport and Recreation Recovery Grant	Various	44,105		17,486	26,619
Racing Infrastructure Fund	Various	180,144	147,296	16,848	16,000
Rockhampton Sports Precinct[1]	308	47,000	2,500	13,500	31,000
Games On! Grassroots Infrastructure Program	Various	103,830	4,000	10,000	89,830
Minor Infrastructure and Inclusive Facilities Fund	Various	29,025	16,283	9,742	3,000
Supporting our Community	Various	3,970	470	3,500
North Ipswich Sport and Entertainment Precinct Stage 1	310	10,000	7,500	2,500
Women’s Football Legacy Fund	Various	5,900	4,400	1,500
Great Barrier Reef Arena[2]	312	23,500		1,000	22,500
Sport Minor Infrastructure Program	Various	42,737	41,772	965
Active Community Infrastructure - Round 1	Various	26,736	26,086	650
Schools and Education Boost	314	300		300
Mapoon Aboriginal Shire Council	Various	632	346	286
Surf Lifesaving infrastructure	Various	5,999	5,824	175

Total Capital Grants				162,874

86

Capital Statement 2025-26

Sport, Racing and Olympic and Paralympic Games
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
STADIUMS QUEENSLAND
Property, Plant and Equipment
Stadiums Queensland - Annual capital program Various				48,647	Ongoing

Total Property, Plant and Equipment				48,647

TOTAL SPORT, RACING AND OLYMPIC AND PARALYMPIC GAMES (PPE)				86,735

TOTAL SPORT, RACING AND OLYMPIC AND PARALYMPIC GAMES (CG)				162,874

Notes:

1.	$42 million of this $47 million initiative is funded from the Games On! Grassroots Infrastructure Program.
2.	This initiative is funded from the Games On! Grassroots Infrastructure Program.

87

Capital Statement 2025-26

3.18	STATE DEVELOPMENT, INFRASTRUCTURE AND PLANNING

In 2025–26, the State Development, Infrastructure and Planning portfolio, including Games Independent Infrastructure and Coordination Authority, Economic Development Queensland and South Bank Corporation, has capital purchases of $539.7 million and capital grants of $1.279 billion.

Department of State Development, Infrastructure and Planning

The Department of State Development, Infrastructure and Planning has capital purchases of $238.3 million and capital grants (excluding grants to Queensland Government entities) of $980.8 million in 2025–26.

Program Highlights (Property, Plant and Equipment)

•

Provision of $150 million for the delivery of 2032 Games Athletes Villages as part of a total provision for state contributions to the villages of $3.5 billion, with accommodation to be delivered in partnership with the private sector.

•

$67.6 million as part of the $113.3 million Queensland Resources Common User Facility which will deliver common user infrastructure at the Cleveland Bay Industrial Park in Townsville to support the development, extraction and production of critical minerals.

Program Highlights (Capital Grants)

•

$500 million as part of the $2 billion Residential Activation Fund for trunk and essential infrastructure to activate new residential developments as part of the government’s plan to deliver 1 million homes by 2044.

•

$89.2 million as part of the $200 million South East Queensland Liveability Fund to support Local Government projects that create liveable, creative, sustainable and healthy communities (jointly funded with the Australian Government).

•

$65.4 million as part of the $218.2 million Resources Community Infrastructure Fund to support regional communities by improving economic and social infrastructure across Queensland’s resources communities.

Games Independent Infrastructure and Coordination Authority

In 2025–26, total provisions are made for $145.5 million for the delivery of venues for the 2032 Olympic and Paralympic Games (2032 Games) by the Games Independent Infrastructure and Coordination Authority (GIICA). The allocation of funding to venue projects from the $7.1 billion Venues Program is subject to government investment decisions, following completion of project assessment activities undertaken by GIICA. 2025–26 expenditure includes capital grants of $84 million as part of an initial investment of $864 million to deliver the first venues projects approved for procurement.

Economic Development Queensland

In 2025–26, Economic Development Queensland (EDQ) has capital purchases of $195 million and capital grants of $209.3 million.

88

Capital Statement 2025-26

Program Highlights (Property, Plant and Equipment)

•	$68.1 million as part of the $441.3 million for the urban renewal development at Northshore Hamilton including the delivery of supporting civil and precinct infrastructure.

•	$53.6 million as part of the $80.4 million for enabling infrastructure to expedite housing development across Queensland.

Program Highlights (Capital Grants)

•	$174.1 million as part of the $215.6 million in capital grants for Social and Affordable Housing on developments led by EDQ in consultation with the Department of Housing and Public Works.

South Bank Corporation

In 2025–26, the South Bank Corporation has budgeted capital purchases of $50 million to enhance the South Bank Parklands, the Corporation’s commercial assets and the Brisbane Convention and Exhibition Centre.

State Development, Infrastructure and Planning
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
DEPARTMENT OF STATE DEVELOPMENT, INFRASTRUCTURE AND PLANNING
Property, Plant and Equipment
2032 Games Athletes Villages[1]	Various	3,500,000		150,000	3,350,000
Queensland Resources Common User Facility	318	113,287	31,445	67,562	14,280
Gladstone Land Acquisition Strategy	308	15,000		15,000
Office of Industrial Relations plant and equipment	305			3,396	Ongoing
Gladstone State Development Area acquisitions	308	1,424		1,424
Callide Infrastructure Corridor	308	799		799
State development area property management	Various	200	122	78

Total Property, Plant and Equipment				238,259

Capital Grants
Residential Activation Fund	Various	2,000,000	500,000	500,000	1,000,000
South East Queensland Liveability Fund	Various	200,000	35,832	89,168	75,000
Industry Partnership Program	Various	228,291	25,484	73,916	128,891
Resources Community Infrastructure Fund	Various	218,200	119,065	65,361	33,774
Growing Regions (Round 2)	Various	159,639	11,900	51,709	96,030
Recycling Modernisation Fund	Various	82,227	12,118	30,824	39,285

89

Capital Statement 2025-26

State Development, Infrastructure and Planning
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Translational Manufacturing facility at the Translational Research Institute	303	73,900	39,145	25,880	8,875
Growing Regions (Round 1)	Various	52,983	12,670	14,109	26,204
Mt Isa Transition Fund	315	19,898	2,500	11,790	5,608
Modern Manufacturing Initiative	Various	41,700	16,000	11,750	13,950
Loganlea - Meadowbrook Infrastructure	311	40,000	20,000	9,900	10,100
Toowoomba Railway Parklands	317	20,000		9,000	11,000
Emerging Hydrogen Industry	Various	20,000	11,197	8,419	384
Regional Recovery Partnerships Program	Various	23,650	15,569	8,081
Great Keppel Island Rejuvenation	308	7,750		7,750
Lansdown Eco-Industrial Precinct	318	34,000	12,531	7,500	13,969
Barcaldine Renewable Energy Zone	315	7,000		6,100	900
Public Art Initiatives	Various	10,000		5,000	5,000
Green Urban Infrastructure	Various	10,000		5,000	5,000
Denise Spencer Aquatic Centre	307	5,000		5,000
Plastics Technology Recycling Modernisation Fund	Various	4,627		4,627
Building our Regions (Rounds 1-5)	Various	329,510	324,237	4,600	673
Thriving Suburbs	Various	11,762	1,176	4,117	6,469
Haughton Pipeline Project (Stage 2)	318	195,000	191,000	4,000
The Turbine Project Caloundra	316	4,838	2,195	2,643
National Battery Testing Centre	302	10,000	1,868	2,600	5,532
Community Infrastructure Investment Partnership	311	15,000	10,237	2,563	2,200
Southport Spit	309	33,206	24,121	2,246	6,839
Isaac Resources Centre of Excellence	312	2,000		2,000
Urban Precincts and Partnership Program	Various	3,837		1,500	2,337
Regional Precincts and Partnerships Program	Various	4,957	2,353	1,461	1,143
Recycling and Jobs Fund	Various	135,000		1,000	134,000
Cairns Marine Precinct Shipyards	306	6,000	3,540	820	1,640
Lava Blue Project	314	650	250	400

Total Capital Grants				980,834

GAMES INDEPENDENT INFRASTRUCTURE AND COORDINATION AUTHORITY
Property, Plant and Equipment
2032 Games Venues Program[2]	Various	5,590,618	183	56,500	5,533,935

Total Property, Plant and Equipment				56,500

90

Capital Statement 2025-26

State Development, Infrastructure and Planning
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Capital Grants
2032 Games Venues Program[3]	Various	1,512,382	1,564	89,000	1,421,818

Total Capital Grants				89,000

ECONOMIC DEVELOPMENT QUEENSLAND
Property, Plant and Equipment
Northshore Hamilton	302	441,335	152,411	68,126	220,797
Housing Enabling Infrastructure	Various	80,400	8,819	53,621	17,960
Coolum Eco Industrial Park (Stage 2)	316	34,664	15,408	17,699	1,557
Currumbin Eco-Parkland	309	37,659	20,263	17,303	93
Clinton Industrial Estate (Stage 6)	308	16,212	2,674	11,933	1,605
Southport Housing Precinct	309	27,988	18,275	9,713
Lumina (Gold Coast Health and Knowledge Precinct)	309	42,954	32,737	4,167	6,051
Salisbury Plains Industrial Precinct	312	9,767	3,187	2,080	4,500
Cairns Regional Industrial Estate	306	32,992	10,385	1,857	20,750
Parkside Yeronga	303	30,960	29,399	1,561
Minor Works	Various	19,765	1,000	1,515	17,250
The Village, Oonoonba (Stage 2)	318	21,226	647	1,158	19,422
Yeerongpilly Green	303	57,028	54,385	1,038	1,605
Songbird, Oxley	310	35,934	34,852	1,008	75
Rosella Mackay (Stage 1)	312	16,000		1,000	15,000
Carseldine Village	302	35,457	34,357	658	442
Gladstone State Development Area	308	77,056	69,006	350	7,700
Townsville Regional Industrial Estate	318	8,751	4,751	200	3,800

Total Property, Plant and Equipment				194,987

Capital Grants
Social and Affordable Housing	Various	215,600	41,507	174,093
Waraba Road, Water & Sewer Catalyst Infrastructure	313	100,000	10,000	31,000	59,000
Gladstone State Development Area	308	6,200	2,000	4,200

Total Capital Grants				209,293

SOUTH BANK CORPORATION
Property, Plant and Equipment
Brisbane Convention and Exhibition Centre enhancements and replacements	305			30,490	Ongoing

91

Capital Statement 2025-26

State Development, Infrastructure and Planning
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
South Bank Parklands enhancements and replacements	305			13,655	Ongoing
Investment properties - other enhancements and replacements	305			5,826	Ongoing

Total Property, Plant and Equipment				49,971

TOTAL STATE DEVELOPMENT, INFRASTRUCTURE AND PLANNING (PPE)				539,717

TOTAL STATE DEVELOPMENT, INFRASTRUCTURE AND PLANNING (CG)				1,279,127

Notes:

1.	Reflects budget provisions pending Government consideration of 2032 Games Athletes Villages arrangements.
2.	Reflects budget provisions pending Government consideration of venues projects.
3.	Total program includes budget provisions - approved agency funding for venues program of $84 million in 2025-26. Includes funding for venue from local government.

92

Capital Statement 2025-26

3.19	TRADE, EMPLOYMENT AND TRAINING

In 2025–26, the Trade, Employment and Training portfolio, including Trade and Investment Queensland and TAFE Queensland, has capital purchases of $90.6 million and capital grants of $16.4 million.

Department of Trade, Employment and Training

The 2025–26 capital program for the Department of Trade, Employment and Training of $79 million includes $62.6 million of capital purchases and $16.4 million of capital grants.

Program Highlights (Property, Plant and Equipment)

•	$20 million to commence delivery of a new $78 million Caloundra TAFE Centre of Excellence with a focus on construction trades.

•

$13.6 million to complete the expansion of the Great Barrier Reef International Marine College in Cairns. The works will accommodate a new workshop with patrol guard boat engine simulation, new boat store, new classrooms and new student and staff facilities.

•

$6.6 million to commence delivery of a new $60 million Moreton Bay TAFE Centre of Excellence. The facility will include an Advanced Manufacturing Hub and support workforce training and address critical skill shortages in various sectors.

•

$21.4 million to deliver the Annual Training Infrastructure Program, including building and fire compliance works and asset condition upgrades for various TAFE locations across Queensland. The program focuses on improving safety, sustainability and resilience by the renewal and upgrades of roofs, roads, carparks, electrical works, building management and heating, ventilation and air conditioning systems.

Program Highlights (Capital Grants)

•

$7.9 million to commence delivery of a new $61.1 million state-of-the-art Rockhampton TAFE Excellence Precinct to put more tradies on tools, allowing Rockhampton Hospital to benefit from expanded facilities at the existing Canning Street site, and unlock surplus land for 200 additional homes.

Trade, Employment and Training
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
DEPARTMENT OF TRADE, EMPLOYMENT AND TRAINING
Property, Plant and Equipment
Great Barrier Reef International Marine College expansion	306	17,600	4,000	13,600
TAFE Centres of Excellence
Caloundra TAFE Centre of Excellence	316	78,000		20,000	58,000
Manufacturing Centre of Excellence	319	5,000	4,000	1,000
Moreton Bay TAFE Centre of Excellence	314	60,000		6,600	53,400
Annual Training Infrastructure Program	Various			21,417	Ongoing

93

Capital Statement 2025-26

Trade, Employment and Training
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000

Total Property, Plant and Equipment				62,617

Capital Grants
Central Queensland Renewable Energy Training Facility[1]	308	15,000	500		14,500
North Queensland Apprenticeship Centre of Excellence	318	15,000	7,500	7,500
Rockhampton TAFE Excellence Precinct	308	61,060		7,920	53,140
Russell Island Marine and Construction Training	301	2,000		1,000	1,000

Total Capital Grants				16,420

TAFE QUEENSLAND
Property, Plant and Equipment
Training and operational equipment acquisition, replacement and modernisation
Modernisation and reinvigoration projects	Various			8,712	Ongoing
Rolling replacement program	Various			4,344	Ongoing
Product development	Various			7,060	Ongoing
Aviation Australia capital program	Various			500	Ongoing
Regional Economic Future Fund
Renewable Energy Training Hubs	Various	2,205		2,205
Mobile Renewable Energy Training Facilities	Various	2,056		2,056
Critical Minerals Training Hub	315	1,877		1,877

Total Property, Plant and Equipment				26,754

TRADE AND INVESTMENT QUEENSLAND
Property, Plant and Equipment
Right of Use Lease Asset	305			1,254	Ongoing

Total Property, Plant and Equipment				1,254

TOTAL TRADE, EMPLOYMENT AND TRAINING (PPE)				90,625

TOTAL TRADE, EMPLOYMENT AND TRAINING (CG)				16,420

Notes:

1.	Post 2025-26 funds are held centrally.

94

Capital Statement 2025-26

3.20	TRANSPORT AND MAIN ROADS

In 2025–26, total capital purchases for the Transport and Main Roads portfolio are $9.259 billion including capital grants of $703 million. The portfolio includes the Department of Transport and Main Roads, Queensland Rail, Cross River Rail Delivery Authority, Far North Queensland Ports Corporation Limited, Gladstone Ports Corporation Limited, North Queensland Bulk Ports Corporation Limited, Port of Townsville Limited, RoadTek, and Gold Coast Waterways Authority.

Department of Transport and Main Roads

In 2025–26, capital purchases and capital grants total $7.026 billion towards infrastructure investment across the state. The Department of Transport and Main Roads designs, delivers and maintains transport infrastructure with a vision of connected communities in a sustainable, thriving and inclusive Queensland.

Program Highlights (Property, Plant and Equipment)

Contractually committed

•	$950 million towards Queensland Train Manufacturing Program, at a total estimated capital cost of $4.869 billion.

•	$603 million towards Logan and Gold Coast Faster Rail, as part of a total commitment of $5.750 billion (jointly funded with the Australian Government).

•	$610 million towards Coomera Connector (Stage 1), Coomera to Nerang, at a total estimated cost of $3.500 billion (jointly funded with the Australian Government).

•	$412 million towards Bruce Highway Targeted Safety Program, at a total estimated cost of $9 billion (jointly funded with the Australian Government).

•	$285 million towards Beerburrum to Nambour Rail Upgrade (Stage 1), as part of a total commitment of $1.004 billion (jointly funded with the Australian Government).

•	$193 million towards Rockhampton Ring Road, at a total estimated cost of $1.980 billion (jointly funded with the Australian Government).

•	$114 million towards New Generation Rollingstock, European Train Control System fitment, install new signalling, at a total estimated cost of $380.5 million.

•

$82 million towards Bruce Highway (Brisbane - Gympie), Dohles Rocks Road to Anzac Avenue upgrade (Stage 1), as part of a total commitment of $290 million (jointly funded with the Australian Government).

•	$65 million towards Centenary Bridge Upgrade, at a total estimated cost of $353.5 million (jointly funded with the Australian Government).

Planned investments

•	The Wave (Stage 1). Stage 1 is a new dual-track rail line from Beerwah to Caloundra.

•	Pacific Motorway, Exit 45 (North) Ormeau, design and pre-construction.

•	Warrego Highway (Ipswich - Toowoomba), Bremer River Bridge, strengthening.

•	Sunshine Motorway, Mooloolah River Interchange Upgrade (Stage 1).

•	Bruce Highway (Gympie - Maryborough), Tiaro Bypass, construct bypass.

•	Bruce Highway (Mackay - Proserpine), O’Connell River to Proserpine (Goorganga Floodplain), upgrade flood immunity.

•	Proserpine - Shute Harbour Road upgrades.

95

Capital Statement 2025-26

•	Kennedy Highway (Cairns - Mareeba), Barron River bridge (Kuranda) replacement.

Details of the planned investments can be viewed in the Queensland Transport and Roads Investment Program (QTRIP).

Program Highlights (Capital Grants)

•	$76 million towards Transport Infrastructure Development Scheme to local governments, including Aboriginal and Torres Strait Islander community assistance.

•	$33 million towards development of the cycle network throughout Queensland.

•	$30 million towards Country Roads Connect, at a total estimated cost of $100 million.

•	$30 million towards the School Bus Upgrade Program.

RoadTek

In 2025–26, $30 million is allocated to replace construction plant and equipment for road construction and maintenance throughout Queensland.

Queensland Rail

In 2025–26, $1.675 billion is allocated towards capital purchases for Queensland Rail.

Program Highlights (Property, Plant and Equipment)

The funding is provided to support projects that will grow or enhance the Queensland Rail network including:

•	$190.2 million towards implementing the European Train Control System Signalling Program: Phase 1 in the Brisbane Inner City Network.

•	$166.9 million towards European Train Control Systems Signalling technology between Beenleigh and Varsity Lakes.

•	$122.4 million towards constructing Clapham Yard Stabling at Moorooka.

•	$111.6 million towards upgrading vehicle and pedestrian access at Mayne Yard.

•	$95 million towards upgrading train stations on the Beenleigh line from Fairfield to Salisbury.

The funding will also support projects that will replace, renew and upgrade rail infrastructure, rollingstock, buildings, facilities, and other network assets including:

•	Rollingstock, operational facilities, track infrastructure, civil structures and signalling in the South East Queensland and regional networks.

•	Business enabling investment on corporate, property and ICT works.

96

Capital Statement 2025-26

Gold Coast Waterways Authority

In 2025–26, the Gold Coast Waterways Authority has allocated $8 million to improve management of, and provide better access to, the Gold Coast waterways, canals and rivers and to deliver public realm works as part of the implementation of The Spit Master Plan.

Program Highlights (Property, Plant and Equipment)

•	$3.4 million to purchase a new work vessel and deliver safety improvements to the Sand Bypass System.

•	$3.1 million to deliver the Spit Works Program, including completion of the Doug Jennings Park revitalisation.

•	$1.4 million to commence boating infrastructure upgrades to the Paradise Point Boat Ramp and completion of the Santa Barbara Boat Ramp.

Cross River Rail Delivery Authority

In 2025–26, $267 million has been allocated to construct a new 10.2 kilometre rail line from Dutton Park to Bowen Hills, including 5.9 kilometres of twin tunnels under the Brisbane River and CBD, and four new underground stations.

Program Highlights (Property, Plant and Equipment)

•

$267 million in 2025–26 to continue delivery of Cross River Rail. The project is still in negotiations with the contractors and the total estimated cost for the project is expected to be more than $17 billion.

Far North Queensland Ports Corporation Limited

In 2025–26, Far North Queensland Ports Corporation Limited has allocated $55.1 million towards new and continuing development within its ports in Far North Queensland.

Program Highlights (Property, Plant & Equipment)

•	$38.4 million for the Cairns Marine Precinct Common User Facility, at a total estimated cost of $387 million (pending further discussion with the Australian Government).

Gladstone Ports Corporation Limited

In 2025–26, Gladstone Ports Corporation Limited has allocated $105.7 million towards ongoing development of the Port of Gladstone and additional works at the Port of Bundaberg and the Port of Rockhampton (Port Alma).

Program Highlights (Property, Plant and Equipment):

•	$27 million towards Northern Land Expansion Project (NLEP) Southern Bund Construction at Fisherman’s Landing at a total estimated cost of $99.5 million.

North Queensland Bulk Ports Corporation

In 2025–26, North Queensland Bulk Ports Corporation has allocated $31 million to continue planning and development initiatives to meet industry requirements for export facilities.

97

Capital Statement 2025-26

Program Highlights (Property, Plant and Equipment):

•	$17.9 million for development of new Heavy Duty hardstand at George Bell Drive to cater for container storage and handling of break bulk cargo, at a total estimated cost of $18.5 million.

•	$1.6 million of a total $5 million for design and planning works relating to the Bowen Wharf facility. Total estimated cost for completion of the Bowen Wharf project is $50 million.

Port of Townsville Limited

In 2025–26, Port of Townsville Limited has allocated $60.9 million towards ongoing development at the Port of Townsville.

Program Highlights (Property, Plant and Equipment)

•	$27.4 million to complete development of the Townsville East Port Laydown Area to support the import of oversize project cargo in the region, at a total estimated cost of $40 million.

•

$3.1 million to carry out environmental monitoring following practical completion of the Channel Capacity Upgrade project. Total estimated cost of the Channel Capacity Upgrade project is $251.2 million.

Transport and Main Roads

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
DEPARTMENT OF TRANSPORT AND MAIN ROADS ¹ ²
Property, Plant and Equipment
South Coast
Natural Disaster Program - South Coast	Various	34,083		28,815	5,269
National Land Transport Network Upgrades - South Coast	Various	1,022,000	81,322	5,960	934,718
Passenger Transport Infrastructure - South Coast	Various	12,993	1,156	6,921	4,915
State Road Network Upgrades - South Coast	Various	119,500	6,041	24,044	89,415
Targeted Road Safety Programs - South Coast	Various	88,483	5,013	32,086	51,385
Beaudesert - Beenleigh Road, Milne Street to Tallagandra Road, duplicate to four lanes	311	20,000	8,206	10,794	1,000
Brisbane - Beenleigh Road, Kingston Road and Compton Road, upgrade intersection	311	21,400	9,946	10,054	1,400
Coomera Connector (Stage 1), Coomera to Nerang	309	3,500,000	1,498,181	610,000	1,391,819

98

Capital Statement 2025-26

Transport and Main Roads

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Cunningham Highway (Ipswich - Warwick), 2020 Disaster Recovery Funding Arrangements reconstruction works	310	274,200	217,542	56,658
Gold Coast Light Rail (Stage 3), Broadbeach South to Burleigh Heads	309	1,549,000	1,081,292	360,000	107,708
Loganlea train station relocation	311	173,760	59,617	65,028	49,115
Loganlea train station, upgrade park ‘n’ ride	311	16,987	5,946	6,796	4,245
Mount Lindesay Highway (Brisbane - Beaudesert), Johanna Street to South Street (Jimboomba), duplication	311	95,000	26,879	33,121	35,000
New Gold Coast Stations (Pimpama, Hope Island and Merrimac) ³	309	500,000	361,534	138,466
Pacific Motorway, Varsity Lakes (Exit 85) to Tugun (Exit 95) upgrade	309	1,500,000	1,282,082	100,000	117,918
Other construction - South Coast	Various			100,744	Ongoing

Sub-total South Coast				1,589,486

Metropolitan
Active Transport - Metropolitan	Various	46,516	910	1,040	44,566
Bruce Highway Upgrades - Metropolitan	Various	176,000	17,727	8,289	149,984
National Land Transport Network Upgrades - Metropolitan	Various	1,367,500	115,158	113,960	1,138,381
Passenger Transport Infrastructure - Metropolitan	Various	73,410	8,783	3,000	61,627
State Road Network Upgrades - Metropolitan	Various	249,100	9,107	35,366	204,627
Targeted Road Safety Programs - Metropolitan	Various	4,380	1,206	3,174
Centenary Bridge Upgrade	304	353,500	179,013	65,000	109,487
Inner Northern Busway, Roma Street, improve bus station	305	12,000	10,000	2,000
Samford Sub-Arterial Road (Samford Road) and Glen Holm Street, upgrade intersection	304	12,000	7,624	1,834	2,542
Other construction - Metropolitan	Various			86,631	Ongoing

Sub-total Metropolitan				320,294

North Coast
Bruce Highway Upgrades - North Coast	Various	1,861,000	66,713	85,000	1,709,287
Maritime Infrastructure - North Coast	Various	2,500	10	60	2,430
Rail Infrastructure Improvements - North Coast	Various	5,500,000	34,387	140,462	5,325,151
State Road Network Upgrades - North Coast	Various	1,513,770	95,237	156,197	1,262,336

99

Capital Statement 2025-26

Transport and Main Roads

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Targeted Road Safety Programs - North Coast	Various	42,671	763	14,921	26,987
Beerburrum to Nambour Rail Upgrade (Stage 1)	316	1,004,191	243,040	284,561	476,591
Bruce Highway (Brisbane - Gympie), Dohles Rocks Road to Anzac Avenue upgrade (Stage 1)	314	290,000	81,167	82,000	126,833
Caboolture - Bribie Island Road Upgrade Program	313	48,230	19,124	15,000	14,106
Other construction - North Coast	Various			81,607	Ongoing

Sub-total North Coast				859,808

Wide Bay Burnett
Bruce Highway Upgrades - Wide Bay Burnett	319	418,800	24,663	3,500	390,637
Maritime Infrastructure - Wide Bay Burnett	319	4,150	499	2,701	950
State Road Network Upgrades - Wide Bay Burnett	319	140,150	14,169	6,019	119,962
Targeted Road Safety Programs - Wide Bay Burnett	319	36,928	550	13,296	23,082
D’Aguilar Highway (Yarraman - Kingaroy), Alexander Lane to Bunya Highway, improve safety	319	31,110	21,077	6,137	3,896
D’Aguilar Highway (Yarraman - Kingaroy), Bushnell Road to Homley Road, strengthen and widen pavement	319	11,500	3,935	5,674	1,891
Isis Highway (Bundaberg - Childers), various locations, improve safety	319	41,943	22,556	15,814	3,573
Other construction - Wide Bay Burnett	319			74,744	Ongoing

Sub-total Wide Bay Burnett				127,885

Darling Downs
Active Transport - Darling Downs	Various	8,085		808	7,276
Targeted Road Safety Programs - Darling Downs	Various	59,435	6,729	34,280	18,426
Cunningham Highway (Ipswich - Warwick), Tregony to Maryvale, improve safety	307	25,200	848	19,312	5,040
Cunningham Highway (Warwick - Inglewood), improve safety	307	18,100	2,372	10,727	5,001
Esk - Hampton Road, Perseverance Creek, replace culvert	307	12,161	3,513	7,494	1,155
Toowoomba - Cecil Plains Road, improve safety	307	27,031	2,485	18,500	6,046

100

Capital Statement 2025-26

Transport and Main Roads

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Toowoomba - Cecil Plains Road, strengthen and widen pavement	317	10,500	11	9,689	800
Other construction - Darling Downs	Various			70,094	Ongoing

Sub-total Darling Downs				170,904

South West
State Road Network Upgrades - South West	Various	10,000	120	880	9,000
Targeted Road Safety Programs - South West	Various	4,028	98	2,716	1,215
Other construction - South West	Various			25,028	Ongoing

Sub-total South West				28,624

Fitzroy
Active Transport - Fitzroy	308	4,755		475	4,279
Bruce Highway Upgrades - Fitzroy	308	376,578	19,112	38,800	318,665
Natural Disaster Program - Fitzroy	308	627	300	327
State Road Network Upgrades - Fitzroy	308	138,891	1,808	4,631	132,451
Targeted Road Safety Programs - Fitzroy	308	15,044	534	14,510
Bruce Highway (Gin Gin - Benaraby), Station Creek and Boyne River, upgrade bridges	308	13,800	3,687	6,113	4,000
Dawson Developmental Road (Springsure - Tambo), priority upgrades	308	25,538	5,412	4,080	16,046
Rockhampton Ring Road	308	1,980,000	379,879	193,401	1,406,719
Rockhampton - Yeppoon Road, Yeppoon Road upgrade	308	155,000	124,221	19,976	10,803
Other construction - Fitzroy	308			39,496	Ongoing

Sub-total Fitzroy				321,810

Central West
State Road Network Upgrades - Central West	315	239,524	1,883	4,710	232,931
Other construction - Central West	315			27,145	Ongoing

Sub-total Central West				31,855

Mackay Whitsunday
Active Transport - Mackay Whitsunday	312	1,800	451	1,274	75
Bruce Highway Upgrade Program - Mackay Whitsunday	312	850,000	26,523	5,000	818,477
Maritime Infrastructure - Mackay Whitsunday	312	10,000	10	500	9,490
State Road Network Upgrades - Mackay Whitsunday	312	243,160	35,795	29,627	177,738

101

Capital Statement 2025-26

Transport and Main Roads

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Targeted Road Safety Programs - Mackay Whitsunday	312	26,275	2,568	9,127	14,580
Other construction - Mackay Whitsunday	312			29,473	Ongoing

Sub-total Mackay Whitsunday				75,001

Northern
Active Transport - Northern	318	1,000	350	650
Bruce Highway Upgrades - Northern	318	48,000	3,050	667	44,283
Corridor Preservation - Northern	318	12,501	6,460	150	5,891
National Land Transport Network Upgrades - Northern	318	8,600		1,000	7,600
State Road Network Upgrades - Northern	318	7,000	100	4,000	2,900
Targeted Road Safety Programs - Northern	318	48,010	3,771	3,729	40,510
Bruce Highway (Bowen - Ayr), Burdekin River Bridge, rehabilitation program	318	96,931	65,713	4,500	26,717
Garbutt - Upper Ross Road (Riverway Drive) (Stage 2), Allambie Lane to Dunlop Street, duplicate to four lanes	318	135,000	33,268	30,000	71,732
Ross River Road, Mabin Street to Rolfe Street, improve safety	318	19,320	3,267	4,309	11,744
Townsville Connection Road (Stuart Drive), Bowen Road Bridge (Idalia), duplicate bridge and approaches	318	99,800	55,817	30,204	13,779
Townsville Connection Road (Stuart Drive), University Road to Bowen Road Bridge (Idalia), improve safety	318	96,000	69,621	17,900	8,479
Other construction - Northern	318			31,458	Ongoing

Sub-total Northern				128,567

North West
National Land Transport Network Upgrades - North West	315	121,725	4,962	614	116,149
State Road Network Upgrades - North West	315	34,750	1,182	4,794	28,774
Burke Developmental Road (Cloncurry - Normanton), various locations, widen pavement	315	11,240	200	4,600	6,440
Other construction - North West	315			32,720	Ongoing

Sub-total North West				42,727

Far North
Bruce Highway Upgrades - Far North	Various	243,000	16,245	8,373	218,382
Maritime Infrastructure - Far North	Various	16,565	1,289	7,775	7,500

102

Capital Statement 2025-26

Transport and Main Roads

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Natural Disaster Program - Far North	Various	24,951	700	8,305	15,946
State Road Network Upgrades - Far North	Various	1,199,500	40,270	22,280	1,136,950
Targeted Road Safety Programs - Far North	Various	17,925	390	3,144	14,391
Cairns Southern Access Cycleway, construct cycleway	306	41,529	30,611	240	10,678
Gulf Developmental Road (Georgetown - Mount Garnet) (Package 4), strengthen and widen pavement	315	12,060	1,408	5,361	5,291
Kennedy Highway (Mareeba - Ravenshoe), design and construct overtaking lanes	306	12,354	2,721	3,700	5,932
Torres Strait Islands Marine Infrastructure Program, funding allocation	315	38,120	2,266	6,800	29,054
Other construction - Far North	Various			120,960	Ongoing

Sub-total Far North				186,938

Statewide
Natural Disaster Program - Statewide	Various	200,000		2,000	198,000
Passenger Transport Infrastructure - Statewide	Various	21,500		5,000	16,500
Rail Infrastructure Improvements - Statewide	Various	20,000	1,000	3,000	16,000
Bruce Highway Targeted Safety Program, funding allocation	Various	9,000,000	13,340	412,000	8,574,660
Inland Freight Route (Charters Towers to Mungindi), funding allocation	Various	1,000,000	61,341	30,186	908,473
Logan and Gold Coast Faster Rail	311	5,750,155	898,200	603,000	4,248,956
New Generation Rollingstock, Automatic Train Operation and Platform Screen Doors fitment	Various	275,700	108,675	46,589	120,436
New Generation Rollingstock, European Train Control System fitment, install new signalling	Various	380,484	206,275	114,004	60,206
New Generation Rollingstock, integration and ancillary works	Various	51,600	4,145	20,000	27,455
Queensland Train Manufacturing Program	319	4,869,000	1,484,321	950,000	2,434,679
Targeted Road Safety Program, Camera Detected Offences Program, Camera Assets	Various	155,183	7,048	4,050	144,085
Targeted Road Safety Program, Road Safety	Various	1,115,129	74,990	16,628	1,023,512
Other construction - Statewide	Various			97,725	Ongoing

Sub-total Statewide				2,304,181

Other Plant and Equipment

103

Capital Statement 2025-26

Transport and Main Roads

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Corporate buildings	Various			18,000	Ongoing
Information technology	Various			10,000	Ongoing
Plant and Equipment	Various			52,579	Ongoing
Rail Replacement Bus	Various	134,200	115,300	18,900
Zero Emission Bus	Various	38,000	2,600	35,400

Sub-total Other Plant and Equipment				134,879

Total Property, Plant and Equipment				6,322,958

Capital Grants
Black Spot Program	Various			29,479	Ongoing
Country Roads Connect	Various	100,000	10,000	30,000	60,000
Cycling Program	Various			32,903	Ongoing
Safer Roads Better Transport	Various			6,560	Ongoing
School Bus Upgrade Program	Various			29,855	Ongoing
School Transport Infrastructure Program	Various	75,056	47,221	9,810	18,025
Transport Infrastructure Development Scheme	Various			75,950	Ongoing
Wheelchair accessible taxi sustainability funding	Various	27,215	20,890	6,325
Capital grants - Transport and Roads	Various			482,132	Ongoing

Total Capital Grants				703,015

ROADTEK
Property, Plant and Equipment
Construction Plant Works	Various			30,000	Ongoing

Total Property, Plant and Equipment				30,000

QUEENSLAND RAIL LIMITED1 2 4
Property, Plant and Equipment
Other Rail Growth	Various			92,529	Ongoing
Queensland Rail Enterprise	Various			39,704	Ongoing
Rail Network Enhancements	Various			197,925	Ongoing
Rail Regional Network Maintenance	Various			257,381	Ongoing
Rail SEQ Network Maintenance	Various			193,897	Ongoing
Rail Station and Access Improvements	Various			101,227	Ongoing
Buranda train station, Arne Street (Woolloongabba), upgrade station	303	70,079	50,954	19,125
Clapham Yard Stabling (Moorooka), construct stabling yard	303	692,728	253,270	122,386	317,072

104

Capital Statement 2025-26

Transport and Main Roads

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
European Train Control System Level 2: Stage 1 – Beenleigh to Varsity Lakes	Various	339,000	52,900	166,900	119,200
European Train Control System Signalling Program: Phase 1 (Pilot line, Tunnel, and Sector 1 to Moorooka)	305	1,318,323	788,380	190,200	339,743
Lindum train station, Sibley Road, upgrade station	301	62,381	61,316	1,065
Mayne Yard Accessibility	305	300,432	188,877	111,556
Morningside train station, Waminda Street, upgrade station	301	68,025	64,749	3,276
Signalling Integration Works	305	250,259	167,243	83,016
Station Upgrades Fairfield to Salisbury	303	203,371	108,381	94,989

Total Property, Plant and Equipment				1,675,174

GOLD COAST WATERWAYS AUTHORITY
Property, Plant and Equipment
Boating Infrastructure Program, various locations (Gold Coast Waterways Authority)	309			1,350	Ongoing
Navigational Access and Safety Program, various locations, dredging navigation channels (Gold Coast Waterways Authority)	309			200	Ongoing
Plant, equipment and minor works (Gold Coast Waterways Authority)	309			3,400	Ongoing
Spit Masterplan (Southport), northern end of Main Beach, implement spit masterplan (Gold Coast Waterways Authority)[5]	309	24,236	15,953	3,057	5,226

Total Property, Plant and Equipment				8,007

CROSS RIVER RAIL DELIVERY AUTHORITY
Property, Plant and Equipment
Cross River Rail	305	7,839,315	7,397,932	266,954	174,429

Total Property, Plant and Equipment				266,954

Capital Grants
Cross River Rail - third party returnable works	305	179,159	179,159
Total Capital Grants
FAR NORTH QUEENSLAND PORTS CORPORATION LIMITED¹ ²
Property, Plant and Equipment
Tingira Street Subdivision Development[6]	306	8,389	5,889	500	2,000
Smith’s Creek Cargo Land Consolidation[6]	306	3,780	1,000	1,800	980
Cairns Marine Precinct - Common User Facility	306	387,000	35,500	38,400	313,100

105

Capital Statement 2025-26

Transport and Main Roads

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
Site decontamination at Cityport Precinct 5	306	8,824	3,824	2,500	2,500
Buildings and Land Development	306			5,000	Ongoing
Port Facilities	306			6,920	Ongoing

Total Property, Plant and Equipment				55,120

GLADSTONE PORTS CORPORATION LIMITED¹ ²
Property, Plant and Equipment
Northern Land Expansion Project[7]	308	99,492	27,235	27,000	45,257
Marine Infrastructure	308			220	Ongoing
Buildings and Land Development	Various			6,395	Ongoing
Port Facilities	308			72,123	Ongoing

Total Property, Plant and Equipment				105,738

NORTH QUEENSLAND BULK PORTS CORPORATION LIMITED¹ ²
Property, Plant and Equipment
Towage Infrastructure for Port of Abbot Point - Feasibility Studies[8]	312	8,280	780	1,500	6,000
Middle Breakwater Fuel Line Supports Replacement	312	12,461	11,461	1,000
Bowen Wharf	312	49,958	2,458	1,550	45,950
Wharf 1 Extension - Feasibility Studies[9]	312	5,000	400	2,100	2,500
George Bell Dr Heavy Duty Laydown[10]	312	18,518	618	17,900
New Port of Mackay Office	312	12,334	834	1,000	10,500
Mulherin Park Improvement	312	1,385	135	500	750
Buildings and Land Development	312			5,026	Ongoing
Port Facilities	312			200	Ongoing
Marine Infrastructure	312	2,000		250	1,750

Total Property, Plant and Equipment				31,026

PORT OF TOWNSVILLE LIMITED¹ ²
Property, Plant and Equipment
Channel capacity upgrade	318	251,180	248,073	3,107
Townsville East Port Laydown Area	318	40,000	12,636	27,364
Transport Infrastructure	318			1,100	Ongoing
Marine Infrastructure	318			2,058	Ongoing
Port Facilities	318			27,227	Ongoing

Total Property, Plant and Equipment				60,856

106

Capital Statement 2025-26

Transport and Main Roads

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
TOTAL TRANSPORT AND MAIN ROADS (PPE)				8,555,833

TOTAL TRANSPORT AND MAIN ROADS (CG)				703,015

Notes:

1.	Non-contracted projects have been consolidated on a program basis while planning and commercial negotiations are undertaken.
2.	Contracted projects have been disclosed individually. Any changes to project details from 2024-25 are in accordance with project contracts.
3.

The existing committed budget excludes an additional funding allocation being held centrally to address cost pressures and support the completion of the project. The allocation of these funds is subject to the finalisation of commercial negotiations.

4.	Numbers may not add due to rounding.
5.	This capital value makes up part of the overall $60 million Spit Master Plan works program being implemented by GCWA and other delivery entities.
6.	Reduced total estimated costs due to change in scope tied to outcomes of Cairns Marine Precinct development consideration.
7.	Reduced scope resulting in reduced total expenditure.
8.	Change in project name from Marine Offloading Facility Expansion - Stage 1.
9.	Change in project name from Wharf 1 Western Deck Extension - planning.
10.	Change in project name from New Container Heavy Duty Laydown Area.

107

Capital Statement 2025-26

3.21	WOMEN, ABORIGINAL AND TORRES STRAIT ISLANDER PARTNERSHIPS AND MULTICULTURALISM

The Department of Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism portfolio’s Capital Outlays for
2025–26 are estimated to be $10.6 million.

Department of Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism

Total capital purchases for the Department of Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism are estimated to be $1.2 million in 2025–26. The total capital grants for the department are estimated to be $9.4 million in 2025–26.

Program Highlights (Property, Plant and Equipment)

•	$740,000 for fit-out works and other property, plant and equipment to support the department’s office accommodation requirements.

•	$500,000 for acquisitions and upgrades of property plant and equipment to support cultural heritage and facilitate economic participation of Aboriginal and Torres Strait Islander peoples.

Program Highlights (Capital Grants)

•	$5 million in 2025–26 and a total of $8.2 million for regional infrastructure to support Aboriginal and Torres Strait Islander people across regional Queensland.

•	$2.7 million towards the construction of Queensland’s first Chinese Culture and Heritage Centre in Cairns.

•

$1.3 million in 2025–26 and a total of $5 million to establish a capital infrastructure program that will provide funding to not-for-profit multicultural community groups for the building or upgrade of facilities that meet community needs.

•

$390,000 in 2025–26 and a total of $3.5 million contribution to establish a Holocaust Museum and Education Centre in Brisbane to honour victims of the Holocaust and support students and the broader community to explore and understand the impact of racism.

108

Capital Statement 2025-26

Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
DEPARTMENT OF WOMEN, ABORIGINAL AND TORRES STRAIT ISLANDER PARTNERSHIPS AND MULTICULTURALISM
Property, Plant and Equipment
Fit-out and minor capital works	Various			402	Ongoing
Land and building acquisitions and upgrades	Various			500	Ongoing
Meriba Omasker Kaziw Kazipa office - minor works	Various	570	232	338

Total Property, Plant and Equipment				1,240

Capital Grants
Regional Infrastructure	Various	8,178	874	4,962	2,342
Multicultural Connect Infrastructure	Various	5,000		1,250	3,750
Holocaust Museum	305	3,500	3,110	390
Cairns Chinese Culture and Heritage Centre	306	2,700		2,700
Vietnamese Monument	310	100		100

Total Capital Grants				9,402

TOTAL WOMEN, ABORIGINAL AND TORRES STRAIT ISLANDER PARTNERSHIPS AND MULTICULTURALISM (PPE)				1,240

TOTAL WOMEN, ABORIGINAL AND TORRES STRAIT ISLANDER PARTNERSHIPS AND MULTICULTURALISM (CG)				9,402

109

Capital Statement 2025-26

3.22	YOUTH JUSTICE AND VICTIM SUPPORT

Department of Youth Justice and Victim Support

The capital works program for the Department of Youth Justice and Victim Support is $343.1 million in 2025–26. These funds provide the infrastructure to support young people and help prevent and respond to crime and violence.

Program Highlights (Property, Plant and Equipment)

•	$330.3 million for the continued construction and establishment of the Woodford Youth Detention Centre.

•	$12.9 million for ongoing upgrades and minor works to Youth Detention centres and Youth Justice services centres.

Youth Justice and Victim Support

Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-25 $‘000	Budget 2025-26 $‘000	Post 2025-26 $‘000
DEPARTMENT OF YOUTH JUSTICE AND VICTIM SUPPORT
Property, Plant and Equipment
Woodford Youth Detention Centre - 80 bed with provision for expansion construction project	313	982,610	218,736	330,000	433,874
Woodford Youth Detention Centre - establishment costs	313	409		285	124
Youth Justice facilities	Various			12,862	Ongoing

Total Property, Plant and Equipment				343,147

TOTAL YOUTH JUSTICE AND VICTIM SUPPORT (PPE)				343,147

110

Capital Statement 2025-26

Appendices

Appendix A:	Entities included in capital outlays 2025–26

Customer Services, Open Data and Small and Family Business

•	Department of Customer Services, Open Data and Small and Family Business

•	CITEC

Education

•	Department of Education

•	Queensland Curriculum and Assessment Authority

•	Arts Queensland

•	Library Board of Queensland

•	Queensland Art Gallery

•	Queensland Museum

•	Queensland Performing Arts Trust

Environment, Tourism, Science and Innovation

•	Department of Environment, Tourism, Science and Innovation

Families, Seniors, Disability Services and Child Safety

•	Department of Families, Seniors, Disability Services and Child Safety

Housing and Public Works

•	Department of Housing and Public Works

•	QBuild

•	Queensland Building and Construction Commission

Justice

•	Department of Justice

•	Crime and Corruption Commission

•	Legal Aid Queensland

•	Public Trustee of Queensland

•	Office of the Queensland Ombudsman

Legislative Assembly of Queensland

•	Legislative Assembly of Queensland

111

Capital Statement 2025-26

Local Government, Water and Volunteers

•	Department of Local Government, Water and Volunteers

•	Gladstone Area Water Board

•	Mount Isa Water Board

•	Seqwater

•	SunWater Limited

Natural Resources and Mines, Manufacturing and Regional and Rural Development

•	Department of Natural Resources and Mines, Manufacturing and Regional and Rural Development

Premier and Cabinet

•	Department of the Premier and Cabinet

Primary Industries

•	Department of Primary Industries

•	Queensland Racing Integrity Commission

Queensland Corrective Services

•	Queensland Corrective Services

Queensland Fire Department

•	Queensland Fire Department

•	Queensland Reconstruction Authority

Queensland Health

•	Queensland Health and Hospital and Health Services

•	Council of the Queensland Institute of Medical Research

Queensland Police Service

•	Queensland Police Service

Queensland Treasury

•	Queensland Treasury

•	CleanCo Queensland Limited

•	CS Energy Limited

•	Energy Queensland Limited

•	Powerlink Queensland

•	Queensland Hydro Pty Ltd

•	Stanwell Corporation Limited

112

Capital Statement 2025-26

Sport, Racing and Olympic and Paralympic Games

•	Department of Sport, Racing and Olympic and Paralympic Games

•	Stadiums Queensland

State Development, Infrastructure and Planning

•	Department of State Development, Infrastructure and Planning

•	Economic Development Queensland

•	Games Independent Infrastructure and Coordination Authority

•	South Bank Corporation

Trade, Employment and Training

•	Department of Trade, Employment and Training

•	TAFE Queensland

•	Trade and Investment Queensland

Transport and Main Roads

•	Department of Transport and Main Roads

•	Far North Queensland Ports Corporation Limited

•	Gladstone Ports Corporation Limited

•	Gold Coast Waterways Authority

•	North Queensland Bulk Ports Corporation Limited

•	Port of Townsville Limited

•	Queensland Rail

•	RoadTek

•	Cross River Rail Delivery Authority

Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism

•	Department of Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism

Youth Justice and Victim Support

•	Department of Youth Justice and Victim Support

113

Capital Statement 2025-26

Appendix B:	Key concepts and coverage

Coverage of the capital statement

Under accrual output budgeting, capital is the stock of assets including property, plant and equipment and intangible assets that any agency owns and/or controls and uses in the delivery of services, as well as capital grants made to other entities. The following definitions are applicable throughout this document:

•	capital purchases – property, plant and equipment outlay as per the financial statements excluding asset sales, depreciation and revaluations

•	capital grants – capital grants to other entities and individuals (excluding grants to other government departments and statutory bodies)

•	right of use assets – property, plant and equipment to which government agencies have a right to use through lease or similar arrangements.

Capital contingency

Consistent with the approach adopted in previous years, a capital contingency reserve has been included. This reserve recognises that while agencies budget to fully use their capital works allocation, circumstances such as project lead-in times, project management constraints, unexpected weather conditions and capacity constraints such as the supply of labour and materials may prevent full usage. On a whole-of-government basis, there is likely to be underspending, resulting in a carry-over of capital allocations.

Estimated jobs supported by capital works

The $29.3 billion capital works program in 2025–26 is estimated to directly support around 73,000 jobs, equating to around 67,400 full-time equivalent (FTE) jobs. The estimate of jobs supported by the Government’s capital works program in 2025–26 is based on Queensland Treasury Guidelines for estimating the FTE jobs directly supported by the construction component of the capital works program.

The estimate of jobs supported by the capital works program is presented both in terms of FTEs and total jobs. Further, in some cases, jobs estimates quoted for specific projects throughout the Capital Statement and in other budget papers may reflect other approaches, including proponents’ estimates or project specific information, rather than the methodology in the Queensland Treasury Guidelines for estimating jobs supported by capital works.

114

Capital Statement 2025-26

Appendix C:	Capital purchases by entity by region 2025–26[1]

	Brisbane	Brisbane	Brisbane	Brisbane	Brisbane
Entity[2]	East $‘000	North $‘000	South $‘000	West $‘000	Inner City $‘000

Customer Services, Open Data and Small and Family Business	1,054	976	1,642	824	1,313

Families, Seniors, Disability Services and Child Safety	2,551	2,364	3,976	1,995	3,179

Education	33,667	27,856	70,558	75,609	149,098

Environment, Tourism, Science and Innovation	5,764	3,018	5,076	2,547	4,058

Housing and Public Works	22,357	23,130	33,342	13,007	39,449

Justice	4,139	3,835	8,756	3,236	23,155

Legislative Assembly of Queensland	299	278	467	234	6,882

Local Government, Water and Volunteers	3,752	3,477	5,848	2,934	4,675

Natural Resources and Mines, Manufacturing and Regional and Rural Development	987	914	1,538	772	1,230

Premier and Cabinet	—	—	—	—	559

Queensland Corrective Services	5,336	4,945	8,316	4,172	6,649

Queensland Fire Department	3,047	2,824	4,749	2,383	22,297

Queensland Health	124,915	107,039	625,249	90,317	158,571

Queensland Police Service	7,547	7,994	12,762	6,901	9,404

Queensland Treasury	45,797	95,035	73,660	33,932	642,877

Primary Industries	1,785	268	1,086	226	3,060

Sport, Racing and Olympic and Paralympic Games	3,960	3,670	6,172	3,096	4,934

State Development, Infrastructure and Planning	11,950	79,858	21,223	9,343	68,256

Trade, Employment and Training	2,013	1,865	3,137	1,574	3,762

Transport and Main Roads	77,667	142,393	327,897	181,635	812,476

Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism	41	38	64	32	51

Youth Justice and Victim Support	53	49	83	42	66

Other agencies[3]	37	35	59	30	48

Anticipated contingency reserve and other adjustments[4]

Funds allocated	354,950	506,484	1,202,889	430,270	1,945,393

Notes

1.	Numbers may not add due to rounding and allocations of adjustments.
2.	Includes all associated statutory bodies.
3.	Includes other Government entities with non-material capital programs.
4.	The anticipated contingency reserve and other adjustments have been spread across statistical areas proportionate to capital spends.

115

Capital Statement 2025-26

Entity[2]	Cairns $‘000	Darling Downs Maranoa $‘000	Central Queensland $‘000	Gold Coast $‘000	Ipswich $‘000

Customer Services, Open Data and Small and Family Business	1,146	554	993	2,947	1,810

Families, Seniors, Disability Services and Child Safety	2,774	1,343	6,704	7,136	4,383

Education	48,988	21,943	36,255	114,595	122,980

Environment, Tourism, Science and Innovation	29,716	1,714	6,017	10,373	5,596

Housing and Public Works	147,513	22,337	81,909	118,173	40,629

Justice	4,501	2,178	3,901	11,578	7,111

Legislative Assembly of Queensland	326	158	282	838	514

Local Government, Water and Volunteers	4,080	1,975	174,435	33,055	435,846

Natural Resources and Mines, Manufacturing and Regional and Rural Development	1,420	519	930	2,760	1,695

Premier and Cabinet	—	—	—	—	—

Queensland Corrective Services	5,802	2,808	5,029	22,926	156,667

Queensland Fire Department	8,614	2,661	2,872	9,124	13,606

Queensland Health	210,609	60,793	217,020	326,167	348,444

Queensland Police Service	9,207	4,853	7,113	22,211	43,393

Queensland Treasury	305,234	858,807	1,116,456	284,375	203,731

Primary Industries	1,282	2,100	3,826	1,709	1,221

Sport, Racing and Olympic and Paralympic Games	4,306	2,084	3,732	11,078	6,803

State Development, Infrastructure and Planning	14,851	6,289	40,768	64,609	21,537

Trade, Employment and Training	15,789	1,059	1,897	5,631	3,458

Transport and Main Roads	288,819	184,252	553,220	1,888,056	221,382

Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism	298	22	39	115	71

Youth Justice and Victim Support	118	28	50	149	3,560

Other agencies[3]	39	20	35	102	60

Anticipated contingency reserve and other adjustments[4]

Funds allocated	1,093,818	1,166,116	2,239,701	2,906,844	1,627,219

Notes

1.	Numbers may not add due to rounding and allocations of adjustments.
2.	Includes all associated statutory bodies.
3.	Includes other Government entities with non-material capital programs.
4.	The anticipated contingency reserve and other adjustments have been spread across statistical areas proportionate to capital spends.

116

Capital Statement 2025-26

Entity[2]	Logan - Beaudesert $‘000	Mackay - Isaac - Whitsunday $‘000	Moreton Bay North $‘000	Moreton Bay South $‘000	Outback $‘000

Customer Services, Open Data and Small and Family Business	1,635	779	981	1,181	340

Families, Seniors, Disability Services and Child Safety	3,958	1,887	2,375	3,609	4,522

Education	181,281	26,988	27,666	37,077	18,732

Environment, Tourism, Science and Innovation	5,054	2,409	3,033	5,607	2,441

Housing and Public Works	47,658	39,701	24,677	20,412	71,526

Justice	8,141	8,061	3,854	4,639	1,334

Legislative Assembly of Queensland	465	221	279	336	97

Local Government, Water and Volunteers	23,639	2,775	46,921	10,556	10,501

Natural Resources and Mines, Manufacturing and Regional and Rural Development	1,531	730	919	1,106	559

Premier and Cabinet	—	—	—	—	—

Queensland Corrective Services	18,279	3,947	4,968	5,980	5,720

Queensland Fire Department	4,728	2,954	2,837	6,050	2,682

Queensland Health	433,570	91,690	107,545	144,454	47,481

Queensland Police Service	12,709	20,656	7,027	9,458	5,722

Queensland Treasury	102,002	454,613	53,503	51,702	347,515

Primary Industries	448	2,414	269	1,194	148

Sport, Racing and Olympic and Paralympic Games	6,144	2,929	3,687	4,438	1,277

State Development, Infrastructure and Planning	18,540	11,918	11,125	13,392	3,852

Trade, Employment and Training	3,123	1,489	8,474	2,256	3,260

Transport and Main Roads	853,411	164,440	229,955	110,278	198,327

Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism	64	30	38	46	98

Youth Justice and Victim Support	2,598	39	50	330,404	17

Other agencies[3]	60	28	43	35	12

Anticipated contingency reserve and other adjustments[4]

Funds allocated	1,710,872	831,866	534,551	756,180	718,536

Notes

1.	Numbers may not add due to rounding and allocations of adjustments.
2.	Includes all associated statutory bodies.
3.	Includes other Government entities with non-material capital programs.
4.	The anticipated contingency reserve and other adjustments have been spread across statistical areas proportionate to capital spends.

117

Capital Statement 2025-26

Entity[2]	Sunshine Coast $‘000	Toowoomba $‘000	Townsville $‘000	Wide Bay $‘000	Totals¹ $‘000

Customer Services, Open Data and Small and Family Business	1,811	693	1,077	1,320	23,074

Families, Seniors, Disability Services and Child Safety	4,384	1,679	2,608	3,196	64,623

Education	65,971	18,072	39,204	44,406	1,160,945

Environment, Tourism, Science and Innovation	6,058	2,144	4,805	17,636	123,065

Housing and Public Works	35,419	21,107	65,880	92,934	961,158

Justice	7,113	2,724	12,082	5,185	125,524

Legislative Assembly of Queensland	515	197	306	375	13,068

Local Government, Water and Volunteers	91,499	145,213	10,940	131,312	1,143,432

Natural Resources and Mines, Manufacturing and Regional and Rural Development	1,696	649	3,670	1,236	24,862

Premier and Cabinet	—	—	—	—	559

Queensland Corrective Services	9,171	3,512	155,955	6,685	436,867

Queensland Fire Department	18,137	4,006	5,115	15,418	134,104

Queensland Health	198,520	76,023	135,332	163,220	3,666,960

Queensland Police Service	14,071	4,967	20,259	20,325	246,577

Queensland Treasury	267,557	146,183	739,389	921,009	6,743,375

Primary Industries	510	2,880	394	680	25,499

Sport, Racing and Olympic and Paralympic Games	6,806	2,606	4,049	4,961	86,735

State Development, Infrastructure and Planning	38,235	7,864	81,136	14,970	539,717

Trade, Employment and Training	23,460	2,059	2,058	4,258	90,625

Transport and Main Roads	771,059	101,220	271,525	1,177,822	8,555,833

Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism	71	27	42	52	1,240

Youth Justice and Victim Support	691	35	5,048	67	343,147

Other agencies[3]	64	25	36	48	816

Anticipated contingency reserve and other adjustments[4]					(257,519)

Funds allocated	1,546,398	538,172	1,544,513	2,599,516	24,254,288

Notes

1.	Numbers may not add due to rounding and allocations of adjustments.
2.	Includes all associated statutory bodies.
3.	Includes other Government entities with non-material capital programs.
4.	The anticipated contingency reserve and other adjustments have been spread across statistical areas proportionate to capital spends.

118

Queensland Budget 2025–26 Budget Capital Statement Budget Paper No.3

Queensland Budget 2025–26

Budget Capital Statement Budget Paper No.3

DELIVERING

FOR QUEENSLAND

Queensland Budget 2025–26

BUDGET MEASURES

© The State of Queensland (Queensland Treasury) 2025

Copyright

This publication is protected by the Copyright Act 1968

Licence

This document is licensed by the State of Queensland (Queensland Treasury) under a Creative Commons Attribution (CC BY 4.0) International licence.

In essence, you are free to copy, communicate and adapt this publication, as long as you attribute the work to the State of Queensland (Queensland Treasury).

Attribution

Content from this publication should be attributed to:

© The State of Queensland (Queensland Treasury) - 2025–26 Queensland Budget

Translating and interpreting assistance

The Queensland Government is committed to providing accessible services to Queenslanders from all cultural and linguistic backgrounds. If you have difficulty in understanding this publication, you can contact us on telephone (07) 3035 3503 and we will arrange an interpreter to effectively communicate the report to you.

Budget Measures

Budget Paper No. 4

ISSN 1445-4890 (Print)

ISSN 1445-4904 (Online)

Budget Measures 2025-26

State Budget

2025–26

Budget Measures

Budget Paper No. 4

Budget Measures 2025-26

Contents

1	Introduction	1

Explanation of scope and terms		1
Whole-of-Government Measures		3

2	Expense measures	4

Introduction		4
Department of Customer Services, Open Data and Small and Family Business		5
Department of Education		8
Department of Families, Seniors, Disability Services and Child Safety		13
Department of Housing and Public Works		21
Department of Justice		24
Department of Local Government, Water and Volunteers		32
Department of Natural Resources and Mines, Manufacturing and Regional and Rural Development		37
Department of Primary Industries		39
Department of Sport, Racing and Olympic and Paralympic Games		43
Department of State Development, Infrastructure and Planning		47
Department of the Environment, Tourism, Science and Innovation		51
Department of the Premier and Cabinet		54
Department of Trade, Employment and Training		56
Department of Transport and Main Roads		59
Department of Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism		63
Department of Youth Justice and Victim Support		66
Legislative Assembly of Queensland		70
Queensland Corrective Services		72
Queensland Fire Department		74
Queensland Health		76
Queensland Police Service		83
Queensland Treasury		93

Budget Measures 2025-26

3 Capital measures	97

Introduction	97
Department of Customer Services, Open Data and Small and Family Business	98
Department of Education	99
Department of Families, Seniors, Disability Services and Child Safety	102
Department of Housing and Public Works	103
Department of Justice	104
Department of Natural Resources and Mines, Manufacturing and Regional and Rural Development	107
Department of Sport, Racing and Olympic and Paralympic Games	108
Department of State Development, Infrastructure and Planning	109
Department of the Environment, Tourism, Science and Innovation	110
Department of the Premier and Cabinet	111
Department of Trade, Employment and Training	112
Department of Transport and Main Roads	113
Legislative Assembly of Queensland	116
Queensland Corrective Services	117
Queensland Fire Department	118
Queensland Health	119
Queensland Police Service	123
Queensland Treasury	125

4 Revenue measures	126

Introduction	126
Department of Transport and Main Roads	127
Queensland Treasury	128

Budget Measures 2025-26

Budget Measures 2025-26

1	Introduction

This document provides a consolidated view of policy decisions with budgetary impacts made by the government since the 2024–25 Budget. It complements other budget papers, in particular Budget Paper No. 2 Budget Strategy and Outlook, Budget Paper No. 3 Capital Statement and the Service Delivery Statements.

The total funding impact of new measures is summarised in Appendix A, Tables A.1 to A.3.

For details on the total funding available to agencies, refer to agencies’ Service Delivery Statements.

1.1	Explanation of scope and terms

1.1.1	Scope

This document includes measures with the following features:

•

Sector. Only Queensland General Government sector agencies are included. Measures involving government-owned corporations or other Public Non-Financial Corporations sector agencies are within scope only if the measures are being funded directly by the General Government sector or if there is a flow through effect (for example, community service obligations).

•	Timeframe. Measures based on decisions made by the government since the 2024–25 Budget.

•	Type. Measures with budgetary impacts, in particular:

(i)	expense and capital measures with service delivery, capital enhancement, grant or subsidy impacts on the community and

(ii)	revenue measures involving a significant change in revenue policy, including changes in the tax rate.

•	Materiality. Minor measures or measures with non-significant community impact are not included in this document.

•

Technical initiatives or non-policy-based adjustments, such as parameter-based funding adjustments, are not included if the formula to calculate these adjustments has not changed, as they do not reflect changes in government policy. The focus is on measures reflecting policy decisions that impact directly on the community through service delivery or other means.

1

Budget Measures 2025-26

1.1.2	Funding basis

Tables in this document are presented on a net funding basis.

•

Net funding refers to the impact that the funding of measures has on appropriations to relevant General Government agencies from the Consolidated Fund. Net funding also includes funding held centrally in the Consolidated Fund for future appropriation to the relevant agency once a prescribed action is undertaken or event occurs.

•	The tables do not include funding directed to the measure from existing agency resources or other sources.

•

Amounts refer to additional funding being provided to agencies for a particular program or project, as a result of decisions by government since the 2024–25 Budget. The amount provided for a measure may differ from other budget papers, such as Budget Paper No. 3 Capital Statement, that may refer to total funding.

•

Where a measure involves material expenditure or revenue collections by more than one department, the measure is reported under each department involved. The addition of each individual department’s portion of a particular measure may not equate to the reported total whole-of-government figure due to the omission of some departments’ portions that did not meet Budget Paper 4’s materiality threshold (i.e. $250,000 over 5 years).

•	Amounts included in the tables relating to revenue measures represent the impact of the measure on government revenue (with a positive amount representing additional revenue).

•	Tables A.1 to A.3 identify expense, capital and revenue measures separately, categorised as:

(i)	up to and including 2024–25 Mid-Year Fiscal and Economic Review, and

(ii)	since the 2024–25 Mid-Year Fiscal and Economic Review.

2

Budget Measures 2025-26

1.2	Whole-of-Government Measures

1.2.1	Election Commitments

Measures reported across Chapters 2, 3 and 4 include commitments made in the 2024 State General Election. Where a measure reflects an election commitment, this is referenced in the measure description.

There are some election commitments that are to be delivered across agencies in programs. Where these programs are reported, the measures are shown for the delivering agency with lists of individual projects within the program provided in appendices. Programs include:

•

$250 million as part of the Games On! Grassroots Infrastructure Program, including funding for grassroots sporting organisations and schools. This supports upgrades to fields and pitches, courts and clubhouses and essential sporting infrastructure.

For a complete list of measures see Appendix B.

•

$62.7 million as part of the Supporting Our Local Communities Program, including new funding for local environmental groups, assisting not-for-profit organisations, and upgrades to local sporting clubs and community assets.

For a complete list of measures see Appendix C.

•	$36.3 million as part of the Local Infrastructure Improvements Program, including funding for community halls, showgrounds, neighbourhood centres and men’s sheds.
For a complete list of measures see Appendix D.

•

$16.8 million as part of the Resourcing Our Police Program, including funding for CCTV and security cameras, permanent police presence, anti-hooning, safe night precinct and Police Citizens Youth Club (PCYC).

For a complete list of measures see Appendix E.

3

Budget Measures 2025-26

2	Expense Measures

Introduction

The following tables present the relevant portfolio expense measures relating to decisions taken since the 2024-25 Budget. This does not represent the full amount of additional funding provided to agencies since the 2024-25 Budget. For further explanation, refer to Explanation of Scope and Terms in Chapter 1.

Expense measures	4

Budget Measures 2025-26

Department of Customer Services, Open Data and Small and Family Business

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Government Digital Fund	—	162,500	162,500	162,500	162,500

The government is providing additional funding of $650 million over 4 years, held centrally, to establish a Queensland Government Digital Fund to drive a coordinated approach to strategic and targeted investment in digital and IT systems across the public sector. This forms part of the government’s total investment of $1 billion over 4 years to establish the fund.

The capital component of this measure can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Access to Government Services Online	—	25,064	—	—	—

The government is providing increased funding of $25.1 million in 2025-26 to deliver a consolidated online services experience for Queenslanders, enhancing service delivery and access.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Secure Communities Partnership Program	10,000	20,000	10,000	—	—

In delivering its election commitment, the government is providing additional funding of $40 million over 3 years to small businesses and local governments to implement measures that improve community safety and prevent crime in public commercial precincts and business strips.

5	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Small Business First Agenda	3,550	16,163	16,113	7,804	1,039

The government is providing additional funding of $44.7 million over 5 years to boost productivity through a Business Concierge, 2 new grant programs and the establishment of regional innovation and start-up hubs. The government will also simplify small business procurement processes, standardise contracts and support smaller tenders, and the Small Business Commissioner will refocus efforts on red tape reduction and dispute resolution.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Small Business Support	200	7,200	7,200	4,400	—

In delivering its election commitment, the government is providing additional funding of $19 million over 4 years to support small and family businesses with the cost of apprentice wages.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Small Business Support Network	—	5,817	5,773	5,211	—

The government is restoring funding of $16.8 million over 3 years to maintain small business wellness coaches and financial counsellors and to continue the Small Business Support Services Fund.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Small Business Planning Courses	1,000	2,000	3,500	5,000	—

In delivering its election commitment, the government is providing additional funding of $11.5 million over 4 years to provide micro-credential courses, both face to face and online, to small business owner-managers to improve their planning and processes, in partnership with the University of the Sunshine Coast.

Expense measures	6

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
In Person Services in Rural and Remote Communities	—	873	—	—	—

The government is providing increased funding of $873,000 in 2025-26 for non-government Queensland Government Agent Program offices, to ensure access to services for rural and remote communities.

7	Expense measures

Budget Measures 2025-26

Department of Education

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
State Funding for Bilateral Agreement	50,000	163,664	533,648	820,594	1,203,770

The government is providing increased funding of $2.772 billion over 5 years ($9.356 billion over 10 years) to deliver on the State’s commitment under the new 10-year Better and Fairer Schools Agreement - Full and Fair Funding. Funding will support the delivery of evidence-based reforms to help improve student outcomes. This will secure an additional $2.8 billion from the Australian Government over 10 years, and represents the biggest funding boost ever delivered to Queensland state schools.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Capital Assistance Supplementary Scheme for Non-State Schools	—	60,000	—	—	—

The government is providing funding of $60 million in 2025-26 to restore the Capital Assistance Supplementary Scheme assisting non-state schools with the cost of building or upgrading educational facilities.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
More Teachers, Better Education	—	57,383	58,812	57,463	48,402

In delivering its election commitment, the government is providing funding of $222.1 million over 4 years and $48.4 million per annum ongoing to deliver the More Teachers, Better Education plan. This will deliver specialist support including a new anti-bullying campaign, a boost to chaplaincy, and a boost to professional development in S.T.E.M. and inclusive education.

Expense measures	8

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Back to School Boost	—	47,105	47,141	47,117	47,218

The government is providing additional funding of $188.6 million over 4 years to provide annual payments of $100 for every student attending government and non-government primary schools (Prep to Year 6) for 4 school years from 2026 to support parents and families with the cost of school essentials.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Screen Queensland - Screen Industry Attraction and Development	—	38,200	—	—	—

The government is providing increased funding of $38.2 million in 2025-26 for Screen Industry Attraction and Development. Funding of $3.8 million is being met internally by the department, bringing total funding for this program to $42 million in 2025-26.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland’s Creative Future Arts Uplift	—	9,375	—	—	—

The government is providing increased funding of $9.4 million in 2025-26 to restore funding for the Regional Arts Services Network, and funding for key regional arts festivals to support cultural tourism outcomes.

9	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Schools and Education Boost	(118)	6,682	6,982	6,982	—

In delivering its election commitment, the government is providing additional funding of $20.5 million over 4 years for a suite of upgrades to state schools and the provision of education services.

This forms part of the government’s total funding package of $70.7 million over 4 years for Schools and Education Boost.

Further details can be found in the Department of Families, Seniors, Disability Services and Child Safety and the Department of Sport, Racing and Olympic and Paralympic Games sections of this chapter.

The capital component of this measure can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Performing Arts Experiences	—	2,000	2,000	2,000	2,000

The government is restoring funding of $8 million over 4 years for existing Queensland Performing Arts Centre programs.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Museum Tropics, Townsville	—	1,267	1,267	1,267	—

The government is providing increased funding of $3.8 million over 3 years to carry out critical works at the Queensland Museum Tropics in Townsville.

Expense measures	10

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
First Nations Attendance and Engagement programs - Former Origin Greats	—	857	858	—	—

The government is providing funding of $1.7 million over 2 years to restore the First Nations Attendance and Engagement programs - Former Origin Greats - Achieving Results Through Indigenous Education Program in up to 20 state primary schools.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Braille House and Vision Australia Queensland to Deliver Specialist Library Services	—	658	658	658	658

The government is providing increased funding of $2.6 million over 4 years to support Braille House and Vision Australia’s Queensland services.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Supporting Our Local Communities	867	500	500	500	—

In delivering its election commitment, the government is providing additional funding of $2.4 million over 4 years for a suite of upgrades and the provision of community services, including Redcliffe Area Youth Space, Phoenix Ensemble facility upgrade, Mackay Comedy Players practice stage and shelter and 3 Top Blokes Foundation mentoring programs.

This forms part of the government’s total funding of $62.7 million over 5 years for the Supporting Our Local Communities Program to support community-based initiatives where they are needed most. Further details can be found in Appendix C.

11	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Promoting Quality and Safety in Early Childhood Education and Care	—	410	3,971	4,103	4,183

The government is providing increased funding of $12.7 million over 4 years and $4.2 million ongoing to support the Queensland Early Childhood Regulatory Authority to effectively regulate early childhood education and care services.

Expense measures	12

Budget Measures 2025-26

Department of Families, Seniors, Disability Services and Child Safety

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Child Safety Placement Boost	461,000	200,000	—	—	—

The government is providing increased funding of $661 million over 2 years for child safety placements in response to legacy funding shortfalls in the child protection system while the department transitions to more targeted solutions for protecting the state’s most vulnerable children, and the Commission of Inquiry is undertaken.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Safer Children, Safer Communities - $1,500 Carer Allowance Boost	—	22,628	22,995	24,472	—

In delivering its election commitment, the government is providing additional funding of $70.1 million over 3 years for a $1,500 funding boost to carers and guardians for children and young people in the child safety system to support participation in extracurricular activities. The new payments will support every child under 18 years of age who is living in a family-based care or non-family-based care arrangement, including long-term or permanent guardians.

This forms part of the government’s Safer Children, Safer Communities plan focused on reforming the residential care system and making our community safer.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Family, Domestic and Sexual Violence Responses - National Partnership Agreement	—	14,511	14,859	15,141	15,489

The government is providing additional funding of $75.8 million over 5 years from 2025-26, held centrally, subject to finalisation of the bilateral project plan, to contribute to the National Partnership Agreement for Family, Domestic and Sexual Violence Responses, with matching funding provided by the Australian Government.

This brings the total funding available for Family, Domestic and Sexual Violence Responses to $151.6 million.

13	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Prevention of Domestic and Family Violence - Womensline and Mensline	4,750	11,500	7,500	7,500	—

In delivering its election commitment, the government is providing increased funding of $31.3 million over 4 years to double both Womensline and Mensline capacity to help more victims of domestic and family violence and deliver a new North Queensland-based hub. The free helplines support women and their children in Queensland who are experiencing domestic and family violence. The helplines also support men who are using violence or experiencing abuse to assist in changing their abusive behaviours or to access safety from abuse.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Supporting Our Local Communities	1,361	10,126	4,962	4,025	175

In delivering its election commitment, the government is providing increased funding of $20.6 million over 5 years to provide grants to a range of community organisations including DV Safe Phones, Men’s Sheds, neighbourhood and community centres, Meals on Wheels, Gateway Care and University of the Third Age (U3A).

This forms part of the government’s total funding of $62.7 million over 5 years for the Supporting Our Local Communities Program to support community-based initiatives where they are needed most. Further details can be found in Appendix C.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Community Support Scheme	—	8,000	—	—	—

The government is providing increased funding of $8 million in 2025-26 for the Queensland Community Support Scheme to provide low-intensity supports to assist people to actively engage in their community. Funding of $2 million is being met internally by the department.

Total funding for this program is $10 million in 2025-26.

Expense measures	14

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Safer Children, Safer Communities - Professional Foster Care Pilot	—	4,928	9,431	9,450	4,966

In delivering its election commitment, the government is providing additional funding of $28.8 million over 4 years for a professional foster care pilot for children with disabilities and complex needs in residential care. A specialist care model that is tailored to the specific needs of children and young people with disabilities and complex needs and incorporates elements of professional care, will expand the existing carer pool, offer a cost-effective alternative for children and young people who might otherwise be placed in residential care, and support children and young people to heal and recover from trauma. A professional foster care model will ultimately support more positive outcomes due to the specialist support and stability typically offered via professional foster care models.

This forms part of the government’s Safer Children, Safer Communities plan focused on reforming the residential care system and making our community safer.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Dickson Men’s Shed and Stationery Aid at James Drysdale Reserve	—	3,100	—	—	—

In delivering its election commitment, the government is providing $3.1 million in 2025-26 to build new facilities for the Dickson Men’s Shed and Stationery Aid at James Drysdale Reserve in Bunya.

This forms part of the government’s total funding package of $70.7 million over 4 years for Schools and Education Boost.

Further details can be found in the Department of Education and the Department of Sport, Racing and Olympic and Paralympic Games sections of this chapter.

15	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Safer Children, Safer Communities - Dual-Care Therapeutic Residential Care Framework	—	2,902	2,916	2,500	2,575

In delivering its election commitment, the government is providing additional funding of $10.9 million over 4 years to help deliver a dual-carer model in therapeutic residential care to address concerns about safety and oversight in these facilities. This will progress the government’s commitment for residential care facilities to have 2 workers present at all times to ensure that children receive focused care and support. This change is part of broader efforts to improve the quality and safety of residential care for children in Queensland.

This forms part of the government’s Safer Children, Safer Communities plan focused on reforming the residential care system and making our community safer.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Local Infrastructure Improvements	100	2,107	1,167	1,167	—

In delivering its election commitment, the government is providing increased funding of $4.5 million over 4 years to support infrastructure upgrades and improvements for a range of community organisations, including Men’s Sheds, neighbourhood centres and community halls.

This forms part of the government’s total funding of $36.3 million over 4 years for the Local Infrastructure Improvements Program. Further details can be found in Appendix D.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Safer Children, Safer Communities - SecureCare Residential Facility	—	1,415	1,427	1,488	—

In delivering its election commitment, the government is providing additional funding of $4.3 million over 3 years to support the delivery of a SecureCare residential facility specifically designed for children and young people in the out-of-home care system who are a danger to themselves or others. The facility will provide a secure, temporary placement for these children, offering intensive support, therapeutic interventions, and a safe environment to help them regain stability and reduce the risk of harm. Funding will be used to develop service design, interagency collaboration with Queensland Health and the Department of Education, and legislative amendments.

The capital component of this measure can be found in Chapter 3 Capital measures. This forms part of the government’s Safer Children, Safer Communities plan focused on reforming the residential care system and making our community safer.

Expense measures	16

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Games On! Grassroots Infrastructure Program	—	1,000	—	—	—

In delivering its election commitment, the government is providing additional funding of $1 million in 2025-26 to upgrade the Currimundi Community Hall.

This forms part of the government’s total funding package of $250 million toward the Games On! Grassroots Infrastructure Program to ensure there is a grassroots community sporting legacy from the Brisbane 2032 Olympic and Paralympic Games that benefits all Queenslanders. Further details can be found in Appendix B.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Child Safety - Reportable Conduct Scheme	—	989	2,948	3,953	4,098

The government is providing increased funding of $12.0 million over 4 years for a Reportable Conduct Scheme Unit within the department to improve the way complaints about child sexual abuse are handled and encourage improvements in complaint handling policies and procedures, investigation standards and reporting where abuse was known or suspected.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Support for Vulnerable Queenslanders	—	700	—	—	—

The government is providing increased funding of $700,000 in 2025-26 to support school breakfast programs delivered by non-government organisations in areas experiencing hardship across Queensland.

17	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Prevention of Domestic and Family Violence - Hope Hub Recovery Centres	—	620	960	960	960

In delivering its election commitment, the government is providing increased funding of $3.5 million over 4 years and $1.0 million per annum ongoing for the expansion of Hope Hub recovery centres to 3 additional sites. Centres provide support to women and children as they rebuild their lives after domestic and family violence including counselling, group therapy, legal support, housing advocacy, financial counselling, job readiness activities, career mentoring, training and employment opportunities.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Accessible Amenities in Queensland	—	—	—	—	—

Funding of $1 million in 2025-26 is being met internally by the department to support participation in the Commonwealth Accessible Australia initiative (Accessible Australia), to commence negotiations for Local Government Areas in Queensland to access Commonwealth and state funding to build accessible amenities across Queensland.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Continuity of Disability Supports for Children with Autism in Queensland	—	—	—	—	—

Funding of $1 million in 2025-26 is being met internally by the department for Autism Queensland to continue to enable a greater focus on early intervention services for children with autism.

Expense measures	18

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Disability Advocacy	—	—	—	—	—

Funding of $5 million in 2025-26 is being met internally by the department to maintain disability advocacy to support Queenslanders with disability to understand their rights, navigate service systems, address discrimination, conflict and unfair treatment, make informed decisions, safeguard well-being and build capacity to self-advocate.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Emergency Relief	—	—	—	—	—

Funding of $3.5 million in 2025-26 is being met internally by the department for the continuation of funding arrangements for emergency relief providers to support people experiencing immediate financial hardship, providing access to items such as food hampers, vouchers for essential items and transport, and contributions towards the payment of household bills.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Financial Resilience Services	—	—	—	—	—

Funding of $2.2 million in 2025-26 is being met internally by the department to continue the Queensland Financial Resilience Program to support Queenslanders experiencing financial challenges.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Toowoomba’s Protea Place	—	—	—	—	—

Funding of $1.9 million over 3 years from 2026-27 is being met internally by the department, as part of a total government commitment of $2.5 million over 4 years, for Protea Place Women’s Support Centre in Toowoomba, a crucial service that provides advocacy and referrals for women experiencing or recovering from domestic and family violence, as well as those at risk of homelessness, or struggling with mental health and other health issues.

Further details can be found in the Queensland Treasury section of this chapter.

19	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Warwick’s WillowTree 37	—	—	—	—	—

Funding of $1 million over 4 years from 2025-26 is being met internally by the department, for WillowTree 37, which provides critical, urgent and ongoing assistance for vulnerable women to assist in meeting immediate needs and support access to services in both Warwick and surrounding communities.

Expense measures	20

Budget Measures 2025-26

Department of Housing and Public Works

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Investment in Frontline Housing and Homelessness Services	119,838	152,612	29,678	38,134	39,854

The government is providing increased funding of $380.1 million over 5 years to deliver crisis accommodation initiatives and support the delivery of frontline housing and homelessness services.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Building and Construction Commission	—	59,500	—	—	—

The government is providing increased funding of $59.5 million in 2025-26, held centrally, to support the Queensland Building and Construction Commission’s operations.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
20 Per Cent Funding Uplift to Specialist Homelessness Services	—	52,208	52,225	52,240	52,255

In delivering its election commitment, the government is providing increased funding of $208.9 million over 4 years to extend the 20 per cent uplift to specialist homelessness services to ensure more vulnerable Queenslanders can access these vital services.

This increased investment supports the government’s commitment to providing certainty to the homelessness sector by aligning future service agreements with longer-term funding.

21	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland’s Housing Investment Pipeline - 53,500 Social and Community Homes by 2044	—	16,300	16,839	18,236	23,323

The government is providing increased funding of $74.7 million over 4 years to support Queensland’s Housing Investment Pipeline to deliver 53,500 social and community homes by 2044.

The capital component of this measure can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Housing and Homelessness Peak and Industry Bodies	—	3,070	—	—	—

The government is providing increased funding of $3.1 million in 2025-26 for housing and homelessness peak and industry bodies.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Regulatory Resourcing for Housing and Accommodation	—	1,818	—	—	—

The government is providing additional funding of $1.8 million in 2025-26 to support effective regulatory action and support for community housing providers, disability accommodation, retirement villages and residential services.

Expense measures	22

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Social Housing Maintenance Program	62,500	828	—	—	—

The government is providing increased funding of $63.3 million over 2 years for social housing maintenance, to cover a shortfall in the 2024-25 program and to install smoke alarms in Rental Purchase Plan properties.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Supporting Our Local Communities	1,750	500	500	500	—

In delivering its election commitment, the government is providing additional funding of $3.3 million over 4 years to support transitional housing in Caloundra, homelessness support services in Mackay and fast tracking lighting replacement on all state-owned buildings in Maleny.

This forms part of the government’s total funding of $62.7 million over 5 years for the Supporting Our Local Communities Program to support community-based initiatives where they are needed most. Further details can be found in Appendix C.

23	Expense measures

Budget Measures 2025-26

Department of Justice

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
National Access to Justice Partnership	—	25,779	28,213	29,025	29,859

The government is providing increased funding of $112.9 million over 4 years and $29.9 million per annum ongoing to the legal assistance sector, which provides legal assistance to vulnerable and disadvantaged Queenslanders, including victims of domestic and family violence, Aboriginal and Torres Strait Islander peoples and rural communities.

A further $828.0 million is being funded by the Australian Government over 5 years from 2025-26 under the National Access to Justice Partnership, taking joint investment to $1.8 billion over the next 5 years.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Forensic Science Queensland - Capacity and Capability to Meet Current Needs	—	18,086	—	—	—

The government is providing increased funding of $18.1 million in 2025-26 to maintain operational capacity to reduce major crime backlogs and conduct historical case reviews with future resourcing requirements to be informed by the outcomes of the independent review of Queensland’s DNA testing operations and reform progress.

The capital component of this measure can be found in Chapter 3 Capital measures.

Expense measures	24

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws	3,604	15,178	14,354	13,435	2,195

In delivering its election commitment, the government is providing additional funding of $48.8 million over 5 years and $2.2 million per annum ongoing to deliver extra resourcing for Queensland’s justice system to support the implementation of the Making Queensland Safer laws. This includes $9.7 million over 4 years for Legal Aid Queensland, and $2 million over 5 years and $457,000 per annum ongoing for the Aboriginal and Torres Strait Islander Legal Service.

The capital component of this measure can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
The Queensland Public Trustee: Supporting Vulnerable Queenslanders	—	15,000	—	—	—

The government is providing additional funding of $10 million in 2025-26, with an additional $5 million held centrally, to support the Queensland Public Trustee as it resolves systemic challenges to meet contemporary service, government and community expectations.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Commission of Inquiry into Child Safety System	—	12,111	7,569	—	—

The government is providing additional funding of $19.7 million over 2 years for the Commission of Inquiry into the Child Safety System.

25	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Fast Track Sentencing	—	8,070	—	—	—

The government is providing increased funding of $8.1 million in 2025-26 for the Fast Track Sentencing initiative (including $3.2 million for Legal Aid Queensland and $845,000 for the Aboriginal and Torres Strait Islander Legal Service). This initiative will be delivered in partnership with other agencies, including the Queensland Police Service, the Department of Youth Justice and Victim Support and Queensland Health.

Further details can be found in the Queensland Health section of this chapter.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Office of the Public Guardian - Safeguarding Vulnerable Children and Adults	—	6,314	6,373	6,529	6,686

The government is providing increased funding of $25.9 million over 4 years to support the Office of the Public Guardian to secure the protection of vulnerable Queensland children and adults with impaired decision-making capacity.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Enhanced Security	—	5,920	5,920	5,920	5,920

The government is providing increased funding of $23.7 million over 4 years for the delivery of enhanced security across priority courthouses in Queensland.

Expense measures	26

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Office of the Director of Public Prosecutions - Enhanced Service Delivery	—	4,835	6,726	6,905	7,057

The government is providing increased funding of $25.5 million over 4 years to bolster the support provided to victims of crime through the Victim Liaison Service and to enhance administrative support provided to legal chambers.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Electronic Monitoring	—	4,823	—	—	—

The government is providing increased funding of $4.8 million in 2025-26 for the electronic monitoring model for young people on bail (including $1.6 million for Legal Aid Queensland).

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Strengthening and Streamlining Queensland Worker Screening	—	3,907	—	—	—

The government is providing increased funding of $3.9 million in 2025-26 for the worker screening system that protects the rights, interests and wellbeing of people with a disability.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Mining and Resources Coroner	500	2,479	2,509	2,559	2,617

In delivering its election commitment, the government is providing additional funding of $10.7 million over 5 years and $2.6 million per annum ongoing to establish the Mining and Resources Coroner to investigate fatal accidents on the state’s mine and quarry sites. The Coroner will undertake coronial investigations and mandatory inquests for all accidental mining-related reportable deaths which occur as a result of on-site activities and within the boundary of a mine, quarry or an identified gas or petroleum site.

27	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Intermediary Scheme	—	2,292	2,308	2,350	2,391

The government is providing increased funding of $9.3 million over 4 years for the Queensland Intermediary Scheme in Brisbane and Cairns.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Strengthening and Streamlining Blue Card Services - Implementation of Reform Recommendations	—	2,195	1,836	—	—

The government is providing increased funding of $4.0 million over 2 years to manage the increased operational workload arising from ongoing reform and to implement and embed the Working with Children (Risk Management and Screening) and Other Legislation Amendment Act 2024 reforms.

The capital component of this measure can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Faster Justice	177	2,137	2,054	1,960	—

In delivering its election commitment, the government is providing additional funding of $6.3 million over 4 years to the Office of the Director of Public Prosecutions to fast-track the preparation of backlogged DNA cases for court.

Expense measures	28

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Courthouse Infrastructure - Courthouse Maintenance Program	—	2,000	2,000	—	—

The government is providing increased funding of $4 million over 2 years for an uplift to the Courthouse Maintenance Program to ensure effective justice service delivery.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Legal Services Commission - Delivery of Core Services	—	1,819	—	—	—

The government is providing increased funding of $1.8 million in 2025-26 to support the Legal Services Commission to address demand for services.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Office of the Queensland Integrity Commissioner - Enabling Independence	—	1,649	1,779	1,821	1,872

The government is providing additional funding of $7.1 million over 4 years and $1.9 million per annum ongoing to enable the Office of the Queensland Integrity Commissioner to effectively operate as an independent statutory body, meet increased demand for services and ensure statutory functions are properly discharged.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Supporting Our Local Communities	—	1,200	700	700	200

In delivering its election commitment, the government is providing additional funding of $2.8 million over 4 years for the Gold Coast Community Legal Centre to construct a new facility, and to Gold Coast My Community Legal to deliver legal assistance with a focus on the provision of domestic violence support.

This forms part of the government’s total funding of $62.7 million over 5 years for the Supporting Our Local Communities Program to support community-based initiatives where they are needed most. Further details can be found in Appendix C.

29	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Support for Queenslanders Living, Investing, and Working in Bodies Corporate	—	1,048	1,058	1,086	1,110

The government is providing increased funding of $4.3 million over 4 years and $1.1 million per annum ongoing for the Office of the Commissioner for Body Corporate and Community Management to deliver information, education and dispute resolution services for all Queenslanders.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Resourcing Our Police	—	783	333	333	—

In delivering its election commitment, the government is providing additional funding of $1.4 million over 3 years to improve community safety by tackling alcohol-fuelled violence and antisocial behaviour in Burleigh Heads and a new Safe Night Precinct for Noosa.

This forms part of the government’s total funding of $16.8 million over 4 years for the Resourcing Our Police Program. Further details can be found in Appendix E.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
DNA Forensics Lab Reform Assessment	500	500	—	—	—

In delivering its election commitment, the government is providing additional funding of $1 million over 2 years to undertake an independent review of Queensland’s DNA testing operations and reform progress.

Expense measures	30

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Meriba Omasker Kaziw Kazipa (Torres Strait Islander Child Rearing Practices) Act 2020 - Ongoing Implementation	—	291	—	—	—

The government is providing increased funding of $291,000 in 2025-26 for Legal Aid Queensland to provide legal assistance and advice to Torres Strait Islander families during the Cultural Recognition Order application process under the Meriba Omasker Kaziw Kazipa (Torres Strait Islander Child Rearing Practices) Act 2020.

Further details can be found in the Department of Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism section of this chapter.

31	Expense measures

Budget Measures 2025-26

Department of Local Government, Water and Volunteers

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Departmental Historic Underfunding Uplift	6,907	47,949	43,254	36,000	25,000

The government is providing increased funding of $159.1 million over 5 years and $25 million per annum ongoing, to address the department’s structural funding shortfall, and to maintain service delivery and staffing.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Irrigation Pricing CSO and Discount	—	25,100	25,800	—	—

The government is providing increased funding of $50.9 million over 2 years to set rural irrigation prices as recommended by the Queensland Competition Authority and extend the additional 15 per cent discount for small or family-run businesses.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Torres Strait Major Infrastructure Program Stage 7	—	9,175	9,175	9,175	9,175

The government is providing increased funding of $36.7 million over 4 years ($41.2 million over 5 years), subject to agreement with the Australian Government, to upgrade critical infrastructure in remote First Nations communities across the Torres Strait to deliver health outcomes.

Expense measures	32

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Supporting Our Local Communities	700	5,500	1,500	1,500	—

In delivering its election commitment, the government is providing increased funding of $9.2 million over 4 years to provide grants for playgrounds, toilet blocks and car parking facilities.

This forms part of the government’s total funding of $62.7 million over 5 years for the Supporting Our Local Communities Program to support community-based initiatives where they are needed most. Further details can be found in Appendix C.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Water Supply Improvements for First Nations Communities	—	5,000	11,000	—	—

The government is providing funding of $16 million over 2 years to deliver water supply improvements through the Closing the Gap Priorities Fund in the First Nations’ communities of Aurukun and Kowanyama.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Water Security for South East Queensland	300	3,700	—	—	—

In delivering its election commitment, the government is providing additional funding of $4 million over 2 years to undertake a review of water sources for South East Queensland.

33	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Local Infrastructure Improvements	28	2,433	1,633	1,634	—

In delivering its election commitment, the government is providing increased funding of $5.7 million over 4 years to improve infrastructure for local communities across the state, including upgrades to town halls and playgrounds.

This forms part of the government’s total funding of $36.3 million over 4 years for the Local Infrastructure Improvements Program. Further details can be found in Appendix D.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Unlocking Water in Regional Queensland	—	1,532	—	—	—

In delivering its election commitment, the government is providing additional funding of $1.5 million in 2025-26 to support the review of all 23 regional water plans across Queensland.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Resourcing Our Police	1,390	1,267	167	166	—

In delivering its election commitment, the government is providing additional funding of $3.0 million over 4 years to better resource our police. This includes funding for CCTV and security cameras in local communities.

This forms part of the government’s total funding of $16.8 million over 4 years for the Resourcing Our Police Program. Further details can be found in Appendix E.

Expense measures	34

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Water for Warrill Irrigation Project	—	1,000	—	—	—

In delivering its election commitment, the government is providing additional funding of $1 million in 2025-26 towards a detailed business case for the Water for Warrill Irrigation project.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Dumaresq-Barwon Border Rivers Commission	980	871	—	—	—

The government is providing increased funding of $1.9 million over 2 years for the Dumaresq-Barwon Border Rivers Commission.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
River Improvement Trusts	—	330	330	330	330

The government is providing increased funding of $1.3 million over 4 years and $330,000 per annum ongoing to restore operational support to the River Improvement Trusts.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Closed Circuit Television for Nambour	—	—	—	—	—

Funding of $500,000 in 2025-26 is being met internally by the department to install new closed circuit television cameras across the Nambour central business district.

Further details can be found in the Queensland Police Services section of this chapter.

35	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Woorabinda Water Infrastructure Upgrades	—	—	—	—	—

The government is providing funding of up to $18 million to deliver urgent water infrastructure upgrades through the Closing the Gap Priorities Fund for Woorabinda, subject to agreement with the Australian Government.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Works for Queensland	—	—	—	70,000	110,000

In delivering its election commitment, the government will provide $180 million over 2 years and $100 million per annum ongoing to make Works for Queensland a permanently funded program.

Expense measures	36

Budget Measures 2025-26

Department of Natural Resources and Mines, Manufacturing and Regional and Rural Development

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Natural Resource Management Expansion Program	87,840	10,000	10,000	10,000	—

In delivering its election commitment, the government is providing increased funding of $117.8 million over 4 years to help natural resource management groups protect Queensland’s incredible wildlife and crucial areas of biodiversity.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Transforming Queensland Manufacturing	—	26,373	26,373	26,373	—

In delivering its election commitment, the government is providing additional funding of $79.1 million over 3 years to facilitate pathways to export opportunities and enable reshoring and onshoring by Queensland manufacturers, enhancing manufacturing sovereignty, encouraging investment and addressing ongoing disruptions to supply chains. This includes $15 million from the election commitment to increase the Made in Queensland Grant Program.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Resources Common User Facility Preparation for Operation	—	6,100	—	—	—

The government is providing increased funding of $6.1 million in 2025-26 towards preparation activities for the operation of the Queensland Resources Common User Facility. Once operational, mining companies will be able to test their mineral processing techniques at the facility and progress samples to market, accelerating commercial development opportunities and enhancing industry productivity. The government has also approved funding to be centrally held but not disclosed due to ongoing procurement activities.

The capital component to this measure can be found in Chapter 3 Capital measures.

37	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Enhancing Mineral Exploration	—	4,620	—	—	—

The government is providing additional funding of $4.6 million in 2025-26 to accelerate mineral exploration through investment in geoscience activities and data technologies to provide industry ready data.

The capital component to this measure can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Manufacturing Hubs	—	3,400	3,300	3,300	—

In delivering its election commitment, the government is providing additional funding of $10 million over 3 years to establish 2 new manufacturing hubs in Toowoomba and the Sunshine Coast. This expands on the election commitment to establish a Darling Downs manufacturing hub to support more manufacturing businesses through delivery of place-based capability and capacity development programs and advice.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Supporting Our Local Communities	100	—	—	—	—

In delivering its election commitment, the government has provided increased funding of $100,000 in 2024-25 to support Emerald Fringe Conservation Management Plan.

This forms part of the government’s total funding of $62.7 million over 5 years for the Supporting Our Local Communities Program to support community-based initiatives where they are needed most. Further details can be found in Appendix C.

Expense measures	38

Budget Measures 2025-26

Department of Primary Industries

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Boosting Biosecurity in the Regions	1,813	9,066	13,983	16,856	19,216

In delivering its election commitment, the government is providing increased funding of $60.9 million over 5 years and $19.2 million ongoing from 2029-30 to tackle emerging biosecurity threats in Queensland by hiring 100 additional frontline biosecurity officers.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
National Biosecurity System Fund	7,435	—	—	—	—

The government has provided increased funding of $7.4 million in 2024-25 to meet Queensland’s national biosecurity obligations.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Beef Week 2027	—	2,000	2,500	—	—

In delivering its election commitment, the government is providing increased funding of $4.5 million over 2 years to deliver a bigger and better Beef Week 2027.

39	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Shark Management Plan	—	20,312	23,096	22,154	22,666

The government is providing increased funding of $88.2 million over 4 years to implement a strengthened Shark Control Program for the protection of Queensland beach goers.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Drought Resilience Program	—	15,082	10,882	15,083	10,883

The government is providing increased funding of $51.9 million over 4 years to support delivery of the Farm Business Resilience Program and Regional Drought Resilience Planning Program, subject to matched contribution from the Australian Government’s Future Drought Fund, and delivery of Drought Preparedness Grants.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Fire Ant Suppression Taskforce	12,000	12,000	—	—	—

The government is providing increased funding of $24 million over 2 years for the provision of aerial fire ant treatment for large landholders within the suppression area to reduce fire ant densities ahead of National Fire Ant Eradication Program activities.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Future for Mossman Sugarcane Industry	100	6,547	100	—	—

In delivering its election commitment, the government is providing additional funding of $6.7 million over 3 years to support the Mossman sugarcane industry.

Funding of $5.8 million is being met internally by the department.

Total funding for this initiative is $12.5 million over 3 years from 2024-25.

Expense measures	40

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Sowing the Seeds of Farming Innovation	—	5,000	10,000	12,000	3,000

In delivering its election commitment, the government is providing additional funding of $30 million over 4 years to kickstart Queensland’s first agriculture innovation fund, designed to promote new technologies and practices by backing Queensland-first projects to future-proof the industry and boost farming productivity.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
High Pathogenicity Avian Influenza Preparedness	3,000	3,000	3,000	3,000	3,000

The government is providing additional funding of $15 million over 5 years, held centrally, subject to obligations arising under the National Management Agreement for H5 high pathogenicity avian influenza in wildlife.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Animal Welfare in Queensland	—	2,500	—	—	—

The government is providing increased funding of $2.5 million in 2025-26 to provide a contribution to the RSPCA to support animal welfare enforcement activities.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Blackall Woolscour Project	—	—	—	—	—

In delivering its election commitment, funding of $940,000 over 2 years is being met internally by the department for the final stages of planning and a business feasibility study for the installation of the Blackall Woolscour project.

41	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Wild Dog Barrier Fence	—	—	—	—	—

In delivering its election commitment, funding of $600,000 is being met internally by the department in 2024-25 for additional maintenance for the Wild Dog Barrier Fence in Southern Queensland to deliver critical biosecurity protection.

Expense measures	42

Budget Measures 2025-26

Department of Sport, Racing and Olympic and Paralympic Games

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Play On! Voucher Program	500	62,500	62,500	62,500	62,500

The government is providing additional funding of $250.5 million over 5 years for Play On! vouchers for Queensland children and young people aged between 5 and 17 years to participate in sport and active recreation, offering a broader reach in regional areas.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Games On! Grassroots Infrastructure Program	9,000	20,000	65,000	65,780	16,500

In delivering its election commitment, the government is providing additional funding of $225.8 million to administer the Games On! Grassroots Infrastructure Program to support grassroots community sporting projects across Queensland communities.

This forms part of the government’s total funding package of $250 million toward the Games On! Grassroots Infrastructure Program to ensure there is a grassroots community sporting legacy from the Brisbane 2032 Olympic and Paralympic Games that benefits all Queenslanders. Further details can be found in Appendix B.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Academy of Sport Statutory Body Transition	1,000	12,073	4,712	4,904	5,043

The government is providing additional funding of $27.7 million over 5 years and $5.3 million per annum ongoing for the transition and ongoing operation of the Queensland Academy of Sport as a statutory body effective from 1 July 2025.

43	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Brisbane 2032 Olympic and Paralympic Games Delivery of Games Responsibilities	—	8,243	12,760	29,925	50,943

The government is providing additional funding of $101.9 million over 4 years for the delivery of Games responsibilities for the Brisbane 2032 Olympic and Paralympic Games by the Department of Transport and Main Roads, Queensland Police Service, Queensland Fire Department, Queensland Health, Queensland Ambulance Service, Department of Primary Industries and Stadiums Queensland.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Brisbane 2032 Olympic and Paralympic Games Office Operational Funding	—	7,070	10,001	15,576	22,913

The government is providing additional funding of $55.6 million over 4 years for activities for the Olympic and Paralympic Games Office, including to prepare the Games Coordination Plan, administer cross-partner Games Governance, manage the Queensland Government’s Games budget, and coordinate and deliver the Games Legacy program and associated funding.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Sport and Recreation Venues	—	4,281	2,948	2,430	1,751

The government is providing increased funding of $12.2 million over 5 years to support delivery of Sport and Recreation Venues operations and to deliver capital improvements.

The capital component to this measure can be found in Chapter 3 Capital measures.

Expense measures	44

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Redevelopment of Browne Park	—	3,500	—	—	—

The government is providing increased funding of $3.5 million in 2025-26 for the redevelopment of Browne Park to ensure it is ready to host professional sporting events when Stage 1 works are complete.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Resourcing Our Police	—	3,200	1,950	1,950	—

In delivering its election commitment, the government is providing additional funding of $7.1 million over 3 years with contributions towards construction of a new Pimpama Police Citizens Youth Club (PCYC) and the Pine Rivers PCYC upgrade that will offer youth development programs, sport, recreation and community run activities as well as youth engagement opportunities to prevent crime and target youth offending, recidivism, and victimisation.

This forms part of the government’s total funding of $16.8 million over 4 years for the Resourcing Our Police Program. Further details can be found in Appendix E.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Supporting Our Local Communities	3,533	800	—	—	—

In delivering its election commitment, the government is providing additional funding of $4.3 million over 2 years to support our local communities to thrive through a range of specific community group funding allocations.

This forms part of the government’s total funding of $62.7 million over 5 years for the Supporting Our Local Communities Program to support community-based initiatives where they are needed most. Further details can be found in Appendix C.

45	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Racing Industry Review	500	500	—	—	—

In delivering its election commitment, the government is providing additional funding of $1 million over 2 years to undertake an independent, external review of Queensland’s racing industry to ensure the industry is financially sustainable, integrity in the industry is being upheld to the highest standard, and that racing infrastructure across the state is fit for purpose.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Schools and Education Boost	—	300	—	—	—

In delivering its election commitment, the government is providing additional funding of $300,000 in 2025-26 to deliver lighting on the oval at the Ferny Hills State School.

This forms part of the government’s total funding package of $70.7 million over 4 years for Schools and Education Boost.

Further details can be found in the Department of Education and Department of Families, Seniors, Disability Services and Child Safety sections of this chapter.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Local Infrastructure Improvements	360	—	—	—	—

In delivering its election commitment, the government has provided additional funding of $360,000 in 2024-25 to deliver local community infrastructure improvements at Cungulla, Kalbar and Lockyer Valley.

This forms part of the government’s total funding of $36.3 million over 4 years for the Local Infrastructure Improvements Program. Further details can be found in Appendix D.

Expense measures	46

Budget Measures 2025-26

Department of State Development, Infrastructure and Planning

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Residential Activation Fund	500,000	500,000	500,000	500,000	—

In delivering its election commitment, the government is providing additional funding of $2 billion over 4 years for trunk and essential infrastructure to activate new residential developments as part of the government’s plan to deliver 1 million homes by 2044.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Games Independent Infrastructure and Coordination Authority (GIICA)	—	51,929	71,648	91,551	93,357

The government is providing increased funding of $308.5 million over 4 years for GIICA to deliver, on behalf of government, new and upgraded venues that form the $7.1 billion 2032 Games Venue Program.

The government is also providing funding of $831.9 million over 4 years as part of total funding of $847 million toward the investment decisions to proceed with the Sunshine Coast Stadium, Sunshine Coast Mountain Bike Centre, Moreton Bay Indoor Sports Centre, Barlow Park Stadium, and Logan Indoor Sports Centre projects in line with the government’s 2032 Delivery Plan.

The 2025-26 State Budget provides for total capital expenditure for 2032 Olympic and Paralympic Games venues infrastructure of $7.1 billion over 7 years to 2031-32 to be delivered by GIICA.

The State is working to update agreements with the Australian Government per its commitment of a $3.4 billion contribution to the venues program. The allocation of funding for specific venues projects in the 2032 Games Venues Program is subject to government investment decisions following completion of project assessment activities.

47	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Sovereign Industry Development Fund	—	21,687	21,687	40,000	97,176

The government is providing additional funding of $180.6 million over 4 years for the Sovereign Industry Development Fund which consolidates industry programs into a single whole-of-state industry development fund focusing on delivering commitments across priority areas such as defence, biofuels and biomedical industries.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Bribie Island Erosion and Breakthrough Remediation	—	20,000	—	—	—

The government is providing additional funding of $20 million in 2025-26 to deliver immediate actions to address impacts of the erosion and breakthrough events at Bribie Island, while longer term solutions are developed, designed and approved.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Games Infrastructure - Venues and Villages	—	15,665	20,504	21,975	21,459

The government is providing additional funding of $79.6 million over 4 years, with $45.4 million held centrally, for the delivery of the 2032 Games Village Program, infrastructure portfolio coordination, monitoring and reporting on the Games infrastructure program including venues, villages and transport programs.

The 2025-26 State Budget also provides for forecast total capital expenditure for 2032 Games Villages Program of $3.5 billion, with accommodation to be delivered in partnership with the private sector.

Expense measures	48

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Developing New Regional Plans	—	7,947	7,678	10,421	5,270

In delivering its election commitment, the government is providing increased funding of $31.3 million over 4 years to lead development of 13 new regional plans which cover every corner of the State, protecting the lifestyle of our communities and appropriately catering for housing and economic growth, in partnerships with local governments.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Arena Market Process Resourcing	—	6,879	1,243	1,254	—

The government is providing additional funding of $9.4 million over 3 years, with $1.8 million held centrally, for the Arena. The Arena program will lead a competitive market process with the private sector for the delivery of an Arena on the former Goprint site in the Gabba precinct, including future housing and placemaking opportunities in the private sector on the Gabba site (when demolished).

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Supporting Our Local Communities	2,195	2,643	1,962	—	—

In delivering its election commitment, the government is providing additional funding of $6.8 million over 3 years for the Turbine Project which will support construction and establishment of the food and beverage manufacturing and education precinct in Caloundra.

This forms part of the government’s total funding of $62.7 million over 5 years for the Supporting Our Local Communities Program to support community-based initiatives where they are needed most. Further details can be found in Appendix C.

49	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Ross River Bikeway	—	1,500	—	—	—

In delivering its election commitment, the government is providing additional funding of $1.5 million in 2025-26 for Economic Development Queensland to deliver the Ross River Bikeway project.

This forms part of the government’s total funding package of $1.070 billion over 5 years towards the Safer Roads, Better Transport Plan to provide greater transport connectivity for all Queenslanders and to get Queenslanders home sooner and safer.

Further details can be found in the Department of Transport and Main Roads section of this chapter.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Catalyst Infrastructure Fund	—	545	545	545	250

The government is providing increased funding of $1.9 million over 4 years to bring forward delivery of infrastructure targeting the Waraba Priority Development Area to unlock 11,500 housing lots.

The capital component of this measure can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Port Hinchinbrook Revitalisation	—	—	—	—	—

The government is providing additional funding, held centrally, to enable development of options for the ongoing sustainable use of the Port Hinchinbrook Marina site.

Expense measures	50

Budget Measures 2025-26

Department of the Environment, Tourism, Science and Innovation

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Delivering Destination 2045	—	50,000	75,000	158,000	163,000

The government is providing additional funding of $446 million over 4 years to support Destination 2045: Delivering Queensland’s Tourism Future, including funding for aviation attraction, event attraction and new product development and further supplementation for Tourism and Events Queensland. This brings the government’s total investment in tourism to over $1.0 billion over 4 years.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Wildlife Hospital Network	11,000	21,150	7,450	—	—

In delivering its election commitment, the government is providing additional funding of $39.6 million over 3 years to support new or expanded facilities and increase the research capability of 5 wildlife hospitals, increasing their capacity to provide specialist care to sick and injured native wildlife.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
More Rangers, Better Neighbours	3,200	10,006	14,410	28,183	28,798

In delivering its election commitment, the government is providing increased funding of $84.6 million over 5 years and $29.6 million per annum ongoing for enhanced management of national parks and protected areas, including 150 additional Queensland Parks and Wildlife Service and Indigenous Land and Sea Rangers over 4 years, including additional specialist fire rangers to support management of bushfire risks.

51	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Supporting Our Local Communities	1,060	1,710	1,210	4,210	—

In delivering its election commitment, the government is providing additional funding of $8.2 million over 4 years to provide grants to a range of community organisations, including environmental and creek catchment groups.

This forms part of the government’s total funding of $62.7 million over 5 years for the Supporting Our Local Communities Program to support community-based projects where they are needed most. Further details can be found in Appendix C.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Local Infrastructure Improvements	500	1,200	1,500	1,900	—

In delivering its election commitment, the government is providing additional funding of $5.1 million over 4 years to improve infrastructure for local communities across the state, including developing a tourism master plan and investing in infrastructure to support Palm Island, and installing public mooring infrastructure at Mudjimba Island.

This forms part of the government’s total funding of $36.3 million over 4 years for the Local Infrastructure Improvements Program. Further details can be found in Appendix D.

The capital component to this measure can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Zero Litter to the Bay by 2030	—	160	9,165	9,169	9,173

In delivering its election commitment, the government is providing additional funding of $27.7 million over 4 years ($35 million over 5 years) to partner with local government to upgrade stormwater network infrastructure and prevent litter escaping into Moreton Bay by 2030.

Expense measures	52

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Resource Recovery Boost Fund	—	—	—	—	—

Funding of $130 million over 3 years from 2025-26 is being met internally by the department to establish the Resource Recovery Boost Fund to support Councils to develop initiatives and infrastructure to divert waste from household red bins to green and yellow bins.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
South East Queensland Horticultural Best Management Practice Incentive Program	—	—	—	—	—

Funding of $2.8 million over 4 years is being met internally by the department to fully fund the South East Queensland Horticultural Best Management Practice Incentive Program. The program will accelerate agricultural stewardship across the region, deliver on-farm efficiencies and improve the water quality of streams and rivers flowing to the Pumicestone Passage and Moreton Bay.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Yellow Crazy Ant Eradication Program	—	—	3,000	3,000	—

In delivering its election commitment, the government is providing increased funding of $6 million over 2 years to the Wet Tropics Management Authority to support local eradication of yellow crazy ants in the Wet Tropics World Heritage Area and adjacent areas.

53	Expense measures

Budget Measures 2025-26

Department of the Premier and Cabinet

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Veterans Initiatives	—	4,753	4,753	4,747	4,747

The government is providing additional funding of $19 million over 4 years to deliver programs and services to support and honour veterans and their families in Queensland, including the Brisbane Anzac Day Parade.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Anzac Square Maintenance and Management and Memorial Galleries Visitor Services	616	1,578	1,657	1,742	1,837

The government is providing increased funding of $7.4 million over 5 years and $1.8 million per annum ongoing to the Queensland Veterans’ Council for maintenance and management, visitor and curatorial services for Anzac Square and its Memorial Galleries.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Early Intervention and Prevention - Whole-of-Government Coordination	—	228	233	—	—

The government is providing increased funding of $461,000 over 2 years to support oversight of early intervention and prevention initiatives. This is to enable continued cross-agency coordination, policy leadership and program monitoring to better support families, keep children safe and address youth offending.

Expense measures	54

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Awareness Campaign	1,750	—	—	—	—

The government has provided additional funding of $1.8 million in 2024-25 to support the introduction of the new Making Queensland Safer laws through an awareness campaign.

55	Expense measures

Budget Measures 2025-26

Department of Trade, Employment and Training

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Apprentice and Trainee Training	—	45,000	5,000	—	—

The government is providing increased funding of $50 million over 2 years to deliver the critical skills needed by industry and ensure that Queensland can meet the growing demand in apprentices and trainees training. This includes the extension of the Free Apprenticeships for Under 25s Program for a further 2 years at a cost of $10 million.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
National Skills Agreement for Skills Priorities	—	10,000	17,500	17,500	5,000

The government is providing increased funding of up to $50 million over 4 years, held centrally, with funding to be matched by the Australian Government, under the National Skills Agreement, to support skills priorities for Queensland. This includes actions to build the vocational education and training workforce, initiatives to Close the Gap, and drive best practice at TAFE.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Rockhampton TAFE Excellence Precinct	—	7,920	17,320	35,820	—

In delivering its election commitment, the government is providing additional funding of $61.1 million over 3 years for a new state-of-the-art TAFE precinct in Rockhampton to put more tradies on tools, allowing Rockhampton Hospital to benefit from expanded facilities at the existing Canning Street site, and unlock surplus land for 200 additional homes.

Expense measures	56

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Trade and Investment Uplift	—	5,000	6,250	5,000	1,750

The government is providing increased funding of $18 million over 4 years to support expanded initiatives, including targeted market strategies and business export programs.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Local Infrastructure Improvements	—	1,000	500	500	—

In delivering its election commitment, the government is providing increased funding of $2 million over 3 years to support a Marine Centre of Excellence for Southern Moreton Bay Islands (Russell Island) in partnership with industry and TAFE Queensland.

This forms part of the government’s total funding of $36.3 million over 4 years for the Local Infrastructure Improvements Program. Further details can be found in Appendix D.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
TAFE Teachers	—	1,000	1,000	—	—

In delivering its election commitment, the government is providing additional funding of $2 million over 2 years to invest in a statewide recruitment drive to employ the next generation of TAFE teachers including 5 dedicated recruitment facilitators. Part of the funding will establish a satellite learning centre in Cairns to help identify potential candidates and assist them through courses.

57	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Resource Worker Pipeline	500	660	670	670	—

In delivering its election commitment, the government is providing increased funding of $2.5 million over 4 years to expand the Queensland Minerals and Energy Academy to build a pipeline of resource workers for Queensland’s future with a focus on providing a pathway to boost the number of women moving into operating and technical roles for the resources sector.

Expense measures	58

Budget Measures 2025-26

Department of Transport and Main Roads

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Country Roads Connect	10,000	30,000	30,000	30,000	—

In delivering its election commitment, the government is providing additional funding of $100 million over 4 years for greater road connectivity for rural and regional Queenslanders and improved resilience and safety in regional communities by sealing unsealed regional roads that would otherwise become impassable during weather events.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Camera Detected Offence Program	(17,332)	20,219	16,886	6,729	7,075

The government is providing increased funding of $33.6 million over 5 years and $8.9 million per annum ongoing for road safety education and awareness programs.

This forms part of the government’s total funding of $347.3 million over 5 years, and $10.8 million per annum ongoing for the Camera Detected Offence Program.

Further details can be found in the Queensland Police Service and Queensland Treasury sections of this chapter. The capital component of this measure can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Sunshine Coast Waterways Authority	—	11,580	11,870	12,160	—

In delivering its election commitment, the government is providing additional funding of $35.6 million over 3 years to establish a Sunshine Coast Waterways Authority to provide a one-stop-shop for local input into waterway management and better community engagement around river management.

59	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Road Maintenance Service Levels Graffiti Removal	—	7,860	6,000	—	—

The government is providing increased funding of $13.9 million over 2 years to implement an increased level of service for graffiti removal on the state-controlled road network.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Wheelchair Accessible Taxi Grant Scheme	—	6,325	—	—	—

The government is providing increased funding of $6.3 million in 2025-26 to extend the Wheelchair Accessible Taxi Grant Scheme to 30 June 2026.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Keeping Our Waterways Safe Program	—	5,000	5,000	5,000	—

The government is providing increased funding of $15 million over 3 years for Keeping Our Waterways Safe Program, with a focus on action and enforcement activities.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Bus Services Growth Program	—	3,531	7,446	5,027	10,544

In delivering its election commitment, the government is providing increased funding of $26.5 million over 4 years and $11.6 million ongoing from 2029-30, indexed annually, to deliver new bus services and associated infrastructure.

The capital component to this measure can be found in Chapter 3 Capital measures.

Expense measures	60

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Safer Roads, Better Transport	5,000	3,500	65,000	75,420	—

In delivering its election commitment, the government is providing additional funding of $148.9 million over 4 years for the Safer Roads, Better Transport Plan.

This forms part of the government’s total funding package of $1.070 billion over 5 years towards the Safer Roads, Better Transport Plan to provide greater transport connectivity for all Queenslanders and to get Queenslanders home sooner and safer.

Further details can be found in the Department of State Development, Infrastructure and Planning section of this chapter.

The capital component to this measure can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
School Crossing Supervisor Expansion	—	876	1,366	1,870	1,948

The government is providing increased funding of $6.1 million over 4 years and $1.9 million ongoing, indexed annually, from 2029-30, to support expansion of the School Crossing Supervisor Scheme to include an extra 83 school crossings across the State.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Gympie Road Planning Program	—	—	—	—	—

In delivering its election commitment, the government is providing additional funding for planning for a North Brisbane tunnel and Gympie Road surface works.

The budgeted amount is not displayed as contracts have not been awarded.

61	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Smart Ticketing	—	—	8,006	5,523	—

The government is providing increased funding of $13.5 million over 2 years to deliver the Smart Ticketing project.

The capital component to this measure can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
The Wave Stages 2 & 3 Planning and Market Readiness	—	—	—	—	—

In delivering its election commitment, the government is providing additional funding for The Wave (Caloundra to Maroochydore) accelerated planning.

The budgeted amount is not displayed as contracts have not been awarded.

Expense measures	62

Budget Measures 2025-26

Department of Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Ongoing operation of the Meriba Omasker Kaziw Kazipa (Torres Strait Islander Traditional Child Rearing Practices) Act 2020	—	—	2,221	2,283	2,342

The government is providing increased funding of $6.8 million over 3 years from 2026-27 and a total of $8.9 million to support administration of the Meriba Omasker Kaziw Kazipa (Torres Strait Islander Child Rearing Practices) Act 2020. This includes $291,000 in 2025-26 for Legal Aid Queensland and will be delivered in partnership with the Department of Justice.

Further details can be found in the Department of Justice section of this chapter.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Local Infrastructure Improvements	—	2,700	—	—	—

In delivering its election commitment, the government is providing increased funding of $2.7 million in 2025-26 for the building of Queensland’s first Chinese Culture and Heritage Centre in Cairns.

This forms part of the government’s total funding of $36.3 million over 4 years for the Local Infrastructure Improvements Program. Further details can be found in Appendix D.

63	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Multicultural Connect Grants	—	1,250	1,250	1,250	1,250

The government is providing additional funding of $5 million over 4 years to help not-for-profit multicultural community groups build or upgrade their facilities to enable access to permanent, quality facilities that meet community needs, and to contribute to building an inclusive and united Queensland.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Ethnic Communities Council of Queensland	—	375	375	375	375

The government is providing increased funding of $1.5 million over 4 years to expand the peak body funding contract with the Ethnic Communities Council of Queensland. The extension of the contract will support multicultural communities by continuing funding for organisations that work with and represent the needs and goals of multicultural communities to promote a socially cohesive multicultural Queensland.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Returning to Work Package	—	5,000	5,000	5,000	5,000

The government is providing additional funding of $20 million over 4 years to help women get back into the workforce with grants to cover essentials such as workwear, childcare and retraining.

The initiative will assist to improve women’s participation rate in the workforce, strengthen economic security and improve socio-economic outcomes for women in Queensland.

Expense measures	64

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Supporting Our Local Communities	100	—	—	—	—

In delivering its election commitment, the government has provided increased funding of $100,000 in 2024-25 for a Vietnamese Monument.

This forms part of the government’s total funding of $62.7 million over 5 years for the Supporting Our Local Communities Program to support community-based initiatives where they are needed most. Further details can be found in Appendix C.

65	Expense measures

Budget Measures 2025-26

Department of Youth Justice and Victim Support

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Victims of Crime Financial Assistance Scheme	118,000	275,000	—	—	—

The government is providing increased funding of $393 million over 2 years for financial assistance for victims of crime to help victims recover from the physical and psychological effects of violent crime, as part of the Administered Fund for Victim Assist Queensland.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Staying on Track Program	25,000	50,000	50,000	50,000	50,000

In delivering its election commitment, the government is providing additional funding of $225 million over 5 years and $50 million per annum ongoing to provide 12 months of post-release rehabilitation support to all youth exiting detention.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Circuit Breaker Sentencing	20,000	30,000	20,000	10,000	—

In delivering its election commitment, the government is providing additional funding of $80 million over 4 years for a new 3 to 6 month program as an alternative to youth detention through intensive rehabilitation across two remote facilities in North and South Queensland.

Expense measures	66

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Youth Justice Schools	20,000	20,000	—	—	—

In delivering its election commitment, the government is providing additional funding of $40 million over 2 years for 2 Youth Justice Schools for high-risk teens on youth justice orders including community service orders.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Gold Standard Early Intervention: Kickstarter Program	5,000	15,000	15,000	15,000	—

In delivering its election commitment, the government is providing additional funding of $50 million over 4 years for the Kickstarter Program to bring the best research backed youth intervention models to Queensland.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Gold Standard Early Intervention: Proven Initiatives	5,000	15,000	15,000	15,000	15,000

In delivering its election commitment, the government is providing additional funding of $65 million over 5 years and $15 million per annum ongoing for community led and outcomes focused programs that reduce youth offending.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Youth Co-Response Models	—	13,692	19,815	20,480	21,005

The government is providing increased funding of $75.0 million over 4 years to deliver youth co-response models, to target crime hotspots and enhance community safety.

67	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Regional Reset Program	12,500	12,500	12,500	12,500	—

In delivering its election commitment, the government is providing additional funding of $50 million over 4 years for youth who are demonstrating high-risk behaviours.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Crime Prevention Schools	10,000	10,000	10,000	10,000	10,000

In delivering its election commitment, the government is providing additional funding of $50 million over 5 years and $10 million per annum ongoing to support the establishment of Crime Prevention Schools to re-engage youth who have disengaged from mainstream education and are at risk of falling into crime.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Victims Advocate Service	10,000	10,000	10,000	10,000	10,000

In delivering its election commitment, the government is providing additional funding of $50 million over 5 years and $10 million per annum ongoing to deliver a new professional Victims Advocate Service to provide dedicated support to victims of crime through the justice process.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Intensive Case Management	—	7,429	10,015	10,671	10,667

The government is providing increased funding of $38.8 million over 4 years for tailored, evidenced-based support to high-risk youth, including serious repeat offenders.

Expense measures	68

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Victims of Crime Community Response	—	4,087	2,793	2,982	3,054

The government is providing increased funding of $12.9 million over 4 years for the expansion of the Victims of Crime Community Response pilot program.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Bail Programs	—	2,742	5,331	8,029	8,319

The government is providing increased funding of $24.4 million over 4 years and $8.3 million ongoing, held centrally, for bail programs to better support compliance by youth.

Total funding for this program is $44.3 million over 4 years from 2025-26, with $19.8 million being met internally by the department.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Youth Justice Victims Register	—	640	638	661	679

The government is providing additional funding of $2.6 million over 4 years to support the establishment and effective operations of a Youth Justice Victims Register as part of the Making Queensland Safer laws.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Supporting Our Local Communities	600	450	450	450	—

In delivering its election commitment, the government is providing increased funding of $2.0 million over 4 years to provide grants to 2 community organisations, Community Gro Garbutt and Our Space Rockhampton, to provide young people with a safe environment and an opportunity to foster positive relationships with each other, staff, volunteers and mentors.

This forms part of the government’s total funding of $62.7 million over 5 years for the Supporting Our Local Communities Program to support community-based initiatives where they are needed most. Further details can be found in Appendix C.

69	Expense measures

Budget Measures 2025-26

Legislative Assembly of Queensland

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Electorate Office Accommodation Improvement Program	—	435	446	457	—

The government is providing increased funding of $1.3 million over 3 years to deliver priority electorate office relocation and refurbishment projects. These works are required to address changing functional and security requirements, including the need to accommodate additional electorate staff in each office.

The capital component to this measure can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Cleaning Services Operational Cost Increase	156	182	209	237	267

The government is providing increased funding of $1.1 million over 5 years and $267,000 per annum ongoing to deliver cleaning and servicing of the Parliamentary Precinct and Annexe member accommodation.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Electorate Office Security and Access System Upgrade	—	145	289	289	289

The government is providing additional funding of $1.0 million over 4 years to upgrade ageing security and access control systems across 97 electorate office sites throughout Queensland. This will improve electorate office security by upgrading all electorate offices to a uniform supported security system that will also allow remote access and monitoring to improve service delivery and fault responsiveness.

The capital component to this measure can be found in Chapter 3 Capital measures.

Expense measures	70

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
2023-24 Select Committee and Members’ Accommodation Costs	801	—	—	—	—

The government has provided increased funding of $801,000 in 2024-25 to meet unbudgeted costs for 2 Parliamentary Select Committees, and for costs associated with offsite accommodation for Members while the Parliamentary Annexe bedrooms were unavailable.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
2024 Queensland State Election Costs	2,393	—	—	—	—

The government has provided additional funding of $2.4 million in 2024-25 to meet unbudgeted costs associated with the 2024 Queensland State election, including Members’ transition allowance payments, severance payments to eligible electorate staff and cross-bench policy officers, and electorate office changeover costs associated with office signage, cleaning and minor repairs.

71	Expense measures

Budget Measures 2025-26

Queensland Corrective Services

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Uplift in Low Security Capacity	6,817	17,373	20,816	21,249	21,644

The government is providing additional funding of $87.9 million over 5 years and $21.6 million per annum ongoing to operationalise an uplift in low security capacity at Lotus Glen, Townsville Men’s, Townsville Women’s and Numinbah correctional centres.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Parole Board Queensland	—	15,626	14,845	—	—

The government is providing increased funding of $30.5 million over 2 years to support Parole Board Queensland’s (PBQ) operations and the safe and efficient consideration of parole matters while the independent review of the PBQ is undertaken and the outcomes are considered by government.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Offenders Managed Under the Dangerous Prisoners (Sexual Offenders) Act 2003	—	4,534	5,648	5,764	5,883

The government is providing additional funding of $21.8 million over 4 years for operating requirements to safely manage Dangerous Prisoners (Sexual Offenders) Act 2003 offenders to ensure the safety of the community.

The capital component of this measure can be found in Chapter 3 Capital measures.

Expense measures	72

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Domestic and Family Violence Electronic Monitoring	2,410	4,110	4,760	6,840	6,840

In delivering its election commitment, the government is providing additional funding of $25.0 million over 5 years and $6.8 million per annum ongoing for delivery of an electronic monitoring pilot of high risk domestic and family violence offenders.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Victims Register	100	800	820	840	—

The government is providing increased funding of $2.6 million over 4 years to address existing high demand and to support the effective operation of the Queensland Corrective Services Victims Register, which allows eligible persons to receive notices or information about adult prisoners in accordance with the Corrective Services Act 2006.

73	Expense measures

Budget Measures 2025-26

Queensland Fire Department

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Betterment Fund	—	40,000	40,000	40,000	40,000

The government is providing additional funding of $40 million per year ongoing from 2025-26 towards the Queensland Betterment Fund, delivering high priority betterment infrastructure projects.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Resilience and Risk Reduction Program	—	10,000	60,000	110,000	100,000

The government is providing additional funding of $280 million over 4 years ($330 million over 5 years) from Disaster Recovery Funding Arrangements (DRFA) Efficiencies towards the Queensland Resilience and Risk Reduction Program (QRRRP), to support high priority disaster resilience and mitigation projects, strengthening Queensland communities’ resilience to natural disasters.

Total funding allocated to QRRRP is $450 million over 5 years, with $120 million over 3 years from the Queensland Betterment Fund and $330 million over 5 years from DRFA Efficiencies, jointly funded by the Queensland and Australian Governments.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Presumptive Legislation WorkCover Premiums	10,798	15,700	15,700	15,700	15,700

The government is providing additional funding of $73.6 million over 5 years from 2024-25 and $15.7 million ongoing to support access for paid and volunteer firefighters to workers compensation following the expansion of the Presumptive Legislation Workers’ Compensation Scheme.

Expense measures	74

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Extension of Aerial Firefighting Funding	2,576	2,680	2,789	2,904	1,785

The government is providing additional funding of $12.7 million over 5 years from 2024-25 to provide contract support for aerial firefighting capability, as well as meet the aerial firefighting costs incurred during the 2024-25 bushfire season. Aerial firefighting aircraft form an important component of the bushfire response capability.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Emergency Services Communications	5,000	—	—	—	—

The government has provided additional funding of $5 million in 2024-25 to improve communication coverage for emergency services, including Rural Fire Service Queensland and the State Emergency Service in rural areas, to help first responders better protect our communities.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Local Infrastructure Improvements	140	—	—	—	—

In delivering its election commitment, the government has provided increased funding of $140,000 in 2024-25 to improve infrastructure for local communities across the state, including new digital fire signs.

This forms part of the government’s total funding of $36.3 million over 4 years for the Local Infrastructure Improvements Program. Further details can be found in Appendix D.

75	Expense measures

Budget Measures 2025-26

Queensland Health

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Delivery of Critical Health Services	—	1,607,791	1,826,117	1,594,987	1,509,909

In delivering its election commitments, the government is providing an uplift to Queensland Health’s operating funding envelope of $6.539 billion over 4 years from 2025-26. The increase in funding will address the growth in demand and costs for public health services, and ensure sustainability of the health system and provide for underfunded or unfunded programs. This additional funding will also support the following priority investment areas:

•	Public hospital services delivered statewide by Hospital and Health Services

•	Sustainably growing the Queensland Ambulance Service including more paramedics

•	Stabilising elective surgery state-wide including enhancements to the Surgery Connect Program

•	Stabilisation of bed and system capacity

•	Operationalise 186 public beds at Mater Hospital Springfield, including maternity services and an emergency department

•	Patient Flow Rapid Response Fund to reduce ambulance ramping in our state’s busiest emergency departments

•	Smoking and Vaping Enforcement Boost

•	Security and Ambassador Workforce

•	Midwife to patient ratios

•	Queensland Health Staff Entitlements (Workforce Attraction Incentive Scheme and Reproductive Health Leave)

•	Queensland Health depreciation expense.

Expense measures	76

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Easier Access to Health Services: Stabilisation of Elective Surgery Waitlist	—	—	—	—	—

The government is providing increased funding of $1.752 billion over 4 years, from within the $6.539 billion Delivery of Critical Health Services, to support the continuation and expansion of planned care initiatives. Funding will be used to increase elective surgery in both the private sector through Surgery Connect, as well as through additional elective surgery in Hospital and Health Services.

This is in addition to the measure Easier Access to Health Services: Surgery Connect Surge.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Stabilising Bed and System Capacity	—	—	—	—	—

The government is providing additional funding of $581.4 million over 2 years, from within the $6.539 billion Delivery of Critical Health Services, to restore access to 515 beds from the private sector to maintain patient flow through emergency departments and public hospital medical wards.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Mater Springfield Stage 2 - Public Health Services	—	—	—	—	—

The government is providing additional funding of $638.4 million over 4 years for the signed contract with Mater Springfield from within the $6.539 billion Delivery of Critical Health Services. This will deliver treatment for public patients at the Mater Hospital Springfield and reflects the first time the Queensland Government has budgeted funding to operationalise these beds.

77	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Health Staff Entitlements	—	—	—	—	—

The government is providing increased funding of $192 million over 4 years, from within the $6.539 billion Delivery of Critical Health Services, for staff entitlements including Reproductive Health Leave, the Workforce Attraction Incentive Scheme and employer superannuation contributions on parental leave.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Easier Access to Health Services: Patient Flow Rapid Response Fund	—	—	—	—	—

The government is providing additional funding of $55 million over 2 years from 2025-26, from within the $6.539 billion Delivery of Critical Health Services, for tangible improvements to patient flow at a whole of hospital level, targeting Emergency Department avoidance, inpatient flow, discharge practices and greater access for unplanned care and admissions.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Midwife to Patient Ratios	—	—	—	—	—

The government is providing additional funding of $48.7 million over 4 years, from within the $6.539 billion Delivery of Critical Health Services, to implement legislated but unfunded, midwife to postnatal patient ratios within Queensland’s most advanced maternity services.

Expense measures	78

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Smoking and Vaping Enforcement Boost	—	—	—	—	—

The government is providing increased funding of $12.7 million over 2 years from 2025-26, from within the $6.539 billion Delivery of Critical Health Services, to boost capacity and capability within Queensland’s enforcement framework. Funding will be used to increase the pace and impact of action on illicit tobacco and vaping products, and expedite seizures of products, store closures and fines or prosecutions of non-compliant businesses.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Security and Ambassador Workforce	—	—	—	—	—

The government is providing increased funding of $8.7 million over 3 years from 2025-26, from within the $6.539 billion Delivery of Critical Health Services, to ensure the uplift of the security officer and Ambassador workforce to support the safety and security of Queensland Health’s growing front-line healthcare workforce.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Easier Access to Health Services Plan	—	21,240	30,010	33,000	134,350

In delivering its election commitment, the government is providing additional funding of $218.6 million over 4 years from 2025-26 to deliver health services for Queenslanders when they need them. Services to be delivered through this funding form part of the implementation of the Easier Access to Health Services Plan, including 7-day discharging, transit lounges, more CT and MRI machines, support for regional and rural GPs to tap into specialist advice and reinstating maternity services at Biloela and Cooktown Hospitals.

This forms part of the government’s total funding package of $724.4 million over 5 years to deliver the Easier Access to Health Services Plan.

The capital component of this initiative can be found in Chapter 3 Capital measures.

79	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Easier Access to Health Services: Surgery Connect Surge	100,000	—	—	—	—

In delivering its election commitment, the government has provided increased funding of $100 million in 2024-25 for 10,000 additional elective surgeries to stabilise Queensland’s elective surgery wait list, to be delivered through Surgery Connect partnerships with private hospitals. The elective surgeries include ENT, General Surgery, Orthopaedics, Urology, Ophthalmology, Gynaecology and Plastics.

This is in addition to the measure Easier Access to Health Services: Stabilisation of elective surgery waitlist.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Easier Access to Health Services: Free Health Checks for Kindy Kids	2,500	6,250	8,750	10,000	10,000

In delivering its election commitment, the government is providing additional funding of $37.5 million over 5 years from 2024-25 to deliver the Healthy Kindy Kids Program. The program will provide access to free vision, hearing and speech development checks in kindergartens or childcare centres running a Queensland government program.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Easier Access to Health Services: Boost for Neurological Health	—	3,030	1,280	2,400	3,740

In delivering its election commitment, the government is providing additional funding of $10.5 million over 4 years from 2025-26 to deliver 8 Neuro Wellness Hubs across Queensland, providing patients with comprehensive and coordinated care and support, specialised therapies and peer support groups. This includes supporting Queenslanders experiencing Epilepsy, Dementia, Multiple Sclerosis, Parkinson’s Disease, Muscular Dystrophy, Motor Neurone Disease and Acquired Brain Injury through a new Neuro Community Navigators Program, State-wide Neuro e-gateway Program and public awareness campaign to increase awareness for early detection of conditions.

Expense measures	80

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Easier Access to Health Services: Regional Health Services	260	690	700	700	700

In delivering its election commitment, the government is providing additional funding of $3.1 million over 5 years from 2024-25 to invest in a suite of targeted health measures across regional Queensland.

The capital component of this initiative can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Easier Access to Health Services: Youth Step-up Step-down Program	—	—	—	5,120	6,400

In delivering its election commitment, the government will provide additional funding of $11.5 million over 2 years and $6.4 million ongoing from 2028-29 to deliver 2 youth mental health facilities, that will provide 24/7 care to young people experiencing, or at increased risk of experiencing, acute mental illness episodes, to either step down from hospital treatment or step up into the service.

The capital component of this initiative can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Sustainably Growing Queensland Ambulance Service	—	—	—	—	—

The government is providing additional funding of $812.9 million over 4 years, from within the $6.539 billion Delivery of Critical Health Services, to grow Queensland’s ambulance workforce to sustainably meet the growing and evolving demand of pre-hospital health care services.

This forms part of a total additional $1.063 billion uplift to the Queensland Ambulance Service.

The capital component of this measure can be found in Chapter 3 Capital measures.

81	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - Priority Watchhouses	3,130	3,209	—	—	—

The government is providing additional funding of $6.3 million over 2 years from 2024-25 to improve access to medical services at 6 priority watch-houses that experience high volumes of youth detainees.

Further details can be found in the Department of Education and Queensland Police Service sections of this chapter.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Fast Track Sentencing	—	—	—	—	—

Funding of $380,000 in 2025-26 is being met internally by the department for the Fast Track Sentencing initiative. Queensland Health will provide additional Court Liaison Services to ensure that young people appearing before a Children’s court have timely access to mental health assessment and referral pathways into treatment.

Further details can be found in the Department of Justice section of this chapter.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Supporting Our Local Communities	792	—	—	—	—

In delivering its election commitment, the government has provided increased funding of $792,000 in 2024-25 to provide grants to Brave Brothers Bundaberg, Bayside Transformations and RAPID sexual health clinic.

This forms part of the government’s total funding of $62.7 million over 5 years for the Supporting Our Local Communities Program to support community-based initiatives where they are needed most. Further details can be found in Appendix C.

Expense measures	82

Budget Measures 2025-26

Queensland Police Service

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - Permanent Establishment of Youth Co-Response Models	—	16,607	17,950	21,837	22,277

The government is providing increased funding of $78.7 million over 4 years and $22.3 million per annum ongoing to permanently establish youth co-response models.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - Police and Police Liaison Officer High Visibility Patrols	—	10,376	10,377	10,377	—

The government is providing increased funding of $31.1 million over 3 years to fund the continued operation of police high visibility operations, including police high visibility patrols and Police Liaison Officer high visibility proactive patrols.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - Extension Caboolture Watchhouse Hub	—	8,967	463	463	463

The government is providing increased funding of $9.0 million in 2025-26 and $463,000 per annum ongoing from 2026-27 to continue the operation of the Caboolture Watchhouse to provide temporary secure accommodation for young people to 31 December 2025, and ongoing operation and depreciation costs.

83	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - Watchhouse Infrastructure and Capacity Management	8,026	8,234	30	30	30

The government is providing additional funding of $16.4 million over 4 years and $30,000 per annum ongoing to expand intervention services to 6 priority watchhouses that experience high volumes of youth detainees and ongoing operating costs.

Further details can be found in the Department of Education and Queensland Health sections of this chapter.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - Watchhouse Infrastructure Upgrades	4,099	4,776	661	661	661

The government is providing additional funding of $10.9 million over 5 years and $661,000 per annum ongoing for remediation works to address safety and privacy concerns for young people in watchhouses, and ongoing operating costs.

The capital component to this measure can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - Permanent Enhanced State Flying Squad	—	4,251	8,734	8,947	9,167

The government is providing additional funding of $31.1 million over 4 years and $9.2 million per annum ongoing to establish a permanent enhanced State Flying Squad model to be deployed to high-risk areas to strategically target youth and adult offenders.

The capital component to this measure can be found in Chapter 3 Capital measures.

Expense measures	84

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - Permanent Operation of the Youth Crime Group	—	3,636	3,842	3,938	4,037

The government is providing increased funding of $15.5 million over 4 years and $4.0 million per annum ongoing to support the ongoing operation of the Youth Crime Taskforce.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - Police Prosecutions	692	1,694	1,738	1,781	—

The government is providing additional funding of $5.9 million over 4 years to meet expected demand for the increased volume and complexity of matters in the Children’s Court.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws (MQSL) - Support for the Immediate MQSL Impacts on Operations	—	1,107	3,173	—	—

The government is providing additional funding of $4.3 million over 2 years, held centrally, to manually produce criminal histories while an automated QPRIME systems solution is developed and implemented.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - Custody Application Development	131	947	947	947	947

The government is providing additional funding of $3.9 million over 5 years and $947,000 per annum ongoing for the Custody Application development and ongoing depreciation costs.

The capital component to this measure can be found in Chapter 3 Capital measures.

85	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - Intensive Bail Supervision Operations	—	637	3,480	3,480	—

The government is providing increased funding of $7.6 million over 3 years for the continuation of Intensive Bail Supervision operations to assist young people to comply with their bail conditions and keep them from returning to custody.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - QLITE Devices	525	315	323	331	—

The government is providing additional funding of $1.5 million over 4 years for the deployment of QLITE devices to assistant watchhouse officers.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - QPRIME Impacts	1,047	—	—	—	—

The government has provided additional funding of $1.0 million in 2024-25 to develop the required ICT changes to QPRIME to produce a new type of child’s criminal history.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Operational Equipment to Bolster Proactive Policing	—	68,789	18,542	10,626	18,409

The government is providing additional funding of $141.1 million over 5 years, held centrally, to provide frontline police with essential equipment including Body Worn Cameras, Integrated Load Bearing Vests, Tasers, Tactical First Aid Kits and Portable Handheld Radios.

Expense measures	86

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Forensic Outsourcing	—	25,000	25,000	—	—

In delivering its election commitment, the government is providing additional funding of $50 million over 2 years to outsource the backlog of DNA samples for testing and analysis, including rape kits and major crime cases.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
POLAIR - Airborne Law Enforcement	—	17,080	16,533	15,281	8,343

The government is providing increased funding of $57.2 million over 4 years ($101.3 million over 9 years) to extend the Airborne Law Enforcement capability for Cairns for 9 years and the Sunshine Coast with expansion to include Moreton Bay for 3 years.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
National Emergency Alert System	—	14,789	3,601	3,601	4,160

The government is providing additional funding of $26.2 million over 4 years to extend the National Emergency Alert system contract to allow the Queensland community to continue to receive emergency alerts for potentially life-threatening situations.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Enhanced Responses to Domestic and Family Violence	—	8,905	9,128	9,356	9,590

The government is providing additional funding of $37.0 million over 4 years and $9.6 million per annum ongoing (partially offset by $24.7 million held centrally over 4 years from 2024-25) to enhance the response to domestic and family violence.

87	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Tyre Deflation Device Capability	—	6,030	171	175	180

The government is providing additional funding of $6.6 million over 4 years and $184,000 ongoing from 2029-30, held centrally, to ensure every officer in every district has access to appropriate Tyre Deflation Devices.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Digital Intelligence and Community Engagement (DICE)	—	5,008	5,115	5,223	5,335

The government is providing increased funding of $20.7 million over 4 years and $5.3 million per annum ongoing for the Digital Intelligence and Community Engagement capability to continue with a focus on youth crime, and supporting disaster management communications.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Backing Our Police - Mental Health Support	648	4,990	4,220	3,661	—

In delivering its election commitment, the government is providing additional funding of $13.5 million over 4 years to develop a mental health support framework for current and former police officers.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Camera Detected Offence Program	—	3,310	2,286	1,946	1,946

The government is providing additional funding of $9.5 million over 4 years and $1.9 million per annum ongoing to deliver Camera Detected Offence Program initiatives to help keep Queensland roads safe.

Further details can be found in the Department of Transport and Main Roads and Queensland Treasury sections of this chapter.

Expense measures	88

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Marine Rescue Queensland Community Support Funding	—	2,930	—	—	—

The government is providing increased funding of $2.9 million in 2025-26 to extend community support funding for volunteer marine rescue entities until they transition to Marine Rescue Queensland.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
DNA Historical Review	—	2,389	—	—	—

The government is providing additional funding of $2.4 million in 2025-26 for the DNA Management Section to reduce the historical DNA case backlog.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
New and Upgraded Police Facilities	—	2,070	2,122	2,500	3,300

The government is providing additional funding of $10.0 million over 4 years and $3.3 million per annum ongoing for new and upgraded capital works on police stations, facilities and beats at Burleigh Heads, Nambour, Logan Central, Mount Gravatt, Boondall, Ferny Grove, Redcliffe, Edmonton, Goodna, and Palm Island including maintenance and utility costs.

The capital component to this measure can be found in Chapter 3 Capital measures.

89	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Local Infrastructure Improvements	—	1,875	937	938	—

In delivering its election commitment, the government is providing increased funding of $3.8 million over 3 years to improve infrastructure for local communities across the state, including a new State Emergency Service facility at Deception Bay.

This forms part of the government’s total funding of $36.3 million over 4 years for the Local Infrastructure Improvements Program. Further details can be found in Appendix D.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Backing Our Police - Recruits	152	1,170	990	859	—

In delivering its election commitment, the government is providing additional funding of $3.2 million over 4 years to support police recruiting.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
State Emergency Service Accommodation and Workforce	—	1,046	1,072	1,098	1,126

The government is providing additional funding of $4.3 million over 4 years for the operating costs arising from an enhanced State Emergency Service workforce.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Resourcing Our Police	300	866	867	867	—

In delivering its election commitment, the government is providing additional funding of $2.9 million over 4 years to better resource our police. This includes funding for a permanent police presence in Burleigh and anti-hooning measures in Springwood.

This forms part of the government’s total funding of $16.8 million over 4 years for the Resourcing Our Police Program. Further details can be found in Appendix E.

Expense measures	90

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Nambour Community Safety	500	500	300	300	300

In delivering its election commitment, the government is providing additional funding of $1.9 million over 5 years and $300,000 per annum ongoing from 2029-30 to improve community safety in Nambour, including more CCTV and a new permanent Police Beat.

Further details can be found in the Department of Local Government, Water and Volunteers section of this chapter.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
No Excuse for Abuse	—	500	500	—	—

In delivering its election commitment, the government is providing additional funding of $1 million over 2 years to deliver the “No Excuse for Abuse” marketing campaign to enhance the safety of frontline police officers.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Enhanced Communications Resilience Far North Queensland - ARNI	375	375	375	375	—

The government is providing additional funding of $1.5 million over 4 years for the purchase and delivery of 10 AirBridge Resilient Network Infrastructure (ARNI) communication trailers.

The capital component to this measure can be found in Chapter 3 Capital measures.

91	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Supporting Our Local Communities	450	375	375	375	—

In delivering its election commitment, the government is providing increased funding of $1.6 million over 4 years for emergency communication units in Far North Queensland and Top Blokes Early Intervention Program in Redlands.

This forms part of the government’s total funding of $62.7 million over 5 years for the Supporting Our Local Communities Program to support community-based initiatives where they are needed most. Further details can be found in Appendix C.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Public Child Sex Offender Register - Daniels Law	10,000	—	—	—	—

In delivering its election commitment, the government has provided additional funding of $10 million in 2024-25 to establish a three-tiered register to help protect Queensland children from sex offenders.

Expense measures	92

Budget Measures 2025-26

Queensland Treasury

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
First Home Owner Grant Boost Extension	—	47,000	10,500	1,600	1,000

The government is providing funding of $60.1 million over 4 years to extend the temporary $15,000 boost of the First Home Owner Grant to a total grant value of $30,000 for 12 months until 30 June 2026 (inclusive).

The extension provides continued financial support to first home buyers purchasing or building a new home while promoting broad affordability through increased supply.

While eligible first home buyers entering into contracts by 30 June 2026 will be able to receive the boosted grant, payments will continue to flow across the forward estimates as the grant becomes available at different times depending on how and when applications are made and the type of transaction.

The change is subject to the passage of legislative amendments.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Social Entrepreneurs Fund	—	20,000	20,000	20,000	20,000

In delivering its election commitment, the government is providing additional funding of $80 million over 4 years and $20 million per annum ongoing, to empower social enterprises to improve the lives of Queenslanders who need it most.

93	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Government Consulting Service	—	10,000	5,000	—	—

In delivering its election commitment, the government is providing additional funding of $15 million over 2 years from 2025-26 to support Queensland Government Consulting Service’s (QGCS) initial establishment, recruitment and operating costs until QGCS becomes self-sustaining.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Supercharged Solar for Renters	—	8,750	8,750	8,750	—

In delivering its election commitment, the government is providing funding of $26.3 million over 3 years to provide eligible landlords with a rebate of up to $3,500 toward the installation of solar panels on rental properties.

In addition, funding of $4.2 million over 2 years will be met internally to support the delivery of the program.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Electricity Tariff Adjustment Scheme	—	4,950	4,491	4,081	3,702

The government is restoring funding of $20.6 million over 5 years from 2025–26 for the delivery of the Electricity Tariff Adjustment Scheme for regional farmers and large regional business customers who were significantly affected by the phase out of obsolete tariffs. This is a 9-year program only funded for its first 4 years. The government has therefore taken action to alleviate the financial impacts for these customers.

Expense measures	94

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Visy Site Operational Costs	—	1,537	—	—	—

The government is providing increased funding of $1.5 million in 2025-26 for the annual holding and valuation costs associated with the Visy Site at South Brisbane.

The transfer of the Visy Site asset to the Department of State Development, Infrastructure and Planning will occur in early 2025-26.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Camera Detected Offence Program	—	1,518	—	—	—

The government is providing increased funding of $1.5 million in 2025–26 to Queensland Revenue Office for the Camera Detected Offence Program.

This forms part of the government’s total funding of $347.3 million over 5 years, and $10.8 million per annum ongoing for the Camera Detected Offence Program. Further details can be found in the Department of Transport and Main Roads and Queensland Police Service sections of this chapter.

The capital component of this measure can be found in Chapter 3 Capital measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Community Housing Energy Upgrades	—	—	—	—	—

Funding of $21.8 million over 2 years from 2024–25 has been allocated for the Queensland Community Housing Energy Upgrades to install energy efficient equipment in eligible properties.

This includes $18 million provided by the Australian Government. Funding of $3.8 million is being met internally by the department to support program delivery.

95	Expense measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Toowoomba’s Protea Place	—	—	—	—	—

Funding of $636,135 in 2025-26 is being met internally by the department, as part of a total Government commitment of $2.5 million over 4 years, to Protea Place Women’s Support Centre in Toowoomba, a crucial service that provides advocacy and referrals for women experiencing or recovering from domestic and family violence, as well as those at risk of homelessness, or struggling with mental health and other health issues.

Further details can be found in the Department of Families, Seniors, Disability Services, and Child Safety section of this chapter.

Expense measures	96

Budget Measures 2025-26

3	Capital Measures

Introduction

The following tables present the relevant portfolio capital measures relating to decisions taken since the 2024-25 Budget. This does not represent the full amount of additional funding provided to agencies since the 2024-25 Budget. For further explanation, refer to Explanation of Scope and Terms in Chapter 1.

97	Capital measures

Budget Measures 2025-26

Department of Customer Services, Open Data and Small and Family Business

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Government Digital Fund	—	87,500	87,500	87,500	87,500

The government is providing additional funding of $350 million over 4 years, held centrally, to establish a Queensland Government Digital Fund to drive a coordinated approach to strategic and targeted investment in digital and IT systems across the public sector. This forms part of the government’s total investment of $1 billion over 4 years to establish the fund.

The expense component to this measure can be found in Chapter 2 Expense measures.

Capital measures	98

Budget Measures 2025-26

Department of Education

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
New School Infrastructure	—	43,433	260,214	311,694	199,413

The government is providing increased funding of $814.8 million over 4 years, held centrally, including for the planning and construction of new primary schools at Caloundra South (west) and Ripley Valley (White Rock) and new special schools or campuses at Central Logan (Berrinba), Coomera, Springfield/Redbank, Beenleigh, Moreton Bay South and Ipswich West.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Renewal Boost	—	28,654	—	—	—

The government is providing increased funding of $28.7 million in 2025-26 to boost the school renewal program.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Schools and Education Boost	7,456	11,224	14,000	14,000	—

In delivering its election commitment, the government is providing additional funding of $46.7 million over 4 years for a suite of upgrades to state schools and the provision of education services.

This forms part of the government’s total funding package of $70.7 million over 4 years for Schools and Education Boost.

The expense component to this measure can be found in Chapter 2 Expenses measures.

99	Capital measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Cultural Centre Infrastructure	—	10,000	—	—	—

The government is providing increased funding of $10 million in 2025-26, held centrally, for improvements to buildings and infrastructure at the Queensland Cultural Centre.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Cherbourg State School Educational Facilities	—	2,000	1,000	—	—

The government is providing additional funding of $3 million over 2 years through the Closing the Gap Priorities Fund for educational facilities for the Buwu Program at Cherbourg State School.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Games On! Grassroots Infrastructure Program	—	1,100	3,200	4,900	—

In delivering its election commitment, the government is providing additional funding of $9.2 million over 3 years for a suite of upgrades to sporting facilities at state schools as part of the Games On! Grassroots Infrastructure Program.

This forms part of the government’s total funding package of $250 million towards the Games On! Grassroots Infrastructure Program to ensure there is a grassroots community sporting legacy from the Brisbane 2032 Olympic and Paralympic Games that benefits all Queenslanders. Further details can be found in Appendix B.

Capital measures	100

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
New High School at Gracemere Stage One	250	1,000	34,000	64,750	—

In delivering its election commitment, the government is providing additional funding of $100 million over 4 years to deliver stage one of a new high school at Gracemere.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Health Sciences Academy in Rockhampton	—	500	23,500	63,000	8,000

The government is providing additional funding of $95 million over 4 years to deliver a Health Sciences academy in Rockhampton.

This forms part of the government’s total funding package of $724.4 million over 5 years to deliver the Easier Access to Health Services Plan.

Further details can be found in the Queensland Health section of this chapter.

101	Capital measures

Budget Measures 2025-26

Department of Families, Seniors, Disability Services and Child Safety

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Safer Children, Safer Communities - SecureCare Residential Facility	—	10,000	25,000	15,000	—

In delivering its election commitment, the government is providing additional funding of $50 million over 3 years for a SecureCare residential facility specifically designed for children and young people in the out-of-home care system who are a danger to themselves or others. The facility will provide a secure, temporary placement for these children, offering intensive support, therapeutic interventions, and a safe environment to help them regain stability and reduce the risk of harm.

The expense component of this measure can be found in Chapter 2 Expense measures.

This forms part of the government’s Safer Children, Safer Communities plan focused on reforming the residential care system and making our community safer.

Capital measures	102

Budget Measures 2025-26

Department of Housing and Public Works

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland’s Housing Investment Pipeline - 53,500 Social and Community Homes by 2044	—	50,000	61,810	547,606	1,232,716

In delivering its election commitment, the government is providing increased funding of $1.892 billion over 4 years and $500 million per annum ongoing to support Queensland’s Housing Investment Pipeline to deliver 53,500 social and community homes by 2044.

The ongoing capital allocation beyond the forward estimates represents the first time Queensland has provided permanent ongoing baseline funding for social and community housing delivery.

The expense component of this measure can be found in Chapter 2 Expense measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Gold Coast Entertainment and Convention Centre: Capital Replacement	—	—	—	—	—

Funding of $3.1 million in 2025-26 is being met internally by the department for essential capital replacements at the Gold Coast Entertainment and Convention Centre.

103	Capital measures

Budget Measures 2025-26

Department of Justice

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Courthouse Infrastructure - Domestic and Family Violence Courthouse Improvements Program	—	11,000	5,847	—	—

The government is providing increased funding of $16.8 million over 2 years to provide an uplift to the domestic and family violence courthouse improvements program, to keep women and children safe when in court.

Funding of $2 million in 2025-26 is being met internally by the department to support this initiative, bringing the total uplift for this program to $18.8 million over 2 years from 2025-26.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Courthouse Infrastructure - Strategic Land Acquisition	—	5,200	9,800	—	—

The government is providing additional funding of $15 million over 2 years for strategic land acquisition in Beenleigh and Townsville for future replacement of courthouses in these locations.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Courthouse Infrastructure - Critical Remediation Work	—	5,000	8,500	5,500	6,000

The government is providing additional funding of $25 million over 4 years for critical remediation work at the heritage-listed Bowen and Maryborough courthouses to support effective service delivery.

Capital measures	104

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws	273	3,470	500	1,000	400

The government is providing increased funding of $5.6 million over 5 years to deliver infrastructure upgrades for Queensland’s justice system, including an additional courtroom in Townsville and courtroom expansion works in Brisbane.

The expense component of this measure can be found in Chapter 2 Expense measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Forensic Science Queensland - Capacity and Capability to Meet Current Needs	—	2,000	—	—	—

The government is providing increased funding of $2 million in 2025-26 for essential infrastructure upgrades.

The expense component of this measure can be found in Chapter 2 Expense measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Courthouse Infrastructure - Minor Capital Works Program	—	1,750	3,500	4,750	2,000

The government is providing increased funding of $12 million over 4 years to uplift the courthouse Minor Capital Works Program to undertake urgent security infrastructure upgrades at courthouses.

105	Capital measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Strengthening and Streamlining Blue Card Services - Implementation of Reform Recommendations	—	300	—	—	—

The government is providing increased funding of $300,000 in 2025-26 to manage the increased operational workload arising from ongoing reform and to implement and embed the Working with Children (Risk Management and Screening) and Other Legislation Amendment Act 2024 reforms.

The expense component of this measure can be found in Chapter 2 Expense measures.

Capital measures	106

Budget Measures 2025-26

Department of Natural Resources and Mines, Manufacturing and Regional and Rural Development

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Resources Common User Facility Preparation for Operation	—	2,369	—	—	—

The government is providing increased funding of $2.4 million in 2025-26 towards preparation activities for the operation of the Queensland Resources Common User Facility. Once operational, mining companies will be able to test their mineral processing techniques at the facility and progress samples to market, accelerating commercial development opportunities and enhancing industry productivity.

The expense component to this measure can be found in Chapter 2 Expense measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Enhancing Mineral Exploration	—	500	—	—	—

The government is providing additional funding of $500,000 in 2025-26 to accelerate mineral exploration through investment in geoscience activities and data technologies to provide industry ready data.

The expense component to this measure can be found in Chapter 2 Expense measures.

107	Capital measures

Budget Measures 2025-26

Department of Sport, Racing and Olympic and Paralympic Games

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Sport and Recreation Venues	—	8,118	13,658	14,724	15,500

The government is providing additional funding of $52 million over 4 years and $5 million ongoing from 2029-30 for state owned and operated Sport and Recreation Venues. This includes $32 million in upgrades at the Gold Coast Performance Centre, the Townsville Sports Precinct, the Toowoomba Sports Ground, the Sunshine Coast Recreation Precinct and the Gold Coast Recreation Precinct. The remaining $20 million is for capital maintenance for state owned, operated and/or leased venues.

The expense component to this measure can be found in Chapter 2 Expense measures.

Capital measures	108

Budget Measures 2025-26

Department of State Development, Infrastructure and Planning

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Catalyst Infrastructure Fund	—	70,000	50,000	30,000	—

The government is providing increased funding of $150 million over 3 years to bring forward delivery of infrastructure targeting the Waraba Priority Development Area to unlock 11,500 housing lots.

The expense component of this measure can be found in Chapter 2 Expense measures.

109	Capital measures

Budget Measures 2025-26

Department of the Environment, Tourism, Science and Innovation

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Wangetti Trail Project	—	6,246	13,425	—	—

The government is providing increased funding of $19.7 million over 2 years to deliver the next stage of the Wangetti Trail, one of Australia’s leading adventure-based ecotourism experiences. This work will complete the construction of the trail from Ellis Beach to Wangetti and the Mowbray River to Port Douglas connection.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Games On! Grassroots Infrastructure Program	—	1,760	1,771	5,982	4,487

In delivering its election commitment, the government is providing additional funding of $14 million over 4 years to upgrade the Smithfield Mountain Bike Trail. Funding of $1.5 million in 2028-29 is being met internally by the department to complete the expansion, bringing the total funding for this project to $15.5 million over 4 years.

This forms part of the government’s total funding package of $250 million toward the Games On! Grassroots Infrastructure Program to ensure there is a grassroots community sporting legacy from the Brisbane 2032 Olympic and Paralympic Games that benefits all Queenslanders. Further details can be found in Appendix B.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Local Infrastructure Improvements	—	460	340	—	—

In delivering its election commitment, the government is providing additional funding of $800,000 over 2 years to improve infrastructure for local communities across the state, including installing public mooring infrastructure at Mudjimba Island.

This forms part of the government’s total funding of $36.3 million over 4 years for the Local Infrastructure Improvements Program. Further details can be found in Appendix D.

The expense component to this measure can be found in Chapter 2 Expense measures.

Capital measures	110

Budget Measures 2025-26

Department of the Premier and Cabinet

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Supporting Our Local Communities	500	—	—	—	—

In delivering its election commitment, the government has provided additional funding of $500,000 in 2024-25 towards building a new Maudsland Cenotaph and enhancing the Upper Coomera Cenotaph at Tallowwood Park

This forms part of the government’s total funding of $62.7 million over 5 years for the Supporting Our Local Communities Program to support community-based initiatives where they are needed most. Further details can be found in Appendix C.

111	Capital measures

Budget Measures 2025-26

Department of Trade, Employment and Training

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Caloundra TAFE Centre of Excellence	—	20,000	25,000	25,000	8,000

In delivering its election commitment, the government is providing additional funding of $78 million over 4 years to deliver a new TAFE Centre of Excellence located at Caloundra. This new facility will focus on construction trades to address the critical skilled worker shortage.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Moreton Bay TAFE Centre of Excellence	—	6,600	21,400	32,000	—

In delivering its election commitment, the government is providing additional funding of $60 million over 3 years to construct the new Moreton Bay TAFE Centre of Excellence located at Petrie Mill. The facility will include an Advanced Manufacturing Hub and will support workforce training to address critical skill shortages in various sectors.

Capital measures	112

Budget Measures 2025-26

Department of Transport and Main Roads

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Safer Roads, Better Transport	131,290	296,840	186,000	211,400	93,800

In delivering its election commitment, the government is providing additional funding of $919.3 million over 5 years for the Safer Roads, Better Transport Plan.

This forms part of the government’s total funding package of $1.070 billion over 5 years towards the Safer Roads, Better Transport Plan to provide greater transport connectivity for all Queenslanders and to get Queenslanders home sooner and safer.

The expense component to this measure can be found in Chapter 2 Expense measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Bruce Highway Targeted Safety Program	—	50,000	150,000	400,000	600,000

The government is providing additional funding of $1.2 billion over 4 years for the Bruce Highway Targeted Safety Program. This funding supplements the department’s internal allocation towards the program and does not include funding from the Australian Government. The Queensland Transport and Roads Investment Program outlines the total funding amounts for all investments.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Camera Detected Offence Program	—	34,000	67,000	87,760	87,800

The government is providing increased funding of $276.6 million over 4 years to improve the safety of the sections of state-controlled roads where accidents happen most frequently.

This forms part of the government’s total funding of $347.3 million over 5 years, and $10.8 million per annum ongoing for the Camera Detected Offence Program.

Further details can be found in the Queensland Treasury sections of this chapter.

The expense component of this measure can be found in Chapter 2 Expense measures.

113	Capital measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Smart Ticketing	3,000	22,707	8,200	—	—

The government is providing increased funding of $33.9 million over 3 years to deliver the Smart Ticketing project.

The expense component to this measure can be found in Chapter 2 Expense measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Public Transport Bus Stops and Stations - Disability Standards	—	5,000	5,000	5,000	5,000

The government is providing increased funding of $20 million over 4 years to upgrade bus network infrastructure to address legislative compliance gaps and meet accessibility standards with a focus on key locations and infrastructure required across the network.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Local Infrastructure Improvements	2,425	1,550	1,275	1,000	—

In delivering its election commitment, the government is providing increased funding of $6.3 million over 4 years to improve infrastructure for local communities across the state, including building a wildlife crossing over the Gold Coast Highway and increasing the height of the Austinville Causeway.

This forms part of the government’s total funding of $36.3 million over 4 years for the Local Infrastructure Improvements Program. Further details can be found in Appendix D.

Capital measures	114

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Barron River Bridge	—	—	—	—	—

In delivering its election commitment, the government is providing additional funding over the life of the project, with funding matched by the Australian Government, to fully fund the construction of a new Barron River Bridge at Kuranda.

The budgeted amount is not displayed as contracts have not been awarded.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Bus Services Growth Program	—	—	—	1,500	—

In delivering its election commitment, the government will provide increased funding of $1.5 million in 2027-28 to deliver new bus services and associated infrastructure.

The expense component to this measure can be found in Chapter 2 Expense measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Resourcing Our Police	200	—	—	—	—

In delivering its election commitment, the government has provided additional funding of $200,000 in 2024-25 to better resource our police. This includes funding for anti-hooning measures at Dundas.

This forms part of the government’s total funding of $16.8 million over 4 years for the Resourcing Our Police Program. Further details can be found in Appendix E.

115	Capital measures

Budget Measures 2025-26

Legislative Assembly of Queensland

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Electorate Office Accommodation Improvement Program	—	4,119	3,650	2,100	—

The government is providing increased funding of $9.9 million over 3 years to deliver priority electorate office relocation and refurbishment projects. These works are required to address changing functional and security requirements, including the need to accommodate additional electorate staff in each office.

The expense component to this measure can be found in Chapter 2 Expense measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Parliamentary Annexe Refurbishment Program	—	3,727	7,592	15,727	1,100

The government is providing increased funding of $28.1 million over 4 years to deliver the remaining stages of the Parliamentary Annexe Refurbishment program following completion of the refurbishment of levels 9-24 in 2024. Works will focus on levels 3, 5 and 6 to address remaining building compliance issues, improve security management across the precinct, and deliver more modern and flexible workspaces.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Electorate Office Security and Access System Upgrade	—	1,840	—	—	—

The government is providing additional funding of $1.8 million in 2025-26 to upgrade ageing security and access control systems across 97 electorate office sites throughout Queensland. This will improve electorate office security by upgrading all electorate offices to a uniform supported security system.

The expense component to this measure can be found in Chapter 2 Expense measures.

Capital measures	116

Budget Measures 2025-26

Queensland Corrective Services

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Increase Prison Capacity	3,000	280,000	930,000	618,000	532,140

The government is providing additional funding of $2.387 billion over 6 years from 2024-25 to rapidly increase capacity at the Arthur Gorrie and Townsville correctional centres. This is essential to meet projected demand and ensure a safer environment for correctional staff, prisoners and the community.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Offenders Managed Under the Dangerous Prisoners (Sexual Offenders) Act 2003	—	10,000	—	—	—

The government is providing additional funding of $10 million for the construction of 3 7-bedroom houses and one programs building in the Wacol Precinct, one 7-bedroom house in the Townsville Precinct, and associated site services and physical and electronic security upgrades to increase capacity and to safely manage Dangerous Prisoners (Sexual Offenders) Act 2003 offenders to ensure community safety.

The expense component of this measure can be found in Chapter 2 Expense measures.

117	Capital measures

Budget Measures 2025-26

Queensland Fire Department

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Local Infrastructure Improvements	(3,550)	4,500	4,000	—	—

In delivering its election commitment, the government is providing increased funding of $5.0 million over 3 years to improve infrastructure for local communities across the state, including to acquire land for replacement permanent and auxiliary fire and rescue stations in Ayr and Kingaroy, and for the purchase of new fire appliances in Guanaba and Emu Park.

This forms part of the government’s total funding of $36.3 million over 4 years for the Local Infrastructure Improvements Program. Further details can be found in Appendix D.

Capital measures	118

Budget Measures 2025-26

Queensland Health

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Easier Access to Health Services	1,390	49,000	187,770	172,680	—

In delivering its election commitment, the government is providing additional funding of $410.8 million over 4 years from 2024-25 to support the delivery of health services to Queenslanders when they need them.

This forms part of the government’s total funding package of $724.4 million over 5 years to deliver the Easier Access to Health Services Plan.

Funding of $95 million for the Health Sciences Academy in Rockhampton election commitment has been transferred to the Department of Education for implementation. Further details can be found in the Department of Education section of this chapter.

This forms part of the Queensland Government’s Hospital Rescue Plan, a total investment of $18.526 billion across 5 years (including 2024-25).

The expense component of this initiative can be found in Chapter 2 Expense measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Easier Access to Health Services: Step-up Step-down Program	—	11,300	18,000	9,180	—

In delivering its election commitment, the government is providing additional funding of $38.5 million over 3 years from 2025-26 to deliver 2 youth mental health facilities that will provide 24/7 care to young people experiencing, or at increased risk of experiencing, acute mental illness episodes, to either step down from hospital treatment or step up into the service.

This forms part of the Queensland Government’s Hospital Rescue Plan, a total investment of $18.526 billion across 5 years (including 2024-25).

The expense component of this initiative can be found in Chapter 2 Expense measures.

119	Capital measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Easier Access to Health Services: Regional Health Services	—	—	—	—	—

In delivering its election commitment, the government is providing additional funding of $10.5 million over 4 years from 2024-25 to invest in a suite of targeted health measures across regional Queensland, including government election commitments for 3 renal chairs in Emerald and upgrading carparking outside Yarrabah Hospital.

This forms part of the Queensland Government’s Hospital Rescue Plan, a total investment of $18.526 billion across 5 years (including 2024-25).

The expense component of this initiative can be found in Chapter 2 Expense measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Building Rural and Remote Health Program	176,000	178,000	1,200	—	—

The government is providing additional funding of $355.2 million over 3 years from 2024-25 for projects committed and underway as well as to address the cost overruns under the Building Rural and Remote Health Program in response to recommendations from the Queensland Audit Office Health 2024 report and the Sangster Review.

This forms part of the Queensland Government’s Hospital Rescue Plan, a total investment of $18.526 billion across 5 years (including 2024-25).

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Accelerated Infrastructure Delivery Program	112,000	24,000	10,000	—	—

The government is providing additional funding of $146 million over 3 years from 2024-25 to finalise delivery of committed and underway projects and to address the cost overruns under the Accelerated Infrastructure Delivery Program (AIDP) in response to recommendations from the Queensland Audit Office Health 2024 report and the Sangster Review.

This forms part of the Queensland Government’s Hospital Rescue Plan, a total investment of $18.526 billion across 5 years (including 2024-25).

Capital measures	120

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Timely Investment Infrastructure Maintenance	671,900	675,000	550,000	550,000	200,000

The government is providing additional funding of $2.647 billion over 5 years from 2024-25 and $200 million per annum ongoing from 2028-29 to meet historic unfunded commitments under the former Sustaining Capital Program. This will provide appropriate ongoing funding for maintenance, replacement, and refurbishment of Queensland Health’s existing assets, as per the recommendations in the Queensland Audit Office Health 2024 report and the Sangster Review.

This forms part of the Queensland Government’s Hospital Rescue Plan, a total investment of $18.526 billion across 5 years (including 2024-25).

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Major Hospital Infrastructure	—	—	—	—	—

In delivering its election commitment, the government is providing additional funding of $5.592 billion to address the cost overruns of projects under the former Capacity Expansion Program, now supported by the Hospital Rescue Plan. This credible Plan will deliver more than 2,600 new beds across metro, regional and rural Queensland and invest in a bigger health workforce through Queensland’s largest ever investment in health infrastructure.

This forms part of the Queensland Government’s Hospital Rescue Plan, a total investment of $18.526 billion across 5 years (including 2024-25).

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Sustainably Growing the Queensland Ambulance Service	—	70,000	70,000	70,000	40,000

The government is providing increased funding of $250 million over 4 years from 2025-26 for the first multi-year uplift to base capital funding since 2008-09, empowering clinicians to appropriately commission critical Queensland Ambulance Service infrastructure, including Ambulance Stations and Triple Zero (000) Operations Centres, fleet, equipment and information, communication and technology systems.

This forms part of a total additional $1.063 billion uplift to the Queensland Ambulance Service.

This forms part of the Queensland Government’s Hospital Rescue Plan, a total investment of $18.526 billion across 5 years (including 2024-25).

The expense component of this measure can be found in Chapter 2 Expense measures.

121	Capital measures

Budget Measures 2025-26

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Moura Multipurpose Health Service Aged Care Expansion	—	3,300	10,500	2,900	—

The government is providing additional funding of $16.7 million over 3 years from 2025-26 to deliver an additional 7 residential aged care beds, increasing capacity to a total of 8 as part of the Moura Multipurpose Health Service Aged Care expansion.

This forms part of the Queensland Government’s Hospital Rescue Plan, a total investment of $18.526 billion across 5 years (including 2024-25).

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Hospital Car Parking Program	—	332,300	595,600	224,400	185,900

The government is providing increased funding of $1.338 billion over 4 years from 2025-26 to support delivery of the Hospital Car Parking Program to provide safe and affordable car parking for patients, their carers, visitors and hospital staff at new and existing hospitals across the state.

This forms part of the Queensland Government’s Hospital Rescue Plan, a total investment of $18.526 billion across 5 years (including 2024-25).

Capital measures	122

Budget Measures 2025-26

Queensland Police Service

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - Custody Application Development	1,307	3,430	—	—	—

The government is providing additional funding of $4.7 million over 2 years for the Custody Application development.

The expense component to this measure can be found in Chapter 2 Expense measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - Watchhouse Infrastructure Upgrades	476	1,200	—	—	—

The government is providing additional funding of $1.7 million over 2 years for remediation works to address safety and privacy concerns for young people, and other maintenance issues in watchhouses.

The expense component to this measure can be found in Chapter 2 Expense measures.

	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Making Queensland Safer Laws - Permanent Enhanced State Flying Squad	1,287	—	—	—	—

The government has provided additional funding of $1.3 million in 2024-25 to establish a permanent enhanced State Flying Squad model to be deployed to high-risk areas to strategically target the juvenile and adult offenders.

The expense component to this measure can be found in Chapter 2 Expense measures.

123	Capital measures

Budget Measures 2025-26

	2024-25	2025-26	2026-27	2027-28	2028-29
	$‘000	$‘000	$‘000	$‘000	$‘000
New and Upgraded Police Facilities	—	16,000	56,000	76,000	89,000

In delivering its election commitment, the government is providing additional funding of $277 million over 5 years from 2025-26 for new and upgraded capital works on police stations, facilities and beats at Burleigh Heads, Nambour, Logan Central, Mount Gravatt, Boondall, Ferny Grove, Redcliffe, Edmonton, Goodna, Palm Island, Yarrabilba Caboolture West and Rainbow Beach.

The expense component to this measure can be found in Chapter 2 Expense measures.

	2024-25	2025-26	2026-27	2027-28	2028-29
	$‘000	$‘000	$‘000	$‘000	$‘000
Resourcing Our Police	122	666	667	667	—

In delivering its election commitment, the government is providing additional funding of $2.1 million over 4 years to better resource our police. This includes funding for a permanent police presence in Burleigh Heads and a safe night precinct in Hastings Street.

This forms part of the government’s total funding of $16.8 million over 4 years for the Resourcing Our Police Program. Further details can be found in Appendix E.

	2024-25	2025-26	2026-27	2027-28	2028-29
	$‘000	$‘000	$‘000	$‘000	$‘000
Enhanced Communications Resilience Far North Queensland	1,525	—	—	—	—

The government has provided additional funding of $1.5 million in 2024-25 for the purchase and delivery of 10 AirBridge Resilient Network Infrastructure (ARNI) communication trailers.

The expense component to this measure can be found in Chapter 2 Expense measures.

Capital measures	124

Budget Measures 2025-26

Queensland Treasury

	2024-25	2025-26	2026-27	2027-28	2028-29
	$‘000	$‘000	$‘000	$‘000	$‘000
Camera Detected Offence Program	—	16,000	10,000	—	—

The government is providing increased funding of $26 million over 2 years to the Queensland Revenue Office for the Camera Detected Offence Program.

This forms part of the government’s total funding of $347.3 million over 5 years, and $10.8 million per annum ongoing for the Camera Detected Offence Program. Further details can be found in the Department of Transport and Main Roads section of this chapter.

The expense component of this measure can be found in Chapter 2 Expense measures.

125	Capital measures

Budget Measures 2025-26

4	Revenue Measures

Introduction

The following tables present the relevant portfolio revenue measures relating to decisions taken since the 2024-25 Budget. For further explanation, refer to Explanation of Scope and Terms in Chapter 1.

Revenue measures	126

Budget Measures 2025-26

Department of Transport and Main Roads

	2024-25	2025-26	2026-27	2027-28	2028-29
	$‘000	$‘000	$‘000	$‘000	$‘000
Free Disability Parking Permits	—	(690)	(730)	(780)	—

In delivering its election commitment, the government is removing the current fee for a new Disability Parking Permit at an estimated cost of $2.2 million over 3 years.

	2024-25	2025-26	2026-27	2027-28	2028-29
	$‘000	$‘000	$‘000	$‘000	$‘000
Victims of Crime Relief	(2,500)	(5,000)	(5,000)	(5,000)	—

In delivering its election commitment, the government is removing the replacement costs of stolen driver licences and number plates at an estimated cost of $17.5 million over 4 years.

	2024-25	2025-26	2026-27	2027-28	2028-29
	$‘000	$‘000	$‘000	$‘000	$‘000
Permanent Implementation of 50-cent Public Transport Fares	(135,232)	(321,718)	(340,535)	(355,190)	(368,837)

In delivering its election commitment, the government is implementing a permanent fare reduction across the South East Queensland public transport network and on contracted regional bus services with a flat fare of 50 cents per trip from February 2025 at an estimated cost of $1.522 billion over 5 years and $368.8 million per annum ongoing from 2029-30.

127	Revenue measures

Budget Measures 2025-26

Queensland Treasury

	2024-25	2025-26	2026-27	2027-28	2028-29
	$‘000	$‘000	$‘000	$‘000	$‘000
Streamlining of Ex Gratia Relief for Foreign Surcharges	—	(19,000)	(16,000)	(6,000)	(6,000)

The government is implementing administrative changes to improve processing of applications for ex gratia relief from additional foreign acquirer duty and the land tax foreign surcharge, at an estimated cost of $47 million over 4 years. This will provide eligible applicants, particularly property developers who contribute to residential housing supply, with greater certainty and timely consideration–contributing to broader efforts to increase supply and affordability.

	2024-25	2025-26	2026-27	2027-28	2028-29
	$‘000	$‘000	$‘000	$‘000	$‘000
Cost of Living Relief - Big Boost into Home Ownership	(7,000)	(47,000)	(47,000)	(47,000)	(47,000)

The government has removed transfer duty for eligible first home buyers purchasing newly built homes or vacant land on which to build a new home from 1 May 2025, at an estimated cost of $195 million over 5 years.

	2024-25	2025-26	2026-27	2027-28	2028-29
	$‘000	$‘000	$‘000	$‘000	$‘000
Apprentice and Trainee 50 per cent Payroll Tax Rebate Extension	—	(58,100)	—	—	—

The government is extending the 50 per cent payroll tax rebate on wages of apprentices and trainees (already exempt from payroll tax) until 30 June 2026, at an estimated cost of $58.1 million in 2025–26. The extension provides additional support for businesses with annual Australian taxable wages of $1.3 million and above who employ trainees and apprentices, and forms part of the government’s efforts to prepare young Queenslanders for the future and secure a pipeline of skilled workers.

The change is subject to the passage of legislative amendments.

Revenue measures	128

Budget Measures 2025-26

	2024-25	2025-26	2026-27	2027-28	2028-29
	$‘000	$‘000	$‘000	$‘000	$‘000
Permanent Payroll Tax Exemption for General Practitioners	(9,000)	(123,500)	(129,000)	(135,000)	(141,000)

The government has exempted payments by medical practices to general practitioners (GPs) from payroll tax, at an estimated cost of $538 million over 5 years. The exemption commenced on 1 December 2024 and supersedes the previous amnesty for payments made to contracted GPs, which was scheduled to end on 30 June 2025.

129	Revenue measures

Budget Measures 2025-26

Appendix A:	Summary Tables

Table A.1:	Expense measures since the 2024-25 Budget

Expense measures up to and including 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Department of Customer Services, Open Data and Small and Family Business
Secure Communities Partnership Program	10,000	20,000	10,000	—	—
Small Business First Agenda [1]	3,550	15,070	15,140	6,800	—
Small Business Support	200	7,200	7,200	4,400	—
Small Business Planning Courses	1,000	2,000	3,500	5,000	—

Portfolio Total	14,750	44,270	35,840	16,200	—

Department of Education
State Funding for Bilateral Agreement [1]	50,000	75,000	—	—	—
More Teachers, Better Education [1]	—	46,100	83,300	78,480	—
Schools and Education Boost	(118)	6,682	6,982	6,982	—
Supporting Our Local Communities	867	500	500	500	—

Portfolio Total	50,749	128,282	90,782	85,962	—

Department of Families, Seniors, Disability Services and Child Safety
Prevention of Domestic and Family Violence - Womensline and Mensline	4,750	11,500	7,500	7,500	—
Supporting Our Local Communities	1,361	10,126	4,962	4,025	175
Dickson Men’s Shed and Stationery Aid at James Drysdale Reserve	—	3,100	—	—	—
Local Infrastructure Improvements	100	2,107	1,167	1,167	—
Games On! Grassroots Infrastructure Program	—	1,000	—	—	—
Prevention of Domestic and Family Violence - Hope Hub Recovery Centres	—	620	960	960	960
Child Safety Placement Boost [1]	461,000	—	—	—	—

Portfolio Total	467,211	28,453	14,589	13,652	1,135

Department of Housing and Public Works
20 Per Cent Funding Uplift to Specialist Homelessness Services [1]	—	41,000	41,000	41,000	—
Supporting Our Local Communities	1,750	500	500	500	—

Portfolio Total	1,750	41,500	41,500	41,500	—

Department of Justice
National Access to Justice Partnership	—	25,779	28,213	29,025	29,859
Making Queensland Safer Laws [1]	1,439	4,440	3,323	2,131	2,195
Faster Justice	177	2,137	2,054	1,960	—
Supporting Our Local Communities	—	1,200	700	700	200
Mining and Resources Coroner [1]	500	1,000	1,000	1,000	1,000
Resourcing Our Police	—	783	333	333	—
DNA Forensics Lab Reform Assessment	500	500	—	—	—

Portfolio Total	2,616	35,839	35,623	35,149	33,254

130

Budget Measures 2025-26

Expense measures up to and including 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Department of Local Government, Water and Volunteers
Supporting Our Local Communities	700	5,500	1,500	1,500	—
Water Supply Improvements for First Nations Communities	—	5,000	11,000	—	—
Local Infrastructure Improvements	28	2,433	1,633	1,634	—
Resourcing Our Police	1,390	1,267	167	166	—
Water for Warrill Irrigation Project	—	1,000	—	—	—

Portfolio Total	2,118	15,200	14,300	3,300	—

Department of Natural Resources and Mines, Manufacturing and Regional and Rural Development
Natural Resource Management Expansion Program	87,840	10,000	10,000	10,000	—
Transforming Queensland Manufacturing [1]	—	5,000	5,000	5,000	—
Queensland Manufacturing Hubs	—	3,400	3,300	3,300	—
Supporting Our Local Communities	100	—	—	—	—

Portfolio Total	87,940	18,400	18,300	18,300	—

Department of Primary Industries
Boosting Biosecurity in the Regions [1]	6,250	12,500	12,500	12,500	—
Beef Week 2027	—	2,000	2,500	—	—
Sowing the Seeds of Farming Innovation	—	5,000	10,000	12,000	3,000
Future for Mossman Sugarcane Industry [1]	100	870	—	—	—
Blackall Woolscour Project	—	—	—	—	—
Wild Dog Barrier Fence	—	—	—	—	—

Portfolio Total	6,350	20,370	25,000	24,500	3,000

Department of Sport, Racing and Olympic and Paralympic Games
Games On! Grassroots Infrastructure Program	9,000	20,000	65,000	65,780	16,500
Resourcing Our Police	—	3,200	1,950	1,950	—
Supporting Our Local Communities	3,533	800	—	—	—
Racing Industry Review	500	500	—	—	—
Schools and Education Boost	—	300	—	—	—
Local Infrastructure Improvements	360	—	—	—	—
Queensland Academy of Sport Statutory Body Transition [1]	1,000	—	—	—	—

Portfolio Total	14,393	24,800	66,950	67,730	16,500

Department of State Development, Infrastructure and Planning
Residential Activation Fund	500,000	500,000	500,000	500,000	—
Supporting Our Local Communities	2,195	2,643	1,962	—	—
Ross River Bikeway	—	1,500	—	—	—

Portfolio Total	502,195	504,143	501,962	500,000	—

131

Budget Measures 2025-26

Expense measures up to and including 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Department of the Environment, Tourism, Science and Innovation
Wildlife Hospital Network	11,000	21,150	7,450	—	—
More Rangers, Better Neighbours [1]	3,200	9,400	16,970	26,230	26,230
Supporting Our Local Communities	1,060	1,710	1,210	4,210	—
Local Infrastructure Improvements	500	1,200	1,500	1,900	—
Zero Litter to the Bay by 2030 [1]	—	160	700	1,100	2,500

Portfolio Total	15,760	33,620	27,830	33,440	28,730

Department of the Premier and Cabinet
Making Queensland Safer Awareness Campaign	1,750	—	—	—	—

Portfolio Total	1,750	—	—	—	—

Department of Trade, Employment and Training
Rockhampton TAFE Excellence Precinct	—	7,920	17,320	35,820	—
Local Infrastructure Improvements	—	1,000	500	500	—
TAFE Teachers	—	1,000	1,000	—	—
Resource Worker Pipeline	500	660	670	670	—

Portfolio Total	500	10,580	19,490	36,990	—

Department of Transport and Main Roads
Country Roads Connect	10,000	30,000	30,000	30,000	—
Sunshine Coast Waterways Authority		11,580	11,870	12,160	—
Safer Roads, Better Transport	5,000	3,500	65,000	75,420	—
The Wave Stages 2 & 3 Planning and Market Readiness	—	—	—	—	—

Portfolio Total	15,000	45,080	106,870	117,580	—

Department of Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism
Local Infrastructure Improvements	—	2,700	—	—	—
Multicultural Connect Grants	—	1,250	1,250	1,250	1,250
Ethnic Communities Council of Queensland [1]	—	500	500	500
Returning to Work Package	—	5,000	5,000	5,000	5,000
Supporting Our Local Communities	100	—	—	—	—

Portfolio Total	100	9,450	6,750	6,750	6,250

132

Budget Measures 2025-26

Expense measures up to and including 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Department of Youth Justice and Victim Support
Staying on Track Program	25,000	50,000	50,000	50,000	50,000
Circuit Breaker Sentencing	20,000	30,000	20,000	10,000	—
Youth Justice Schools	20,000	20,000	—	—	—
Gold Standard Early Intervention: Kickstarter Program	5,000	15,000	15,000	15,000	—
Gold Standard Early Intervention: Proven Initiatives	5,000	15,000	15,000	15,000	15,000
Regional Reset Program	12,500	12,500	12,500	12,500	—
Crime Prevention Schools	10,000	10,000	10,000	10,000	10,000
Victims Advocate Service	10,000	10,000	10,000	10,000	10,000
Supporting Our Local Communities	600	450	450	450	—
Victims of Crime Financial Assistance Scheme [1]	40,000	—	—	—	—

Portfolio Total	148,100	162,950	132,950	122,950	85,000

Queensland Corrective Services
Uplift in Low Security Capacity	6,817	17,373	20,816	21,249	21,644
Domestic and Family Violence Electronic Monitoring	2,410	4,110	4,760	6,840	6,840

Portfolio Total	9,227	21,483	25,576	28,089	28,484

Queensland Fire Department
Queensland Betterment Fund	—	40,000	40,000	40,000	40,000
Emergency Services Communications	5,000	—	—	—	—
Local Infrastructure Improvements	140	—	—	—	—

Portfolio Total	5,140	40,000	40,000	40,000	40,000

Queensland Health
Easier Access to Health Services Plan	—	21,240	30,010	33,000	134,350
Easier Access to Health Services: Surgery Connect Surge	100,000	—	—	—	—
Easier Access to Health Services: Free Health Checks for Kindy Kids	2,500	6,250	8,750	10,000	10,000
Easier Access to Health Services: Boost for Neurological Health	—	3,030	1,280	2,400	3,740
Easier Access to Health Services: Regional Health Services	260	690	700	700	700
Easier Access to Health Services: Youth Step-up Step-down Program	—	—	—	5,120	6,400
Supporting Our Local Communities	792	—	—	—	—

Portfolio Total	103,552	31,210	40,740	51,220	155,190

133

Budget Measures 2025-26

Expense measures up to and including 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Police Service
Making Queensland Safer Laws - Permanent Establishment of Youth Co-Response Models	—	16,607	17,950	21,837	22,277
Making Queensland Safer Laws - Police and Police Liaison Officer High Visibility Patrols	—	10,376	10,377	10,377	—
Making Queensland Safer Laws - Extension Caboolture Watchhouse Hub	—	8,967	463	463	463
Making Queensland Safer Laws - Watchhouse Infrastructure and Capacity Management	8,026	8,234	30	30	30
Making Queensland Safer Laws - Watchhouse Infrastructure Upgrades	4,099	4,776	661	661	661
Making Queensland Safer Laws - Permanent Enhanced State Flying Squad	—	4,251	8,734	8,947	9,167
Making Queensland Safer Laws - Permanent Operation of the Youth Crime Group	—	3,636	3,842	3,938	4,037
Making Queensland Safer Laws - Police Prosecutions	692	1,694	1,738	1,781	—
Making Queensland Safer Laws (MQSL) - Support for the Immediate MQSL Impacts on Operations	—	1,107	3,173	—	—
Making Queensland Safer Laws - Custody Application Development	131	947	947	947	947
Making Queensland Safer Laws - Intensive Bail Supervision Operations	—	637	3,480	3,480	—
Making Queensland Safer Laws - QLITE Devices	525	315	323	331	—
Making Queensland Safer Laws - QPRIME Impacts	1,047	—	—	—	—
Backing Our Police - Mental Health Support	648	4,990	4,220	3,661	—
Local Infrastructure Improvements	—	1,875	937	938	—
Backing Our Police - Recruits	152	1,170	990	859	—
Resourcing Our Police	300	866	867	867	—
Nambour Community Safety	500	500	300	300	300
Supporting Our Local Communities	450	375	375	375	—
Public Child Sex Offender Register - Daniels Law	10,000	—	—	—	—

Portfolio Total	26,570	71,323	59,407	59,792	37,882

Queensland Treasury
Social Entrepreneurs Fund	—	20,000	20,000	20,000	20,000
Supercharged Solar for Renters	—	8,750	8,750	8,750	—

Portfolio Total	—	28,750	28,750	28,750	20,000

Total Expense measures of the former government	103,552	53,285	64,000	62,385	59,000

Total impact on Expense up to and including 2024-25 MYFER	1,579,323	1,368,988	1,397,209	1,394,239	514,425

134

Budget Measures 2025-26

Expense measures since 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Department of Customer Services, Open Data and Small and Family Business
Queensland Government Digital Fund	—	162,500	162,500	162,500	162,500
Access to Government Services Online	—	25,064	—	—	—
Small Business Support Network	—	5,817	5,773	5,211	—
Small Business First Agenda [2]	—	1,093	973	1,004	1,039
In Person Services in Rural and Remote Communities	—	873	—	—	—

Portfolio Total	—	195,347	169,246	168,715	163,539

Department of Education
State Funding for Bilateral Agreement [2]	—	88,664	533,648	820,594	1,203,770
Capital Assistance Supplementary Scheme for Non-State Schools	—	60,000	—	—	—
Back to School Boost	—	47,105	47,141	47,117	47,218
Screen Queensland - Screen Industry Attraction and Development	—	38,200	—	—	—
More Teachers, Better Education [2]	—	11,283	(24,488)	(21,017)	48,402
Queensland’s Creative Future Arts Uplift	—	9,375	—	—	—
Performing Arts Experiences	—	2,000	2,000	2,000	2,000
Queensland Museum Tropics, Townsville	—	1,267	1,267	1,267	—
First Nations Attendance and Engagement programs - Former Origin Greats	—	857	858	—	—
Braille House and Vision Australia Queensland to Deliver Specialist Library Services	—	658	658	658	658
Promoting Quality and Safety in Early Childhood Education and Care	—	410	3,971	4,103	4,183

Portfolio Total	—	259,819	565,055	854,722	1,306,231

Department of Families, Seniors, Disability Services and Child Safety
Child Safety Placement Boost [2]	—	200,000	—	—	—
Safer Children, Safer Communities - $1,500 Carer Allowance Boost	—	22,628	22,995	24,472	—
Family, Domestic and Sexual Violence Responses - National Partnership Agreement	—	14,511	14,859	15,141	15,489
Queensland Community Support Scheme	—	8,000	—	—	—
Safer Children, Safer Communities - Professional Foster Care Pilot	—	4,928	9,431	9,450	4,966
Safer Children, Safer Communities - Dual-Care Therapeutic Residential Care Framework	—	2,902	2,916	2,500	2,575
Safer Children, Safer Communities - SecureCare Residential Facility	—	1,415	1,427	1,488	—
Child Safety - Reportable Conduct Scheme	—	989	2,948	3,953	4,098
Support for Vulnerable Queenslanders	—	700	—	—	—
Accessible Amenities in Queensland	—	—	—	—	—
Continuity of Disability Supports for Children with Autism in Queensland	—	—	—	—	—
Disability Advocacy	—	—	—	—	—
Emergency Relief	—	—	—	—	—
Financial Resilience Services	—	—	—	—	—
Toowoomba’s Protea Place	—	—	—	—	—
Warwick’s WillowTree 37	—	—	—	—	—

Portfolio Total	—	256,073	54,576	57,004	27,128

135

Budget Measures 2025-26

Expense measures since 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Department of Housing and Public Works
Investment in Frontline Housing and Homelessness Services	119,838	152,612	29,678	38,134	39,854
Queensland Building and Construction Commission	—	59,500	—	—	—
Queensland’s Housing Investment Pipeline - 53,500 Social and Community Homes by 2044	—	16,300	16,839	18,236	23,323
20 Per Cent Funding Uplift to Specialist Homelessness Services [2]	—	11,208	11,225	11,240	52,255
Housing and Homelessness Peak and Industry Bodies	—	3,070	—	—	—
Regulatory Resourcing for Housing and Accommodation	—	1,818	—	—	—
Social Housing Maintenance Program	62,500	828	—	—	—

Portfolio Total	182,338	245,336	57,742	67,610	115,432

Department of Justice
Forensic Science Queensland - Capacity and Capability to Meet Current Needs	—	18,086	—	—	—
The Queensland Public Trustee: Supporting Vulnerable Queenslanders	—	15,000	—	—	—
Commission of Inquiry into Child Safety System	—	12,111	7,569	—	—
Making Queensland Safer Laws [2]	2,165	10,738	11,031	11,304	—
Fast Track Sentencing	—	8,070	—	—	—
Office of the Public Guardian - Safeguarding Vulnerable Children and Adults	—	6,314	6,373	6,529	6,686
Enhanced Security	—	5,920	5,920	5,920	5,920
Office of the Director of Public Prosecutions - Enhanced Service Delivery	—	4,835	6,726	6,905	7,057
Electronic Monitoring	—	4,823	—	—	—
Strengthening and Streamlining Queensland Worker Screening	—	3,907	—	—	—
Queensland Intermediary Scheme	—	2,292	2,308	2,350	2,391
Strengthening and Streamlining Blue Card Services - Implementation of Reform Recommendations	—	2,195	1,836	—	—
Courthouse Infrastructure - Courthouse Maintenance Program	—	2,000	2,000	—	—
Legal Services Commission - Delivery of Core Services	—	1,819	—	—	—
Office of the Queensland Integrity Commissioner - Enabling Independence	—	1,649	1,779	1,821	1,872
Mining and Resources Coroner [2]	—	1,479	1,509	1,559	1,617
Support for Queenslanders Living, Investing, and Working in Bodies Corporate	—	1,048	1,058	1,086	1,110
Meriba Omasker Kaziw Kazipa (Torres Strait Islander Child Rearing Practices) Act 2020 - Ongoing Implementation	—	291	—	—	—

Portfolio Total	2,165	102,577	48,109	37,474	26,653

136

Budget Measures 2025-26

Expense measures since 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Department of Local Government, Water and Volunteers
Departmental Historic Underfunding Uplift Irrigation	6,907	47,949	43,254	36,000	25,000
Pricing CSO and Discount	—	25,100	25,800	—	—
Torres Strait Major Infrastructure Program Stage 7	—	9,175	9,175	9,175	9,175
Water Security for South East Queensland	300	3,700	—	—	—
Unlocking Water in Regional Queensland	—	1,532	—	—	—
Dumaresq-Barwon Border Rivers Commission	980	871	—	—	—
River Improvement Trusts	—	330	330	330	330
Closed Circuit Television for Nambour	—	—	—	—	—
Woorabinda Water Infrastructure Upgrades	—	—	—	—	—
Works for Queensland	—	—	—	70,000	110,000

Portfolio Total	8,187	88,657	78,559	115,505	144,505

Department of Natural Resources and Mines, Manufacturing and Regional and Rural Development
Transforming Queensland Manufacturing [2]	—	21,373	21,373	21,373	—
Queensland Resources Common User Facility Preparation for Operation	—	6,100	—	—	—
Enhancing Mineral Exploration	—	4,620	—	—	—

Portfolio Total	—	32,093	21,373	21,373	—

Department of Primary Industries
National Biosecurity System Fund	7,435	—	—	—	—
Boosting Biosecurity in the Regions [2]	(4,437)	(3,434)	1,483	4,356	19,216
Shark Management Plan	—	20,312	23,096	22,154	22,666
Queensland Drought Resilience Program	—	15,082	10,882	15,083	10,883
Fire Ant Suppression Taskforce	12,000	12,000	—	—	—
Future for Mossman Sugarcane Industry [2]	—	5,677	100	—	—
High Pathogenicity Avian Influenza Preparedness	3,000	3,000	3,000	3,000	3,000
Animal Welfare in Queensland	—	2,500	—	—	—

Portfolio Total	17,998	55,137	38,561	44,593	55,765

Department of Sport, Racing and Olympic and Paralympic Games
Play On! Voucher Program	500	62,500	62,500	62,500	62,500
Queensland Academy of Sport Statutory Body Transition [2]	—	12,073	4,712	4,904	5,043
Brisbane 2032 Olympic and Paralympic Games Delivery of Games Responsibilities	—	8,243	12,760	29,925	50,943
Brisbane 2032 Olympic and Paralympic Games Office Operational Funding	—	7,070	10,001	15,576	22,913
Sport and Recreation Venues	—	4,281	2,948	2,430	1,751
Redevelopment of Browne Park	—	3,500	—	—	—

Portfolio Total	500	97,667	92,921	115,335	143,150

137

Budget Measures 2025-26

Expense measures since 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Department of State Development, Infrastructure and Planning
Games Independent Infrastructure and Coordination Authority (GIICA)	—	51,929	71,648	91,551	93,357
Sovereign Industry Development Fund	—	21,687	21,687	40,000	97,176
Bribie Island Erosion and Breakthrough Remediation	—	20,000	—	—	—
Games Infrastructure - Venues and Villages	—	15,665	20,504	21,975	21,459
Developing New Regional Plans	—	7,947	7,678	10,421	5,270
Arena Market Process Resourcing	—	6,879	1,243	1,254	—
Catalyst Infrastructure Fund	—	545	545	545	250
Port Hinchinbrook Revitalisation	—	—	—	—	—

Portfolio Total	—	124,652	123,305	165,746	217,512

Department of the Environment, Tourism, Science and Innovation
Delivering Destination 2045	—	50,000	75,000	158,000	163,000
More Rangers, Better Neighbours [2]	—	606	(2,560)	1,953	2,568
Resource Recovery Boost Fund	—	—	—	—	—
South East Queensland Horticultural Best Management Practice Incentive Program	—	—	—	—	—
Yellow Crazy Ant Eradication Program	—	—	3,000	3,000	—
Zero Litter to the Bay by 2030 [2]	—	—	8,465	8,069	6,673

Portfolio Total	—	50,606	83,905	171,022	172,241

Department of the Premier and Cabinet
Veterans Initiatives	—	4,753	4,753	4,747	4,747
Anzac Square Maintenance and Management and Memorial Galleries Visitor Services	616	1,578	1,657	1,742	1,837
Early Intervention and Prevention - Whole-of-Government Coordination	—	228	233	—	—

Portfolio Total	616	6,559	6,643	6,489	6,584

Department of Trade, Employment and Training
Apprentice and Trainee Training	—	45,000	5,000	—	—
National Skills Agreement for Skills Priorities	—	10,000	17,500	17,500	5,000
Queensland Trade and Investment Uplift	—	5,000	6,250	5,000	1,750

Portfolio Total	—	60,000	28,750	22,500	6,750

Department of Transport and Main Roads
Camera Detected Offence Program	(17,332)	20,219	16,886	6,729	7,075
Road Maintenance Service Levels Graffiti Removal	—	7,860	6,000	—	—
Wheelchair Accessible Taxi Grant Scheme	—	6,325	—	—	—
Keeping Our Waterways Safe Program	—	5,000	5,000	5,000	—
Bus Services Growth Program	—	3,531	7,446	5,027	10,544
School Crossing Supervisor Expansion	—	876	1,366	1,870	1,948
Gympie Road Planning Program	—	—	—	—	—
Smart Ticketing	—	—	8,006	5,523	—

Portfolio Total	(17,332)	43,811	44,704	24,149	19,567

138

Budget Measures 2025-26

Expense measures since 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Department of Women, Aboriginal and Torres Strait Islander Partnerships and Multiculturalism
Ongoing operation of the Meriba Omasker Kaziw Kazipa (Torres Strait Islander Traditional Child Rearing Practices) Act 2020	—	—	2,221	2,283	2,342
Ethnic Communities Council of Queensland [2]	—	(125)	(125)	(125)	375

Portfolio Total	—	(125)	2,096	2,158	2,717

Department of Youth Justice and Victim Support
Victims of Crime Financial Assistance Scheme [2]	78,000	275,000	—	—	—
Youth Co-Response Models	—	13,692	19,815	20,480	21,005
Intensive Case Management	—	7,429	10,015	10,671	10,667
Victims of Crime Community Response	—	4,087	2,793	2,982	3,054
Bail Programs	—	2,742	5,331	8,029	8,319
Youth Justice Victims Register	—	640	638	661	679

Portfolio Total	78,000	303,590	38,592	42,823	43,724

Legislative Assembly of Queensland
Electorate Office Accommodation Improvement Program	—	435	446	457	—
Cleaning Services Operational Cost Increase	156	182	209	237	267
Electorate Office Security and Access System Upgrade	—	145	289	289	289
2023-24 Select Committee and Members’ Accommodation Costs	801	—	—	—	—
2024 Queensland State Election Costs	2,393	—	—	—	—

Portfolio Total	3,350	762	944	983	556

Queensland Corrective Services
Parole Board Queensland	—	15,626	14,845	—	—
Offenders Managed Under the Dangerous Prisoners (Sexual Offenders) Act 2003	—	4,534	5,648	5,764	5,883
Victims Register	100	800	820	840	—

Portfolio Total	100	20,960	21,313	6,604	5,883

Queensland Fire Department
Queensland Resilience and Risk Reduction Program	—	10,000	60,000	110,000	100,000
Presumptive Legislation WorkCover Premiums	10,798	15,700	15,700	15,700	15,700
Extension of Aerial Firefighting Funding	2,576	2,680	2,789	2,904	1,785

Portfolio Total	13,374	28,380	78,489	128,604	117,485

Queensland Health
Delivery of Critical Health Services	—	1,607,791	1,826,117	1,594,987	1,509,909
Easier Access to Health Services: Stabilisation of Elective Surgery Waitlist	—	—	—	—	—
Stabilising Bed and System Capacity	—	—	—	—	—
Mater Springfield Stage 2 - Public Health Services	—	—	—	—	—
Queensland Health Staff Entitlements	—	—	—	—	—
Easier Access to Health Services: Patient Flow Rapid Response Fund	—	—	—	—	—
Midwife to Patient Ratios	—	—	—	—	—

139

Budget Measures 2025-26

Expense measures since 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Smoking and Vaping Enforcement Boost	—	—	—	—	—
Security and Ambassador Workforce	—	—	—	—	—
Sustainably Growing Queensland Ambulance Service	—	—	—	—	—
Making Queensland Safer Laws - Priority Watchhouses	3,130	3,209	—	—	—
Fast Track Sentencing	—	—	—	—	—

Portfolio Total	3,130	1,611,000	1,826,117	1,594,987	1,509,909

Queensland Police Service
Operational Equipment to Bolster Proactive Policing	—	68,789	18,542	10,626	18,409
Forensic Outsourcing	—	25,000	25,000	—	—
POLAIR - Airborne Law Enforcement	—	17,080	16,533	15,281	8,343
National Emergency Alert System	—	14,789	3,601	3,601	4,160
Enhanced Responses to Domestic and Family Violence	—	8,905	9,128	9,356	9,590
Tyre Deflation Device Capability	—	6,030	171	175	180
Digital Intelligence and Community Engagement (DICE)	—	5,008	5,115	5,223	5,335
Camera Detected Offence Program	—	3,310	2,286	1,946	1,946
Marine Rescue Queensland Community Support Funding	—	2,930	—	—	—
DNA Historical Review	—	2,389	—	—	—
New and Upgraded Police Facilities	—	2,070	2,122	2,500	3,300
State Emergency Service Accommodation and Workforce	—	1,046	1,072	1,098	1,126
No Excuse for Abuse	—	500	500	—	—
Enhanced Communications Resilience Far North Queensland - ARNI	375	375	375	375	—

Portfolio Total	375	158,221	84,445	50,181	52,389

Queensland Treasury
First Home Owner Grant Boost Extension	—	47,000	10,500	1,600	1,000
Queensland Government Consulting Service	—	10,000	5,000	—	—
Electricity Tariff Adjustment Scheme	—	4,950	4,491	4,081	3,702
Visy Site Operational Costs	—	1,537	—	—	—
Camera Detected Offence Program	—	1,518	—	—	—
Queensland Community Housing Energy Upgrades	—	—	—	—	—
Toowoomba’s Protea Place	—	—	—	—	—

Portfolio Total	—	65,005	19,991	5,681	4,702

Total decisions made but not yet announced	12,639	359,153	164,517	149,242	25,305

Total impact on Expense since 2024-25 MYFER	305,440	4,165,280	3,649,953	3,853,500	4,167,727

Total impact on Expense since the 2024-25 Budget	1,884,763	5,534,268	5,047,162	5,247,739	4,682,152

1.	Further funding for this measure can be found in the Post MYFER section of this table.
2.	Further funding for this measure can be found in the up to and including MYFER section of this table.

140

Budget Measures 2025-26

Table A.2:	Capital measures since the 2024-25 Budget

Capital measures up to and including 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Department of Education
Schools and Education Boost [1]	4,680	14,000	14,000	14,000	—
Cherbourg State School Educational Facilities	—	2,000	1,000	—	—
Games On! Grassroots Infrastructure Program	—	1,100	3,200	4,900	—
New High School at Gracemere Stage One	250	1,000	34,000	64,750	—
Health Sciences Academy in Rockhampton	—	500	23,500	63,000	8,000

Portfolio Total	4,930	18,600	75,700	146,650	8,000

Department of Families, Seniors, Disability Services and Child Safety
Safer Children, Safer Communities - SecureCare Residential Facility	—	10,000	25,000	15,000	—

Portfolio Total	—	10,000	25,000	15,000	—

Department of Justice
Making Queensland Safer Laws	273	3,470	500	1,000	400

Portfolio Total	273	3,470	500	1,000	400

Department of the Environment, Tourism, Science and Innovation
Games On! Grassroots Infrastructure Program	—	1,760	1,771	5,982	4,487
Local Infrastructure Improvements	—	460	340	—	—

Portfolio Total	—	2,220	2,111	5,982	4,487

Department of the Premier and Cabinet
Supporting Our Local Communities	500	—	—	—	—

Portfolio Total	500	—	—	—	—

Department of Trade, Employment and Training
Caloundra TAFE Centre of Excellence	—	20,000	25,000	25,000	8,000

Portfolio Total	—	20,000	25,000	25,000	8,000

Department of Transport and Main Roads
Safer Roads, Better Transport [1]	131,290	265,440	129,000	129,000	—
Local Infrastructure Improvements	2,425	1,550	1,275	1,000	—
Resourcing Our Police	200	—	—	—	—

Portfolio Total	133,915	266,990	130,275	130,000	—

Queensland Fire Department
Local Infrastructure Improvements	(3,550)	4,500	4,000	—	—

Portfolio Total	(3,550)	4,500	4,000	—	—

141

Budget Measures 2025-26

Capital measures up to and including 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Health
Easier Access to Health Services	1,390	49,000	187,770	172,680	—
Easier Access to Health Services: Step-up Step-down Program	—	11,300	18,000	9,180	—
Easier Access to Health Services: Regional Health Services	—	—	—	—	—

Portfolio Total	1,390	60,300	205,770	181,860	—

Queensland Police Service
Making Queensland Safer Laws - Custody Application Development	1,307	3,430	—	—	—
Making Queensland Safer Laws - Watchhouse Infrastructure Upgrades	476	1,200	—	—	—
Making Queensland Safer Laws - Permanent Enhanced State Flying Squad	1,287	—	—	—	—
Resourcing Our Police	122	666	667	667	—

Portfolio Total	3,192	5,296	667	667	—

Total Capital measures of the former government	522,660	116,573	114,875	38,892	—

Total impact on Capital up to and including 2024-25 MYFER	663,310	507,949	583,898	545,051	20,887

142

Budget Measures 2025-26

Capital measures since 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Department of Customer Services, Open Data and Small and Family Business
Queensland Government Digital Fund	—	87,500	87,500	87,500	87,500

Portfolio Total	—	87,500	87,500	87,500	87,500

Department of Education
New School Infrastructure	—	43,433	260,214	311,694	199,413
Renewal Boost	—	28,654	—	—	—
Queensland Cultural Centre Infrastructure	—	10,000	—	—	—
Schools and Education Boost [2]	2,776	(2,776)	—	—	—

Portfolio Total	2,776	79,311	260,214	311,694	199,413

Department of Housing and Public Works
Queensland’s Housing Investment Pipeline - 53,500 Social and Community Homes by 2044	—	50,000	61,810	547,606	1,232,716
Gold Coast Entertainment and Convention Centre: Capital Replacement	—	—	—	—	—

Portfolio Total	—	50,000	61,810	547,606	1,232,716

Department of Justice
Courthouse Infrastructure - Domestic and Family Violence Courthouse Improvements Program	—	11,000	5,847	—	—
Courthouse Infrastructure - Strategic Land Acquisition	—	5,200	9,800	—	—
Courthouse Infrastructure - Critical Remediation Work	—	5,000	8,500	5,500	6,000
Forensic Science Queensland - Capacity and Capability to Meet Current Needs	—	2,000	—	—	—
Courthouse Infrastructure - Minor Capital Works Program	—	1,750	3,500	4,750	2,000
Strengthening and Streamlining Blue Card Services - Implementation of Reform Recommendations	—	300	—	—	—

Portfolio Total	—	25,250	27,647	10,250	8,000

Department of Natural Resources and Mines, Manufacturing and Regional and Rural Development
Queensland Resources Common User Facility Preparation for Operation	—	2,369	—	—	—
Enhancing Mineral Exploration	—	500	—	—	—

Portfolio Total	—	2,869	—	—	—

Department of Sport, Racing and Olympic and Paralympic Games
Sport and Recreation Venues	—	8,118	13,658	14,724	15,500

Portfolio Total	—	8,118	13,658	14,724	15,500

Department of State Development, Infrastructure and Planning
Catalyst Infrastructure Fund	—	70,000	50,000	30,000	—

Portfolio Total	—	70,000	50,000	30,000	—

Department of the Environment, Tourism, Science and Innovation
Wangetti Trail Project	—	6,246	13,425	—	—

Portfolio Total	—	6,246	13,425	—	—

143

Budget Measures 2025-26

Capital measures since 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Department of Trade, Employment and Training
Moreton Bay TAFE Centre of Excellence	—	6,600	21,400	32,000	—

Portfolio Total	—	6,600	21,400	32,000	—

Department of Transport and Main Roads
Bruce Highway Targeted Safety Program	—	50,000	150,000	400,000	600,000
Camera Detected Offence Program	—	34,000	67,000	87,760	87,800
Safer Roads, Better Transport [2]	—	31,400	57,000	82,400	93,800
Smart Ticketing	3,000	22,707	8,200	—	—
Public Transport Bus Stops and Stations - Disability Standards	—	5,000	5,000	5,000	5,000
Barron River Bridge	—	—	—	—	—
Bus Services Growth Program	—	—	—	1,500	—

Portfolio Total	3,000	143,107	287,200	576,660	786,600

Legislative Assembly of Queensland
Electorate Office Accommodation Improvement Program	—	4,119	3,650	2,100	—
Parliamentary Annexe Refurbishment Program	—	3,727	7,592	15,727	1,100
Electorate Office Security and Access System Upgrade	—	1,840	—	—	—

Portfolio Total	—	9,686	11,242	17,827	1,100

Queensland Corrective Services
Increase Prison Capacity	3,000	280,000	930,000	618,000	532,140
Offenders Managed Under the Dangerous Prisoners (Sexual Offenders) Act 2003	—	10,000	—	—	—

Portfolio Total	3,000	290,000	930,000	618,000	532,140

Queensland Health
Building Rural and Remote Health Program	176,000	178,000	1,200	—	—
Accelerated Infrastructure Delivery Program	112,000	24,000	10,000	—	—
Timely Investment Infrastructure Maintenance	671,900	675,000	550,000	550,000	200,000
Major Hospital Infrastructure	—	—	—	—	—
Sustainably Growing the Queensland Ambulance Service	—	70,000	70,000	70,000	40,000
Moura Multipurpose Health Service Aged Care Expansion	—	3,300	10,500	2,900	—
Hospital Car Parking Program	—	332,300	595,600	224,400	185,900

Portfolio Total	959,900	1,282,600	1,237,300	847,300	425,900

Queensland Police Service
New and Upgraded Police Facilities	—	16,000	56,000	76,000	89,000
Enhanced Communications Resilience Far North Queensland	1,525	—	—	—	—

Portfolio Total	1,525	16,000	56,000	76,000	89,000

Queensland Treasury
Camera Detected Offence Program	—	16,000	10,000	—	—

Portfolio Total	—	16,000	10,000	—	—

144

Budget Measures 2025-26

Capital measures since 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Transport planned investments	915	735,440	1,940,908	3,015,039	4,184,559

Total decisions made but not yet announced	81,720	52,030	195,833	195,133	153,133

Total impact on Capital since 2024-25 MYFER	1,052,836	2,880,757	5,204,137	6,379,733	7,715,561

Total impact on Capital since the 2024-25 Budget	1,716,146	3,388,706	5,788,035	6,924,784	7,736,448

1.	Further funding for this measure can be found in the Post MYFER section of this table.
2.	Further funding for this measure can be found in the up to and including MYFER section of this table.

145

Budget Measures 2025-26

Table A.3:	Revenue measures since the 2024-25 Budget

Revenue measures up to and including 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Department of Transport and Main Roads
Free Disability Parking Permits	—	(690)	(730)	(780)	—
Victims of Crime Relief	(2,500)	(5,000)	(5,000)	(5,000)	—
Permanent Implementation of 50-cent Public Transport Fares	(135,232)	(321,718)	(340,535)	(355,190)	(368,837)

Portfolio Total	(137,732)	(327,408)	(346,265)	(360,970)	(368,837)

Queensland Treasury
Cost of Living Relief - Big Boost into Home Ownership	(7,000)	(47,000)	(47,000)	(47,000)	(47,000)
Permanent Payroll Tax Exemption for General Practitioners	(9,000)	(123,500)	(129,000)	(135,000)	(141,000)

Portfolio Total	(16,000)	(170,500)	(176,000)	(182,000)	(188,000)

Total impact on Revenue up to and including 2024-25 MYFER	(153,732)	(497,908)	(522,265)	(542,970)	(556,837)

146

Budget Measures 2025-26

Revenue measures since 2024-25 MYFER	2024-25 $‘000	2025-26 $‘000	2026-27 $‘000	2027-28 $‘000	2028-29 $‘000
Queensland Treasury
Streamlining of Ex Gratia Relief for Foreign Surcharges	—	(19,000)	(16,000)	(6,000)	(6,000)
Apprentice and Trainee 50 per cent Payroll Tax Rebate Extension	—	(58,100)	—	—	—

Portfolio Total	—	(77,100)	(16,000)	(6,000)	(6,000)

Total decisions made but not yet announced	—	—	—	—	—

Total impact on Revenue since 2024-25 MYFER	—	(77,100)	(16,000)	(6,000)	(6,000)

Total impact on Revenue since the 2024-25 Budget	(153,732)	(575,008)	(538,265)	(548,970)	(562,837)

147

Budget Measures 2025-26

Appendix B:	Games On! Grassroots Infrastructure Program

•	Stage 1 Rockhampton Sports Precinct ($42 million)

•	Great Barrier Reef Arena Harrup Park ($23.5 million)

•	Smithfield Mountain Bike Trail ($14 million)

•	Kawana Waters Surf Lifesaving Club ($10 million)

•	Manunda Sports Precinct ($6 million)

•	Brothers Rugby Union Club at Crosby Park Masterplan ($6 million)

•	Cornubia Park Sport Precinct ($5.6 million)

•	AFL precinct at Coolum State High School ($5 million)

•	Capricorn Coast Netball Association ($4.5 million)

•	Les Hughes Sports Complex ($4.1 million)

•	Pine Rivers Football Club ($3.8 million)

•	Burdekin Netball Association ($3.5 million)

•	Clermont Swimming Centre ($3.2 million)

•	Western Suburbs Rugby League Football Club Mackay ($3.1 million)

•	Gracemere Junior Rugby League Club and Gracemere Netball ($3 million)

•	Bribie Island Surf Club ($2 million)

•	Gold Coast SUNS Academy ($2 million)

•	Aspley Hornets Australian Football Club clubhouse ($1.8 million)

•	Mackay Netball Association ($1.6 million)

•	Jabiru Park ($1.6 million)

•	Honeyeater Park Sports Precinct ($1.5 million)

•	Grange Thistle Football Club ($1.5 million)

•	Mitchelton Football Club clubhouse ($1.5 million)

•	Coomera Hope Island Cricket Club ($1.2 million)

•	Caloundra sports clubs - Caloundra Senior Rugby League Football Club; Pelican Waters Bowls Club; Baringa Football Club and Caloundra Rugby Union ($1 million)

•	Bramble Bay Bowls and Sports Club ($1 million)

•	Currimundi United Football Clubhouse ($1 million)

•	Helensvale Pacific Pines Hawks Cricket Club ($1 million)

•	Pacific Pines Australian Football Club ($1 million)

•	Redlands Cricket Club ($1 million)

•	Souths Rugby Union Club Yeronga ($1 million)

•	Tamborine Mountain Sports Association ($1 million)

•	Wellington Point Bowls Club ($1 million)

•	Currimundi Community Hall ($1 million)

•	Ingham Tennis Court Complex ($973,000)

•	Bluebirds United Football Club Rockhampton ($900,000)

•	Coomera Colts Soccer Club ($900,000)

•	Coomera Cubs Baseball Club ($900,000)

•	Valleys Rugby League Football Club ($900,000)

•	Currumbin Eagles Rugby League Football Club ($800,000)

•	Mackay Football Park ($800,000)

•	Mackay Hockey Association ($800,000)

•	Queens Park Ipswich tennis courts ($780,000)

•	Easts Rugby Union ($750,000)

•	Everton Park Juniors Rugby Union clubhouse ($750,000)

148

Budget Measures 2025-26

•	Bundaberg Netball Association ($620,000)

•	Maroochydore Rugby Union Club ($620,000)

•	Coorparoo Junior Australian Football Club ($600,000)

•	Nerang Roosters Junior Rugby League Football ($600,000)

•	Burnett Bowls Club ($542,000)

•	Palmwoods Warriors Football Club ($540,000)

•	Greenwood Park Sporting Complex ($505,000)

•	Burpengary Jets Junior Rugby League Football Club ($500,000)

•	Mackay Northern Beaches Bowls Club ($500,000)

•	Mudgeeraba Nerang And Districts’ Cricket Club ($500,000)

•	Runaway Bay Cricket Club ($500,000)

•	Magic United Soccer Club Carrara ($480,000)

•	North Mackay Saints Australian Football Club ($450,000)

•	Tugun Seahawks Rugby League Football Club ($450,000)

•	Palm Beach Surf Lifesaving Club ($420,000)

•	Brothers Junior Rugby League Football Club ($400,000)

•	Hermit Park Tigers Australian Football Club ($375,000)

•	Centenary Stormers Football Club ($300,000)

•	Labrador Tigers Australian Football Club ($300,000)

•	Slacks Creek Rugby League Field ($300,000)

•	Wide Bay Sports Academy ($300,000)

•	Aspley Memorial Bowls Club ($250,000)

•	Bowen Seagulls Rugby League Football Club ($250,000)

•	Dolphins Football Club Bucasia ($250,000)

•	Holland Park Hawks Football Club ($250,000)

•	Tugun Surf Life Saving Club ($250,000)

•	Beerwah Golf Club ($225,000)

•	Gold Coast United Football Club ($220,000)

•	Glenmore Bulls Australian Football Club ($200,000)

•	North Brisbane Rugby Union Club ($200,000)

•	Redcliffe Tigers Australian Football Club ($200,000)

•	Serbian Australian Community Centre ($200,000)

•	Souths Acacia Ridge Rugby League Football Club ($200,000)

•	Wilston-Grange Australian Football Club ($200,000)

•	MacGregor State High School Tennis Courts ($200,000)

•	Hervey Bay Bombers Football Club ($190,000)

•	Pine Rivers Swans Australian Football Club ($180,000)

•	Souths Sunnybank Rugby League Football Club ($180,000)

•	Bribie Island Netball Club ($170,500)

•	Beachmere Sports Club Complex ($153,000)

•	Ipswich Musketeers Baseball Club ($150,000)

•	Norths Tigers Juniors Rugby League and Norths Tigers Ipswich Senior Rugby League Football Club ($150,000)

•	Redcliffe Dolphins Soccer Club ($150,000)

•	Skate Park in Wooroolin ($150,000)

•	Tallebudgera Surf Life Saving Club ($150,000)

•	Sandgate Hawks Australian Football Club ($110,000)

•	Airlie Beach Bowls Club ($100,000)

•	Bracken Ridge District Cricket Club ($100,000)

•	North Star Football Club ($100,000)

•	Emerald All Sport Facilities Foundation ($75,000)

149

Budget Measures 2025-26

•	Whitsunday Brahmans Rugby League Football Club ($75,000)

•	Peninsula Power Football Club Redcliffe ($70,000)

•	Ormeau Football Club ($68,000)

•	Hervey Bay Hockey Association ($60,000)

•	Nerang BMX Club ($60,000)

•	Brookfield Horse and Pony Club ($50,000)

•	Eimeo Surf Lifesaving Club ($50,000)

•	Kenmore Bears Junior Australian Football Club ($50,000)

•	Moggill Football Club ($50,000)

•	Western Suburbs Cricket Club Townsville ($50,000)

•	Tewantin Noosa Tennis Club ($44,000)

•	Dicky Beach Surf Club ($32,000)

•	Burleigh Heads Mowbray Park Surf Life Saving Club ($30,000)

•	Calliope Football Club ($30,000)

•	Sarina Swim Centre ($30,000)

•	Gin Gin Athletics Club ($25,000)

•	Noosa Pirates Rugby League Football Club ($25,000)

•	Bribie District Little Athletics Club ($19,410)

•	Noosa Little Athletics ($15,000)

•	Highfields and Districts Netball Association ($10,000)

•	Noosa Touch Clubhouse ($10,000)

•	North Lakes Kangaroos Rugby League Football Club ($10,000)

•	Pacific Surf Life Saving Club ($10,000)

150

Budget Measures 2025-26

Appendix C:	Supporting Our Local Communities

•	The Turbine Project Caloundra ($6.8 million)

•	Whitsunday Skyway Project ($5 million)

•	Gateway Care ($5 million)

•	Create Caloundra Project ($4 million)

•	New Community and Neighbourhood Centre in Moggill ($3 million)

•	Mount Gravatt Men’s Shed improvement project ($2 million)

•	U3A Southport Building replacement or acquisition ($2 million)

•	Roofs to Recovery Caloundra - emergency housing ($2 million)

•	Underwood Park – carparking ($2 million)

•	Eduspace – Redcliffe Area Youth Space ($2 million)

•	Gold Coast Community Legal Centre - new facility ($2 million)

•	Community Gro Garbutt ($1.8 million)

•	Beach erosion mitigation & protection in Maryborough ($1.5 million)

•	Emergency communication units in Far North QLD ($1.5 million)

•	DV Safe Phones ($1 million)

•	Everyday Foundation Community Supermarket ($1 million)

•	Oxenford Men’s Shed ($1 million)

•	Chances House funding uplift ($1 million)

•	Gympie Terrace toilet facility ($1 million)

•	Bribie Island Movement and Strength Club ($920,000)

•	Gold Coast Lapidary Club ($850,000)

•	Gold Coast My Community Legal ($800,000)

•	New lights for Rosewood Showgrounds ($800,000)

•	Bikeway Toilet Block Weir Park Aplins Weir ($750,000)

•	Additional support for Lockyer and Laidley Community Centres ($660,000)

•	Restoration of Burleigh Heads National Park ($630,000)

•	Men’s Shed Labrador Expansion ($500,000)

•	Saving Wynnum Community Place ($500,000)

•	Leslie Harrison Dam - recreational use feasibility study ($500,000)

•	Clayton Park Junior Playground upgrade ($500,000)

•	Upper Coomera Cenotaph ($500,000)

•	Dayboro Scout Hall Refurbishment ($500,000)

•	Logan East Community Neighbourhood Association ($450,000)

•	Rosies – additional resources to support inner-city Brisbane ($450,000)

•	Nerang Neighbourhood Centre youth worker ($400,000)

•	Aspley Scout Den upgrade ($400,000)

•	Helensvale Scouts Group ($400,000)

151

Budget Measures 2025-26

•	RAPID Sexual Health Clinic - extended hours ($400,000)

•	Buderim-Palmwoods Heritage Tramway Inc. - steam engine ($350,000)

•	Bald Hills Memorial Hall Amenities Block ($300,000)

•	Baby Give Back funding uplift ($300,000)

•	Additional Moreton Bay Meals on Wheels funding ($300,000)

•	Septic system and building completion works for U3A ($250,000)

•	Protecting Maleny’s “Dark Sky” ($250,000)

•	Mackay Comedy Players Practice Stage and Shelter ($250,000)

•	Mitchelton Youth Club upgrade business case ($250,000)

•	Bayside Transformations – Addiction Recovery and Rehab service ($250,000)

•	Support Beyond Barriers - Varsity Lakes CRC ($240,000)

•	Investing in Cairns’ Senior Citizen Associations ($200,000)

•	Salvation Army Maryborough renovation ($150,000)

•	Miracle Mums Movement funding ($150,000)

•	Brookfield Show Society - Significant infrastructure upgrades to historical site ($150,000)

•	Our Space – Rockhampton ($150,000)

•	Brave Brothers Bundaberg ($142,000)

•	Bulimba Creek weed control & rehabilitation program ($135,000)

•	Cleaning up Mudgeeraba Creek ($100,000)

•	Catchment Management Plan for Burgess Creek catchment ($100,000)

•	Finding a home for U3A Bribie Island ($100,000)

•	Emerald Fringe Conservation Management Plan ($100,000)

•	Club Moorooka outdoor shade area ($100,000)

•	Mt Crosby Bowls Club - Facility and bowling green upgrades ($100,000)

•	Vietnamese Monument ($100,000)

•	Facility Upgrade - Phoenix Ensemble ($90,000)

•	Seeonee Park - Camp Tractor / Mower ($80,000)

•	Cubberla-Witton Catchment Group - practical environmental creek restoration and preservation ($75,000)

•	Moggill Creek Catchment Group ($75,000)

•	Pullen Pullen Catchment Group ($75,000)

•	The Hut Environmental and Community Association ($75,000)

•	Mount Gravatt Girl Guides upgrade ($75,000)

•	Kenmore Districts Rugby Club ($75,000)

•	Moggill Mustangs Junior AFL ($75,000)

•	UQFC - Funding to support field upgrades including lighting ($75,000)

•	Top Blokes Early Intervention Program Redlands ($75,000)

•	Mount Morgan Tourism Development - Future Directions Feasibility Study ($50,000)

•	Karana Downs Pony Club ($50,000)

•	Karana Scout Group ($50,000)

152

Budget Measures 2025-26

•	Kenmore Girl Guides ($50,000)

•	Kenmore Scout Group ($50,000)

•	Moggill Girl Guides ($50,000)

•	Moggill Pony Club ($50,000)

•	Moggill Scout Group ($50,000)

•	Yarawa Pony Club ($50,000)

•	Shed for 1st Moreton Bay Boys Brigade, Kallangur ($50,000)

•	New Home for Hope in a Suitcase Gold Coast ($48,000)

•	Redcliffe & District Woodcrafters Society wood-mizer ($33,000)

•	Three Top Blokes Foundation mentoring programs ($27,000)

•	Swan Rehab Pond at Aussie Wildlife Ltd ($25,000)

•	Fraser Coast Community Meals on Wheels ($25,000)

•	Chapel Hill Community Garden Hub - grant to assist with equipment purchases ($25,000)

•	Karana Downs Community Garden Hub ($25,000)

•	Burrum And District Community Men’s Shed (Howard) ($22,000)

•	Workplace Chaplain ATV funding ($20,000)

•	RDT Angels Maryborough - fit out of delivery truck ($20,000)

•	Gympie Meals on Wheels ($13,500)

153

Budget Measures 2025-26

Appendix D:	Local Infrastructure Improvements Program

•	Palm Island Master Plan Investment ($4.9 million)

•	New SES Deception Bay ($3.8 million)

•	Cairns Chinese Culture and Heritage Centre ($2.7 million)

•	Gold Coast Highway Wildlife Crossing ($2.5 million)

•	Kingaroy replacement permanent and auxiliary fire and rescue station land acquisition ($2.5 million)

•	Care Goondiwindi New Neighbourhood Centre ($2 million)

•	Indigenous Community Development Projects in the Cape ($2 million)

•	Ayr Replacement Permanent and Auxiliary fire and rescue station ($2 million)

•	Community Hall Upgrades in Cairns Northern Beaches and Hinterland ($2 million)

•	Russell Island Marine & Construction Training ($2 million)

•	Raise the Austinville Causeway ($1.5 million)

•	Jeff Pezzutti Park Youth Activities Centre ($1.5 million)

•	Business case, design and planning for Yarrabah multi-purpose centre ($1.2 million)

•	New Footpath to the Moggill District Sports Park ($1.1 million)

•	Protecting Mudjimba Island ($1 million)

•	Playground facilities in Laidley, Gatton, Lowood and Fernvale for communities ($1 million)

•	Cooktown Dinghy Pontoon ($500,000)

•	Pontoon at Single Lane Boat Ramp at Inkerman Creek ($500,000)

•	Collinsville Men’s Shed ($400,000)

•	New Rural Fire Truck for Guanaba ($250,000)

•	Light Attack Fire Vehicle - Emu Park ($200,000)

•	Lockyer Valley Turf Club redevelopment ($150,000)

•	Kalbar Showgrounds Lights ($150,000)

•	Upgrade Tourism and Visitor Signage at Springbrook Mountain ($150,000)

•	New Digital Fire Signs in the Glass House Mountains ($140,000)

•	Dalby Child Safety Office upgrades ($100,000)

•	Cungulla Fishing Club upgrade ($60,000)

•	Tin Can Bay Men’s Shed ($20,000)

•	Mary Valley Men’s Shed - Installation of Solar System ($20,000)

•	Lower Wonga Hall ($18,000)

•	Widgee District Hall & Recreation Association Inc ($10,000)

154

Budget Measures 2025-26

Appendix E:	Resourcing Our Police

•	Pimpama PCYC contribution ($5 million)

•	Permanent Police Presence in Burleigh Heads ($4.1 million)

•	Pine Rivers PCYC upgrade ($2.1 million)

•	Anti-hooning measures in Springwood ($2 million)

•	Anti-motor vehicle theft measures in Capalaba ($600,000)

•	Anti-motor vehicle theft measures in the Cleveland area ($600,000)

•	CCTV upgrades in Mitchelton, Keppera and Alderley ($500,000)

•	CCTV for inner Brisbane ($500,000)

•	Safe Night Precinct - Hastings Street ($450,000)

•	Stop the Hoons in Numinbah Valley ($300,000)

•	Crime Prevention Measures in Moreton Bay ($250,000)

•	Anti-hooning measures at Dundas ($200,000)

•	Marburg SES - Kitchen, bathroom and laundry upgrade ($122,000)

•	Security Camera for Jandowae ($20,000)

•	Security Camera for Miles ($20,000)

155

Queensland Budget 2025-26 Budget Measures Budget Paper No.4

Queensland Budget 2025-26

Budget Measures Budget Paper No.4